As filed with the Securities and Exchange Commission on April 10, 2007

Registration No. 333-138870

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

Amendment No. 5 to

FORM S-4

______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________

MCF CORPORATION

(Exact Name of Registrant as Specified in Charter)

______________

Delaware	11-2936371
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification No.)

600 California Street,
9th Floor,
San Francisco, California 94108
(415) 248-5600
(Address and Telephone Number of Executive Offices and Principal Place of Business)

D. Jonathan Merriman
Chairman and Chief Executive Officer
MCF Corporation
600 California Street,
9th Floor
San Francisco, California 94108
(415) 248-5600
(Name, Address and Telephone Number of Agent For Service)

Copies of all communications to:

Michael C. Doran, Esq.	Mark B. Stein, Esq.
Fish & Richardson P.C.	McDermott Will & Emery LLP
500 Arguello Street	28 State Street
Redwood City, CA 94063	Boston, MA 02109-1775
(650) 839-5053	(617) 535-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and consummation of the merger contemplated herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common stock, par value $.0001 per share	1,548,119	N/A	$834,796	$89.32

——————

(1)

Represents the maximum number of shares of common stock of MCF Corporation issuable in exchange for shares of common stock and preferred stock of MedPanel, Inc., upon the closing of the merger of an MCF subsidiary with and into MedPanel.

(2)

Pursuant to Rule 457(f)(2) of the Securities Act, the proposed maximum aggregate offering price and the registration fee have been calculated on the basis of the book value of the MedPanel common stock and MedPanel preferred stock to be received by MCF Corporation  pursuant to the merger as of December 31, 2006, which was $834,796 in the aggregate.

The information in this prospectus/ information statement is not complete and may be changed. MCF may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/ information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED____________, 2007

Dear Stockholders:

We are pleased to report that the boards of directors of MCF Corporation and MedPanel, Inc. have unanimously approved a merger agreement which provides for the merger of an MCF subsidiary into MedPanel. The merger agreement has also been adopted by written consent by MedPanel’s stockholders. As a result of the proposed merger, MedPanel will become a wholly owned subsidiary of MCF. If we complete the proposed merger, you will become a stockholder of MCF, your shares of MedPanel common stock, if any, and preferred stock, if any, will be converted into the right to receive shares of MCF common stock and, under certain circumstances, cash in accordance with the allocation and priority contained in the merger agreement. In addition, holders of MedPanel capital stock will be entitled to receive additional consideration, payable 50% in MCF common stock and 50% in cash, upon achievement of certain financial performance milestones during the three year period commencing January 1, 2007 and ending December 31, 2009.

The number of shares of MCF common stock to be received by MedPanel stockholders is based on the average closing sales prices per share of MCF common stock from October 9, 2006 through November 3, 2006 of $4.20 per share, as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006. Based on the number of shares of MCF common stock outstanding on November 6, 2006, MedPanel stockholders will own approximately 12.7% of MCF’s outstanding common stock immediately after the proposed merger. MCF common stock is listed on the American Stock Exchange under the trading symbol “MEM.” On April 9, 2007, the last sale price of shares of MCF common stock on the American Stock Exchange was $4.07 per share.

A total of up to 1,548,119 shares of MCF common stock will be issuable to the MedPanel stockholders and holders of MedPanel options that are in the money. Of the 1,548,119 shares to be issued at closing, approximately 154,800 shares will be held in escrow and be subject to reduction for balance sheet adjustments and indemnification obligations. Of the 1,548,119 shares to be issued at closing, approximately 613,000 shares will be issued to holders of MedPanel preferred stock in satisfaction of their aggregate approximately $2.6 million liquidation preference, and approximately 935,000 shares will be issued to holders of MedPanel common stock and in the money options. The holders of each share of MedPanel stock of the various series and classes listed below will receive the following on closing:

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Series C Preferred Stock will receive .095 shares of MCF common stock

•

Series B Preferred Stock will receive .076 shares of MCF common stock

•

Series A Preferred Stock will receive .057 shares of MCF common stock, and

•

common stock will receive .047 shares of MCF common stock.

The number of shares of MCF common stock issuable to each MedPanel stockholder will be rounded up to the next whole number of shares and no fractional shares or cash in lieu of fractional shares will be paid by MCF.

MedPanel stockholders have already adopted the merger agreement and we are not soliciting a vote of the MedPanel stockholders. However, this prospectus/ information statement is being provided to you for informational purposes, including to alert you of your right of appraisal of your shares of MedPanel capital stock in connection with the proposed merger, as described in the section entitled “Appraisal Rights.”

We encourage you to read this prospectus/ information statement carefully. In particular, you should review the matters discussed in the section entitled “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of MCF securities to be issued pursuant to the merger or passed upon the adequacy or accuracy of this prospectus/ information statement. Any representation to the contrary is a criminal offense.

This prospectus/ information statement is dated __________, 2007, and is first being mailed on or about __________, 2007.

Sincerely,

/s/ D. Jon Merriman

D. Jon Merriman
Chairman and Chief Executive Officer of MCF Corporation

REFERENCES TO ADDITIONAL INFORMATION

This prospectus/information statement incorporates important business and financial information about MCF from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

You may also request copies of these documents from MCF, without charge, upon written or oral request to:

MCF CORPORATION
600 California Street,
9th Floor,
San Francisco, California 94108
(415) 248-5600

To obtain timely delivery, such a request must be made no later than five business days before the date on which you make an investment decision, and, in any event, before _____________, 2007.

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ii

Page

Selected Financial Data of MedPanel	95
Management’s Discussion and Analysis of Financial Condition and Results of Operations	96
Changes In and Disagreements with Accountants	103
INFORMATION FOR MEDPANEL STOCKHOLDERS	103
APPRAISAL RIGHTS	104
NOTICE TO MEDPANEL STOCKHOLDERS	106
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MEDPANEL	106
MEDPANEL’S MANAGEMENT PRIOR TO THE MERGER	108
MEDPANEL MANAGEMENT – PERSONS TO BECOME DIRECTORS OF MCF	109
WHERE YOU CAN FIND ADDITIONAL INFORMATION	109
FINANCIAL STATEMENTS
Index to MCF Corporation’s Consolidated Financial Statements	F1-1
Index to MedPanel’s Financial Statements	F2-1
ANNEX A — AGREEMENT AND PLAN OF MERGER
ANNEX B — SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
ANNEX C — FORM OF MEDPANEL STOCKHOLDER WRITTEN CONSENT
PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

iii

SUMMARY OF TERMS

•

Transaction Structure. MCF will acquire MedPanel pursuant to a two-step merger, whereby the business of MedPanel will be owned and operated by a wholly owned subsidiary of MCF. For a description of the merger transaction structure, see “Summary of the Terms of the Merger Agreement – The Merger.” It is intended that the merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code. For a description of the anticipated tax treatment of the merger, see “Material United States Federal Income Tax Consequences of the Mergers.”

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Merger Consideration. The aggregate merger consideration to be paid by MCF for MedPanel consists of two parts:

•

The first part of the merger consideration is an amount equal to $6,500,000, payable solely in shares of MCF common stock priced at $4.20 (as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006). The pricing of MCF common stock was based on the 20 day trading average of MCF common stock leading up to the date on which the Merger Agreement was signed. As a result, a total of 1,548,119 shares of MCF common stock will be issuable to the MedPanel stockholders and holders of MedPanel options that are in the money. Approximately 1,393,300 of these shares will be issued at closing, and the remaining approximately 154,800 shares will be held in escrow and be subject to reduction for balance sheet adjustments and indemnification obligations. For a description of the escrows and the adjustments that may be made to the shares held therein, see “Summary of the Terms of the Merger Agreement – Merger Consideration.” All of the shares issued at closing (as well as the shares subsequently released from escrow) will be subject to a one year lock-up period commencing on the closing date. During this lock-up period, holders of these shares will not be allowed to sell or transfer such shares.

•

The second part of the merger consideration consists of an earn-out that is payable only if the MedPanel business achieves certain performance milestones. The earn-out will be payable to the MedPanel stockholders, the holders of MedPanel options that are in the money, and depending on the amount of the earn-out and the applicable option exercise prices, the holders of MedPanel options that are not in the money. The earn-out will be paid 50% in cash and 50% in MCF stock (the number of shares of MCF common stock to be issued will be based on the then current average trading price of MCF common stock, but in no event less than $5.25 or greater than $29.75). The maximum earn-out amount is $11,455,000. For a description of the earn-out and how it is calculated and paid, see “Summary of the Terms of the Merger Agreement – Merger Consideration – Incentive Consideration Amount.”

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If MCF undergoes a change of control then, in lieu of paying the earn-out, MCF will be obligated to make a change of control payment of $7,080,000, which will be paid 50% in cash and 50% in MCF stock (or the securities or properties of the acquiring entity if MCF is not the surviving entity of such change of control). The number of shares of MCF common stock to be issued will be based on the then current average trading price of MCF common stock, but in no event less than $5.25 or greater than $29.75. For a description of the change of control payment, see “Summary of the Terms of the Merger Agreement – Merger Consideration – Change of Control.” The change of control payment would be payable to the MedPanel stockholders and option holders in the same manner as the earn-out.

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Allocation of Merger Consideration. The merger consideration will be allocated to the holders of MedPanel preferred stock and common stock, and holders of MedPanel options that are in the money. In addition, if any earn-out is payable by MCF, then holders of MedPanel options that are not in the money may be entitled to receive a portion of such earn-out. For a description of the allocation of merger consideration, see “Summary of the Terms of the Merger Agreement – Treatment of Securities; Allocation of Merger Consideration.” Also, for more information on the treatment of MedPanel options, see “Summary of the Terms of the Merger Agreement – Conduct of Business Before Completion of the Merger – MedPanel Options.”

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Representations, Warranties and Covenants. Both MCF and MedPanel have made customary representations, warranties and covenants for the benefit of the other party. For a description of the types of representations and warranties that have been made, see “Summary of the Terms of the Merger Agreement – Representations and Warranties.” The parties have agreed to several covenants for the benefit of the other party (including the registration and listing of the shares of MCF common stock to be issued as part of the merger consideration, operation of the MedPanel business, and appointing Mr. William Febbo to the MCF board). For a description of these and the other covenants that have been agreed to, see “Summary of the Terms of the Merger Agreement – Conduct of Business Before Completion of the Merger.”

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Stockholder Representative. Mr. William Febbo has been designated the representative of the equity holders of MedPanel when dealing with MCF with respect to the contemplated transaction. For a description of the rights, duties and obligations of the stockholder representative, see “Summary of the Terms of the Merger Agreement – Stockholder Representative.”

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Exclusivity. MedPanel and Mr. William Febbo have agreed to an “exclusivity” provision that limits their ability to solicit or otherwise engage in discussions with other parties with respect to any transaction that could be an alternative to the contemplated transaction with MCF. For a description of the exclusive dealing provision, see “Summary of the Terms of the Merger Agreement – Exclusive Dealing.” A substantial termination fee would be payable by MedPanel if this exclusive dealing provision is breached. See “Summary of the Terms of the Merger Agreement – Termination of Agreement; Termination Fee.”

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Closing Conditions. The parties have agreed to customary closing conditions to the merger. For a description of these closing conditions, see “Summary of the Terms of the Merger Agreement – Conditions to Obligations to Complete Merger.”

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Indemnification Rights and Obligations. MCF and its acquisition subsidiaries, on the one hand, and MedPanel and its stockholders, on the other hand, are subject to mutual indemnification obligations for breaches of representations, warranties and covenants under the Merger Agreement. The amount of the indemnification obligations are subject to certain limitations, including a maximum indemnification cap not to exceed the total amount of the merger consideration. For a description of the indemnification rights and obligations, as well as limitations applicable to such rights and obligations, see “Summary of the Terms of the Merger Agreement – Indemnification.”

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Termination Rights; Termination Fee. Each party has the right to terminate the transaction for breach by the other party, if the merger has not been consummated by May 5, 2007 and under certain other specified circumstances. If MedPanel elects to terminate the transaction other than as specifically permitted, or if the transaction is terminated because MedPanel elects to enter into an alternative transaction, then MedPanel will be obligated to pay MCF a termination fee of $1,000,0000 plus expenses. For a description of each party’s termination rights, as well as the termination fee, see “Summary of the Terms of the Merger Agreement – Termination of Agreement; Termination Fee.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:

Why am I receiving this prospectus/ information statement?

A:

MCF has agreed to acquire MedPanel under the terms of a merger agreement that is described in this prospectus/ information statement. Please see the discussion in the section entitled “Certain Terms of the Merger Agreement.” A copy of the merger agreement is attached to this prospectus/ information statement as Annex A. On November 7, 2006, MedPanel stockholders adopted the merger agreement and approved the merger pursuant to an action by written consent. As a result, no further approval of MedPanel stockholders is needed to complete the merger.

Q:

What will happen in connection with the proposed transaction?

A:

In the merger, MedPanel and a wholly owned subsidiary of MCF will merge with and into MedPanel and, as a result, MedPanel will become a wholly owned subsidiary of MCF. Pursuant to this merger, the stockholders of MedPanel will become stockholders of MCF and will no longer be stockholders of MedPanel. In this prospectus/ information statement we sometimes refer to this merger as the “first merger,” and references to the “merger,” unless specified otherwise, shall also refer to this merger. Immediately following the merger, in a second merger, MedPanel will merge into another wholly owned subsidiary of MCF that is organized as a limited liability company. The surviving company of the second merger will be the limited liability company, a wholly owned subsidiary of MCF and it will be the ultimate surviving entity of the mergers. There will be no change to the former MedPanel stockholders ownership of MCF common stock as a result of the second merger. In this prospectus/ information statement we sometimes refer to the first merger and second merger, taken together as a whole, as the “mergers.” For a more detailed discussion of the merger and the effects of the merger, see “The Merger – Summary of the Terms of the Merger Agreement.”

Q:

What will I be entitled to receive at closing pursuant to the merger?

A:

The first part of the merger consideration is an amount equal to $6.5 million, payable solely in shares of MCF common stock priced at $4.20 (as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006). The pricing of MCF common stock was based on the 20 day trading average of MCF common stock leading up to the date on which the Merger Agreement was signed. As a result, a total of approximately 1,548,000 shares of MCF common stock will be issuable to the holders of MedPanel common stock, preferred stock and options that are in the money. Holders of options to purchase MedPanel common stock at the closing will receive, in consideration for, and after giving effect to the cancellation of, their respective options, an aggregate amount (taking into account the consideration payable at closing and any incentive consideration) equal to the amount each holder would have received if the option had been exercised immediately prior to closing, less the exercise price for each option share and all applicable taxes. Of the approximately 1,548,000 shares to be issued at closing, approximately 154,800 of such shares will be held in escrow and be subject to reduction for balance sheet adjustments and indemnification obligations. Of the shares to be held in escrow, up to approximately 61,300 shares will be issued to holders of MedPanel preferred stock and up to approximately 93,500 shares will be issued to holders of MedPanel common stock and in the money options. Of the approximately 1,548,000 shares to be issued at closing, approximately 613,000 shares will be issued to holders of MedPanel preferred stock in satisfaction of their aggregate approximately $2.6 million liquidation preference, and approximately 935,000 shares will be issued to holders of MedPanel common stock and in the money options.

The holders of each share of MedPanel stock of the various series and classes listed below will receive the following on closing:

•

Series C Preferred Stock (liquidation preference $0.40 per share) will receive .095 shares of MCF common stock,

•

Series B Preferred Stock (liquidation preference $0.32 per share) will receive .076 shares of MCF common stock,

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Series A Preferred Stock (liquidation preference $0.238 per share) will receive .057 shares of MCF common stock and,

•

common stock will receive .047 shares of MCF common stock.

The number of shares of MCF common stock issuable to each holder of MedPanel common stock, preferred stock and options will be rounded up to the next whole number of shares and no fractional shares or cash in lieu of fractional shares will be paid by MCF.

Q:

Am I eligible to receive potential additional consideration at a later date pursuant to the merger?

If the MedPanel business unit of MCF achieves cumulative revenue and cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) of at least $20 million and $1.5 million respectively, for the three year period commencing January 1, 2007 and ending December 31, 2009, then MCF will pay additional merger consideration payable 50% in shares of MCF common stock and 50% in cash (the number of shares of MCF common stock to be issued will be based on the then current average trading price of MCF common stock, but in no event less than $5.25 or greater than $29.75). The actual amount of additional merger consideration, if any, that may become payable pursuant to the merger agreement will be based on a formula tied to the actual cumulative revenue and cumulative EBITDA achieved. The consideration payable if the minimum cumulative revenue and cumulative EBITDA thresholds of $20 million and $1.5 million, respectively, are achieved is $210,000 and the maximum additional merger consideration that may become payable is $11.455 million. Any additional merger consideration will be allocated:

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first to each share of common stock until an amount equal to the Series A liquidation preference has been allocated to each share of common stock;

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second, ratably to each share of common stock and Series A preferred stock until an amount, when added to the amounts previously allocated to each such share (including the merger consideration payable at closing) equal to the Series B liquidation preference has been allocated to each share of common stock and Series A preferred stock;

•

third, ratably to each share of common stock, Series A preferred stock and Series B preferred stock until an amount, when added to the amounts previously allocated to each such share equal to the Series C liquidation preference has been allocated to each share of common stock, Series A preferred stock and Series B preferred stock; and

•

finally, ratably to each share of common stock and preferred stock until the additional merger consideration has been exhausted. A holder of a MedPanel option that is not in the money at closing will be entitled to receive additional merger consideration if and to the extent that the total amount of merger consideration allocated to each share of MedPanel common stock exceeds the exercise price and applicable taxes for such holder’s option.

The value of MCF shares used to determine the merger consideration payable at closing, $4.20 per share, is the same as that used to determine the number of shares issuable to preferred shareholders in consideration of the liquidation preference and the number of shares that will be used cover indemnification claims covered by the escrow. Of the aggregate consideration that holders of MedPanel common stock, preferred stock and options are entitled to receive, assuming payment in full of the milestone amount, approximately 68% of such consideration will be payable in shares of MCF common stock and approximately 32% will be payable in cash.

Q:

When and under what conditions will I be entitled to receive the shares of MCF common stock held in escrow?

Of the approximately 154,800 shares of MCF common stock to be held in escrow, approximately 46,900 shares of MCF common stock held in escrow will be used to satisfy adjustments, if any, to the merger consideration if the net working capital or cash on hand of MedPanel, as of the date of consummation of the merger, are less than target amounts established in the merger agreement. The merger agreement provides for these shares to be released promptly to the former holders of MedPanel common stock, preferred stock and options following agreement of the closing date balance sheet. The final closing date balance sheet is scheduled to be delivered and reviewed within 90 days of the closing of the merger. The merger agreement contains a dispute resolution procedure if the closing date balance sheet is not agreed on within that time, which could delay release of these shares.

The remaining approximately 107,900 shares of MCF common stock will be held in escrow for a period of 18 months after the closing date of the merger. These shares will be held as collateral to satisfy any indemnification claims that may be made by MCF under the merger agreement. Shares that have not been used to satisfy indemnification claims, or used to cover expenses of the MedPanel stockholder representative, will be released promptly to the former holders of MedPanel common stock, preferred stock and options after the 18 month anniversary of the closing of the merger. For purposes of determining the number of shares of MCF common stock held in escrow that will be offset and returned to MCF in satisfaction of any valid claims, the shares of MCF common stock will be valued at $4.20 (as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006), irrespective of when such claim is actually made (or at what price MCF common stock is then trading). Shares that have not been returned to MCF to satisfy any reduction in the merger consideration or to cover the expenses of the stockholder representative will be released to the former holders of MedPanel common stock, preferred stock and options. MedPanel has appointed William J. Febbo, the current Chief Executive Officer of MedPanel, as the MedPanel stockholder representative with respect to the escrow account. Mr. Febbo will be authorized to make decisions and take actions regarding the escrow account on the stockholders’ behalf.

Q:

What will happen to options to acquire MedPanel common stock upon the merger?

A:

Each option to purchase shares of MedPanel common stock that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive payment of the merger consideration in an amount equal to the amount of merger consideration distributable per share of common stock (after giving effect to the amounts distributable to the MedPanel option holders) minus the exercise price of such option shares and applicable taxes. Please review the preceding Q&A for additional information.

Q:

Will there be restrictions on reselling MCF common stock issued in the Merger? (Page 12 and 34)

A:

All of MedPanel’s stockholders will be subject to a lock-up which prohibits the sale of MCF common stock they receive in the merger for a period of twelve months after the closing of the merger. In addition, recipients of MCF common stock who are considered affiliates of either MedPanel or MCF will have to comply with Rule 145 of the Securities Act in reselling their shares.

Q:

What do I need to do now?

A:

We urge you to read this prospectus/ information statement carefully, including its annexes, and to consider how the merger affects you. The merger has already been approved by the board of directors of each of MCF and MedPanel, and by the stockholders of MedPanel. You are not being asked to vote on the merger agreement. Instead, this prospectus/ information statement is being provided to you for informational purposes, including to alert you of appraisal rights you may have if you hold MedPanel capital stock.

Q: What vote was needed to adopt the merger agreement?

A:

The merger did not require the vote of MCF stockholders. The vote required of the stockholders of MedPanel was the affirmative vote of the holders of a majority of the outstanding shares of capital stock of MedPanel, voting as a single class on an as-converted basis. On November 7, 2006, the requisite vote from MedPanel stockholders was received by written consent and the merger agreement was adopted by the MedPanel stockholders.

Q:

Did the MedPanel board of directors recommend the merger?

A:

Yes. The MedPanel board of directors unanimously determined that the merger is advisable and fair to, and in the best interests of, MedPanel’s stockholders. The MedPanel board of directors has also unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The reasons for MedPanel’s board of directors’ determination are discussed in greater detail in the section entitled “The Merger — MedPanel’s Reasons for the Merger; Recommendation of the MedPanel Board of Directors.”

Q:

What are the conditions to completion of the merger?

A:

The respective obligations of MCF, Panel Intelligence and MedPanel Acquisition, on the one hand, and MedPanel, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain conditions (including the accuracy of representations, performance of covenants, obtaining required consents, absence of material adverse change and effectiveness of the registration statement to which this prospectus/information statement forms a part). MCF must also ensure that the shares of MCF common stock issuable at closing are listed on the American Stock

Exchange. Additional conditions that need to be satisfied by MedPanel include delivery of its audited 2005 financials, delivery of an opinion of its legal counsel, continued employment of certain employees of MedPanel with Panel Intelligence, removal of non-permitted liens, and payment or cancellation of all stockholder loans. To review the conditions to closing in greater detail, see “Certain Terms of the Merger Agreement — Conditions to the Closing of the Merger.”

Q:

Should I send in my MedPanel stock certificates now?

A:

No. After the merger is completed, holders of MedPanel common stock and preferred stock will receive written instructions for exchanging stock certificates representing shares of MedPanel capital stock for the merger consideration described above, subject to the terms of the merger agreement.

Q:

When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible. There are certain conditions that must be satisfied or waived prior to the completion of the merger, including the registration of the MCF common stock to be issued in connection with the merger.

Q:

Will the proposed merger be completed?

A:

It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the failure of one of the parties to satisfy a condition of closing.

Q:

Am I entitled to appraisal rights?

A:

The merger agreement has already been adopted by the required vote of the stockholders of MedPanel. However, holders of MedPanel capital stock who did not vote in favor of adoption of the merger agreement and approval of the mergers, who hold their shares of MedPanel capital stock of record and continue to own those shares through the effective time of the merger and who properly demand appraisal of their shares in writing are entitled to appraisal rights pursuant to the merger agreement under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, which is attached to this prospectus/information statement as Annex B.

Under Section 262, MedPanel stockholders who comply with the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

In order for a MedPanel stockholder to exercise appraisal rights, a written demand for appraisal as provided in the DGCL must be sent by such stockholder and such stockholder must comply with the other procedures required by the DGCL, as more fully described in the section entitled “Appraisal Rights.” Failure to send such demand or to follow such other procedures will result in the waiver of such stockholder’s appraisal rights. See the section entitled “Appraisal Rights” and Annex B for a description of the procedures that must be followed to perfect such rights.

MCF stockholders do not have appraisal rights in connection with the issuance of MCF common stock pursuant to the merger.

Q:

Are there risks I should consider in deciding whether to exercise my appraisal rights in connection with the merger?

A:

Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors.”

Q:

Will MedPanel stockholders recognize a taxable gain or loss for United States federal income tax purposes as a result of the mergers?

A:

It is expected that the merger of a MCF subsidiary into MedPanel, followed by a second merger of MedPanel into another MCF subsidiary, taken together as a whole, will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The exchange of shares of MedPanel common stock and MedPanel preferred stock solely for shares of MCF common stock will not be a taxable transaction to MedPanel stockholders for United States federal income tax purposes. MedPanel stockholders will, however, recognize gain with respect to the cash portion, if any, of the merger consideration, in the amount equal to the lesser of the amount of gain realized, or the amount of cash received.

Q:

Are there any regulatory consents or approvals that are required to complete the merger?

A:

Neither MCF nor MedPanel is aware of the need to obtain any regulatory approvals in order to complete the merger other than that the registration statement of which this prospectus/information statement is a part must be declared effective by the Securities and Exchange Commission. MCF and MedPanel intend to obtain this approval and make the necessary filings and any additional regulatory approvals and filings that may be required. However, neither of the parties can assure you that all of the approvals will be obtained.

Q:

Who can help answer my questions?

A:

If you would like additional copies, without charge, of this prospectus/information statement or if you have questions about the merger, you should contact:

MCF Corporation

Attn: Christopher Aguilar

600 California Street, 9th Floor

San Francisco, California 94108

Telephone No. (415) 248-5600

MedPanel, Inc.

Attn:  William J. Febbo

44 Brattle Street, Suite 4

Cambridge, Massachusetts 02138

Telephone No. (617) 661-8080

SUMMARY

Because this is a summary, it does not contain all information that may be important to you. You should read this entire prospectus/information statement, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms “we,” “our” and “us” refer to MCF. You should carefully read this entire document and the other documents to which this document refers in order to fully understand the merger. See the section entitled “Where You Can Find Additional Information” beginning on page 109. The merger agreement is attached as Annex A to this prospectus/information statement. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 14.

The Merger and the Merger Agreement

MCF, MedPanel, MedPanel Acquisition I Corp., Panel Intelligence, LLC and William Febbo as Principal Stockholder and Stockholder Representative, have entered into an Agreement and Plan of Merger dated November 6, 2006, which we refer to in this document as the merger agreement, that provides for the acquisition of MedPanel by MCF. We encourage you to read the merger agreement as it is the legal document that governs the merger. Under the terms of the merger agreement, two mergers will actually take place. In the first merger, MedPanel Acquisition I Corp will merge with and into MedPanel, with MedPanel being the surviving corporation. This is referred to in the merger agreement as the first merger. Next, the surviving corporation will be merged with and into Panel Intelligence, LLC, with Panel Intelligence, LLC being the surviving LLC. This is referred to in the merger agreement as the second merger. The surviving company of the two mergers will be Panel Intelligence, LLC.

The Companies

MCF is a financial services holding company that provides investment banking, equity research, institutional brokerage and asset management through its operating subsidiaries, Merriman Curhan Ford & Co. and MCF Asset Management, LLC. MCF focuses on providing a full range of specialized and integrated services to institutional investors and corporate clients. Merriman Curhan Ford & Co. is an investment bank and securities broker-dealer focused on fast growing companies and institutional investors. Its mission is to become a leader in the researching, advising, financing and trading of fast growing companies under $2 billion in market capitalization. Merriman Curhan Ford & Co. provides equity research, brokerage and trading services primarily to institutions, as well as investment banking and advisory services to corporate clients. MCF Asset Management, LLC manages absolute return investment products for institutional and high-net worth clients. During 2006, MCF Asset Management, LLC introduced the MCF Navigator fund and MCF Voyager fund. Additionally, MCF Asset Management, LLC is the sub-advisor for the MCF Focus fund. As of December 31, 2006, assets under management across its three fund products were nearly $30 million.

MedPanel Acquisition I Corp. is a Delaware corporation and a wholly-owned subsidiary of MCF, incorporated in 2006 solely for the purpose of effecting the merger.

Panel Intelligence, LLC is a Delaware limited liability company and a wholly-owned subsidiary of MCF, incorporated in 2006 solely for the purpose of effecting the merger.

The mailing address of our principal executive offices is 600 California Street, 9th Floor, San Francisco, California 94108. Our telephone number is (415) 248-5600 and our web site address is www.merrimanco.com. Information contained on our web site is not part of this prospectus/information statement.

MedPanel, Inc. is an online medical market intelligence firm that serves life sciences companies and health care investors through its proprietary methodologies and vast network of leading physicians, medical researchers, allied health professionals and other important healthcare constituencies. MedPanel, based in Cambridge, Massachusetts, offers an online research platform providing clients around the globe greater strategic direction for investment decisions, product development, and marketing. MedPanel offers customized qualitative, quantitative and syndicated health care and medical research, and is best known for its in-depth, customized online focus groups.

The mailing address of MedPanel’s principal executive office is 44 Brattle St., Suite 4, Cambridge, Massachusetts 02138. MedPanel’s telephone number is (617) 661-8080. MedPanel maintains a website at www.medpanel.com. However, information found on MedPanel’s website is not a part of this prospectus/information statement.

Summary of the Merger (Page 37)

Upon the closing of the merger, holders of MedPanel capital stock and options to acquire MedPanel common stock will be entitled to receive for each share of MedPanel capital stock or option, consideration, payable in shares of MCF common stock, equal to such holders’ portion of the aggregate merger consideration consisting of 1,548,119 shares of MCF common stock payable at the closing of the merger, subject to certain potential adjustments and an escrow of 10% of the shares. The MCF common stock and all other merger consideration will be distributed first, to the holders of MedPanel preferred stock in satisfaction of the liquidation preference of such shares under MedPanel’s certificate of incorporation and thereafter, to the holders of MedPanel capital stock on a fully-diluted as converted basis, after deducting from any amount payable to the holders of preferred stock such amounts previously distributed in satisfaction of the liquidation preference. Holders of options to purchase MedPanel common stock will receive, in exchange for the options, an amount equal to what each holder would receive if he or she exercised the options, minus the exercise price for each option and all applicable taxes. Of the merger consideration to be held in escrow, 7% of the shares of MCF common stock will be held in escrow for a period of 18 months after the closing date of the merger. These shares will be held as collateral to satisfy any indemnification claims that may be made by MCF under the merger agreement. Shares that have not been used to satisfy indemnification claims, or used to cover expenses of the MedPanel Stockholder Representative, will be released to former MedPanel stockholders promptly after the 18 month anniversary of the closing of the merger. The remaining 3% of the shares of MCF common stock held in escrow will be used to satisfy adjustments, if any, to the merger consideration if the net working capital or cash on hand of MedPanel, as of the date of consummation of the merger, are less than target amounts established in the merger agreement.

Shares that have not been returned to MCF to satisfy any reduction in the merger consideration to be used to cover the expenses of the stockholder representative will be released to the former MedPanel stockholders. MedPanel has appointed William J. Febbo, the current Chief Executive Officer of MedPanel, as the MedPanel stockholders representative with respect to the escrow account. Mr. Febbo will be authorized to make decisions and take actions regarding the escrow account on the stockholders’ behalf.

MCF is registering the 1,548,119 shares of MCF common stock with the Securities and Exchange Commission pursuant to this prospectus/information statement prior to the closing of the transaction. The consummation of the acquisition is subject to the effectiveness of this prospectus/information statement with the Securities and Exchange Commission.

Additionally, holders of MedPanel capital stock and options to acquire MedPanel common stock will be entitled to receive additional consideration on or about March 2010 if the MedPanel business unit of MCF achieves specific revenue and profitability milestones. The payment of the incentive consideration will be 50% in cash and 50% in the MCF’s common stock and may not exceed $11.455 million (the number of shares of MCF common stock to be issued will be based on the then current average trading price of MCF common stock, but in no event less than $5.25 or greater than $29.75).

Share Ownership of Directors and Executive Officers of MCF and MedPanel; Stockholder Vote

At the close of business on November 6, 2006, directors and executive officers of MCF and their affiliates beneficially owned and were entitled to vote approximately 3,215,650 shares of MCF common stock, collectively representing approximately 25% of the shares of MCF common stock outstanding on that date.

At the close of business on November 6, 2006, directors and executive officers of MedPanel and their affiliates beneficially owned and were entitled to vote approximately 14,504,000 shares of MedPanel common stock, collectively representing approximately 79.3% of the shares of MedPanel common stock outstanding on that date, and approximately 1,845,295 shares of MedPanel preferred stock, collectively representing approximately 61.7% of the shares of MedPanel capital stock outstanding on that date.

The merger did not require the vote of MCF’s stockholders. The vote required of the stockholders of MedPanel was the affirmative vote of the holders of a majority of the outstanding shares of capital stock of MedPanel, voting as a single class on an as-converted basis. On November 7, 2006, the requisite vote from MedPanel stockholders was received by written consent and the merger agreement was adopted by the MedPanel stockholders.

MCF Market Price Data

MCF common stock is listed on The American Stock Exchange under the symbol “MEM.” On November 6, 2006, the last full trading day prior to the public announcement of the proposed merger, the last sale price of MCF’s common stock was $4.20 per share as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006. On April 9, 2007, the last sale price of MCF’s common stock was $4.07 per share.

Material United States Federal Income Tax Consequences of the Mergers (Page 32)

It is expected that the merger of an MCF subsidiary into MedPanel, followed by a second merger of MedPanel into another MCF subsidiary, taken together as a whole, will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The exchange of shares of MedPanel common stock and MedPanel preferred stock solely for shares of MCF common stock will not be a taxable transaction to MedPanel stockholders for United States federal income tax purposes. MedPanel stockholders will, however, recognize gain with respect to the cash portion, if any, of the merger consideration, in an amount equal to the lesser of the amount of gain realized, or the amount of cash received. Additionally, a MedPanel stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of MCF common stock.

Tax matters are very complicated, and the tax consequences of the mergers to a MedPanel stockholder will depend on the facts of each holder’s own situation. We encourage each MedPanel stockholder to carefully read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Mergers” and to consult the stockholder’s own tax advisor for a full understanding of the tax consequences of the mergers.

Accounting Treatment (Page 31)

MCF will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States, which we refer to as U.S. GAAP.

Regulatory Approvals (Page 36)

Neither MCF nor MedPanel is aware of the need to obtain any material regulatory approvals in order to complete the merger other than that the registration statement of which this prospectus/information statement is a part must be declared effective by the Securities and Exchange Commission.

MedPanel’s Reasons for the Merger (Page 27)

MedPanel’s board of directors unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement based on the determination that the terms of the merger were fair to, and in the best interests of, MedPanel and its stockholders and represent the best strategic alternative to MedPanel after investigation of all known practical alternatives. In the course of reaching its decision to approve the merger agreement, the MedPanel board of directors consulted with MedPanel’s management, as well as its financial, legal, accounting and other advisors, and considered a number of factors which included the various risks and rewards associated with continuing as an independent company or seeking a combination with another party. After further scrutiny of such factors, such as the value of the consideration to be received by the stockholders as well as the public market for shares of MCF common stock, the MedPanel board of directors determined that the potential benefits of a combination with MCF outweighed the potential benefits associated with alternative ventures or opportunities and outweighed the potential risks associated with such a combination. Specifically, the merger will enable MedPanel stockholders to participate in, and benefit from the future growth potential of, a larger, publicly held company with a greater depth of technologies, marketing opportunities and financial and operating resources that should enhance MedPanel’s ability to bring technology to market.

MCF’s Reasons for the Merger

MCF believes a business combination with MedPanel will enhance its already strong position in industry research and will allow it to leverage MedPanel’s business in the health care vertical market by:

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expanding MedPanel’s distribution to a broader base of financial institutions through MCF’s subsidiary Merriman Curhan Ford & Co.;

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identifying and launching new vertical market products, including information technology and next generation energy;

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creating new products or applications based on MedPanel’s research, potentially including investment banking services and asset management products;

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using MCF’s status as a publicly traded company to execute the above strategies, possibly though further acquisitions.

MCF’s board of directors has determined that the merger is in the best interests of MCF and its stockholders and has approved the merger agreement, the merger, the issuance of shares of MCF common stock to be issued pursuant to the merger and the other transactions contemplated by the merger agreement. In reaching its determination, MCF’s board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by MCF’s board of directors with respect to the following factors supported its determination that the merger and the issuance of shares of MCF common stock pursuant to the merger were fair to, and in the best interests of, MCF and its stockholders:

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the judgment, advice and analysis of MCF’s management and its financial and legal advisors with respect to the potential strategic, financial and operational benefits of the transaction, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to MedPanel and its subsidiaries;

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the expected qualification of the transactions contemplated by the merger agreement as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

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the results of operations and financial condition of MCF and MedPanel; and

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the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by MCF and the structure of the merger which were considered by both the board of directors and management of MCF to provide a fair and equitable basis for the transaction.

MCF’s board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the merger, including in particular:

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the risk that the transaction might not be completed in a timely manner or at all;

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the potential loss of key MedPanel employees critical to the ongoing success of MedPanel’s business and to the successful integration of MCF’s business and MedPanel’s business;

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the general difficulties of integrating products, technologies and companies;

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the risk that the benefits sought to be achieved by the transaction, including those outlined above, will not be achieved;

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the effect of public announcement of the transaction on MCF’s common stock;

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the other risks and uncertainties discussed above in the section entitled “Risk Factors;” and

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the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.

The above discussion of information and factors considered by MCF’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by MCF’s board of directors. In view of the wide variety of factors considered by MCF’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, MCF’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of MCF’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, MCF’s board of directors determined that the merger, the merger agreement, the issuance of shares of MCF’s common stock to be issued pursuant to the merger and the other agreements related to the merger were fair to, and in the best interests of, MCF and MCF’s stockholders, and that MCF should proceed with the merger.

Interests of MedPanel’s Directors and Management in the Merger (Page 28)

Certain MedPanel directors and officers have interests in the merger that may be different from, or are in addition to, other stockholders of MedPanel. These interests include employment of MedPanel executive officers by MCF after the merger and the indemnification of Mr. Febbo, in his capacity as a director of MCF.

Notice to MedPanel Stockholders (Page 106)

This prospectus/information statement serves as notice to MedPanel stockholders pursuant to Section 228(e) of the DGCL that on November 7, 2006, by action by written consent without a meeting, the MedPanel stockholders adopted the merger agreement and approved an amendment to MedPanel’s certificate of incorporation.

MEDPANEL’S MARKET PRICE AND DIVIDEND INFORMATION

There is no established public trading market for MedPanel’s capital stock.

No cash dividends have ever been declared with respect to any class of MedPanel’s capital stock. Other than the protective provisions and dividend preferences of the MedPanel preferred stock pursuant to MedPanel’s certificate of incorporation, there are no restrictions on the ability of MedPanel to pay dividends.

As of November 6, 2006 there were 146 holders of MedPanel capital stock, of which there were approximately 109 holders of its common stock, 16 holders of its Series A preferred stock, 13 holders of its Series B preferred stock and 9 holders of its Series C preferred stock. Each share of MedPanel Series A, Series B and Series C preferred stock is convertible into MedPanel common stock.

Upon the consummation of the transactions contemplated by the merger agreement, all shares of the capital stock and options to acquire capital stock of MedPanel will be cancelled in exchange for a right to receive a portion of the merger consideration distributed in accordance with the allocation and priority set forth in the merger agreement.

RISK FACTORS

If you are a MedPanel stockholder, you should consider each of the following factors as well as the other information in this prospectus/information statement before deciding whether to exercise statutory appraisal rights in connection with the merger. If any of the following risks actually occur, our business and financial results could be harmed. In that case the trading price of our common stock could decline. You should also refer to the other information set forth in this prospectus/information statement and in our “Annual Report on Form 10-K for the fiscal year ended December 31, 2006” in this prospectus/information statement, including our financial statements and the related notes.

Risks Related to the Transaction

The number of shares of MCF common stock that you will be entitled to receive is based on the average of the MCF closing price for the 20 trading days immediately prior to November 6, 2006 of $4.20 per share as adjusted for the 1-for-7 reverse stock split that was effective November 16, 2006, which could be lower than the market value of the shares.

The use of an exchange price that is tied to the average of the closing prices over a period of time is intended to provide MedPanel stockholders with a negotiated level of appropriate “value” of MCF common stock for each share of MedPanel common stock and MedPanel preferred stock on a fully diluted, as-converted basis exchanged for MCF common stock. However, you may not be able to sell your shares at the average price used for the calculation, which was $4.20 per share. If the exchange price of $4.20 per share is higher than the market price of the MCF common stock at the effective time of the merger, the MCF common stock issued pursuant to the merger would be worth less than the nominal amount of initial merger consideration per share of MedPanel common stock. Also, the shares issued pursuant to the merger will be subject to a 12 month lock-up. MCF common stock may be worth less than $4.20 per share by the time you are able to sell the shares received in the merger.

If the financial performance milestones are not met, MedPanel stockholders and option holders will not receive the maximum amount of consideration payable pursuant to the merger agreement.

In addition to the merger consideration to be paid to MedPanel stockholders upon the closing of the merger, MedPanel stockholders and option holders are entitled to receive their pro rata portion (determined on a fully diluted, as-converted basis including all outstanding options) of additional aggregate consideration of between $210,000 and $11.455 million, payable 50% in cash and 50% in MCF common stock (the number of shares of MCF common stock to be issued will be based on the then current average trading price of MCF common stock, but in no event less than $5.25 or greater than $29.75), subject to offset for damages incurred by MCF for which it is entitled to indemnification pursuant to the merger agreement, if the MedPanel business unit of MCF achieves certain cumulative revenue and cumulative EBITDA milestones during the three year period from January 1, 2007 through December 31, 2009. However, there can be no guarantee that any of the milestones will be achieved. If none of the milestones are achieved, no additional consideration will be payable. For a detailed discussion of the potential consideration payable upon achievement of these financial performance milestones, see the section entitled “Certain Terms of the Merger Agreement — Merger Consideration.”

The additional consideration payable upon achievement of the financial performance milestones may be subject to offset for indemnification purposes.

Pursuant to the terms of the merger agreement, 50% of the cash portion of any additional consideration payable upon the achievement of the financial performance milestones will be subject to offset for claims for damages for which MCF is entitled to indemnification pursuant to the merger agreement. If MCF asserts a claim for indemnification for damages, you may not receive your full pro rata portion of the potential additional consideration. See the section entitled “Summary of the Terms of the Merger Agreement — Indemnification.”

The Stockholder Representative may not act in the manner you desire.

William J. Febbo, the Chief Executive Officer of MedPanel, has been appointed as the stockholder representative to act as the stockholders’ representative in certain matters involving the indemnification by the stockholders of MCF and the holdback escrow and offset of certain amounts which the stockholders and option holders may be entitled to receive upon achievement of the performance milestones. As stockholder representative,

Mr. Febbo will have the right, among other things, to compromise and to settle claims for damages made by MCF against any of the escrow amounts or any of the additional consideration payable to the stockholders. The stockholder representative may not act in the manner you desire and decisions made by the stockholder representative could have the effect of reducing the aggregate consideration you ultimately receive pursuant to the merger.

We may not realize all of the anticipated benefits of the merger.

Achieving the anticipated benefits of the merger will depend in part upon our ability to integrate MedPanel’s businesses in an efficient and effective manner. The integration of two companies that have previously operated independently may result in significant challenges, and we and MedPanel may be unable to accomplish the integration smoothly or successfully. The difficulties of integrating the two companies include, among others:

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retaining key employees;

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maintenance of important relationships of MCF and MedPanel;

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minimizing the diversion of management’s attention from ongoing business matters;

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coordinating geographically separate organizations; and

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consolidating corporate and administrative infrastructures.

We cannot assure you that the integration of MedPanel with our business will result in the realization of the full benefits anticipated by us to result from the merger. We may not derive any commercial value from MedPanel’s current technology, products and intellectual property or from future technologies and products that utilize MedPanel’s intellectual property.

If the mergers fail to qualify as a tax-free reorganization, you will recognize gain or loss on the exchange of your MedPanel shares.

MCF and MedPanel have structured the transaction to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The Internal Revenue Service has not provided a ruling on the mergers. If the mergers fail to qualify as a tax-free reorganization, you would generally recognize gain or loss on each share of MedPanel capital stock surrendered in the merger in an amount equal to the difference between your basis in such share and the fair market value of the MCF common stock and cash you receive or may receive in exchange for each share of MedPanel capital stock. You should consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss.

Incremental expenses resulting from the application of the purchase method of accounting and related to MedPanel’s ongoing operations may adversely affect the market value of our common stock following the merger.

In accordance with U.S. GAAP, the mergers will be accounted for using the purchase method of accounting, which will result in incremental expenses that could have an adverse impact on the market value of our common stock following completion of the merger. Under the purchase method of accounting, the total estimated purchase price will be allocated to MedPanel’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. Goodwill is not amortized but is tested for impairment at least annually. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets become impaired, the combined company may be required to record material charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

We will incur incremental costs, principally related to amortization of intangible assets and stock-based compensation after completion of the merger. Changes in earnings per share, including changes that result from this incremental expense, could adversely affect the trading price of our common stock.

If a MedPanel stockholder exercises statutory appraisal rights, the value such stockholder receives could be less than the amount per share such stockholder would otherwise receive pursuant to the merger agreement.

Pursuant to Section 262 of the DGCL, MedPanel stockholders who perfect appraisal rights provided thereunder are entitled to an appraisal by the Delaware courts of the fair value of each share of MedPanel capital stock held by such stockholder and to receive payment from us of the appraised fair value, together with interest. The determination by the court of the fair value of shares of MedPanel capital stock will be made exclusive of any element of value arising from the accomplishment or expectation of the merger, including the anticipated benefits resulting from the merger, and thus the fair value could be equal to an amount per share which is less than the amount per share that a MedPanel stockholder would be entitled to receive pursuant to the merger agreement. See the section entitled “Certain Terms of the Merger Agreement — Appraisal Rights.”

Directors and officers of MedPanel may have conflicts of interest that may influence them to support or approve the merger.

Although the MedPanel board of directors recommended to the MedPanel stockholders that they adopt the merger agreement, MedPanel stockholders should be aware that certain members of the MedPanel board of directors and executive officers of MedPanel have interests in the transactions contemplated by the merger agreement that may be different from, or are in addition to, the general interests of MedPanel stockholders. MedPanel stockholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger transaction. For a detailed discussion of the interests of the directors and executive officers of MedPanel, see the section entitled “The Merger — Interests of MedPanel’s Directors and Management in the Merger.”

Upon completion of the merger, holders of MedPanel capital stock will be entitled to become holders of our common stock, and the market price for our common stock may be affected by factors different from those affecting the value of the capital stock of MedPanel.

Our business differs from that of MedPanel, and accordingly, the combined company will face risks that are different from those faced by MedPanel and the results of operations of the combined company will be affected by some factors different from those currently affecting the results of operations of MedPanel. For a discussion of our business and of certain factors to consider in connection with our business, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the section in this prospectus/information statement entitled “Risk Factors — Risks Related to Our Business.”

The combined company may not be able to successfully integrate companies that it acquires in the future.

The success of the combined company will depend in part on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands and competitive pressures. From time to time the combined company may pursue acquisitions of businesses that complement or expand its existing business, including acquisitions that could be material in size and scope.

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Any future acquisitions involve various risks, including:

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difficulties in integrating the operations, technologies and products of the acquired company;

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the risk of diverting management’s attention from normal daily operations of the business;

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potential difficulties in completing projects associated with in-process research and development;

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risks of entering markets in which the combined company has no or limited direct prior experience and where competitors in such markets have stronger market positions;

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initial dependence on unfamiliar supply chains or relatively small supply partners;

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insufficient revenues to offset increased expenses associated with the acquisition; and

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the potential loss of key employees of the acquired company.

Risks Related to Our Business

It is difficult to evaluate our business and prospects because we have a limited operating history.

We began actively engaging in providing securities brokerage and investment banking services in January 2002. This was an entirely new business for us, and was a complete break with our previous business, the bandwidth brokerage business. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by fast growing companies in their early stage of development. We cannot assure you that we will be successful in addressing these risks and our failure to do so could have a material adverse effect on our business and results of operations.

We may not be able to maintain a positive cash flow and profitability.

Our ability to maintain a positive cash flow and profitability depends on our ability to generate and maintain greater revenue while incurring reasonable expenses. This, in turn, depends, among other things, on the development of our securities brokerage and investment banking business, and we may be unable to maintain profitability if we fail to do any of the following:

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establish, maintain and increase our client base;

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manage the quality of our services;

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compete effectively with existing and potential competitors;

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further develop our business activities;

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manage expanding operations; and

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attract and retain qualified personnel.

We cannot be certain that we will be able to sustain or increase a positive cash flow and profitability on a quarterly or annual basis in the future. Our inability to maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy or cause the market price of our common stock to decrease. Accordingly, we cannot assure you that we will be able to generate the cash flow and profits necessary to sustain our business expectations, which makes our ability to successfully implement our business plan uncertain.

Because we are a developing company, the factors upon which we are able to base our estimates as to the gross revenue and the number of participating clients that will be required for us to maintain a positive cash flow and any additional financing that may be needed for this purpose are unpredictable. For these and other reasons, we cannot assure you that we will not require higher gross revenue, and an increased number of clients, securities brokerage and investment banking transactions, and/or more time in order for us to complete the development of our business that we believe we need to be able to cover our operating expenses, or obtain the funds necessary to finance this development. It is more likely than not that our estimates will prove to be inaccurate because actual events more often than not differ from anticipated events. Furthermore, in the event that financing is needed in addition to the amount that is required for this development, we cannot assure you that such financing will be available on acceptable terms, if at all.

The markets for securities brokerage and investment banking services are highly competitive. If we are not able to compete successfully against current and future competitors, our business and results of operations will be adversely affected.

We are engaged in the highly competitive financial services and investment industries. We compete with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, U.S. subsidiaries of large foreign institutions, major regional firms, smaller niche players, and those offering competitive services via the Internet. Many competitors have greater personnel and financial resources than we do. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount and Internet brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have much more extensive investment banking activities than we do and therefore, may possess a relative advantage with regard to access to deal flow and capital.

Increased pressure created by any current or future competitors, or by our competitors collectively, could materially and adversely affect our business and results of operations. Increased competition may result in reduced revenue and loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that also could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

We may experience reduced revenue due to declining market volume, securities prices and liquidity, which can also cause counterparties to fail to perform.

Our revenue may decrease in the event of a decline in the market volume of securities transactions, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenue from trading activities and commissions. Lower price levels of securities may also result in a reduction in our revenue from corporate finance fees, as well as losses from declines in the market value of securities held by us in trading. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, as well as increases in claims and litigation, including arbitration claims from customers. In such markets, we may incur reduced revenue or losses in our principal trading, market-making, investment banking, and advisory services activities.

We may experience significant losses if the value of our marketable security positions deteriorates.

We conduct securities trading, market-making and investment activities for our own account, which subjects our capital to significant risks. These risks include market, credit, counterparty and liquidity risks, which could result in losses for us. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized as relatively illiquid or that may be particularly susceptible to rapid fluctuations in liquidity and price. Trading losses resulting from such trading could have a material adverse effect on our business and results of operations.

We may experience significant fluctuations in our quarterly operating results due to the nature of our business and therefore may fail to meet profitability expectations.

Our revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including:

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the level of institutional brokerage transactions and the level of commissions we receive from those transactions;

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the valuations of our principal investments;

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the number of capital markets transactions completed by our clients, and the level of fees we receive from those transactions; and

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variations in expenditures for personnel, consulting and legal expenses, and expenses of establishing new business units, including marketing and technology expenses.

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We record revenue from a capital markets advisory transaction only when we have rendered the services, the client is contractually obligated to pay and collection is probable; generally, most of the fee is earned only upon the closing of a transaction. Accordingly, the timing of our recognition of revenue from a significant transaction can materially affect our quarterly operating results.

We have registered one of our subsidiaries as a securities broker-dealer and, as such, are subject to substantial regulations. If we fail to comply with these regulations, our business will be adversely affected.

Because we have registered Merriman Curhan Ford & Co. with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc., or NASD, as a securities broker-dealer, we are subject to extensive regulation under federal and state laws, as well as self-regulatory organizations. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. The Securities and Exchange Commission is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as the NASD and national securities exchanges. The NASD is our primary self-regulatory organization. These self-regulatory organizations adopt rules, which are subject to SEC approval, that govern the industry and conduct periodic examinations of member broker-dealers. Broker-dealers are also subject to regulation by state securities commissions in the states in which they are registered. The regulations to which broker-dealers are subject cover all aspects of the securities business, including net capital requirements, sales methods, trading practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. The SEC and the self-regulatory bodies may conduct administrative proceedings, which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. If we fail to comply with these rules and regulations, our business may be materially and adversely affected.

The regulatory environment in which we operate is also subject to change. Our business may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the NASD. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD.

Our business may suffer if we lose the services of our executive officers or operating personnel.

We depend on the continued services and performance of D. Jonathan Merriman, our Chairman and Chief Executive Officer, for our future success. In addition to Mr. Merriman, we are currently managed by a small number of key management and operating personnel. Our future success depends, in part, on the continued service of our key executive, management and technical personnel, and our ability to attract highly skilled employees. Our business could be harmed if any key officer or employee were unable or unwilling to continue in his or her current position. From time to time we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees. Competition for employees in our industry is significant. If we are unable to retain our key employees or attract, integrate or retain other highly qualified employees in the future, such failure may have a material adverse effect on our business and results of operations.

Our business is dependent on the services of skilled professionals, and may suffer if we can not recruit or retain such skilled professionals.

During 2006, no sales professional accounted for more than 10% of our revenue. We have a number of revenue producers employed by our various businesses. We do not have employment contracts with these employees. The loss of one or more of these employees could adversely affect our business and results of operations.

Our compensation structure may negatively impact our financial condition if we are not able to effectively manage our expenses and cash flows.

We are able to recruit and retain investment banking, research and sales and trading professionals, in part because our business model provides that we pay our revenue producing employees a percentage of their earned revenue. Compensation and benefits is our largest expenditure and this variable compensation component represents a significant proportion of this expense. Compensation for our employees is derived as a percentage of our revenue regardless of our profitability. Therefore, we may continue to pay individual revenue producers a significant amount of cash compensation as the overall business experiences negative cash flows and/or net losses. We may not be able to recruit or retain revenue producing employees if we modify or eliminate the variable compensation component from our business model.

We may be dependent on a limited number of customers for a significant portion of our revenue.

During 2006, no single customer accounted for more than 10% of our revenue. However, we have been dependent on one customer or on a small number of customers, for a large percentage of our revenue at some times in the past and we cannot assure you that we will not become so dependent again in the future. If we do become dependent on a single customer or small group of customers, the loss of one or more large customers could materially adversely affect our business and results of operations.

We may suffer losses through our investments in securities purchased in secondary market transactions or private placements.

Occasionally, our company, its officers and/or employees may make principal investments in securities through secondary market transactions or through direct investment in companies through private placements. In many cases, employees and officers with investment discretion on behalf of our company decide whether to invest in our company’s account or their personal account. It is possible that gains from investing will accrue to these individuals because investments were made in their personal accounts, and our company will not realize gains because it did not make an investment. Conversely, it is possible that losses from investing will accrue to our company, while these individuals do not experience losses in their personal accounts because the individuals did not make investments in their personal accounts.

We may be unable to effectively manage rapid growth that we may experience, which could place a continuous strain on our resources and, accordingly, adversely affect our business.

We plan to expand our operations. Our growth, if it occurs, will impose significant demands on our management, financial, technical and other resources. We must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures and expand, train and manage a growing employee base in order to manage our future growth. We may not be able to implement improvements to our internal reporting systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. We believe that future growth will require implementation of new and enhanced communications and information systems and training of our personnel to operate such systems. Furthermore, we may acquire existing companies or enter into strategic alliances with third parties, in order to achieve rapid growth. For us to succeed, we must make our existing business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. We may be unable to implement our business plan if we fail to manage any of the above growth challenges successfully. Our financial results may suffer and we could be materially and adversely affected if that occurs.

Our business and operations would suffer in the event of system failures.

Our success, in particular our ability to successfully facilitate securities brokerage transactions and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunication failures, break-ins, earthquake and similar events. Despite the implementation of network security measures, redundant network systems and a disaster recovery plan, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Additionally, computer viruses may cause our systems to incur delays or other service interruptions, which may cause us to incur additional operating expenses to correct problems we may experience. Any of the foregoing problems could materially adversely affect our business or future results of operations.

We are highly dependent on proprietary and third-party systems; therefore, system failures could significantly disrupt our business.

Our business is highly dependent on communications and information systems, including systems provided by our clearing brokers. Any failure or interruption of our systems, the systems of our clearing broker or third party trading systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results. In addition, our clearing brokers provide our principal disaster recovery system. We cannot assure you that we or our clearing brokers will not suffer any systems failure or interruption, including one caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that our or our clearing brokers’ back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

Our common stock price may be volatile, which could adversely affect the value of your shares.

The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

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variations in quarterly operating results;

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our announcements of significant contracts, milestones, acquisitions;

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our relationships with other companies;

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our ability to obtain needed capital commitments;

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additions or departures of key personnel;

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sales of common stock, conversion of securities convertible into common stock, exercise of options and warrants to purchase common stock or termination of stock transfer restrictions;

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general economic conditions, including conditions in the securities brokerage and investment banking markets;

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changes in financial estimates by securities analysts; and

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fluctuation in stock market price and volume.

Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.

In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock in the past and may do so in the future.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As a clearing member firm, we finance our customer positions and could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

We could be sued in a securities class action lawsuit.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management’s attention and resources. We can not assure you that we will not be subject to such litigation. If we are subject to such litigation, even if we ultimately prevail, our business and financial condition may be adversely affected.

Your ability to sell your shares may be restricted because there is a limited trading market for our common stock.

Although our common stock is currently traded on the American Stock Exchange, an active trading market in our stock has been limited. Accordingly, you may not be able to sell your shares when you want or at the price you want.

Anti-takeover provisions of the Delaware General Corporation Law could discourage a merger or other type of corporate reorganization or a change in control even if it could be favorable to the interests of our stockholders.

The Delaware General Corporation Law contains provisions that may enable our management to retain control and resist our takeover. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15% or more of our outstanding voting stock for a period of three years from the date that such person acquires his or her stock. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if it could be favorable to the interests of our stockholders.

Because our Board of Directors can issue common stock without stockholder approval, you could experience substantial dilution.

Our Board of Directors has the authority to issue up to 300,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval in certain circumstances. Future issuance of additional shares of our common stock could be at values substantially below the price at which you may purchase our stock and, therefore, could represent substantial dilution. In addition, our Board of Directors could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Our ability to issue additional preferred stock may adversely affect your rights as a common stockholder and could be used as an anti take-over device.

Our Articles of Incorporation authorize our Board of Directors to issue up to an additional 27,450,000 shares of preferred stock, without approval from our stockholders. If you hold our common stock, this means that our Board of Directors has the right, without your approval as a common stockholder, to fix the relative rights and preferences of the preferred stock. This would affect your rights as a common stockholder regarding, among other things, dividends and liquidation. We could also use the preferred stock to deter or delay a change in control of our company that may be opposed by our management even if the transaction might be favorable to you as a common stockholder.

Our officers and directors exercise significant control over our affairs, which could result in their taking actions of which other stockholders do not approve.

Our executive officers and directors, and entities affiliated with them, currently control approximately 26% of our outstanding common stock including exercise of their options and warrants. These stockholders, if they act together, will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us and might affect the market price of our common stock.

Any exercise of outstanding stock options and warrants will dilute then-existing stockholders’ percentage of ownership of our common stock.

We have a significant number of outstanding stock options and warrants. During 2006, shares issuable upon the exercise of these options and warrants, at prices ranging currently from approximately $0.35 to $49.00 per share, represent approximately 11% of our total outstanding stock on a fully diluted basis using the treasury stock method.

The exercise of the outstanding options and warrants would dilute the then-existing stockholders’ percentage ownership of our common stock. Any sales resulting from the exercise of options and warrants in the public market could adversely affect prevailing market prices for our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding options and warrants may exercise them at a time when we would also wish to enter the market to obtain capital on terms more favorable than those provided by such options and warrants. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

IMPORTANT NOTE REGARDING MCF CORPORATION
SHARE PRICES AND NUMBERS

At 11:59pm Eastern Standard Time on November 15, 2006, MCF Corporation effected a 1-for-7 reverse stock split of its common stock. All share prices and numbers used herein have been adjusted to reflect this reverse stock split.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus/information statement and the documents incorporated by reference into this prospectus/
information statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they materialize or prove incorrect, could cause the results of MCF and its consolidated subsidiaries, on the one hand, or MedPanel, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings, approvals and closings relating to the merger or other planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above include the challenges of integration associated with the merger and the challenges of achieving anticipated synergies; the challenge of managing asset levels; the difficulty of keeping expense growth at modest levels while increasing revenues; the possibility that the merger or other planned acquisitions may not close or that MCF, MedPanel or other parties to planned acquisitions may be required to modify some aspects of the acquisition transactions in order to obtain regulatory approvals; the assumption of maintaining revenues on a combined company basis following the merger; and other risks that are described in the section entitled “Risk Factors,” and in the documents that are incorporated by reference into this prospectus/information statement.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of MCF and MedPanel could differ materially from the expectations in these statements. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus/information statement.

For more information, see the section entitle “Where You Can Find More Information.”

THE MERGER

Background of the Merger

The management and boards of directors of each of MCF and MedPanel continually review their respective companies’ market positions in light of the changing competitive environment of the primary research and investment banking business with the objective of determining what strategic alternatives are available to enhance stockholder value. Over the past 6 months, the management of each of MCF and MedPanel have had conversations with other companies to explore opportunities to improve the companies’ respective market positions, including through potential acquisitions or dispositions of assets, joint ventures and other strategic transactions. In particular, from time to time, MedPanel has solicited interest, and has otherwise received inquiries from third parties seeking to discuss a potential acquisition of MedPanel.

The provisions of the merger agreement are the result of arm’s-length negotiations conducted among representatives of MCF and MedPanel and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the merger agreement.

In late 2004, Howard Brick, the Managing Director - Financial Services of MedPanel, contacted Greg Curhan, the Executive Vice President of MCF, to describe MedPanel’s business and market its services to MCF.

During the ensuring two years, Messrs. Brick and Curhan remained in contact, and periodically discussed the progress of MedPanel’s business.

On April 30, 2006, MedPanel engaged Covington Associates as its exclusive financial advisor to assist the MedPanel board of directors and management in evaluating MedPanel’s strategic alternatives for growing stockholder value, including strategic alliances, joint ventures, technology licenses, divestitures or mergers.

In May of 2006, Mr. Brick informed Mr. Curhan that MedPanel was exploring its strategic opportunities, and Covington sent Mr. Curhan an executive summary of MedPanel’s business along with a non-disclosure agreement. MCF executed the non-disclosure agreement, and thereafter received an investment memorandum containing additional information regarding MedPanel.

On June 2, 2005, Mr. Curhan and William Febbo, the Chief Executive Officer of MedPanel, Mr. Brick and Benjamin Dunn, a Partner at Covington and financial advisor to MedPanel, met to learn about the respective business of MedPanel and MCF and to discuss the possibility of a business combination.

On June 6, 2006, Mr. Febbo and Mr. Brick visited MCF’s executive office in San Francisco to meet with Jon Merriman, the Chairman and Chief Executive Officer of MCF, Robert Ford, the President and Chief Operating Officer of MCF, John Hiestand, the Chief Financial Officer of MCF, and Mr. Curhan, to further discuss a potential business combination between MCF and MedPanel. On June 8, 2006, Mr. Merriman, met with Messrs. Febbo and Brick in Boston to further discuss the possibility of a business combination between MCF and MedPanel. Further executive and due diligence meetings ensued in late June and July.

On July 13, 2006, Mr. Febbo, Mr. Brick and Mr. Dunn met with members of MCF’s senior management to review MCF’s operations and further discuss a potential business combination between MCF and MedPanel.

On July 19, 2006, Mr. Curhan sent Mr. Febbo an offer letter and a term sheet proposing the acquisition by MCF of MedPanel.

On July 24, 2006, the same letter and term sheet was presented to the MCF board of directors for review and consideration. The members of the MCF board discussed the proposed MedPanel acquisition at its board meeting held on August 4, 2006.

From July 20, 2006 through August 2006 the MedPanel board of directors held several meetings with its management team members and financial advisors to review and discuss the terms of the proposal.

On August 16, 2006, Mr. Curhan and Messrs. Brock Ganeles and William Banks, both MCF officers, visited MedPanel and met with Messrs. Febbo and Brick, as well as Mr. John Thompson, the chairman of the MedPanel board of directors, to further discuss the proposed business combination and the term sheet.

On September 1, MedPanel received a revised term sheet from MCF.

On September 7, the MedPanel board of directors met to discuss the revised term sheet received from MCF.

Messrs. Febbo and Brick attended MCF’s annual Investor Summit in San Francisco from September 18, 2006 through September 20, 2006, and took this opportunity to more about MCF and better assess the proposed business combination with MCF.

On September 22, MedPanel received a term sheet from MCF with further revisions.

On September 26, 2006, Mr. Febbo and the MedPanel board of directors reviewed several offers regarding strategic combinations with third parties generated by Covington. MedPanel’s board of directors held meetings at which potential terms of a possible acquisition of MedPanel were discussed. Representatives of Covington made presentations regarding MCF and a potential business combination with MCF at these meetings. The board of directors discussed and determined that the opportunity presented by the proposed MCF acquisition was the most attractive opportunity for MedPanel. For a more detailed discussion of this determination, see “The Merger – MedPanel’s Reasons for the Merger.” At the meeting the board of directors unanimously approved the authorization of management to proceed with the negotiation of a potential transaction with MCF on the terms presented.

On September 29, 2006, after extended negotiations by MCF and MedPanel over a two month period, MCF and MedPanel entered into a non-binding letter of intent contemplating the acquisition of MedPanel by MCF. The parties also entered into an exclusivity letter agreement that restricted MCF and MedPanel from pursuing alternative transactions for a period of 60 days.

On October 4, 2006, Messrs. Curhan, Banks, and Hiestand and Chris Aguilar, the General Counsel of MCF, respectively, and Robert Mazzeo, outside counsel to MCF, and Messrs. Dunn and Febbo and Mark Stein of McDermott Will & Emery LLP, outside counsel to MedPanel, met at MCF’s Boston office to discuss how the proposed acquisition would be structured, the timing of the transaction and other material issues pertaining to the proposed acquisition.

On October 9, 2006, MCF provided a draft merger agreement to MedPanel for review, and the companies’ respective legal advisors began negotiation of the merger agreement and related transaction documents.

Throughout October 2006, Mr. Curhan and Mr. Febbo held various conversations relating to the structure and terms of the transaction. In particular, a structure under which a portion of the consideration would be subject to milestones was discussed and negotiated.

On October 16, 2006, Messrs. Curhan, Merriman, Banks, Febbo, Brick and Thompson met to discuss the proposed business combination, including issues identified by their respective legal advisors during the course of preparing and negotiating the merger agreement.

On October 18, 2006, the board of directors of MedPanel met to discuss the merger agreement, the strategic rationale for it, benefits to MedPanel stockholders, risks associated with the transaction and their overall analysis of the transaction. Messrs. Curhan and Banks attended a portion of MedPanel’s board meeting, and gave a presentation setting forth MCF’s rationale for the acquisition of MedPanel. Representatives from Covington and McDermott Will & Emery LLP, outside counsel to MedPanel, were also present.

MCF continued with its due diligence of MedPanel, including several diligence calls and visits to MedPanel during the week of October 23, 2006.

On November 2, 2006, the board of directors of MedPanel met by telephone conference to discuss the merger agreement and remaining outstanding issues. Representatives of Covington and McDermott Will & Emery participated in the telephone conference.

The MCF board of directors held its regularly scheduled meeting on November 3, 2006. During this meeting, the board discussed and considered the proposed acquisition further, and was given a presentation by MCF’s financial advisor with respect to the proposed transaction. Also on November 3, 2006, Mr. Febbo and the other members of the board of directors of MedPanel participated in discussions regarding the merger agreement.

On November 5, 2006, MCF, MedPanel and their respective legal advisors concluded negotiations regarding the definitive merger agreement.

On November 6, 2006, the board of directors of MCF convened a special meeting and voted in favor of the acquisition of MedPanel. Also on November 6, 2006, the board of directors of MedPanel adopted and approved the merger agreement by written consent. Finally on November 6, 2006, the parties executed and delivered the merger agreement.

On November 7, 2006, the stockholders of MedPanel holding a majority of the outstanding voting stock of MedPanel adopted and approved the merger agreement and the transactions contemplated therein by means of an action by written consent in lieu of a meeting.

Following the close of trading on November 7, 2006, MCF announced the execution of the merger agreement and the proposed merger in a press release.

MCF’s Reasons for the Merger

MCF believes a business combination with MedPanel will enhance its already strong position in industry research and will allow it to leverage MedPanel’s business in the health care vertical market by:

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expanding MedPanel’s distribution to a broader base of financial institutions through MCF’s subsidiary Merriman Curhan Ford & Co.;

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identifying and launching new vertical market products, potentially including technology and next generation energy;

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creating new products or applications based on MedPanel’s research, potentially including investment banking services and asset management products;

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using MCF’s status as a publicly traded company to execute the above strategies, possibly though further acquisitions.

MCF’s board of directors has determined that the merger is in the best interests of MCF and its stockholders and has approved the merger agreement, the merger, the issuance of shares of MCF common stock to be issued pursuant to the merger and the other transactions contemplated by the merger agreement. In reaching its determination, MCF’s board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by MCF’s board of directors with respect to the following factors supported its determination that the merger and the issuance of shares of MCF common stock pursuant to the merger were fair to, and in the best interests of, MCF and its stockholders:

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the judgment, advice and analysis of MCF’s management and its financial and legal advisors with respect to the potential strategic, financial and operational benefits of the transaction, including management’s favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to MedPanel and its subsidiaries;

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the results of operations and financial condition of MCF and MedPanel; and

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the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by MCF and the structure of the merger which were considered by both the board of directors and management of MCF to provide a fair and equitable basis for the transaction.

MCF’s board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the merger, including in particular:

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the risk that the transaction might not be completed in a timely manner or at all;

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the potential loss of key MedPanel employees critical to the ongoing success of MedPanel’s business and to the successful integration of MCF’s business and MedPanel’s business;

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the general difficulties of integrating products, technologies and companies;

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the risk that the benefits sought to be achieved by the transaction, including those outlined above, will not be achieved;

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the effect of public announcement of the transaction on MCF’s common stock;

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the other risks and uncertainties discussed above in the section entitled “Risk Factors;” and

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the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.

The above discussion of information and factors considered by MCF’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by MCF’s board of directors. In view of the wide variety of factors considered by MCF’s board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, MCF’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

Individual members of MCF’s board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, MCF’s board of directors determined that the merger, the merger agreement, the issuance of shares of MCF’s common stock to be issued pursuant to the merger and the other agreements related to the merger were fair to, and in the best interests of, MCF and MCF’s stockholders, and that MCF should proceed with the merger.

MedPanel’s Reasons for the Merger; Recommendation of the MedPanel Board of Directors

The MedPanel board of directors unanimously approved the merger and the merger agreement and believes that the terms of the merger are fair to, and in the best interest of, MedPanel and its stockholders. In the course of reaching its decision to approve the merger agreement, the MedPanel board of directors consulted with MedPanel’s management, as well as its legal, accounting and other advisors, and considered the following material factors:

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the risks and potential rewards associated with continuing to execute MedPanel’s strategic plan as an independent entity as an alternative to consummating the merger. These risks include, among others, MedPanel’s uncertain future profitability, potential difficulties in obtaining necessary additional financing to remain a stand-alone entity, its reliance on a limited number of customers for a substantial portion of its revenues, and its uncertain ability to compete effectively against larger and better capitalized competitors. The rewards include, among others, the ability of MedPanel, as a stand-alone entity, to partner with multiple other companies, within and without the financial services industry, to distribute MedPanel’s products and services, and of existing MedPanel stockholders to benefit from the growth in earnings and growth in the value of MedPanel as result of any such growth in earnings;

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the possibility of seeking to be acquired by a company other than MCF, and the MedPanel board of directors’ conclusion that neither a transaction with another party nor any other alternative would reasonably be likely to result in greater value to the stockholders than the proposed transaction with MCF. The MedPanel board of directors considered the several acquisition proposals received by MedPanel after a six month solicitation process managed by the experienced investment bankers of Covington and evaluated the value of the consideration being offered by MCF in its acquisition proposal as compared with each alternative proposal and determined that the consideration to be paid by MCF would yield the greatest return to MedPanel stockholders of the acquisition alternatives. In reaching this conclusion, the MedPanel board of directors considered that the value of the consideration payable at closing to the MedPanel stockholders under the MCF proposal was equal to or greater than the consideration payable at closing under each other proposal considered by MedPanel and that the MCF acquisition proposal also provided for additional contingent merger consideration, payable upon the achievement by MedPanel of financial performance milestones, not provided for under any other proposal. The MedPanel board of directors further concluded that the transaction with MCF would yield greater benefits than the alternatives given MCF’s financial resources and its ability to fund a greater number of long-term growth projects and to compete effectively. The board of directors also concluded that MCF’s platform in the financial services industry would provide MedPanel with the ability to expand its product and service offerings beyond the healthcare industry in which MedPanel has historically operated, while enabling MedPanel to expand its customer base and revenues in that industry. MedPanel’s board of directors also found MCF’s willingness and ability to consummate the merger quickly and on favorable terms to be in the best interests of its stockholders;

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the value of the consideration provided for in the merger agreement based on the then-current market price and historical trading price of MCF common stock over the past year. The price of MCF common stock used for the merger, $4.20 per share, was significantly below its high for the year to date of $10.08 and was near its year to date low of $3.78 per share, causing the MedPanel board of directors to believe it had significant upside potential. They also believed MCF had attractive future prospects for revenue and earnings growth;

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the interests that certain executive officers and directors of MedPanel may have with respect to the merger in addition to their general interests as stockholders of MedPanel. The board of directors of MedPanel considered the merger consideration that would be received by the directors and management of MedPanel in their position as stockholders in respect of the merger consideration to be received by stockholders generally, as well as the reasonableness of the compensation and ongoing employment arrangements that would remain in place between MedPanel management and MCF after the merger, in determining that the terms of the merger were fair to the MedPanel stockholders. For a more detailed discussion of the interests of MedPanel’s directors and management in the merger, see the section entitled “The Merger – Interests of MedPanel’s Directors and Management in the Merger”;

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the ability of MedPanel stockholders to participate in, and benefit from the future growth potential of, a larger, publicly held company with greater depth of technologies, marketing opportunities and financial and operating resources that should enhance MedPanel’s ability to bring its securities and technology to market. The board of directors determined that MedPanel’s ability to expand and diversify its product and service offerings would benefit from MCF’s technology platform and relationships and its greater marketing opportunities and resources;

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the availability of appraisal rights under Section 262 of the DGCL. The MedPanel board of directors reviewed the acquisition alternatives and determined that the structure of a merger would permit dissenting stockholders with a remedy, through the proper exercise of their appraisal rights, not present in other acquisition structures; and

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the discussions with Covington, its financial advisor, regarding the merits and risks of the merger. The MedPanel board of directors discussed with Covington the value of the merger consideration offered in the MCF transaction and compared that consideration amount to the consideration offered in each acquisition alternative. The MedPanel board of directors considered that the consideration payable at closing to the MedPanel stockholders under the MCF proposal was equal to or greater than the consideration payable at closing under each other proposal considered by MedPanel. The discussions included discussion of the overall value of the merger consideration to be paid at the closing of the merger and the contingent, incentive consideration payable if certain financial milestones are achieved as well as the risks that no further consideration would be paid if the milestones were not achieved. In this evaluation the MedPanel board of directors also considered that the MCF acquisition proposal provided for additional contingent merger consideration, payable upon the achievement by MedPanel of financial performance milestones, not provided for under any other proposal. MedPanel’s board of directors considered this information in making its determination that an acquisition by MCF under the terms of the merger agreement is fair to, and in the best interest of, MedPanel and its stockholders.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the MedPanel board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Different MedPanel directors may have given different weight to individual factors. In addition, the MedPanel board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor was favorable or unfavorable to the ultimate determination of the MedPanel board of directors, but rather the MedPanel board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of MedPanel’s management and financial, legal, accounting and other advisors.

Interests of MedPanel’s Directors and Management in the Merger

You should be aware that, as described below, the directors and officers of MedPanel may have interests in the merger that may be different from, or in addition to, the general interests of the other stockholders of MedPanel. The MedPanel board of directors was aware of these interests to the extent they existed at the time and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by the merger agreement. These other interests, to the extent material, include the following:

Director and Officer Indemnification

MCF has agreed that for a period of 6 years following the closing of the merger, the surviving company shall maintain provisions in its governance documents that are comparable to the provisions contained in MedPanel’s certificate of incorporation and bylaws that relate to exculpation or indemnification of former officers, directors and managers (unless required by law), and to maintain insurance for MedPanel’s former officers and directors, covering director and officer liability for actions taken by or omitted to be taken by the officers and directors of MedPanel in their capacity as such prior to or at the closing of the merger, and with coverage comparable to the coverage provided to the officers and directors of MCF.

Stock Ownership by Executive Officers and Directors

As of the close of business on November 6, 2006, executive officers and directors of MedPanel beneficially owned approximately 64.21% of the outstanding shares of MedPanel’s capital stock, assuming exercise of all options and warrants exercisable for shares of MedPanel capital stock within 60 days of November 6, 2006. For further detail regarding the value of these interests, please see the table in the section entitled “Interests of MedPanel Directors and Management in the Merger – Value of Certain Interests of MedPanel Directors and management in the Merger.”

Stock Options

Immediately prior to the closing of the merger, each outstanding option to purchase shares of MedPanel common stock will be cancelled and converted into the right to receive the amount of merger consideration to which a corresponding share of MedPanel capital stock would be entitled pursuant to the merger agreement, minus the exercise price of their option share and applicable taxes. Each of these options will also include the right to receive a proportionate share of any additional merger consideration, payable 50% in shares of MCF common stock and 50% in cash to the extent that the financial performance milestones are achieved and additional consideration is extended or paid to the former MedPanel stockholders as a result. At the close of business on November 6, 2006:

•

William Febbo, Howard Brick, Janet Kosloff and Matthew Fearer held options to purchase 1,170,000, 410,000, 361,250 and 186,250 shares of MedPanel common stock, respectively; and

•

all executive officers and directors of MedPanel as a group held options to purchase 2,127,500 shares of MedPanel common stock.

The outstanding options to purchase MedPanel common stock held by executive officers or members of the MedPanel board of directors will accelerate and become vested, with respect to all of the shares of common stock subject to such options, in connection with the completion of the merger, in the same fashion as all other outstanding options. In particular, William Febbo, Howard Brick, Janet Kosloff and Matthew Fearer are each entitled to 100% of vesting with respect to all of their options to purchase shares of MedPanel common stock in connection with the merger. For further detail regarding the value of these interests, please see the table in the section entitled “Interests of MedPanel Directors and Management in the Merger – Value of Certain Interests of MedPanel Directors and management in the Merger.”

Value of Certain Interests of MedPanel’s Directors and Management in the Merger

The following table sets forth the value of the material interests of MedPanel’s directors and management in the merger.

	Liquidation Preference Paid from Merger Consideration at Closing	Distribution of Merger Consideration at Closing After Liquidation Preference	Additional Pro Rata Distribution if 100% of Additional Merger Consideration is Earned		Cash Payments Under an Employment Agreement Paid as a Result of the Merger	Cash Payments Under a Retention Agreement Paid as a Result of the Merger	Cash Payments Under a Severance Agreement Paid as a Result of the Merger	Cash Payments Under a Directorship Agreement Paid as a Result of the Merger
			Cash	MCF Common Stock

William J. Febbo
Common Stock	$0	$1,104,000	$1,150,000	1,150,000	—	—	—	—
Preferred Stock	$0	$0	$0	0	—	—	—	—
Options	$0	$54,028	$145,020	145,020	—	—	—	—
Amount of Cash Payment	—	—	—	—	$0	$0	$0	$0
Phillip Febbo
Common Stock	$0	$1,015,012	$1,055,414	1,055,414	—	—	—	—
Preferred Stock	$0	$0	$0	0	—	—	—	—
Options	$0	$0	$0	0	—	—	—	—
Amount of Cash Payment	—	—	—	—	$0	$0	$0	$0
Al Febbo
Common Stock	$0	$401,026	$452,750	452,750	—	—	—	—
Preferred Stock	$184,034	$0	$73,517	73,517	—	—	—	—
Options	$0	$0	$0	0	—	—	—	—
Amount of Cash Payment	—	—	—	—	0	0	0	0

	Liquidation Preference Paid from Merger Consideration at Closing		Distribution of Merger Consideration at Closing After Liquidation Preference	Additional Pro Rata Distribution if 100% of Additional Merger Consideration is Earned	Cash Payments Under an Employment Agreement Paid as a Result of the Merger	Cash Payments Under a Retention Agreement Paid as a Result of the Merger	Cash Payments Under a Severance Agreement Paid as a Result of the Merger	Cash Payments Under a Directorship Agreement Paid as a Result of the Merger

John Thompson
Common Stock		$0	$168,367	$350,019	—	—	—	—
Preferred Stock		$204,000	$0	$170,823	—	—	—	—
Options	$		$0	$0	—	—	—	—
Amount of Cash Payment		—	—	—	$0	$0	$0	$0
Jane T. Philippi
Common Stock		$0	$57,382	$127,593	—	—	—	—
Preferred Stock		$99,284	$0	$80,695	—	—	—	—
Options	$		$0	$0	—	—	—	—
Amount of Cash Payment		—	—	—	$0	$0	$0	$0
Arthur Hiller
Common Stock		$0	$8,659	$18,008	—	—	—	—
Preferred Stock		$0	$0	$0	—	—	—	—
Options		$0	$0	$0	—	—	—	—
Amount of Cash Payment		—	—	—	$0	$0	$0	$0
George Hackl
Common Stock		$0	$18,279	$38,014	—	—	—	—
Preferred Stock		$75,000	$0	$58,552	—	—	—	—
Options	$		$0	$0	—	—	—	—
Amount of Cash Payment		—	—	—	$0	$0	$0	$0
Howard Brick
Common Stock		$0	$48,105	$100,081	—	—	—	—
Preferred Stock		$0	$0	$0	—	—	—	—
Options		$0	$0	$106,438	—	—	—	—
Amount of Cash Payment		—	—	—	$0	$0	$0	$0

	Liquidation Preference Paid from Merger Consideration at Closing	Distribution of Merger Consideration at Closing After Liquidation Preference	Additional Pro Rata Distribution if 100% of Additional Merger Consideration is Earned	Cash Payments Under an Employment Agreement Paid as a Result of the Merger	Cash Payments Under a Retention Agreement Paid as a Result of the Merger	Cash Payments Under a Severance Agreement Paid as a Result of the Merger	Cash Payments Under a Directorship Agreement Paid as a Result of the Merger

Matthew Fearer
Common Stock	$0	$0	$0	—	—	—	—
Preferred Stock	$0	$0	$0	—	—	—	—
Options	$0	$17,863	$46,562	—	—	—	—
Amount of Cash Payment	—	—	—	$0	$0	$0	$0
Janet Kosloff
Common Stock	$0	$0	$0	—	—	—	—
Preferred Stock	$0	$0	$0	—	—	—	—
Options	$0	$41,036	$94,527	—	—	—	—
Amount of Cash Payment	—	—	—	$0	$0	$0	$0

Changes in MCF’s Board of Directors

MCF has agreed to use its best efforts to cause William Febbo to be elected to MCF’s board of directors. In furtherance of the foregoing, MCF shall use its best efforts to cause (i) its board of directors, at its first regularly board meeting following the closing of the merger, to nominate Febbo for election as a director, and (ii) the election of Febbo as a director at each annual stockholder meeting of MCF. The obligations of MCF to do so shall cease at such time that Febbo’s employment with the surviving company or MCF (if applicable) is terminated (other than a termination of Febbo’s employment without cause or a resignation by Febbo for good reason prior to the incentive consideration payment date, in which case such obligations will cease on the incentive consideration payment date). MCF expects that its board of directors will remain fixed at nine members after completion of the merger.

ACCOUNTING TREATMENT OF THE MERGER

The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of MedPanel will be included in the consolidated financial statements of MCF. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. MCF will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this prospectus/information statement, MCF has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

General

The following discussion summarizes the material United States federal income tax consequences of the mergers to MCF, its merger subsidiaries, MedPanel, and to holders of common stock and preferred stock (“capital stock”) of MedPanel and constitutes the opinion of McDermott Will & Emery LLP, counsel to MedPanel, with respect to these matters. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations, including temporary and proposed regulations, current administrative rulings and court decisions, all in effect as of the date of this prospectus/information statement and all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described below and could adversely affect MedPanel stockholders.

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

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brokers or dealers in securities or foreign currencies;

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traders;

•

stockholders who are subject to the alternative minimum tax provisions of the Code;

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tax-exempt organizations;

•

stockholders who are foreign persons, including those who are not citizens or residents of the U.S.;

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expatriates;

•

stockholders treated as partnerships for United States federal income tax purposes;

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stockholders that have a functional currency other than the United States dollar;

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stockholders who do not hold their MedPanel stock as a capital asset within the meaning of Section 1221 of the Code;

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banks, mutual funds, financial institutions or insurance companies;

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stockholders who acquired MedPanel capital stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•

stockholders who hold MedPanel capital stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•

stockholders who acquired their shares through MedPanel’s 401(k) plan, deferred compensation plan or other retirement plan; or

•

stockholders whose MedPanel capital stock is “qualified small-business stock” for purposes of Section 1202 of the Code.

No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the mergers, and the following summary is not binding on the IRS or the courts. This summary does not address the tax consequences of the mergers under state, local and foreign laws or under United States federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the mergers, whether or not they are in connection with the mergers, including, without limitation, the exercise or cancellation of options, warrants or similar rights to purchase stock.

MedPanel stockholders are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the mergers, including any applicable federal, state, local and foreign tax consequences.

IRS CIRCULAR 230 DISCLOSURE:  TO COMPLY WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT (A) ANY U.S. FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS), UNLESS SPECIFICALLY STATED OTHERWISE, IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSES OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The mergers are intended and expected to constitute one integrated transaction for United States federal income tax purposes and to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein and assuming that the mergers are completed according to the terms of the merger agreement and as described in this prospectus/information statement and based upon facts, factual representations and assumptions contained in the representation letters provided by MCF and MedPanel, all of which must continue to be true, correct and complete as of the effective times of the mergers, it is the opinion of McDermott Will & Emery LLP, counsel to MedPanel, that the mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the following United States federal income tax consequences will result:

MedPanel Stockholders Who Receive Solely MCF Common Stock

Pursuant to the merger agreement, stockholders who exchange shares of MedPanel capital stock in the merger have the right to receive: (i) shares of MCF common stock at the closing date of the merger, and (ii) contingent consideration of cash and common stock paid three years after consummation of the merger if certain financial performance milestones are met (the “earn-out”). If a MedPanel holder of capital stock does not receive any cash under the earn-out, and assuming the applicability of the installment method rules discussed below, such stockholder, as of the closing date of the merger, would not recognize gain or loss upon receipt of shares of MCF common stock solely in exchange for MedPanel capital stock, except with respect to cash received in lieu of a fractional share of MCF common stock (as discussed below). The aggregate tax basis of the shares of MCF common stock received (including any fractional shares deemed received and exchanged for cash) would be equal to the aggregate tax basis in the shares of MedPanel capital stock surrendered. The holding period of the MCF common stock received (including any fractional shares deemed received and exchanged for cash) would include the holding period of the shares of MedPanel capital stock surrendered.

MedPanel Stockholders Who Receive a Combination of MCF Common Stock and Cash

Pursuant to the merger agreement, a holder of MedPanel capital stock may receive a combination of shares of MCF common stock and cash (if contingent cash amounts are distributed to MedPanel stockholders pursuant to the earn-out).

Subject to the potential applicability of the installment method rules discussed below, a MedPanel stockholder who receives a combination of MCF common stock and cash in the mergers will recognize gain equal to the lesser of: (i) the amount of cash received (plus, if the installment method of reporting does not apply, as described below in the section of the prospectus/information statement entitled “Certain Terms of the Merger Agreement — Material United States Federal Income Tax Consequences of the Mergers — Installment Method (Treatment of Contingent Cash Consideration),” the value of the stockholder’s contingent right to receive cash pursuant to the earn-out), or (ii) the gain realized as a result of the mergers. The gain realized will be the excess of (i) the sum of the fair market value of shares of MCF common stock received in the mergers, the amount of cash received in the mergers and, if the installment method of reporting does not apply, the value of the stockholder’s contingent right to receive cash and stock under the earn-out, over (ii) the stockholder’s adjusted tax basis in the MedPanel stock surrendered in the mergers. Thus, if the fair market value of the shares of MCF stock received is in excess of the basis of the MedPanel stock exchanged, all cash proceeds will be taxable. However, if a stockholder’s adjusted tax basis in the MedPanel stock surrendered is greater than the sum of the amount of cash and the fair market value of the MCF common stock received, the stockholder’s loss will not be currently recognized for United States federal income tax purposes.

If a holder of shares of MedPanel stock acquired different blocks of shares of MedPanel stock at different times or different prices, the stockholder should consult the stockholder’s own tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain will be long-term capital gain if, as of the effective date of the mergers, the stockholder’s holding period with respect to the shares of MedPanel stock surrendered exceeds one year. In some cases, the recognized gain could be treated as having the effect of the distribution of a dividend under Sections 302 or 356(a)(2) of the Code, in which case such gain would be treated as dividend income. The IRS has indicated in rulings, however, that any reduction in the interest of a minority stockholder that owns a small number of shares (less than 1%) of a publicly and widely held corporation (e.g., MCF) and that exercises no control over the corporate affairs would receive capital gain rather than dividend treatment.

Subject to the potential applicability of the installment method rules discussed below, the aggregate tax basis of the shares of MCF common stock received (including any fractional shares deemed received and exchanged for cash) by a stockholder that exchanges its shares of MedPanel capital stock for a combination of shares of MCF common stock and cash will be equal to the aggregate adjusted tax basis of the shares of MedPanel stock surrendered, reduced by the amount of cash received by the stockholder (excluding any cash received instead of fractional shares of MCF common stock), reduced by the value of the stockholder’s contingent right to receive cash under the earn-out (if the installment method of reporting does not apply), and increased by the amount of gain recognized by the stockholder (excluding any gain recognized with respect to cash received in lieu of fractional shares of MCF common stock) on the exchange, including any portion of the gain that is treated as a dividend.

The holding period of the shares of MCF common stock received (including any fractional share deemed received and exchanged for cash) will include the holding period of the shares of MedPanel capital stock surrendered. MedPanel stockholders receiving a combination of shares of MCF common stock and cash should consult their own tax advisors regarding the manner in which cash and shares of MCF common stock should be allocated among the stockholder’s shares of MedPanel stock and the manner in which the above rules would apply in the stockholder’s particular circumstances, including the applicability of the installment method rules.

Installment Method (Treatment of Contingent Cash Consideration)

Under the merger agreement, the MedPanel stockholders as a group may be paid additional contingent cash consideration based upon the achievement of certain milestones, which we also refer to as the earn-out. Under the installment method rules (Section 453 of the Code), a MedPanel stockholder who receives cash consideration under the earn-out in a taxable year after the closing date of the mergers should be able to defer the reporting of the gain attributable to such cash until received. Thus, unless a stockholder timely and properly elects out of the installment method, or the receipt of the contingent right to cash consideration in the mergers has the effect of the distribution of a dividend (under 356(a)(2) of the Code), a stockholder recognizing a gain will recognize a portion of the capital gain from the mergers on a deferred basis as amounts are received under the earn-out. A MedPanel stockholder may elect out of the installment method generally by reporting the full amount of gain recognized in the mergers on a timely filed United States federal income tax return for the taxable year in which the mergers occur and taking into account the fair market value, as of the closing date of the mergers, of such stockholder’s contingent right to receive cash in the earn-out.

Under the installment method, gain recognized by a MedPanel stockholder from the receipt of any cash payment under the earn-out will be equal to the lesser of (i) the amount of cash received (less any amount attributable to imputed interest, discussed below), or (ii) such MedPanel stockholder’s “proportionate amount of total gain realized” not previously included in taxable income. The “proportionate amount of total gain realized” by a MedPanel stockholder should be computed based on the assumption that such stockholder will receive his, her or its proportionate share of the maximum amount payable pursuant to the earn-out. If less than the maximum amount of such stockholder’s proportionate share of the earn-out is ultimately received, appropriate adjustments to such stockholder’s tax reporting will be required. Any gain recognized should be capital gain and will be long-term capital gain if the MedPanel stockholder held his, her or its shares of MedPanel capital stock exchanged in the merger for more than one year as of the effective time of the merger.

Under the installment method, although not free from doubt, the adjusted tax basis of a former MedPanel stockholder’s old stock (MedPanel stock) is allocated first to the new stock (MCF stock) permitted to be received tax-free in the mergers, up to the new stock’s fair market value. Any excess basis is allocated to the cash that is received or expected to be received in the mergers (including the stockholder’s portion of the full amount of contingent cash consideration under the earn-out that could be potentially received) thereby reducing the amount of gain recognized upon the receipt of any cash consideration in the mergers.

If the installment method applies, a portion of any cash paid to a MedPanel stockholder pursuant to the earn-out may be deemed to be interest income. In addition, a portion of any additional MCF shares received pursuant to the earn-out will likely be characterized as interest income. The interest amount will equal the excess of the fair market value of the MCF shares or the cash received over the present value of the MCF shares or cash at the effective time of the mergers, calculated using the relevant applicable federal rate (the “AFR”) as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations that is published monthly by the Internal Revenue Service. Any such amount treated as interest will be ordinary income and will not be treated as consideration received pursuant to the mergers.

In the event a MedPanel stockholder’s maximum potential share of the earn-out, plus such stockholder’s other installment sale receivables, exceeds $5 million at the end of any taxable year, such stockholder may be required to pay interest on the deferred tax attributable to the gain related to the amount of such installment receivables in excess of $5 million. For certain MedPanel stockholders, this interest charge may not be deductible for federal income tax purposes. These rules are set forth in Section 453A of the Code, and their application to earn-outs is subject to a number of uncertainties. Accordingly, each MedPanel stockholder is encouraged to consult with his, her or its tax advisors regarding the potential application of these rules.

Because the application of the installment method rules are quite complex and not free from doubt, all MedPanel stockholders should consult with their own tax advisors regarding the application of the installment method provisions of the Code, the potential benefits and consequences of electing not to use the installment method, the effect of using the installment method on the stockholder’s alternative minimum tax computation, the amount of gain to be recognized in the year of the mergers under the installment method, the computation of a MedPanel stockholder’s adjusted tax basis in his, her or its stock received in the mergers, the computation of contingent cash consideration to be treated as imputed interest income, and the possible application of rules requiring the payment of an interest charge on deferred tax liabilities arising in connection with certain installment sales pursuant to Section 453A of the Code.

Cash in Lieu of Fractional Shares

A holder of MedPanel capital stock who receives cash in lieu of a fractional share of MCF common stock will be treated as having received such fractional share in the mergers and then as having received cash in exchange for such fractional share. Gain or loss will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of MCF common stock. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for such shares is greater than one year.

Dissenting Stockholders

A dissenting stockholder of MedPanel capital stock who perfects appraisal rights should be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the mergers, does not own (actually or constructively) any capital stock of MCF will recognize gain or loss with respect to a share of MedPanel capital stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss will be capital gain or loss.

Tax Consequences to MCF, its Merger Subsidiaries and MedPanel

Neither MCF, its merger subsidiaries, nor MedPanel will recognize gain or loss as a result of the mergers.

Backup Withholding

A holder of MedPanel stock may be subject to information reporting and 28% backup withholding on any cash payments received in the mergers, including cash received in lieu of a fractional share interest in MCF common stock. Such stockholders will not be subject to backup withholding, however, if they:

•

furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to the former MedPanel stockholder following the completion of the mergers (or the appropriate Form W-8, as applicable); or

•

are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules should be allowed as a refund or credit against a MedPanel stockholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements

If a MedPanel stockholder receives shares of MCF common stock as a result of the mergers, the stockholder will be required to retain records pertaining to the mergers and will be required to file with his, her or its United States federal income tax return for the year in which the transaction takes place a statement setting forth certain facts relating to the mergers as provided in Treasury Regulations Section 1.368-3(b).

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the mergers. MedPanel stockholders are urged to consult their own tax advisors as to the specific consequences of the mergers to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Regulatory Approvals

Other than the Securities and Exchange Commission declaring this registration statement effective, MCF does not believe that any additional material governmental approvals are required with respect to the mergers.

Stock Ownership Following the Merger

Based on an assumed average last sale price per share of MCF common stock of $4.20, which was the average of the last sale prices per share of MCF common stock as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006, as reported on the American Stock Exchange for the trading days in the period from October 9, 2006 through November 3, 2006, MCF will issue up to 1,548,119 shares of MCF common stock pursuant to the merger at closing. Additional shares of MCF common stock will be issued or issuable under the merger agreement upon the achievement by the MedPanel business unit of MCF of certain financial performance milestones during the period commencing on January 1, 2007 and ending December 31, 2009. The actual number of additional shares of MCF common stock to be issued if the performance milestones are met will equal the 50% of the amount of consideration earned, divided by the average closing price of MCF common stock during the 20 trading days immediately prior to January 1, 2010.

Immediately after the effective time, the former holders of MedPanel capital stock will hold in the aggregate approximately 12.7% of the shares of MCF common stock to be outstanding immediately after the consummation of the merger (calculated on the basis of 10,602,699 shares of MCF common stock outstanding as of November 6, 2006, and assuming the issuance of an aggregate of 1,548,119 shares of MCF common stock to the MedPanel stockholders).

Material Contacts Between MCF and MedPanel

Except in connection with the merger agreement as described in this prospectus/information statement and incorporated herein by reference, neither MCF nor, to the best of MCF’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of MedPanel, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Except in connection with the merger agreement as described in this prospectus/information statement and incorporated herein by reference, there have been no contacts, negotiations or transactions between MCF or, to the best of MCF’s knowledge, any of its directors, executive officers or other affiliates on the one hand, and MedPanel or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

Neither MCF nor, to the best of MCF’s knowledge, any of its directors, executive officers or other affiliates has ever had any transaction with MedPanel or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the merger.

Neither MCF nor, to the best of MCF’s knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of MedPanel common stock or preferred stock.

Neither MCF nor, to the best of MCF’s knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of MedPanel common stock during the past 60 days.

Except in connection with the merger agreement as described in this prospectus/information statement and incorporated herein by reference, neither MedPanel nor, to the best of MedPanel’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of MCF, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Except in connection with the merger agreement as described in this prospectus/information statement and incorporated herein by reference, there have been no contacts, negotiations or transactions between MedPanel or, to the best of MedPanel’s knowledge, any of its directors, executive officers or other affiliates on the one hand, and

MCF or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

Neither MedPanel, nor, to the best of MedPanel’s knowledge, any of its directors, executive officers or other affiliates has ever had any transaction with MCF or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the merger.

Neither MedPanel nor, to the best of MedPanel’s knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of MCF common stock or preferred stock.

Neither MedPanel nor, to the best of MedPanel’s knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of MCF common stock during the past 60 days.

SUMMARY OF THE TERMS OF THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus/information statement as Annex A and is incorporated by reference into this prospectus/information statement, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The Merger

The merger agreement provides for a two-step merger. In the first step, MedPanel Acquisition I Corp. will be merged with and into MedPanel, and MedPanel will be the surviving corporation. In the second step, which will occur immediately after the effectiveness of the first merger, MedPanel will merge with and into Panel Intelligence, LLC, and Panel Intelligence, LLC will be the surviving entity of such merger. Both MedPanel Acquisition I Corp. and Panel Intelligence, LLC are newly formed, wholly owned subsidiaries of MCF.

Closing and Effective Time of the Merger

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement — Conditions to Obligations to Complete the Merger,” are satisfied or waived. The first merger will become effective upon the filing of a certificate of merger for such merger with the Secretary of State of the State of Delaware, and the second merger will become effective upon the filing of a certificate of merger for such merger with the Secretary of State of the State of Delaware. When we refer to the “effective time” of the merger, we are referring to the time when both mergers are effective.

We are working to complete the merger as quickly as possible. Because completion of the merger is subject to certain conditions that are beyond our control, we cannot predict the exact timing, although absent any unanticipated delay, we expect to close the merger during the first quarter of 2007.

Merger Consideration

The aggregate merger consideration payable to all of the holders of MedPanel capital stock and options at the closing of the merger is 1,547,619 shares of MCF common stock, plus up to 500 additional shares to allow for rounding up fractional shares (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events). The merger consideration has been adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006. The initial consideration will be payable promptly after the effective time, subject to the escrows described below. In addition to the initial consideration, MedPanel stockholders may also be entitled to additional incentive consideration or change of control consideration, each as described below.

Balance Sheet Escrow. A portion of the initial consideration equal to 47,619 shares of MCF common stock (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) will be deposited into escrow after the effective time. MCF and MedPanel have agreed that MedPanel must have between $850,000 and $1,250,000 of net working capital and net cash of at least $400,000 as of the effective time. In the event that the actual net working capital is below $850,000, then a portion of this escrow equal to (i) the amount of such deficiency (capped at $200,000) divided by (ii) $4.20 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) will be returned to MCF and the remainder of the escrow will be distributed as part of the initial consideration. In the event that the actual net working capital is more than $1,250,000, then, in addition to the entire amount of the escrowed shares, an amount of cash equal to the amount of such excess will also be payable by the surviving entity to the MedPanel holders if and to the extent that, after giving effect to such cash payment, the surviving entity retains $400,000 of net cash. The amounts held in this escrow, as adjusted, will be released promptly after the date on which the actual net working capital and net cash is finally determined, which is anticipated to be between 90 to 120 days from the date on which the merger is effective.

Indemnity Escrow. A portion of the initial consideration equal to 107,143 shares of MCF common stock (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) will be deposited into escrow at the effective time. If and to the extent that MCF suffers any losses for which it is entitled to indemnification under the merger agreement, MCF will have the right to set-off such losses against the shares held in this escrow. The shares held in this escrow, less any set-offs by MCF, will be released promptly after the 18 month anniversary of the effective time.

Escrow Agreement. The shares deposited into the balance sheet escrow and indemnity escrow will be held by Wells Fargo Bank, National Association, as escrow agent. Prior to the effective time, MCF, the Stockholder Representative and the escrow agent will enter into an escrow agreement that is substantially in the form of Exhibit A to the merger agreement.

Incentive Consideration Amount. In addition to the initial consideration, an earn-out based on the cumulative revenue and cumulative EBITDA of the MedPanel business unit over the three year period commencing January 1, 2007 and ending December 31, 2009 may be payable to the MedPanel stockholders. Although the maximum amount of the earn-out is $11,455,000, no assurances can be made as to what the actual amount of the earn-out will be, and it is possible that there may be no earn-out at all. The incentive consideration will be payable promptly following the determination of the three year cumulative revenue and EBITDA figures, which is anticipated to be in March of 2010. The incentive consideration shall be paid 50% in cash and 50% in MCF common stock, where the total number of shares of MCF common stock to be issued will be based on the average closing price of MCF common stock during the 20 trading day period prior to January 1, 2010 (provided, however, that in no event will the price used to determine such incentive consideration be lower than $5.25 or greater than $29.75 (subject in either such case to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events)).

Change of Control. In the event that MCF undergoes a change of control prior to January 1, 2010, a change of control payment of $7,080,000 will be payable to the MedPanel stockholders in lieu of any incentive consideration. The change of control consideration will be paid 50% in cash and 50% in MCF common stock, where the total number of shares of MCF common stock to be issued will be based on the 10 day average trading price of MCF common stock leading up to but not including the date on which such change of control is publicly announced. If a change of control results in the shares of MCF being converted or exchanged into cash and/or the securities and/or other property of another entity, as the case may be, the portion of the change of control consideration payable in MCF common stock will instead be paid in cash or such securities and/or other property of such other entity with customary adjustments. The change of control consideration will be payable on the date on which such change of control is consummated, and the payment of the applicable change of control consideration will be in full satisfaction of any obligation to pay an incentive consideration.

Treatment of Securities; Allocation of Merger Consideration

Upon completion of the merger, the common stock and each series of preferred stock of MedPanel will be cancelled and converted into the right to receive a portion of the total merger consideration payable by MCF. Each option to purchase shares of MedPanel common stock that would otherwise be outstanding if not for the merger will be cancelled immediately prior to the effective time in exchange for the right to receive payment of the merger consideration in an amount equal to the excess of the amount distributable per share of common stock (after giving effect to the cancellation of the MedPanel options in exchange for the right to receive payment of the merger consideration) over the exercise price of such option, less applicable taxes.

The amount of merger consideration allocable to the common stock and each series of preferred stock of MedPanel may vary because (i) the holders of the preferred stock are entitled to receive the liquidation preference on their preferred stock prior to any distributions being made on the common stock, and (ii) the liquidation preference for each series of preferred stock is different. MedPanel has three series of preferred stock:  Series A, Series B and Series C, and the per share liquidation preference for each series as of November 6, 2006 was  $0.238, $0.32 and $0.40, respectively. The aggregate liquidation preference for all series of MedPanel preferred stock is approximately $2.6 million. After giving effect to the balance sheet escrow and the indemnities escrow, the merger consideration will be distributed in the following priority:

(a)

First, the merger consideration will be allocated to each share of preferred stock until an amount equal to the Series A liquidation preference has been allocated to each share of preferred stock;

(b)

second, the remainder of the merger consideration will be allocated ratably to each share of Series B and Series C preferred stock until an amount, when added to the amount previously allocated to the Series B and Series C preferred stock, equal to the Series B liquidation preference has been allocated to each share of Series B and Series C preferred stock;

(c)

third, the remainder of the merger consideration will be allocated ratably to each share of Series C preferred stock until an amount, when added to the amount previously allocated to the Series C preferred stock, equal to the Series C liquidation preference has been allocated to each share of Series C preferred stock;

(d)

fourth, the remainder of the merger consideration, equal to approximately $3.9 million in MCF common stock (after deduction and payment of the $2.6 million preferred stock liquidation preference from the $6.5 million in MCF common stock issued at closing), plus the amount of any incentive consideration payable in 2010 (in the amount of up to approximately $5.7 million in cash and $5.7 million in MCF common stock), will be allocated ratably to each share of common stock until an amount equal to the Series A liquidation preference has been allocated to each share of common stock;

(e)

fifth, the remainder of the merger consideration shall be allocated ratably to each share of common stock and Series A preferred stock until an amount, when added to the amounts allocated to each such share in the preceding paragraphs, equal to the Series B liquidation preference has been allocated to each share of common stock and Series A preferred stock;

(f)

sixth, the remainder of the merger consideration shall be allocated ratably to each share of common stock, Series A preferred stock and Series B preferred stock until an amount, when added to the amounts allocated to each such share in the preceding paragraphs, equal to the Series C liquidation preference has been allocated to each share of common stock, Series A preferred stock and Series B preferred stock; and

(g)

finally, the remainder of the merger consideration shall be allocated ratably to each share of common stock and preferred stock until the merger consideration has been exhausted.

The allocation of the merger consideration described above in paragraphs (d) through (g) above will be made after giving effect to cancellation of the outstanding options to acquire MedPanel common stock in exchange for the right to receive payment of the merger consideration.

Exchange of Stock Certificates

Prior to the effective time, the Stockholder Representative will deliver to MCF a schedule setting forth the name and address of each MedPanel stockholder and optionholder that is to receive any of the initial merger consideration, and the amount of such initial merger consideration issuable to such holder at the effective time. Promptly following the effective time, MCF will instruct its transfer agent to mail to each MedPanel stockholder and optionholder the initial merger consideration issuable to such holder upon (in the case of each stockholder) surrender of the certificates representing the MedPanel capital stock held by such holder, less shares of MCF common stock to be held in escrow pursuant to the escrow agreement.

Restriction on Transfer of Parent Company Stock

All MCF common stock issued as part of the initial consideration will be subject to a lock-up through the one-year anniversary of the effective time. As such, all certificates representing MCF common stock issued to MedPanel stockholders and optionholder prior to the expiration of such lock-up period will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED TO ANY PERSON PRIOR TO ____________, 200__ [INSERT ONE YEAR ANNIVERSARY OF CLOSING DATE]

Lost, Stolen and Destroyed Certificates

If a MedPanel stock certificate is lost, stolen or destroyed, the holder of such certificate will need to deliver an affidavit to MCF or its agent in order to receive any MCF common stock, and may need to deliver an indemnity bond prior to receiving any such merger consideration.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of MCF, Panel Intelligence and MedPanel Acquisition on the one hand, and MedPanel on the other, regarding facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects.

MedPanel made a number of representations and warranties to MCF, Panel Intelligence and MedPanel Acquisition in the merger agreement, including representations and warranties relating to the following matters:

•

corporate organization and qualifications to do business;

•

the capital structure of MedPanel, and the beneficial ownership of MedPanel capital stock;

•

the due issuance and validity of MedPanel capital stock, and the absence of any liens on MedPanel capital stock;

•

the corporate authority of MedPanel to enter into the merger agreement and the transactions contemplated therein;

•

the absence of any conflict between the transactions contemplated by the merger agreement, on the one hand, and the charter documents and material contracts of MedPanel or any laws applicable to MedPanel, on the other;

•

MedPanel having obtained all of the necessary consents to enter into the transactions contemplated by the merger agreement;

•

the ownership, condition and adequacy of the assets and properties owned or used by MedPanel;

•

the accuracy of the financial statements of MedPanel provided to MCF;

•

timely payment of all taxes and timely filing of all tax returns;

•

matters relating to MedPanel’s accounts payable and receivable;

•

the absence of certain changes since the date of MedPanel’s balance sheet for the nine month period ended at September 30, 2006;

•

the absence of any distributions to MedPanel’s shareholders since September 30, 2006;

•

the ownership of and rights with respect to the intellectual property owned or used by MedPanel;

•

the contracts to which MedPanel is a party;

•

the enforceability of the contracts to which MedPanel is a party;

•

any litigation to which MedPanel is subject;

•

compliance by MedPanel with all applicable laws;

•

warranties and other service agreements made by MedPanel;

•

finder’s fees and other compensation payable by MedPanel to any broker or financial advisor;

•

the permits necessary to operate MedPanel’s business;

•

the maintenance of MedPanel’s corporate books and records;

•

transactions between MedPanel and any interested parties;

•

the employee benefit programs of MedPanel;

•

matters relating to the directors, officers, employees and consultants of MedPanel;

•

the manner in which MedPanel has operated its business;

•

the customers and vendors of MedPanel, and MedPanel’s relationships with such parties;

•

the insurance policies currently in effect for the benefit of MedPanel and its officers and directors;

•

the existence of any powers of attorney granted by MedPanel or any stockholder agreements;

•

the solvency of MedPanel;

•

matters pertaining to the Foreign Corrupt Practices Act;

•

the bank accounts of MedPanel; and

•

the investments made by MedPanel.

MCF, Panel Intelligence and MedPanel Acquisition made a number of representations and warranties to MedPanel in the merger agreement, including representations and warranties relating to the following matters:

•

corporate organization and qualifications to do business;

•

the corporate authority of MCF, Panel Intelligence and MedPanel Acquisition to enter into the merger agreement and the transactions contemplated therein;

•

the absence of any conflict between the transactions contemplated by the merger agreement and any of their respective charter documents or any laws applicable to them;

•

the due authorization and validity of the MCF common stock to be issued as part of the merger consideration;

•

the accuracy of the reports filed by MCF with the Securities and Exchange Commission;

•

the absence of actions taken by MCF, Panel Intelligence or MedPanel Acquisition that might prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; and

•

the absence of any current negotiations not involving MCF with respect to a transaction that would constitute a change of control.

Conduct of Business Before Completion of the Merger

Under the merger agreement, MCF, MedPanel and the Principal Stockholder have made certain agreements which will last until the earlier of the completion or termination of the merger agreement. These agreements include:

Publicity; Confidential Information. Each party has agreed to keep all information concerning the merger confidential unless such disclosure is mutually agreed upon, consented to by the non-disclosing party or required by law or legal process. In addition, each party has agreed to keep all information concerning the other party confidential at all times unless such information becomes public knowledge or such disclosure is required by law or legal process.

Exclusive Dealing. MedPanel and the Principal Stockholder have agreed that they will not, and MedPanel will ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not:

•

initiate, solicit or encourage any offer for the acquisition of MedPanel; or

•

engage in discussions with, or provide any non-public information concerning MedPanel to, any party relating to any proposed acquisition of MedPanel whether made before or after the date of the merger agreement.

The Company and Principal Stockholder have each agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any party conducted prior to the merger agreement with respect to any proposed acquisition of MedPanel. The Company has agreed to notify MCF as promptly as practicable of any credible inquiries, expressions of interest or requests for information relating to a proposed acquisition of MedPanel.

Operations. MedPanel has agreed to conduct its business in the ordinary course, consistent with past practices.

Form S-4 Registration Statement; Exchange Listing. The parties have agreed to prepare and file a Registration Statement on Form S-4, of which this prospectus/information statement forms a part, in connection with the issuance of shares of MCF common stock in the merger. The parties have further agreed to file such registration statement as promptly as practicable after the execution of the merger agreement, and in any event, within 30 Business Days of the date thereof. MCF has agreed to authorize for listing on the American Stock Exchange (i) prior to the effective time, the shares of MCF common stock issuable in respect of the initial consideration, and (ii) as soon as reasonably practicable after determination of the shares of MCF common stock issuable in respect of the incentive consideration or the change of control consideration, as applicable, the shares of MCF common stock so issuable.

Access. MedPanel has agreed to afford MCF and its accountants, legal counsel and other representatives reasonable access to the properties, books and records and personnel of MedPanel.

MedPanel Options. No MedPanel options will be assumed and/or substituted by MCF. MedPanel has agreed (i) to cause the vesting of any unvested MedPanel options to be accelerated in full effective immediately prior to the effective time; and (ii) to cancel, immediately prior to the effective time, each MedPanel option outstanding immediately prior to the effective time in exchange for the right to receive a payment equal to (a) the number of shares of MedPanel common stock represented by such option, multiplied by (b) the excess of the merger consideration distributable for each share of MedPanel common stock (after giving effect to the cancellation of the options in exchange for the right to receive payment of the merger consideration) over the per share exercise price of such option (less the amount of applicable withholding taxes).

Treatment as Reorganization. The parties have agreed to refrain from taking actions that could reasonably be expected to cause the merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code.

Cooperation. Each party has agreed to use its commercially reasonable best efforts to satisfy in full all conditions to closing in the merger agreement required to be satisfied by it.

Schedule Updates. MedPanel may notify MCF if MedPanel becomes aware of any fact or condition that constitutes a breach of any of its representations and warranties, or if MedPanel becomes aware of the occurrence of any fact that would constitute a breach of any representation or warranty. Should any such fact require any change in MedPanel’s schedules to the merger agreement, MedPanel will deliver a supplemental schedule to MCF specifying such change. MCF will be entitled to reject any such supplemental disclosure and terminate the merger agreement. If, however, MCF accepts such supplement disclosure (or is deemed to have accepted such disclosure), the representations and warranties of MedPanel will be deemed modified by such supplemental disclosure as if MedPanel had made such disclosure on the date of the merger agreement.

Board Seat. MCF will use its best efforts to cause William Febbo to be elected to MCF’s board of directors.

Director and Officer Liability and Indemnification. For a period of six (6) years after the date on which the merger is effective, (i) Panel Intelligence will maintain provisions in its governance documents that are comparable to the provisions contained in MedPanel’s certificate of incorporation and bylaws in effect as of the date of the merger agreement that relate to exculpation or indemnification of former officers, directors or managers, and it is the intent of the parties that the officers and directors of MedPanel prior to the effective time will continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law, and (ii) Panel Intelligence will maintain insurance for MedPanel’s officers and directors, covering director and officer liability for actions taken by or omitted to be taken by the officers and directors of MedPanel in their capacity as such prior to or at the effective time, and such coverage will be comparable to the coverage provided to the officers and directors of MCF.

Conditions to Obligations to Complete the Merger

The respective obligations of MCF, Panel Intelligence and MedPanel Acquisition, on the one hand, and MedPanel, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain conditions.

The conditions to the obligations of MCF, Panel Intelligence and MedPanel Acquisition include the following:

•

the representations and warranties of MedPanel being true and correct in all material respects;

•

the performance by MedPanel and the Principal Stockholder of all of the covenants required to be performed by them in all material respects prior to the closing;

•

MedPanel’s having obtained all consents necessary for it to consummate the merger;

•

MedPanel’s having delivered audited financials for its fiscal year ended December 31, 2005, and such financials not being materially different in any adverse respect from the unaudited financials previously delivered to MCF;

•

counsel to MedPanel delivering a legal opinion in the form attached to the merger agreement;

•

the employment contracts of certain key employees of MedPanel being in effect and the acceptance of employment with Panel Intelligence by certain other employees of MedPanel;

•

the removal of all non-permitted liens on the assets of MedPanel;

•

the repayment or cancellation of all stockholder loans;

•

there not having been a material adverse change in MedPanel’s business; and

•

the effectiveness of the Form S-4 Registration Statement registering the shares of MCF common stock to be issued as part of the merger consideration.

The conditions to the obligations of MedPanel include the following:

•

the representations and warranties of MCF, Panel Intelligence and MedPanel Acquisition being true and correct in all material respects;

•

the performance by MCF, Panel Intelligence and MedPanel Acquisition of all of the covenants required to be performed by them in all material respects prior to the closing;

•

MCF, Panel Intelligence and MedPanel Acquisition having obtained all consents necessary for them to consummate the merger;

•

there not having been a material adverse change in MCF’s business;

•

the effectiveness of the Form S-4 Registration Statement registering the shares of MCF common stock to be issued as part of the merger consideration; and

•

the listing of the shares of MCF common stock issuable as part of the initial consideration on the American Stock Exchange.

Indemnification

Losses by MCF Indemnified Parties. MedPanel, and the stockholders of MedPanel (severally and not jointly), are required to indemnify MCF and its affiliates and representatives from and against losses incurred by such indemnified parties as a result of:

(a)

any fraud or intentional misrepresentation by MedPanel, the Principal Stockholder, the Stockholder Representative or any of MedPanel’s officers and directors;

(b)

any breach of any representation, warranty or covenant of MedPanel, or any covenant of the Principal Stockholder; or

(c)

any exercise of appraisal rights, dissenters rights or similar rights by any stockholders or option holder of MedPanel, or any claim by any MedPanel stockholder that an action taken by the Stockholder Representative was not authorized and not binding on, or enforceable against, such MedPanel stockholder.

The foregoing indemnification obligation is limited as follows:  MedPanel and its stockholders will not be required to provide any indemnification unless the aggregate amount of all indemnifiable losses exceeds $45,000; provided, however, that (i) once such threshold is exceeded, MedPanel and its stockholders will (subject to the following clause (ii)) be liable for the entire amount of such indemnifiable losses; and (ii) the aggregate liability of MedPanel and its stockholders for all indemnifiable losses will not exceed, and the sole recourse for all indemnification claims for indemnifiable will be limited to the right of set off for such claims from, (x) the balance sheet escrow (but only with respect to an adjustment to net working capital), (y) until the 18-month anniversary of the effective time, the indemnity escrow, and (z) 50% of the cash portion of any amount payable as part of the incentive consideration or change of control consideration. However, the foregoing limitations will not apply to MCF related losses resulting from matters described in paragraphs (a) and (c) above or from breaches of the representations and warranties made by MedPanel with respect to its organization, capitalization and corporate authority, in which event MedPanel’s and its stockholders’ maximum aggregate liability when combined with prior MCF related losses shall be the aggregate amount of the merger consideration received by or payable to the MedPanel holders.

So long as the balance sheet escrow (but only with respect to an adjustment to net working capital), indemnity escrow and any cash portion of the incentive consideration (or, if applicable, the cash portion of the change of control consideration) remains unpaid and outstanding, MCF will have the right, in its sole discretion, to satisfy any claim for any MCF related losses covered by this indemnity by setting off such claim against such consideration.

Losses by MedPanel Indemnified Parties. MCF, Panel Intelligence and MedPanel Acquisition are required to indemnify the MedPanel stockholders from and against losses incurred by such indemnified parties as a result of:

(a)

any fraud or intentional misrepresentation by MCF, Panel Intelligence and MedPanel Acquisition or any of their officers and directors; or

(b)

any breach of any representation, warranty or covenant of MCF, Panel Intelligence or MedPanel Acquisition.

The foregoing indemnification obligation is limited as follows:  MCF, Panel Intelligence and MedPanel Acquisition will not be required to provide any indemnification unless the aggregate amount of all indemnifiable losses exceeds $45,000; provided, however, that (i) once such threshold is exceeded, MCF, Panel Intelligence and MedPanel Acquisition will (subject to the following clause (ii)) be liable for the entire amount of such indemnifiable losses, (ii) the aggregate liability of MCF, Panel Intelligence and MedPanel Acquisition for all indemnifiable losses will not exceed the sum of (x) $450,000 and (y) 50% of the cash portion of any amount payable as part of the incentive consideration or change of control consideration; provided, however, that such indemnification obligations are limited (A) during the first 18 months following the effective time, to an aggregate of $450,000; and (B) for the period of time after such 18 month period, to 50% of the cash portion of any incentive consideration or change of control consideration payable to the MedPanel stockholders (provided the payment of any indemnification obligations for indemnifiable losses arising after such 18 month period following the effective time shall be made if, as and when the cash payments are paid to the MedPanel stockholders). However, the foregoing limitations will not apply to MedPanel stockholder related losses resulting from matters described in paragraph (a) or from breaches of the representations and warranties made by MCF, Panel Intelligence or MedPanel Acquisition with respect to its organization, corporate authority, and valid issuance of MCF common stock, in which event the maximum aggregate liability when combined with prior MedPanel stockholder related losses shall be the aggregate amount of the merger consideration received by or payable to the MedPanel holders.

Termination of Agreement; Termination Fee

The merger agreement may be terminated as follows:

•

by the mutual written agreement of MedPanel and MCF;

•

by either party if the merger has not occurred on or prior to the date that is 180 days following the execution of the merger agreement; or

•

by the non-breaching party if one party to the merger agreement is in breach of its representations, warranties or covenants and such breach is not cured within 30 days of written notice.

MedPanel will (a) pay MCF a fee equal to $1,000,000 and (b) reimburse MCF for all of its transaction expenses incurred in connection with the merger (including all legal, accounting, financial advisory, appraisal, filing and registration fees and costs), in the event that the merger agreement is terminated (i) by MedPanel other than in accordance with the termination rights described above; or (ii) by MCF due to MedPanel, MedPanel’s board, the Principal Stockholder or the stockholders of MedPanel holding a majority of MedPanel voting stock, approving, or entering into an agreement to effectuate, a proposed acquisition of MedPanel with a party other than MCF.

Stockholder Representative

Pursuant to the merger agreement, Mr. William Febbo has been appointed to serve as the stockholder representative of the MedPanel stockholders. As the stockholder representative, Mr. Febbo will be responsible for taking various actions on behalf of the MedPanel stockholders to the extent provided under the merger agreement and the other transaction documents, including calculating the merger consideration to be delivered to each holder of MedPanel stock and options, overseeing the preparation of the closing date balance sheet and calculation of the incentive consideration, negotiating and settling any indemnification claims made by MCF, waiving any rights that the holders of MedPanel stock or options may have under the merger agreement; and taking such other actions that the stockholder representative deems necessary in furtherance of the foregoing. The stockholder representative will generally have unlimited authority and power to act on behalf of the holders of MedPanel stock and options with respect to the merger consideration held in escrow and the disposition thereof, so long as all such holders are treated in the same manner and in a manner not inconsistent with the merger agreement.

Each MedPanel stockholder has, pursuant to the merger agreement, (i) granted a power of attorney to the stockholder representative; and (ii) agreed to be bound by any waiver, amendment, agreement or other document executed by the stockholder representative in connection with the performance of its responsibilities as the stockholder representative.

The stockholder representative, however, does not have a fiduciary relationship in respect of any holder of MedPanel stock or option, except in respect of amounts received on behalf of such holder. The stockholder representative will not be liable to any holder of MedPanel stock or option for any action taken or omitted by him or any agent employed by him other than as imposed by law for gross negligence or willful misconduct. Pursuant to the merger agreement, the MedPanel stockholders have agreed to indemnify the stockholder representative, ratably in accordance with the amount of merger consideration they are entitled to receive, for liabilities which may be incurred by the stockholder representative in the performance of his responsibilities. Furthermore, the stockholder representative will not be liable for any apportionment or distribution of the merger consideration by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any holder of MedPanel stock or option will be to recover from other holders of MedPanel stock or options any payment in excess of the amount to which they are determined to have been entitled.

Upon the death, disability, withdrawal, removal or incapacity of the stockholder representative, MedPanel stockholders holding a majority in interest of the outstanding MedPanel capital stock immediately prior to the effective time, will have the right to appoint a new stockholder representative.

The stockholder representative will be reimbursed for all out-of-pocket costs and expenses incurred in connection with the actions taken pursuant to the terms of the merger agreement and the other transaction documents. At the stockholder representative’s option, such reimbursement may be made from (and the stockholder representative may establish a reserve for such expenses or contingencies from) (i) any merger consideration released from escrow, and (ii) any incentive consideration or change of control consideration that may become payable. Reimbursements will be made by the holders of MedPanel stock and options ratably in accordance with the amount of merger consideration they are entitled to receive. In addition to the foregoing, until such time as the merger consideration may be sold pursuant to an effective registration statement (and is no longer subject to the one-year lock-up contemplated under the merger agreement), MCF will advance to the stockholder representative funds to cover all such out-of-pocket costs and expenses (not to exceed $15,000). If at any time the amounts held by or available to the stockholder representative as described above are insufficient to satisfy the out-of-pocket costs and expenses payable by the stockholder representative, the holders of MedPanel stock and options are, upon the respect to the stockholder representative, obligated to advance or reimburse such additional necessary funds to the stockholders representative (ratably in accordance with the amount of merger consideration they are entitled to receive).

Related Agreements

Escrow Agreement

The parties have agreed to enter into an escrow agreement governing the release and/or return of the initial merger consideration to be held in escrow. Such escrow agreement will be substantially in the form attached as Exhibit A to the merger agreement, and will be entered into prior to the effective time by MCF, Mr. Febbo, as the stockholder representative, and Wells-Fargo, N.A. (or such other entity mutually satisfactory to the parties), as escrow agent. The escrow agreement contains, among other things, provisions governing the following:  (i) the timing and manner of the release of the shares withheld in escrow; and (ii) the duties and limitations of liability for the escrow agent.

Employment Agreements

William Febbo. Contemporaneously with the execution of the merger agreement, MedPanel entered into an employment contract with William Febbo. It is anticipated that this employment contract will remain in effect after the merger, at which time Mr. Febbo would become an employee of the surviving entity and will thereafter continue to have the same rights and duties with the surviving entity as described below. Mr. Febbo’s title is Chief Executive Officer, and his duties include all day to day activities of MedPanel as are customarily performed by persons serving in such capacity. Mr. Febbo will be paid an annual base salary is $200,000 as compensation for services in calendar year 2007 and an annual base salary of $210,000 as compensation of services in calendar year 2008. Mr. Febbo will also be entitled to participate in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits. Mr. Febbo will also be entitled to an annual bonus that will be based on MedPanel’s financial performance. The employment contract is for a period of two years commencing as of November 6, 2006. The employment contract may be terminated by Mr. Febbo or MedPanel for any reason or no reason; however, if Mr. Febbo is terminated without cause (or Mr. Febbo terminates his employment for good reason), Mr. Febbo will be entitled to receive a severance payment equal to his base salary for the remainder of his employment term and any bonuses that have accrued and remain unpaid through the date of such termination.

Howard Brick. Contemporaneously with the execution of the merger agreement, MedPanel entered into an employment contract with Howard Brick. It is anticipated that this employment contract will remain in effect after the merger, at which time Mr. Brick would become an employee of the surviving entity and will thereafter continue to have the same rights and duties with the surviving entity as described below. Mr. Brick’s title is Managing Director and Chief Operating Officer, and his duties include all day to day activities of MedPanel as are customarily performed by persons serving in such capacity. Mr. Brick will be paid an annual base salary is $165,000 as compensation for services in calendar year 2007 and an annual base salary of $174,000 as compensation of services in calendar year 2008. Mr. Brick will also be entitled to participate in deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits. Mr. Brick will also be entitled to an annual bonus that will be based on MedPanel’s financial performance. Upon the consummation of the merger, Mr. Brick will also receive stock options entitling him to purchase 250,000 shares of MCF common stock at the closing price of MCF common stock on the day on which the merger closes. The options will vest 25% on the one-year anniversary of Mr. Brick’s employment and then the remainder will vest ratably on a monthly basis over a three year period. The employment contract is for a period of two years commencing as of November 6, 2006. The employment contract may be terminated by Mr. Brick or MedPanel for any reason or no reason; however, if Mr. Brick is terminated without cause (or Mr. Brick terminates his employment for good reason), Mr. Brick will be entitled to receive a severance payment equal to his base salary for a 12 month period following such termination and any bonuses that have accrued and remain unpaid through the date of such termination.

DESCRIPTION OF MCF CAPITAL STOCK

Our authorized capital stock consists of 300 million shares of common stock, $0.0001 par value per share, and 60 million shares of preferred stock, $0.0001 par value per share.

Common Stock

Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law and certain rules of the American Stock Exchange, without further stockholder approval, from time to time to issue up to an aggregate of 300 million shares of common stock. There were 10,602,699 shares issued and outstanding as of November 6, 2006 as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006. Holders of our common stock are entitled to:

•

one vote per share;

•

share in all dividends that our  board of directors, in its discretion, declares from legally available funds; and

•

participate pro rata in all assets subject to the prior rights of creditors and holders of any preferred stock, in the event of our liquidation, dissolution or winding up.

Holders of our common stock have no cumulative voting rights and no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our  board of directors has the authority, without further stockholder approval, to issue up to an aggregate of 60 million shares of preferred stock in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions. There are currently no shares of preferred stock issued and outstanding.

Our amended certificate of incorporation authorizes our  board of directors, without any vote or action by the holders of our common stock, to issue preferred stock from time to time in one or more series. Our  board of directors is authorized to determine the number of shares and to fix the:

•

powers,

•

designations

•

preferences, and

•

relative, participating, optional or other special rights

of any series of preferred stock. Depending on the terms established by our  board of directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon our liquidation as well as other matters.

Delaware Law

We are subject to Section 203 of the DGCL, which, with certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

•

any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

MCF and MedPanel are both Delaware corporations governed by the Delaware General Corporation Law. Any differences between the rights of the stockholders of MCF and MedPanel arise primarily from differences in the respective certificates of incorporation and by-laws. The rights of MCF stockholders are governed by MCF’s certificate of incorporation and the certificates of amendment thereto and its amended and restated bylaws, and the rights of MedPanel’s stockholders are governed by MedPanel’s third amended and restated certificate of incorporation and the certificates of amendments thereto and its amended and restated bylaws and amendment thereto. As a result of the merger, holders of MedPanel common and preferred stock will become holders of MCF common stock. The following is a summary of some of the rights of MedPanel stockholders and MCF stockholders. This summary includes a discussion of the material rights of MCF and MedPanel stockholders, but it does not purport to be a complete discussion of Delaware law. MedPanel’s third amended and restated certificate of incorporation, the certificate of amendment thereto and bylaws, and MCF’s certificate of incorporation, the amendments thereto and bylaws.

Authorized Capital Stock

MedPanel

The authorized capital stock of MedPanel consists of 33,000,000 shares of common stock and 10,500,000 shares of preferred stock, of which 2,500,000 shares are Series A Convertible Preferred Stock, 5,000,000 shares are Series B Convertible Preferred Stock and 3,000,000 shares are Series C Convertible Preferred Stock (the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, collectively, the “Convertible Preferred Stock”).

MCF

The authorized capital stock of MCF consists of 300,000,000 shares of common stock and 60,000,000 shares of preferred stock.

Number of Directors

MedPanel

MedPanel’s board of directors currently consists of seven members.

MCF

MCF’s board of directors currently consists of nine members.

Changes in the Number of Directors

MedPanel

MedPanel’s bylaws provide that the authorized number of directors is to be a number not less than one nor more than eight, or such other number not less than one as the stockholders may establish.

MCF

MCF’s bylaws provide that the number of directors is to be a number not less than three nor more than nine, as may be determined by the Board of Directors.

Election of Directors

Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

MedPanel

MedPanel’s bylaws provide for the election of directors at each annual meeting of stockholders. Each director is to hold office until a successor is elected and qualified or until such director’s earlier resignation, removal or disqualification.

MCF

MCF’s bylaws provide for the nomination of directors by or at the direction of the board of directors (or a duly authorized committee) or by any shareholder of the corporation who is a shareholder of record on the date of the giving of the notice for an annual or special meeting of shareholders called for the purpose of electing directors and on the record date for the determination of shareholders entitled to vote at such annual meeting or special meeting. Directors are to be selected from the nominations only and elected by written ballot at each annual meeting of stockholders for a one-year term; provided, that each director is to serve until such director’s successor is elected and qualified or until such director’s earlier resignation, disqualification or removal.

Removal of Directors

MedPanel

MedPanel’s bylaws provide for the removal from office of a director at any time with or without cause, by the affirmative vote of a majority of shares issued and outstanding and entitled to vote at an election of directors.

MCF

MCF’s bylaws state that a director may be removed from office at any time with or without cause by the holders of a majority of the shares entitled to vote at an election of directors.

Liabilities of Directors; Directors’ Fiduciary Duties

Under the Delaware General Corporation Law, the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. The certificates of incorporation of MedPanel and MCF each contain such a limitation of personal liability for directors.

Indemnification of Corporate Agents

The Delaware General Corporation Law generally provides that, subject to certain restrictions contained in the law, a Delaware corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was a director, officer, employee or agent of another business entity at the corporation’s request. A person who has been successful on the merits or otherwise in any suit or matter covered by the indemnification provision must be indemnified against expenses incurred by him or her in connection with the suit or matter. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. The determination is to be made by a majority vote of the directors who are not parties to the action, or if there are none, by independent counsel or by the stockholders. Expenses incurred in defense may be paid in advance of the final disposition of the suit upon receipt of an undertaking by the person to be indemnified to repay any amounts paid by the corporation if it is ultimately determined that he or she was not entitled to indemnification. The indemnification or advancement of expenses provided by the Delaware General Corporation Law is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person would be entitled to be indemnified under the statute.

MedPanel

The bylaws of MedPanel provide for the indemnification of each of its directors and officers to the fullest extent and in the manner permitted by the General Corporation Law of Delaware. The indemnification of directors and officers excludes, however, (i) indemnification with respect to any improper personal benefit which a director or officer is determined to have received and the expenses of the defense of an improper benefit claim unless such defense prevails on the merits and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with MedPanel with respect to their activities prior to such transaction, unless specifically authorized by the board of directors or stockholders of MedPanel. The bylaws of MedPanel also provide that MedPanel may grant, to the extent authorized by the board of directors, rights to indemnification and to an advancement of expenses to (i) an employee or agent of the corporation, (ii) a person who is or was serving at the request of MedPanel as a director, officer, employee or agent of another entity, or (iii) a person who is or was a partner, employee or agent of the person seeking indemnification, or the officer, director or shareholder of a partner of such person, or a partnership of which such person is or was a partner.

MCF

The bylaws of MCF provide for the indemnification of its directors and officers to the fullest extent and in the manner permitted by the general corporation laws of Delaware. The bylaws of MCF also provide that MCF will indemnify any employee or agent who has been successful on the merits or otherwise in defense of any suit or matter from expenses reasonably incurred in connection with such defense, and may further indemnify such employee or agent, at the discretion of the board of directors, in any other circumstances to any extent if indemnification of such employee or agent would be required were such employee or agent a director or officer of the corporation. The determination of whether the person to be indemnified has met the applicable standard of conduct is to be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, or by the shareholders.

The certificates of incorporation of each of MedPanel and MCF each provide that such corporation, may indemnify its officers, directors, employees and agents to the fullest extent permitted by the general corporation law of Delaware. The certificates each also release directors from personal monetary liability to the corporation and its stockholders for any breach of fiduciary duty to the fullest extent permitted by the general corporation law of Delaware.

Issuance of Additional Stock

MedPanel

Subject to limitations prescribed by the Delaware General Corporation Law, MedPanel’s board of directors has the authority to issue up to 10,500,000 shares of preferred stock (including preferred stock of MedPanel currently issued and outstanding) divided into three series  and to fix the voting powers, designation, preferences and rights of those shares and the qualifications, limitations or restrictions of any unissued shares, and to issue up to a total of 33,000,000 shares of common stock of MedPanel (including shares of common stock of MedPanel currently issued and outstanding).

MCF

Subject to limitations prescribed by Delaware law, MCF’s board of directors has the authority to issue up to 60,000,000 shares of preferred stock and to fix the preferences, rights and qualifications of such shares, and to issue up to a total of 300,000,000 shares of common stock of MCF (including shares of common stock of MCF currently issued and outstanding).

Inspection of Books and Records

The Delaware General Corporation Law generally provides that any stockholder may inspect the corporation’s books or records.

Stockholder Voting on Mergers and Certain Other Transactions

Under the Delaware General Corporation Law, whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, the agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote. Notwithstanding the foregoing, under the Delaware General Corporation Law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

•

the agreement of merger does not amend in any respect the certificate of incorporation of the constituent corporation;

•

each share of stock of the constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the common stock are to be issued under the agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number of shares of common stock outstanding immediately prior to the merger.

In addition, the Delaware General Corporation Law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary’s stockholders or board of directors and without the approval of the parent’s stockholders.

MedPanel

Neither the certificate of incorporation nor the bylaws of MedPanel alters the statutory requirements for stockholder approval of mergers or asset sales.

MCF

Neither the certificate of incorporation nor the bylaws of MCF alters the statutory requirements for stockholder approval of mergers or asset sales.

Business Combinations with Interested Stockholders

Section 203 of the Delaware General Corporation Law contains a prohibition, subject to certain exceptions, on business combinations by a Delaware corporation with interested stockholders for a period of three years following the date that such holder became an interested stockholder unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least 66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested stockholder.

Interested stockholders are generally defined under the statute as stockholders owning 15% or more of the outstanding voting stock of the corporation. This general prohibition was designed to discourage hostile take-over attempts of Delaware corporations by third parties.

Other than as contemplated by the merger agreement, neither MCF nor Panel Intelligence, LLC is, nor at any time during the last three (3) years has it been, an “interested stockholder” of MedPanel.

MedPanel

MedPanel is not subject to Section 203 of the Delaware General Corporation Law.

MCF

MCF is subject to Section 203 of the Delaware General Corporation Law.

Stockholder Rights Plan

Neither MedPanel nor MCF has adopted a stockholder rights plan. The MCF certificate of incorporation authorizes its board of directors, without any action by the stockholders of MCF, to issue up to 60,000,000 shares of its preferred stock, and to designate the preferences, rights and qualifications of such preferred stock upon their issuance. Because the terms of the preferred stock may be fixed by the MCF board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make a proposed takeover of MCF or the removal of its management more difficult.

Special Meetings

Under Delaware corporate law, a special meeting of the stockholders may be called by the board of directors or any other person as may be authorized by the certificate of incorporation or bylaws.

MedPanel

The MedPanel bylaws provide that special meetings of MedPanel stockholders may be called by the chairman of the board, if any, the president, or a majority of the directors. The request for a special meeting of the stockholders must state the purpose(s) of the proposed meeting.

MCF

The MCF bylaws provide that special meetings of MCF stockholders may be called only by the MCF board of directors or by any person or committee expressly so authorized by the board of directors. The written request of any person(s) who have called a special meeting must state the purpose for such meeting and the Secretary will fix the date of the special meeting. If the Secretary does not fix the time and date of such special meeting and give notice thereof, the person(s) calling the meeting may do so.

Action by Stockholders Without a Meeting

Delaware corporate law permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize that action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

MedPanel

The bylaws of MedPanel permit MedPanel’s stockholders to act by written consent in writing or electronic transmission without a meeting, if a consent in writing or by electronic transmission, setting forth the action taken is signed by the holders of outstanding stock having not less than a minimum number of votes that would be necessary to authorize or take that action at a meeting at which all holders of stock entitled to vote on that action were present and voted. Such writings or electronic transmissions must be filed with the minutes of proceedings of the stockholders, in paper form if the minutes are maintained in paper form and in electronic form if the minutes are maintained in electronic form. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission.

MCF

The bylaws of MCF permit MCF’s stockholders to act by written consent without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

Charter and Bylaws Amendments

Under Delaware corporate law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of the amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote on the amendment. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series or a class, Delaware corporate law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of the affected class or series.

Under Delaware corporate law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote provided that any corporation may, in its certificate of incorporation, confer this power upon the directors. However, the power vested in the stockholders shall not be divested or limited where the board of directors also has this power.

MedPanel

MedPanel’s certificate of incorporation and bylaws do not alter the statutory requirements for an amendment to the certificate of incorporation. MedPanel’s certificate of incorporation states that for so long as at least 20% of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, originally issued by the corporation remains outstanding, MedPanel cannot amend, alter or repeal any provision of or to the certificate of incorporation or the bylaws of MedPanel without the approval by vote or written consent of a majority of the issued and outstanding shares of such series of preferred stock, voting as a separate class, if such action would materially adversely alter or change the rights, preferences, privileges or powers of such series of preferred stock. Subject to the foregoing, MedPanel’s certificate of incorporation and bylaws allow the bylaws to be amended by a vote of the board of directors or by the stockholders pursuant to the Delaware General Corporation Law. The certificate of incorporation further provides that any amendment to the bylaws by the board of directors may be repealed, revised, altered or amended by the stockholders.

MCF

MCF’s certificate of incorporation and bylaws do not alter the statutory requirements for an amendment to the certificate of incorporation. MCF’s certification of incorporation confers the right to amend MCF’s bylaws to the board of directors without requiring stockholder consent.

LEGAL MATTERS

Fish & Richardson P.C. will pass on the validity of the shares of MCF common stock to be issued to the MedPanel stockholders pursuant to the merger. The address of Fish & Richardson P.C. is 500 Arguello Street, Redwood City, CA 94063. Certain tax consequences of the transaction will be passed upon for MedPanel by McDermott Will & Emery LLP. The address of McDermott Will & Emery LLP is 227 West Monroe Street, Chicago, IL 60606.

EXPERTS

The consolidated financial statements of MCF Corporation at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of MedPanel as of December 31, 2006 and 2005 and for each of the years then ended included in this prospectus/information statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The allocation of the proceeds of the $7.5 million private placement of a variable rate secured convertible debenture with a detachable stock warrant issued in March 2006 referred to elsewhere in this prospectus/information statement was based on an appraisal by Financial Strategies Consulting Group, LLC, and such information is included herein in reliance on the authority of such firm as experts in financial valuation and appraisal maters.

MCF’S BUSINESS

Company Overview

MCF is a financial services holding company that provides investment banking, equity research, institutional brokerage and asset management through our operating subsidiaries, Merriman Curhan Ford & Co. and MCF Asset Management, LLC. We focus on providing a full range of specialized and integrated services to institutional investors and corporate clients.

Merriman Curhan Ford & Co.

Merriman Curhan Ford & Co. is an investment bank and securities broker-dealer focused on fast growing companies and institutional investors. Our mission is to become a leader in the researching, advising, financing and trading of fast growing companies under $2 billion in market capitalization. We provide equity research, brokerage and trading services primarily to institutions, as well as investment banking and advisory services to corporate clients. We are gaining market share by originating differentiated research for our institutional investor clients and providing specialized and integrated services for our fast-growing corporate clients.

Asset Management

MCF Asset Management, LLC manages absolute return investment products for institutional and high-net worth clients. During 2006, we introduced the MCF Navigator fund and MCF Voyager fund. Additionally, we are the sub-advisor for the MCF Focus fund. As of December 31, 2006, assets under management across our three fund products were nearly $30 million.

Wealth Management

We acquired Catalyst Financial Planning & Investment Management, Inc. in February 2005. Catalyst, a Registered Investment Advisor, provides investment advice to clients that have invested approximately $130 million of assets. In January 2007, we sold Catalyst in order to focus on other recurring-revenue businesses, such as primary research and asset management, which we believe are faster growing and more profitable opportunities.

Properties

Our corporate headquarters is located in San Francisco and we occupy offices in New York, Boston, Los Angeles and Portland. All of these facilities are leased. We believe our current facilities are adequate to meet our needs for the foreseeable future. We believe additional or alternative facilities can be leased to meet our future needs on commercially reasonable terms.

Legal Proceedings

Westerman v. Western Capital Financial Group — NASD Arbitration

In May 2005, our broker-dealer subsidiary Merriman Curhan Ford & Co. was served with a claim in NASD Arbitration by Ms. Westerman. The claim names Western Capital Financial Group as one of several defendants. Western Capital Financial Group is the predecessor name of Merriman Curhan Ford & Co., the California corporation. The Western Capital Financial Group name was effective from September June 26, 1986 to July 14, 1998.

This claim arises from Ms. Westerman’s purchase of a variable annuity product in January 1990 from a predecessor of our broker-dealer subsidiary. MCF Corporation acquired Merriman Curhan Ford & Co. in December 2001. The Claimant alleges that a registered representative improperly recommended that she move her investment to different products on two occasions.

Claimant alleges a theory of predecessor liability against Merriman Curhan Ford & Co. Claimant prays for monetary damages in excess of $300,000 against the eleven named respondents. On May 1, 2006, we reached settlement with Claimant who accepted $8,500 to resolve the dispute. Merriman Curhan Ford & Co. has been dismissed from the arbitration and the matter is resolved.

In re Odimo Incorporated Securities Litigation

Merriman Curhan Ford & Co. was a defendant in a purported class action suit brought in connection with a registered offering involving Odimo Incorporated in which we served as co-manager for the company. The complaint, filed in the 17th Judicial Circuit Court for Broward County in Florida on September 30, 2005, alleged violations of federal securities laws against Odimo and certain of its officers as well as the company’s underwriters, including us, based on alleged misstatements and omissions in the registration statement. Recently, similar cases were consolidated and lead plaintiff’s counsel was assigned. Thereafter, an amended complaint was filed and the underwriters, including Merriman Curhan Ford & Co., were not named as defendants. This matter is now resolved.

Thomas O’Shea v. Merriman Curhan Ford & Co.

In June 2006, our broker-dealer subsidiary Merriman Curhan Ford & Co. was served with a claim in NASD Arbitration by Mr. O’Shea. Mr. O’Shea is a former at-will employee of Merriman Curhan Ford & Co. and worked in the investment banking department. Mr. O’Shea resigned from Merriman Curhan Ford & Co. in July 2005. Mr. O’Shea alleges breach of an implied employment contract, quantum meruit, and unjust enrichment based on his allegations that he was to be paid more for his work. The matter is in the discovery stage and an arbitration hearing is scheduled for June 2007. We believe that we have meritorious defenses and intend to contest these claims vigorously. However, in the event that we did not prevail, based upon the facts as we know them to date, we do not believe that the outcome will have a material effect on our financial position, financial results or cash flows.

Additionally, from time to time, we are involved in ordinary routine litigation incidental to our business.

MARKET PRICE FOR REGISTRANT’S COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

Our common stock trades on the American Stock Exchange under the symbol “MEM.” The following table sets forth the range of the high and low sales prices per share of our common stock for the fiscal quarters indicated, as adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006.

	High	Low

2006
Fourth Quarter	$4.97	$3.64
Third Quarter	7.35	4.06
Second Quarter	10.29	7.00
First Quarter	10.36	6.72
2005
Fourth Quarter	$8.33	$7.07
Third Quarter	8.82	6.65
Second Quarter	10.71	7.98
First Quarter	13.93	9.31

The closing price of our common stock on November 6, 2006, the date immediately prior to the date of the public announcement of the merger with MedPanel, was $4.20. The closing sale price for our common stock on April 9, 2007 was $4.07. The market price of our common stock has fluctuated significantly and may be subject to significant fluctuations in the future. See “Information about MCF — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

According to the records of our transfer agent, we had approximately 276 stockholders of record as of April 9, 2007. Because many shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders.

Our policy is to reinvest earnings in order to fund future growth. Therefore, we have not paid and currently do not plan to declare dividends on our common stock.

EFFECT OF MERGER ON SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF MCF

The following table contains information about the beneficial ownership of shares of common stock prior to the merger with MedPanel and the effect of he merger with MedPanel for each MCF director and all named executive officers, all of the directors and named executive officers as a group, and all persons known by MCF to be beneficial owners of more than 5% of its outstanding capital stock.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of
November 6, 2006 through the exercise of any stock options. Unless indicated, each person or entity has sole voting and investment power over the shares shown as beneficially owned, or shares those powers with his or her spouse.

The number and percentage of shares beneficially owned is computed on the basis of 10,602,699 shares of common stock outstanding as of November 6, 2006. Shares of common stock that a person has the right to acquire within 60 days of November 6, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated, the address of each of the persons in this table is c/o MCF Corporation, 600 California Street, 9th Floor, San Francisco, California 94108.

Name of Selling Stockholder		Common Stock Owned Prior to Merger(1)	Percent of Stock Owned Prior to Merger(1)	Common Stock Owned After Merger(1)		Percent of Common Stock Owned After Merger(1)

D. Jonathan Merriman(9)		1,526,386	13.0%	1,526,386		11.5%
Gregory S. Curhan(4)		613,571	5.5%	613,571		4.8%
Robert E. Ford(5)		332,421	3.0%	332,421		2.7%
Brock Ganeles(6)		285,535	2.7%	285,535		2.3%
Anthony B. Helfet(7)		107,889	1.0%	107,889		0.9%
Patrick Arbor(3)		74,971	0.7%	74,971		0.6%
Ronald E. Spears(14)		57,857	0.5%	57,857		0.5%
Steven W. Town(15)		52,721	0.5%	52,721		0.4%
Donald H. Sledge(13)		50,771	0.5%	50,771		0.4%
John D. Hiestand(8)		33,716	0.3%	33,716		0.3%
Dennis Schmal(12)		26,281	0.2%	26,281		0.2%
Christopher L. Aguilar(2)		21,590	0.2%	21,590		0.2%
Ray Minehan(10)		20,010	0.2%	20,010		0.2%
Scott Potter(11)		10,930	0.1%	10,930		0.1%
All Directors and Officers as a Group (14 persons)(16)			24.8%			22.2%
San Francisco Equity Partners(17)		908,512	8.4%	908,512		7.4%
Highfields Capital Management(18)		1,063,798	9.9%	1,063,798		8.8%
Total			39.4%			35.5%
Will Febbo and Family		—	0.0%	877,500	b	7.2%
Other MedPanel investors		—	0.0%	670,119	b	5.5%
Total MedPanel investors		—	0.0%	1,547,619		12.7%
Total beneficial shares outstanding	a	13,153,079		14,700,698

——————

Note:

a.

Includes common stock issued and outstanding plus the potentially issuable shares that are controlled by the person or entity.

b.

Shares issuable to MedPanel assumes $6.5 million was issued at $4.20 for 1,547,619 shares.

*

Less than one percent.

(1)

Applicable percentage ownership is based on 10,602,699 shares of common stock outstanding as of November 6, 2006. Pursuant to the rules of the Securities and Exchange Commission, shares shown as “beneficially” owned include all shares of which the persons listed have the right to acquire beneficial ownership within 60 days of November 6, 2006, including (a) shares subject to options, warrants or any other rights exercisable within 60 days of November 6, 2006, even if these shares are not currently outstanding, (b) shares attainable through conversion of other securities, even if these shares are not currently outstanding, (c) shares that may be obtained under the power to revoke a trust, discretionary account or similar arrangement and (d) shares that may be obtained pursuant to the automatic termination of a trust, discretionary account or similar arrangement. This information is not necessarily indicative of beneficial ownership for any other purpose. Our directors and executive officers have sole voting and investment power over the shares of common stock held in their names, except as noted in the following footnotes.

(2)

Includes Mr. Aguilar’s currently exercisable option to purchase 2,572 shares of common stock at $15.33 per share, an option to purchase 2,858 shares of common stock at $9.80 per share, an option to purchase 1,143 shares of common stock at $2.10 and an option to purchase 1,786 shares of common stock at $5.18 all of which are currently exercisable. Also includes Mr. Aguilar’s 11,295 shares of restricted common stock, currently eligible to have their restriction lifted.

(3)

Includes Mr. Arbor’s currently exercisable option to purchase 17,858 shares of common stock at $2.87 per share and 15,029 shares of restricted common stock that are currently eligible to have their restriction lifted.

(4)

Includes Mr. Curhan’s currently exercisable option to purchase 142,858 shares of common stock at $3.71 per share, and an option to purchase 442,858 shares of common stock at $3.29 per share, all of which are currently exercisable.

(5)

Includes Mr. Ford’s currently exercisable option to purchase 2,858 shares of common stock at $9.80 per share, an option to purchase 21,429 shares of common stock at $14.35 per share, an option to purchase 21,429 shares of common stock at $28.00 per share, an option to purchase 42,858 shares of common stock at $2.38 per share, an option to purchase 14,286 shares of common stock at $2.38 per share, an option to purchase 1,786 shares of common stock at $5.18 per share, an option to purchase 57,143 shares at $2.59 per shares common stock, an option to purchase 38,610 shares of common stock at $4.55 per share, an option to purchase 71,429 shares of common stock at $3.29 per share, and an option to purchase 39,286 shares of common stock at $11.55 all of which are currently exercisable. Mr. Ford also holds 32,143 shares of restricted common, eligible for removal of the restriction in July 2007.

(6)

Includes Mr. Ganeles’ currently exercisable option to purchase 107,143 shares of common stock at $1.68 per share, a currently exercisable option to purchase 8,036 shares of common stock at $9.45 per share, an option to purchase 35,715 shares of common stock at $8.12 per share and an option to purchase 893 shares of common stock at $5.04 per share. Mr. Ganeles also holds 7,143 shares of restricted common stock that are currently eligible to have their restriction lifted.

(7)

Includes Mr. Helfet’s 13,629 shares of restricted common stock received for his board of director services to MCF Corporation which are currently eligible to have their restriction lifted. Mr. Helfet also holds currently exercisable options to purchase 10,715 shares of common stock at $7.21 per share, currently exercisable options to purchase 3,125 shares of common stock at $9.94 per share, and currently exercisable options to purchase 893 shares of common stock at $4.90 per share.

(8)

Includes Mr. Hiestand’s currently exercisable option to purchase 7,143 shares of common stock at $3.71 per share, an option to purchase 3,572 shares of common stock at $1.47 per share, and an option to purchase 3,572 shares of common stock at $2.10 per share, all of which are currently exercisable. Also includes Mr. Hiestand’s 14,867 shares of restricted common stock that are currently eligible to have their restriction lifted.

(9)

Includes Mr. Merriman’s currently exercisable option to purchase 14,286 shares of common stock at $49.00 per share, an option to purchase 209,808 shares of common stock at $22.33 per share, an option to purchase 4,286 shares of common stock at $5.18 per share, an option to purchase 55,358 shares of common stock at $2.87 per share, an option to purchase 714,286 shares of common stock at $3.29 per share, and an option to purchase 142,858 shares of common stock at $2.87 per share, all of which are currently exercisable.

(10)

Includes Mr. Minehan’s 14,581 restricted shares received for his service on the board of directors, all of which are currently eligible to have their restriction lifted.

(11)

Includes Mr. Potter’s 10,502 restricted shares received for his service on the board of directors, all of which are currently eligible to have their restriction lifted.

(12)

Includes Mr. Schmal’s 13,853 restricted shares received for his service on the board of directors, all of which are currently eligible to have their restriction lifted.

(13)

Includes Mr. Sledge’s currently exercisable option to purchase 20,000 shares of common stock at $2.87 per share. He holds a warrant to purchase 14,286 shares of common stock at $1.47 per share. Also includes Mr. Sledge’s 16,486 restricted shares received for his service on the board of directors, all of which are currently eligible to have their restriction lifted.

(14)

Includes Mr. Spears’ currently exercisable option to purchase 14,286 shares of common stock at $49.00 per share, and an option to purchase 28,572 shares of common stock at $2.87 per share, all of which are currently exercisable. Also includes Mr. Spears’ 13,572 restricted shares received for his service on the board of directors, all of which are currently eligible to have their restriction lifted.

(15)

Includes Mr. Town’s currently exercisable option to purchase 14,286 shares of common stock at $10.92 per share, and an option to purchase 16,429 shares of common stock at $2.87 per share, all of which are currently exercisable. Also includes Mr. Town’s 15,758 restricted shares received for his service on the board of directors, all of which are currently eligible to have their restriction lifted.

(16)

The total for directors and executive officers as a group includes 3,215,651 shares subject to outstanding stock options that are currently exercisable and 14,286 shares subject to outstanding warrants that are currently exercisable.

(17)

Includes a currently exercisable warrant to purchase 197,802 shares of common stock at $10.36 per share. Mr. Potter, a member of the MCF board of directors, is the managing director of San Francisco Equity Partners and has voting and investment control over these securities. Mr. Potter disclaims beneficial ownership of such securities.

(18)

According to the Schedule 13G/A dated February 14, 2007, Highfields Capital Management, L.P. is the investment manager to each of three limited partnerships; Highfields Capital I, L.P., Highfields Capital II, L.P. and Highfields Capital III, L.P. The three limited partnerships directly own 1,017,860 shares of common stock. These funds also own, in the aggregate, warrants to purchase 178,571 shares of common stock at $2.10 per share which are not currently exercisable according to their terms. These funds also hold convertible promissory notes, due April 30, 2008, with an aggregate principle amount of $200,000 and convertible into shares of common stock at $1.40. These convertible promissory notes are currently convertible into 45,938 shares of common stock according to their terms. According to their terms the warrants and promissory notes may not be exercised if Highfields Capital Management, L.P. would own 10% or more of the Company at the time of exercise or conversion. Highfields GP, LLC, the general partner of Highfields Capital Management, L.P., Jonathon S. Jacobson, a managing member of Highfields GP and Richard L. Grubman, a managing member of Highfields GP are each members of a voting group that have voting power over the shares. Highfields Capital III, L.P., a Cayman Islands, B.W.I., has voting power over 744,657 of the shares. The securities were acquired from the Company as part of a private placement closed on April 3, 2003.

FINANCIAL STATEMENTS

See F1- Pages for MCF’s 2006 audited financial statements.

Selected Financial Data of MCF Corporation

The selected financial data as of December 31, 2006 and December 31, 2005 and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 are derived from our audited consolidated financial statements included in this prospectus/information statement. The selected financial data as of December 31, 2004, December 31, 2003 and December 31, 2002, and for the years ended December 31, 2003 and December 31, 2002 are derived from our audited consolidated financial statements not included or incorporated herein. The financial data should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus/information statement. The historical results are not necessarily indicative of results to be expected in any future period. Diluted net income (loss) per common share data has been adjusted for the 1-for-7 reverse stock split that was effective on November 16, 2006.

	2006	2005	2004	2003	2002
Statement of operations data:
Revenue	$51,818,638	$43,184,315	$38,368,310	$18,306,011	$6,469,494
Operating expenses	58,315,930	44,912,772	36,194,924	16,832,676	8,291,735
Operating income (loss)	(6,497,292)	(1,728,457)	2,173,386	1,473,335	(1,822,241)
Gain (loss) on retirement of convertible notes payable(1)	(1,348,805)	—	—	3,088,230	—
Interest income	484,909	446,273	120,431	39,483	45,345
Interest expense(2)	(535,014)	(76,103)	(169,787)	(1,554,901)	(1,364,903)
Income tax expense	—	(142,425)	(249,744)	(74,884)	—
Income (loss) from continuing operations	(7,896,202)	(1,500,712)	1,874,286	2,971,263	(3,141,799)
Loss from discontinued operations	(324,213)	(13,731)	—	—	(262,843)
Net income (loss)	$(8,220,415)	$(1,514,443)	$1,874,286	$2,971,263	$(3,404,642)
Diluted income (loss) from continuing operations	$(0.79)	$(0.16)	$0.16	$0.39	$(1.24)
Financial condition data:
Cash and cash equivalents	$13,746,590	$11,138,923	$17,459,113	$6,142,958	$1,402,627
Marketable securities owned	7,492,914	8,627,543	2,342,225	608,665	764,421
Total assets	30,498,213	27,694,413	25,007,824	9,703,946	3,769,127
Capital lease obligations	1,292,378	883,993	452,993	24,401	—
Notes payable, net	325,650	408,513	1,487,728	1,927,982	8,455,085
Stockholders’ equity (deficit)	$16,215,020	$18,403,001	$16,733,850	$5,261,210	$(5,529,354)

——————

(1)

In April 2003, we exercised our right to cancel the convertible promissory note held by Forsythe McArthur & Associates with the principal sum of $5,949,042. The fair value of the consideration provided to Forsythe was less than the carrying amount of the convertible note payable. The difference between the fair value of the consideration provided to Forsythe and the carrying amount of the note payable, or $3,088,230, was recorded as a gain.

In December 2006, MCF Corporation repaid the $7.5 million variable rate secured convertible note, issued to Midsummer Investment, Ltd, or Midsummer, in March 2006. Midsummer retained the stock warrant to purchase 267,857 shares of our common stock. The loss on repayment of the convertible note consists of the write-off of the unamortized discount related to the stock warrant as well as the write-off the unamortized debt issuance costs.

(2)

Interest expense for 2003 included $1,291,000 in amortization of discounts and debt issuance costs, while the 2004 amount included $119,000 for amortization of discounts and debt issuance costs. The higher amortization expense in 2003 was due to the accelerated amortization that occurred as the notes payable were retired or converted to equity instruments during 2003. The total amount of discounts that will be amortized in future periods was $13,000 as of December 31, 2006.

Selected Unaudited Pro Forma Condensed Combined Financial Data of MCF and MedPanel

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. The unaudited pro forma condensed combined statement of financial condition data of MCF and MedPanel assume that the merger took place on December 31, 2006 and combine MCF’s historical  statement of financial condition at December 31, 2006 with MedPanel’s historical condensed statement of financial condition at December 31, 2006. The unaudited pro forma condensed combined statement of operations data of MCF and MedPanel assume that the merger took place as of January 1, 2006. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2006 combine MCF’s historical consolidated statement of operations for the year then ended with MedPanel’s historical statement of operations for the year then ended.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The pro forma adjustments for purchase accounting are based upon management’s estimates because the actual analysis has not yet, and cannot be, completed until the transaction closes. These estimates will change and are not necessarily indicative of the actual amounts.

The pro forma adjustments include the initial merger consideration of $6.5 million and excludes the incentive earn out consideration that may be payable to the MedPanel Stockholders in the first quarter of 2010. MedPanel stockholders will be entitled to receive incentive earn out consideration if the MedPanel business unit of MCF achieves certain financial performance milestones. If the MedPanel business unit of MCF achieves cumulative revenue and cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) of at least $20 million and $1.5 million respectively, for the three year period commencing January 1, 2007 and ending December 31, 2009, then the MedPanel stockholders will be entitled to receive additional merger consideration payable 50% in shares of MCF common stock and 50% in cash (the number of shares of MCF common stock to be issued will be based on the then current average trading price of MCF common stock, but in no event less than $5.25 or greater than $29.75). The actual amount of additional merger consideration, if any, that may become payable pursuant to the merger agreement will be based on a formula tied to the actual cumulative revenue and cumulative EBITDA achieved. The consideration payable if the minimum cumulative revenue and cumulative EBITDA thresholds of $20 million and $1.5 million, respectively, are achieved is $210,000 and the maximum additional merger consideration that may become payable is $11,455,000.

The pro forma adjustments also assume that none of the MedPanel stockholders will exercise their appraisal rights, in which case MCF would have to pay a portion of the merger consideration in cash instead of common stock. Neither MCF nor MedPanel has ever paid dividends, so there is no line entry for comparative dividends per share.

MCF CORPORATION

PRO FORMA STATEMENT OF OPERATIONS
Year Ended December 31, 2006
(Unaudited)

	MCF	MedPanel	Pro Forma Adjustments		Total Pro Forma

Revenue	$51,818,638	$5,010,708	$—		$56,829,346
Cost of services	—	(1,913,916)	—		(1,913,916)
Gross profit	51,818,638	3,096,792	—		54,915,430
Operating expenses:
Compensation and benefits	42,840,431	2,349,510	—		45,189,941
Brokerage and clearing fees	2,614,513	—	—		2,614,513
Professional services	2,441,417	277,869	—		2,719,286
Occupancy and equipment	1,665,410	152,839	—		1,818,249
Communication and technology	2,969,872	118,814	—		3,088,686
Depreciation and amortization	645,129	56,619	380,000	a	1,081,748
Travel and entertainment	2,738,393	148,886	—		2,887,279
Other operating expenses	2,400,765	170,420	—		2,571,185
Total operating expenses	58,315,930	3,274,957	380,000		61,970,887
Operating loss	(6,497,292)	(178,165)	(380,000)		(7,055,457)
Loss on retirement of convertible note payable	(1,348,805)	—			(1,348,805)
Interest income	484,909	4,299	—		489,208
Interest expense	(535,014)	(20,271)	—		(555,285)
Loss from continuing operations before income taxes	(7,896,202)	(194,137)	(380,000)		(8,470,339)
Income tax expense	—	(111,250)	111,250	b	—
Loss from continuing operations	(7,896,202)	(305,387)	(268,750)		(8,470,339)
Basic loss from continuing operations per share	$(0.79)	$(0.02)			$(0.78)
Weighted average shares outstanding – basic	9,989,265	17,522,244			10,812,810
Basic equivalent pro forma loss from continuing operations per share					(0.04)
Diluted loss from continuing operations per share	$(0.79)	$(0.02)			$(0.78)
Weighted average shares outstanding – diluted	9,989,265	17,522,244			10,812,810
Diluted equivalent pro forma loss from continuing operations per share					$(0.04)

MCF CORPORATION

PRO FORMA STATEMENT OF FINANCIAL CONDITION
December 31, 2006
(Unaudited)

	MCF	MedPanel	Pro Forma Adjustments		Total Pro Forma
ASSETS
Cash and cash equivalents	$13,746,590	$566,411	$—		$14,313,001
Securities owned:
Marketable, at fair value	7,492,914	—	—		7,492,914
Not readily marketable, at estimated fair value	1,489,142	—	—		1,489,142
Restricted cash	629,427	—	—		629,427
Due from clearing broker	551,831	—	—		551,831
Accounts receivable, net	2,715,271	1,042,480	—		3,757,751
Equipment, fixtures and software, net	1,586,630	97,557	—		1,684,187
Intangible assets	—	15,592	(15,592)	c
			1,900,000	d	1,900,000
Goodwill	—	—	4,180,796	d	4,180,796
Prepaid expenses and other assets	2,286,408	50,403	—		2,336,811
Total assets	$30,498,213	$1,772,443	$6,065,204		$38,335,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,121,623	$228,364	$—		$1,349,987
Commissions and bonus payable	7,711,805	—	—		7,711,805
Accrued liabilities	2,285,670	256,793	—		2,542,463
Due to clearing and other brokers	11,114	—	—		11,114
Securities sold, not yet purchased	1,534,953	—	—		1,534,953
Deferred revenue	—	438,067	—		438,067
Lines of credit	—	14,423	—		14,423
Capital leases	1,292,378	—	—		1,292,378
Convertible notes payable	187,079	—	—		187,079
Notes payable	138,571	—	—		138,571
Total liabilities	14,283,193	937,647	—		15,220,840
Shareholders’ equity
Preferred stock	—	8,501	(8,501)	e	—
Common stock	1,061	18,271	(18,271)	e
			155	f	1,216
Additional paid-in capital	114,616,848	2,894,087	(2,894,087)	e
			6,899,845	f	121,516,693
Treasury stock	—	(131,171)	131,171	e	—
Accumulated deficit	(98,402,889)	(1,954,892)	1,954,892	e	(98,402,889)
Total shareholders’ equity	16,215,020	834,796	6,065,204		23,115,020
Total liabilities and stockholders’ equity	$30,498,213	$1,772,443	$6,065,204		$38,335,860
Basic book value per share	$1.62	$0.05			$2.14
Weighted average shares outstanding-basic	9,989,265	17,522,244			10,812,810
Basic equivalent pro forma book value per share					$0.10
Diluted book value per share	$1.36	$0.05			$1.72
Weighted average shares outstanding-diluted	11,896,056	28,086,325			13,443,675
Diluted equivalent pro forma book value per share					$0.08

MCF CORPORATION

NOTES TO PRO FORMA FINANCIAL INFORMATION (Unaudited)

(a)

To reflect the increased depreciation and amortization expense due to the amortization of the identifiable intangible assets on a straight-line basis over five years. We believe that the identifiable intangible assets being acquired include customer relationships, customer backlog, the proprietary WorkRoom technology platform, and the database of registered panelists. We have estimated that the fair market value of these intangible assets is $1.9 million. We have estimated that the average useful life for these intangible assets is five years. Based on the nature of these intangible assets, we project that their value will diminish evenly over time and we therefore plan to amortize the value of the intangible assets using the straight-line method.

(b)

To reflect the decreased income tax expense that would have resulted if MedPanel had been included in MCF’s consolidated income tax provision during 2006.

(c)

To reflect the adjustment of the MedPanel’s intangible asset to estimated fair value.

(d)

To reflect the excess of the acquisition cost over the estimated fair value of the net assets acquired (goodwill). The purchase price and purchase-price allocation as summarized as follows:

Purchase price paid and liabilities assumed:
Common stock	$6,500,000
Acquisition costs of MCF	400,000
Accounts payable	228,364
Accrued liabilities	256,793
Deferred revenue	438,067
Lines of credit	14,423
$7,837,647
Allocated to:
Cash and cash equivalents	$566,411
Accounts receivable	1,042,480
Equipment, fixtures and software	97,557
Prepaid expense and other assets	50,403
Identifiable intangible assets	1,900,000
$3,656,851
Excess purchase price over allocation to
Identifiable assets and liabilities (goodwill)	$4,180,796

Our preliminary review of the transaction has resulted in the identification of the following amortizable intangible assets:

Intangible Asset	Estimated Fair Value	Estimated Useful Life

Customer relationships	$1,220,000	5 years
Customer backlog	66,000	3 months
Proprietary WorkRoom technology platform	385,000	5 years
Database of registered panelists	229,000	5 years
	$1,900,000

In addition, we have identified the MedPanel tradename and goodwill as non-amortizable intangible assets. Our estimate of the portion of the purchase price that will be allocated to these assets is approximately $4,181,000.

The value of the customer relationships is estimated using an income approach. Revenue associated with the existing customer relationships is estimated based on management’s expectations with expected customer attrition taken into account. Then operating expenses related to revenue generated by the existing customers, including cost of goods sold and sales, general and administrative expenses, are deducted. The resulting net cash flow is tax affected and reduced further by contributory charges to estimate the cash flow generated by the asset. This cash flow is discounted at a rate commensurate with its risk to estimate the fair value of the intangible asset. The tax benefit associated with the intangible asset is included in the value of the customer relationships.

The value of the proprietary technology and database of registered panelists is estimated using a cost approach which estimates the cost involved in replacing the technology and the database using assumptions typical in these types of analyses. A cost approach is utilized because the revenue related to the technology and the database can not be accurately bifurcated from the revenue related to the customer relationships asset since the technology and the database are used to facilitate market research engagements conducted for MedPanel customers. The cost approach utilizes a three-step process: (i) the cost to recreate the technology and the database is estimated; (ii) this cost is tax affected using an appropriate tax rate; and (iii) the amortization benefit associated with the intangible asset is added back to the estimated cost to replicate the asset.

The preliminary purchase price allocated to goodwill and the other non-amortizable intangible assets is based on our expectation of MedPanel’s growth in revenue and profits which is expected to be attributable largely to financial services clients, such as mutual fund managers and hedge fund mangers, and specifically the ability of the combined company to market MedPanel research through our existing institutional sales force. Prior to the acquisition, MedPanel had just begun expanding their target market from biotechnology and pharmaceutical companies to the financial sector and had not expended significant resources in that area. Part of MedPanel’s rationale for seeking a merger partner such as MCF was to expand its financial services customer base through an established sales force as well as take advantage of the future growth potential of a larger, publicly-held company with a greater depth of technologies, marketing opportunities and financial and operating resources. Therefore, we believe that it is consistent to have significant synergistic benefits related to MCF’s purchase of MedPanel.

The value of the tradename is estimated using a relief from royalty method. The relief from royalty methodology assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset.  Therefore, a revenue stream for the asset is estimated, and then an appropriate royalty rate is applied to the forecasted revenue to estimate the pre-tax income associated with the asset. The pre-tax income is then tax-affected to estimate the after-tax net income associated with the asset. Finally, the after tax net income is discounted to the present value using an appropriate rate of return that considers both the risk of the asset and the associated cash flow estimates.

(e)

To reflect the elimination of the stockholders’ equity accounts of MedPanel.

(f)

To reflect the issuance of MCF common stock as merger consideration for the purchase.

(g)

  The unaudited equivalent pro forma loss per share from continuing operations for the year ended December 31, 2006 is calculated as follows:

Basic and diluted loss from continuing operations per share				$(0.78)
Assumed exchange ratio for MedPanel’s common stock				$0.047
Basic and diluted equivalent pro forma loss from continuing operations per share	($(0.78	)*	$0.047)	$(0.04)

The unaudited equivalent pro forma book value per share as of December 31, 2006 is calculated as follows:

Basic book value per share				$2.14
Assumed exchange ratio for MedPanel’s common stock				$0.047
Basic equivalent pro forma book value per share	($2.14	*	$0.047)	$0.10

Diluted book value per share				$1.72
Assumed exchange ratio for MedPanel’s common stock				$0.047
Diluted equivalent pro forma book value per share	($1.72	*	$0.047)	$0.08

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Executive Summary

Our revenue grew 20% during 2006 to $51,819,000, a record high, with healthy expansion across each of our business lines. We also experienced our largest net loss during the current fiscal year. There were, however, several non-cash items included in the net loss, including the expensing of a stock warrant issued in connection with a financing transaction, stock-based compensation and the decline in value of some security positions held in our trading account. Cash and cash equivalents increased by $2,608,000 during 2006. Our company has consistently grown since we launched Merriman Curhan Ford & Co. at the beginning of 2002. Our focus during 2006 was to expand our revenue and build a stronger franchise through attracting and hiring experienced senior professionals. Our focus during 2007 will be to grow our revenue per employee, generate meaningful operating cash flows, introduce primary research as a new service offering and closely manage our non-compensation related expenses. We believe that compensation and benefits expense as a percentage of revenue will decline as our annual revenue exceeds $100 million.

The investment banking team led our overall growth in 2006, with a 43% boost in revenue over 2005. We closed more than 30 corporate financing and strategic advisory transactions during the year. Our success in expanding our investment banking practice in 2006 can be attributed to the investment we have made over the last three years in hiring senior investment bankers and support professionals, our focus on fast growing companies in our target sectors such as next-generation energy, and a favorable business environment primarily during the first and fourth quarters.

Our institutional brokerage revenue continued to grow for the fourth consecutive year despite the increasing challenges facing this business. Recent developments in the brokerage industry, including decimalization and the growth of electronic communications networks, or ECNs, have reduced commission rates and profitability in the brokerage industry. Many large investment banks have responded to lower margins within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and reducing headcount of more experienced sales and trading professionals. We believe that we can continue to grow our institutional brokerage revenue by producing differentiated equity research on relatively undiscovered, fast growing companies within our selected growth sectors and providing this research to small and mid-sized traditional and alternative investment managers for whom these companies comprise an important part of their investment portfolios.

During 2006, our asset management group introduced its first absolute return investment products for institutional and high-net worth clients. The MCF Navigator fund and MCF Voyager fund began raising capital during 2006. Additionally, we were engaged as the sub-advisor for the MCF Focus fund. As of December 31, 2006, assets under management across our three fund products were nearly $30 million. We don’t expect revenue from managing our investment products to be significant until we can accumulate more than $100 million in assets under management.

We began raising capital for institutional hedge funds, venture capital and private equity clients for a fee through our newly formed Capital Access Group during 2006. We believe fee-based capital raising is an underserved area of the institutional brokerage industry. As of December 31, 2006, we had two professionals dedicated full-time to this effort. The revenue from Capital Access Group was not significant to our overall revenue during 2006, though we believe that this service offering is complimentary to our institutional brokerage business and has the potential for significant future growth.

Our overall headcount increased by 7% to 166 during 2006, which was significantly lower than our 2005 headcount growth rate of 34%. During 2006, we emphasized finding the most qualified employee for each position so that we can increase revenue per employee in future periods. We expect that, outside of the employees that we will assume from our acquisition of MedPanel, we will continue to increase our revenue producing employees at approximately the same rate as 2006 while maintaining our corporate support headcount unchanged.

We continued to invest in areas of our business that we believe will increase the awareness of our franchise and contribute to future revenue opportunities such as hosting investor conferences, introducing management teams of fast growing companies to institutional investors, marketing, travel and entertainment, and other business development activities. These activities resulted in higher operating expenses in 2006.

During 2006, we began recording the expense associated with our stock options in accordance with SFAS 123(R). The adoption of this accounting pronouncement resulted in approximately $1.9 million in additional non-cash stock-based compensation during 2006 as compared to 2005. Our total non-cash stock-based compensation expense for 2006 was over $3.8 million. Management excludes non-cash stock-based compensation expense from net income (loss) for operational and financial decision making purposes because this expense may not be indicative of our core business operating results.

During 2006, we incurred approximately $2.2 million in losses resulting primarily from a decline in the mark-to-fair market value of positions in our proprietary trading account. Much of these losses were unrealized as of December 31, 2006.

In March 2006, we raised $7.5 million in a private placement of a five year convertible debenture with a detachable stock warrant. We raised the capital so that we could invest the proceeds as general partner in the MCF Navigator fund. In December 2006, we repaid the $7.5 million secured convertible note. The proceeds to repay the $7.5 million convertible note were provided by redemption from the MCF Navigator fund. The investor, Midsummer Investment, Ltd., retained the stock warrant to purchase 267,858 shares of common stock. The Company recorded a primarily non-cash loss on the repayment of the convertible note in the amount of $1,349,000 which consisted of $1,154,000 for the write-off of the unamortized discount related to the stock warrant and $195,000 for the write-off the unamortized debt issuance costs. Midsummer reinvested the $7.5 million directly into the MCF Voyager fund and MCF Navigator fund as limited partner.

Business Environment

The equity and commodity markets were highly volatile during 2006. The first quarter started the year with a broad based U.S. and foreign equity market rally that resulted in many major U.S. indices reaching double digit returns, only to reverse in the second quarter and bring most indices to zero or negative year-to-date returns by June 30. During this period, several commodities reached new highs, including crude oil ($73/barrel), gold ($732/oz), silver ($14.7/oz), and unleaded gas above $3/gallon; all contributing to drive U.S. stock prices and investor confidence to year lows. By the beginning of the third quarter, many commodity markets reversed with crude oil dropping more than $20/barrel and gold spot prices dropping over $166/oz from highs reached only a few months earlier. In July, the Federal Reserve Board stopped raising the Federal Funds Discount rate and left it unchanged for the remainder of the year. In August, the U.S. stock market re-started a broad based rally that lasted to the end of the year. NASDAQ recovered from negative returns to end with a positive 9.5% and the Russell 2000 Growth Index was up over 13% in 2006.

Our securities broker-dealer and investment banking activities are linked to the capital markets. In addition, our business activities are focused in the technology, telecommunications, next-generation energy, health care and consumer sectors. By their nature, our business activities are highly competitive and are not only subject to general market conditions, volatile trading markets and fluctuations in the volume of market activity, but also to the conditions affecting the companies and markets in our areas of focus.

Fluctuations in revenue also occur due to the overall level of market activity, which, among other things, affects the flow of investment dollars and the size, number and timing of investment banking transactions. In addition, a downturn in the level of market activity can lead to a decrease in brokerage commissions. Therefore, revenue in any particular period may vary significantly from year to year.

 The financial services industry continues to be affected by an intensifying competitive environment. There has been an increase in the number and size of companies competing for a similar customer base; some of such competitors have greater capital resources and additional associated services with which to pursue these activities.

Results of Operations

The following table sets forth a summary of financial highlights for the three years ended December 31, 2006:

	2006	2005	2004
Revenue:
Commissions	$30,105,085	$26,992,427	$21,826,628
Principal transactions	(171,055)	1,366,938	2,788,120
Investment banking	21,190,786	14,816,814	13,728,556
Other	693,822	8,136	25,006
Total revenue	51,818,638	43,184,315	38,368,310
Operating expenses:
Compensation and benefits	42,840,431	31,659,488	26,765,265
Brokerage and clearing fees	2,614,513	2,312,616	2,383,831
Professional services	2,441,417	1,987,317	1,299,540
Occupancy and equipment	1,665,410	1,522,351	960,849
Communications and technology	2,969,872	1,918,693	1,404,702
Depreciation and amortization	645,129	490,165	162,318
Travel and entertainment	2,738,393	1,723,290	1,448,283
Other	2,400,765	3,298,852	1,770,136
Total operating expenses	58,315,930	44,912,772	36,194,924
Operating income (loss)	(6,497,292)	(1,728,457)	2,173,386
Loss on retirement of convertible note payable	(1,348,805)	—	—
Interest income	484,909	446,273	120,431
Interest expense	(535,014)	(76,103)	(169,787)
Income (loss) from continuing operations before income taxes	(7,896,202)	(1,358,287)	2,124,030
Income tax expense	—	(142,425)	(249,744)
Income (loss) from continuing operations	(7,896,202)	(1,500,712)	1,874,286
Loss on discontinued operations	(324,213)	(13,731)	—
Net income (loss)	$(8,220,415)	$(1,514,443)	$1,874,286

Our revenue during 2006 increased by $8,634,000 or 20%, from 2005 reflecting strong growth in investment banking transactions and continued growth of our brokerage sales and trading activities. We incurred a net loss of $8,220,000 during 2006 as compared to net loss of $1,514,000 during 2005.

Our net loss during 2006 included the following non-cash items:

Stock-based compensation expense	$3,836,781
Loss on retirement of convertible note payable	1,348,805
Depreciation and amortization	655,334
Write-off of uncollectible accounts receivable	383,565
Amortization of discounts on debt	146,776
Amortization of intangible assets	138,051
Total	$6,509,312

Investment Banking Revenue

Our investment banking activity includes the following:

•

Capital Raising – Capital raising includes private placements of equity and debt instruments and underwritten public offerings.

•

Financial Advisory – Financial advisory includes advisory assignments with respect to mergers and acquisitions, divestures, restructurings and spin-offs.

The following table sets forth our revenue and transaction volumes from our investment banking activities during the three years ended December 31, 2006:

	2006	2005	2004
Revenue:
Capital raising	$15,939,480	$13,396,781	$11,845,148
Financial advisory	5,251,306	1,420,033	1,883,408
Total investment banking revenue	$21,190,786	$14,816,814	$13,728,556

Transaction Volumes:
Public offerings:
Capital underwritten participations	$156,500,000	$71,238,000	$55,637,000
Number of transactions	15	8	10
Private placements:
Capital raised	$173,101,000	$253,939,000	$176,822,000
Number of transactions	15	14	13
Financial advisory:
Transaction amounts	$169,423,000	$21,321,000	$32,800,000
Number of transactions	1	1	2

Our investment banking revenue amounted to $21,191,000, or 41% of our revenue during 2006, representing a 43% increase compared to $14,817,000 recognized in 2005. We expanded our public underwriting and financial advisory transactions during 2006 which we believe is more valuable to us building our long-term franchise over private placements. We participated in 15 equity underwriting transactions and lead our first initial public offering during 2006.

Our investment banking revenue amounted to $14,817,000, or 34% of our revenue during 2005, representing a 8% increase compared to $13,729,000 recognized in 2004. The increase in our investment banking revenue during 2005 can be primarily attributed to the increased awareness of our brand in the market place and a favorable business environment during 2005. We believe that the increase in revenue was partially offset by a senior management transition in the investment banking department. This transition was completed at the beginning of the third quarter 2005 with the hiring of a new head of investment banking.

During each of the three years ended December 31, 2006, no single investment banking customer accounted for more than 10% of our revenue.

Commissions and Principal Transactions Revenue

Our broker-dealer activity includes the following:

•

Commissions – Commissions include revenue resulting from executing stock trades for exchange-listed securities, over-the-counter securities and other transactions as agent.

•

Principal Transactions – Principal transactions consist of a portion of dealer spreads attributed to our securities trading activities as principal in NASDAQ-listed and other securities, and include transactions derived from our activities as a market-maker. Additionally, principal transactions include gains and losses resulting from market price fluctuations that occur while holding positions in our trading security inventory.

The following table sets forth our revenue and several operating metrics which we utilize in measuring and evaluating performance and the results of our trading activity operations:

	2006	2005	2004
Revenue:
Commissions	$30,105,085	$26,992,427	$21,826,628
Principal transactions:
Customer principal transactions, proprietary trading and market making	$(207,779)	$308,764	$1,758,119
Investment portfolio	36,724	1,058,174	1,030,001
Total principal transactions revenue	$(171,055)	$1,366,938	$2,788,120
Transaction Volumes:
Number of shares traded	937,005,000	983,755,000	919,112,000
Number of active clients	564	614	599

Commissions amounted to $30,105,000, or 58%, of our revenue during 2006, representing an 11% increase over $26,992,000 recognized during 2005. The higher commissions can be attributed to the increase in the number of companies in our selected growth sectors that are covered by our research analysts from 136 at December 31, 2005 to 194 at December 31, 2006. The increase in revenue during 2006 was also due to an increase in average commissions per share, partially offset by a slight decrease in our average daily trading volume in equity securities. Finally, assets brokered by our Institutional Cash Distributors group have more than doubled during 2006.

Commissions amounted to $26,992,000, or 62%, of our revenue during 2005, representing a 24% increase over $21,827,000 recognized during 2004. The higher commissions were primarily attributed to the hiring of additional sales and research professionals and an increase in the penetration of active client accounts during 2005 as compared to 2004.

Principal transaction revenue consists of four different activities - customer principal trades, market making, trading for our proprietary account, and realized and unrealized gains and losses in our investment portfolio. As a broker-dealer, we account for all of our marketable security positions on a trading basis and as a result, all security positions are marked to fair market value each day. Returns from market making and proprietary trading activities tend to be more volatile than acting as agent or principal for customers.

Principal transactions reduced revenue by $171,000 during 2006 and increased revenue by $1,367,000 during 2005. During 2006, we incurred $2,255,000 in losses resulting from a decline in the mark-to-fair market value of positions in our proprietary trading account. These losses were partially offset by revenue from principal trades for customers. During 2005, we recognized a $109,000 gain in our proprietary trading account. The $1,058,000 increase in the fair market value of our investment portfolio, which primarily consists of stock warrants and restricted common stock issued by our small and mid-cap clients, during 2005 resulted from gains in our stock warrant portfolio. The value of this portfolio has increased in each of the three years ended December 31, 2006.

During 2006 and 2005, no single brokerage customer accounted for more than 10% of our revenue, while one brokerage customer accounted for 10% of our revenue during 2004.

Compensation and Benefits Expenses

Compensation and benefits expense represents the majority of our operating expenses and includes incentive compensation paid to sales, trading, research and investment banking professionals, as well as discretionary bonuses, salaries and wages, and stock-based compensation. Incentive compensation varies primarily based on revenue production. Discretionary bonuses paid to research analysts also vary with commissions revenue production but includes other qualitative factors as well. Salaries, payroll taxes and employee benefits tend to vary based on overall headcount.

The following table sets forth the major components of our compensation and benefits for the three years ended December 31, 2006:

	2006	2005	2004

Incentive compensation and discretionary bonuses	$26,563,425	$17,990,288	$17,694,420
Salaries and wages	9,076,815	8,995,642	5,801,390
Stock-based compensation	3,836,781	1,959,329	1,115,909
Payroll taxes, benefits and other	3,363,410	2,714,229	2,153,546
Total compensation and benefits	$42,840,431	$31,659,488	$26,765,265
Total compensation and benefits as a percentage of revenue	83%	73%	70%
Cash compensation and benefits as a percentage of revenue	75%	69%	67%

The increase in compensation and benefits expense of $11,181,000 or 35%, from 2005 to 2006 and $4,894,000, or 18%, from 2004 to 2005 were due primarily to higher incentive compensation which is directly correlated to revenue production. Additionally, our stock-based compensation expenses increased by $1,877,000 during 2006 as a result of adopting SFAS No. 123(R).

Cash compensation is equal to total compensation and benefits expense excluding stock-based compensation. Cash compensation and benefits expense as a percentage of revenue increased to 75% during 2006 as compared to 69% in 2005. The proprietary trading losses of $2,255,000 during 2006 added 3% to cash compensation as a percentage of revenue as the losses reduced revenue but did not impact compensation expense. The balance of this variance was caused by our increasing certain incentive payouts during the current year. Cash compensation and benefits expense as a percentage of revenue increased to 69% during 2005 as compared to 67% in 2004. This increase is due in part to higher salaries and wages resulting from increased headcount in anticipation of our revenue growth.

Our headcount has increased from 116 at December 31, 2004 to 155 at December 31, 2005 to 166 as of December 31, 2006. No single sales professional accounted for more than 10% of our revenue in 2006. One sales professional accounted for 12% of our revenue during 2005 and one sales professional accounted for 15% of our revenue during 2004.

 Stock-based compensation increased by $1,877,000 in 2006 as compared to 2005. We adopted SFAS 123(R), “Share-Based Payment,” on January 1, 2006 which requires that we recognize compensation expense for all share-based awards made to employees and directors based on estimated fair values. We used the modified prospective application transition method and, accordingly, have not restated financial statements for prior periods to include the impact of SFAS 123(R). To determine the valuation of share-based awards under SFAS 123(R), we continue to use the Black-Scholes option pricing model that we utilized to determine our pro forma share-based compensation in prior periods. Additional information regarding our adoption of SFAS 123(R) during 2006 is set forth in the notes to the consolidated financial statements and in “Critical Accounting Policies and Estimates”. The increase in stock-based compensation during 2005 reflects our decision to grant restricted stock to new and existing employees beginning in the second half of 2003. Prior to 2003, we only granted stock options to employees which are accounted for under the intrinsic value method, in accordance with APB No. 25.

Other Operating Expenses

Brokerage and clearing fees include trade processing expenses that we pay to our clearing broker and execution fees that we pay to floor brokers and electronic communication networks. Merriman Curhan Ford & Co. is a fully-disclosed broker-dealer, which has engaged a third party clearing broker to perform all of the clearance functions. The clearing broker-dealer processes and settles the customer transactions for Merriman Curhan Ford & Co. and maintains the detailed customer records. Security trades are executed by third-party broker-dealers and electronic trading systems. These expenses are almost entirely variable with commissions revenue and the volume of brokerage transactions. The increase in brokerage and clearing fees of $302,000, or 13% from 2005 to 2006 was inline with our growth in the brokerage commission activities. The decrease in brokerage and clearing fees of

$71,000, or 3% from 2004 to 2005 while increasing commissions revenue during the same period reflects the cost savings that we achieved by negotiating lower fees with our clearing broker during the fourth quarter 2004. We anticipate brokerage and clearing fees for 2007 will increase sequentially over 2006 as we are forecasting a higher level of commissions revenue for 2007.

Professional services expense includes legal fees, accounting fees, expenses related to investment banking transactions and various consulting fees. Many of these expenses, such as legal and accounting fees, are to a large extent fixed in nature. The increase of $454,000 or 23%, from 2005 to 2006 included higher legal fees in connection with investment banking transactions, costs involved with introducing our new investment products and litigation costs. The increase of $688,000 or 53%, from 2004 to 2005 primarily reflected higher legal costs related to various corporate and investment banking activities. We anticipate professional services expense for 2007 will increase slightly as compared to 2006.

Occupancy and equipment expense includes office leases, equipment rental, equipment and leasehold maintenance costs. These expenses are largely fixed in nature and tend to increase as we hire additional employees. The increase of $143,000, or 9%, from 2005 to 2006 and $562,000, or 58%, from 2004 to 2005 resulted mostly from expansion of our offices and computer equipment purchases resulting from the hiring of additional investment banking, research, sales and trading professionals. During 2004, we moved into larger office spaces in San Francisco, New York, Boston, Los Angeles and Portland. During 2006, we leased additional space in San Francisco. We anticipate occupancy and equipment expense for 2007 will increase sequentially over 2006.

Communications and technology expense includes market data and quote services, voice, data and Internet service fees, and data processing costs. Historically, these costs have increased as we hire additional employees. The increase of $1,051,000, or 55%, from 2005 to 2006 was primarily due to upgrading our trading order management system, as well as the increase in market data and quote services as we continue to expand our market maker activities. The increase of $514,000 or 37%, from 2004 to 2005 was due to higher telephone and data service fees incurred in our sales and trading operations. The higher telephone and data service charges are the result of increased headcount and the expansion of our offices, as well as higher costs to upgrade our information technology infrastructure. We anticipate communications and technology expense for 2007 will increase sequentially over 2006.

Depreciation and amortization expense primarily relate to the depreciation of our computer equipment and leasehold improvements. Depreciation and amortization is mostly fixed in nature. The increase of $155,000, or 32%, from 2005 to 2006 and $328,000, or 202%, from 2004 to 2005 were due to increased capital expenditures, including leasehold improvements to our San Francisco and New York offices during 2004, to facilitate our growth and expansion. We incurred additional leasehold improvements to our San Francisco offices during 2006. We anticipate depreciation and amortization expense for 2007 will increase sequentially over 2006.

Travel and entertainment expense primarily consists of business development costs for our investment banking business, travel expenses for client non-deal road shows and costs for our research analysts to visit the companies that they cover. Non-deal road shows represent meetings in which management teams of our corporate clients present directly to our institutional investors. The increase of $1,015,000, or 59%, from 2005 to 2006, and $275,000, or 19% from 2004 to 2005, were due to our continued effort to extend our penetration with our active clients, as well as seeking new business opportunities with potential clients. We anticipate travel and entertainment expense for 2007 will not increase or decrease significantly from 2006.

Other operating expense includes professional liability and property insurance, recruiting, investor conferences, printing, business licenses and taxes, office supplies and other miscellaneous office expenses. The decrease of $898,000 or 27%, from 2005 to 2006 was primarily due to the reversal of $500,000 bad debt write-off from 2005 related to the note receivable from Ascend Services Ltd. We collected the full balance of the Ascend note receivable in 2006. The decrease in 2006 also reflects the receipt of a favorable legal judgment to the firm related to a brokerage activity claim, as well as decrease in recruiting expense. The increase of $1,529,000, or 86%, from 2004 to 2005 was attributed to higher costs associated with our annual investor conference, recruiting costs, and various business taxes. The 2005 expense also includes the write-off of the $500,000 note receivable from Ascend. We anticipate other operating expense for 2007 will increase sequentially over 2006.

Loss on Retirement of Convertible Note Payable

In March 2006, we raised $7.5 million in a private placement of a five year convertible debenture with a detachable stock warrant. We raised the capital so that we could invest the proceeds as general partner in the MCF

Navigator fund. In December 2006, we repaid the $7.5 million secured convertible note. The proceeds to repay the $7.5 million convertible note were provided by redemption from the MCF Navigator fund. The investor, Midsummer Investment, Ltd., retained the stock warrant to purchase 267,858 shares of common stock. The Company recorded a loss on the repayment of the convertible note in the amount of $1,349,000, which consisted of $1,154,000 for the write-off of the unamortized discount related to the stock warrant and $195,000 for the write-off the unamortized debt issuance costs. Midsummer reinvested the $7.5 million directly into the MCF Voyager fund and MCF Navigator fund as limited partner.

Interest Income

Interest income represents interest earned on our cash balances maintained at financial institutions. The increase of approximately $39,000, or 9%, from 2005 to 2006 and $326,000, or 271% from 2004 to 2005 were due to increases in average interest earning assets and average interest rates during these periods.

Interest Expense

Interest expense for 2006 included $352,000 for interest expense and $183,000 for amortization of discounts and debt issuance costs, while the 2005 amount included $66,000 for interest expense and $10,000 for amortization of discounts and debt issuance costs. The increase in 2006 resulted from interest incurred for the Midsummer debt from March through December of 2006. The higher amortization of discounts and debt issuance costs in 2006 was due to the issuance of notes payable to Midsummer Investment, Ltd.

Income Tax Expense

Income tax expense reflected taxes calculated for federal and state tax purposes. Realization of our deferred tax assets depends upon us generating sufficient taxable income in future years from the reversal of temporary differences and from net operating loss carryforwards. Due to the uncertainty of the timing and amount of such realization, we concluded that a full valuation allowance was required as of December 31, 2006 and 2005.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the valuation of securities owned and deferred tax assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Valuation of Securities Owned

“Securities owned” and “Securities sold, but not yet purchased” in our consolidated statements of financial condition consist of financial instruments carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in our results of operations. The use of fair value to measure these financial instruments, with related unrealized gains and losses recognized immediately in our results of operations, is fundamental to our financial statements and is one of our most critical accounting policies. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Fair values of our financial instruments are generally obtained from quoted market prices in active markets, broker or dealer price quotations, or alternative pricing sources with reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, have little or no price transparency, we value these instruments based on management’s estimates. The fair value of these securities is subject to a high degree of volatility and may be susceptible to significant fluctuation in the near term. Securities that contain restrictions are stated at a discount to the value of readily marketable securities. Stock warrants are carried at a discount to fair value as determined by using the Black-Scholes Option Pricing model.

Revenue Recognition

Commissions revenue and related clearing expenses are recorded on a trade-date basis as security transactions occur. Principal transactions in regular-way trades are recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of our company are recorded on a trade-date basis.

Investment banking revenue includes underwriting and private placement agency fees earned through our participation in public offerings and private placements of equity and convertible debt securities and fees earned as financial advisor in mergers and acquisitions and similar transactions. Underwriting revenue is earned in securities offerings in which we act as an underwriter and includes management fees, selling concessions and underwriting fees. Management fees are recorded on the offering date, selling concessions on settlement date, and underwriting fees at the time the underwriting is completed and the related income is reasonably determinable. Syndicate expenses related to securities offerings in which we act as underwriter or agent are deferred until the related revenue is recognized or we determine that it is more likely than not that the securities offerings will not ultimately be completed. Merger and acquisition fees and other advisory service revenue are generally earned and recognized only upon successful completion of the engagement. Underwriting revenue is presented net of related expenses. Unreimbursed expenses associated with private placement and advisory transactions are recorded as expenses as incurred.

As co-manager for registered equity underwriting transactions, management must estimate our share of transaction related expenses incurred by the lead manager in order to recognize revenue. Transaction related expenses are deducted from the underwriting fee and therefore reduces the revenue that is recognized as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which we receive the final settlement, typically 90 days following the closing of the transaction.

Stock-Based Compensation

On January 1, 2006, we adopted SFAS 123(R), “Shared-Based Payment,” which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards, made to employees and directors, including stock options, non-vested stock, and participation in our employee stock purchase plan. Share-based compensation expense recognized in our consolidated statement of operations for the twelve months ended December 31, 2006 includes compensation expense for share-based awards granted (i) prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123, and (ii) subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

We estimate the fair value of stock options granted using the Black-Scholes option pricing method. This option pricing model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company calculated the expected term using the lattice model with specific assumptions about the suboptimal exercise behavior, post-vesting termination rates and other relevant factors. The expected stock price volatility was determined using the historical volatility of our common stock. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Because share-based compensation expense is based on awards that are ultimately expected to vest, it has been reduced to account for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under SFAS 123 for the periods prior to fiscal 2006, we accounted for forfeitures as they occurred. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation.

Deferred Tax Valuation Allowance

We account for income taxes in accordance with the provision of SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that the realization of such benefits is more likely than not. We have concluded that it is more likely than not that our deferred tax assets as of December 31, 2006 and 2005 will not be realized based on the scheduling of deferred tax liabilities and projected taxable income. The amount of the deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the actual amounts of future taxable income. Should we determine that we will be able to realize all or part of the deferred tax asset in the future, an adjustment to the deferred tax asset will be recorded in the period such determination is made.

Liquidity and Capital Resources

Historically, we have satisfied our liquidity and regulatory capital needs through the issuance of equity and debt securities. As of December 31, 2006, liquid assets consisted primarily of cash and cash equivalents of $13,747,000 and marketable securities of $7,493,000, for a total of $21,240,000, which is $1,473,000 higher than $19,767,000 in liquid assets as of December 31, 2005.

Cash and cash equivalents increased by $2,608,000 during 2006. Cash provided by our operating activities for 2006 was $2,324,000 which consists of our net loss of $8,220,000 adjusted for non-cash expenses including stock-based compensation of $3,837,000, net unrealized loss on securities owned of $2,172,000, loss on retirement of convertible note payable of $1,349,000, depreciation and amortization of $655,000, provision for doubtful accounts of $384,000, amortization of discounts on debt of $147,000 and amortization of intangible assets of $138,000, partially offset by the increase in commissions and bonus payable of $2,976,000. Cash used in investing activities amounted to $137,000 during 2006 which included (i) an earn out payment in connection with our acquisition of Catalyst and (ii) our purchase of equipment and fixtures. Cash provided in our financing activities was $421,000. Our financing activities included proceeds from the issuance of common stock in connection with our employee stock purchase plan, partially offset by debt service payments.

Merriman Curhan Ford & Co., as a broker-dealer, is subject to Rule 15c3-1 of the Securities Exchange Act of 1934, which specifies uniform minimum net capital requirements, as defined, for their registrants. As of December 31, 2006, Merriman Curhan Ford & Co. had regulatory net capital of $4,593,000, which exceeded the required amount by $3,150,000.

We believe that our existing cash balances and investments will be sufficient to meet our liquidity and capital spending requirements, both for the next twelve months as well as for the long-term. However, we may require additional capital investment to fund our working capital if we incur future operating losses. We cannot be certain that additional debt or equity financing will be available when required or, if available, that we can secure it on terms satisfactory to us.

The following is a table summarizing our significant commitments as of December 31, December 31, 2006, consisting of debt payments related to convertible and non-convertible notes payable and capital leases and future minimum lease payments under all non-cancelable operating leases with initial or remaining terms in excess of one year.

	Notes Payable	Operating Leases	Capital Leases

2007	$106,775	$2,008,017	$647,858
2008	243,990	1,263,403	493,075
2009	—	832,568	273,834
2010	—	869,731	—
2011	—	709,898	—
Thereafter	—	—	—
Total commitments	$350,765	$5,683,617	$1,414,767

Off-Balance Sheet Arrangements

We were not a party to any off-balance sheet arrangements during the three years ended December 31, 2006. In particular, we do not have any interest in so-called limited purpose entities, which include special purpose entities and structured finance entities.

Newly Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact the adoption of this statement could have on our financial condition, results of operations and cash flows.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which supplements SFAS No. 109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. Interpretation No. 48 requires that the tax effects of a position be recognized only if it is “more-likely- than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statement to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company will adopt Interpretation No. 48 on January 1, 2007 and is currently assessing the potential impact on our financial statements.

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. We do not believe the adoption of this statement will have a material impact on our financial condition, results of operations or cash flows.

Quarterly Financial Data

The table below sets forth the operating results represented by certain items in our statements of operations for each of the eight quarters in the period ended December 31, 2006. This information is unaudited, but in our opinion reflects all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

	2006
	1st	2nd	3rd	4th

Revenue	$11,553,908	$14,871,260	$7,426,490	$17,966,980
Operating expenses	12,890,718	15,542,660	12,717,715	17,164,837
Operating income (loss)	(1,336,810)	(671,400)	(5,291,225)	802,143
Net income (loss)	(1,349,608)	(1,059,935)	(5,109,051)	(701,821)
Basic net income (loss) per common share	$(0.14)	$(0.11)	$(0.50)	$(0.07)
Diluted net income (loss) per common share	$(0.14)	$(0.11)	$(0.50)	$(0.07)

	2005
	1st	2nd	3rd	4th

Revenue	$12,408,710	$9,102,641	$8,916,872	$12,756,092
Operating expenses	11,534,288	10,172,975	10,432,324	12,773,185
Operating income (loss)	874,422	(1,070,334)	(1,515,452)	(17,093)
Net income (loss)	648,425	(726,336)	(1,492,744)	56,212
Basic net income (loss) per common share	$0.07	$(0.08)	$(0.16)	$0.01
Diluted net income (loss) per common share	$0.05	$(0.08)	$(0.16)	$0.00

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The financial statements of MCF included in this prospectus/information statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their audit report appearing herein.

During our three most recent fiscal years and through the date of this prospectus, there were no disagreements with Ernst & Young LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements; and there were no reportable events as set forth in applicable SEC regulations.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion about market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. We may be exposed to market risks related to changes in equity prices, interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative, trading or any other purpose.

Equity Price Risk

The potential for changes in the market value of our trading positions is referred to as “market risk.” Our trading positions result from proprietary trading activities. These trading positions in individual equities and equity indices may be either long or short at any given time. Equity price risks result from exposures to changes in prices and volatilities of individual equities and equity indices. We seek to manage this risk exposure through diversification and limiting the size of individual positions within the portfolio. The effect on earnings and cash flows of an immediate 10% increase or decrease in equity prices generally is not ascertainable and could be positive or negative, depending on the positions we hold at the time. We do not establish hedges in related securities or derivatives. From time to time, we also hold equity securities received as compensation for our services in investment banking transactions. These equity positions are always long. However, as the prices of individual equity securities do not necessarily move in tandem with the direction of the general equity market, the effect on earnings and cash flows of an immediate 10% increase or decrease in equity prices generally is not ascertainable.

Interest Rate Risk

Our exposure to market risk resulting from changes in interest rates relates primarily to our investment portfolio and long term debt obligations. Our interest income and cash flows may be impacted by changes in the general level of U.S. interest rates. We do not hedge this exposure because we believe that we are not subject to any material market risk exposure due to the short-term nature of our investments. We would not expect an immediate 10% increase or decrease in current interest rates to have a material effect on the fair market value of our investment portfolio.

Our long term debt obligations bear interest at a fixed rate. Accordingly, an immediate 10% increase or decrease in current interest rates would not have an impact on our interest expense or cash flows. The fair market value of our long term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. We would not expect an immediate 10% increase or decrease in current interest rates to have a material impact on the fair market value of our long term debt obligations.

Foreign Currency Risk

We do not have any foreign currency denominated assets or liabilities or purchase commitments and have not entered into any foreign currency contracts. Accordingly, we are not exposed to fluctuations in foreign currency exchange rates.

DIRECTORS AND EXECUTIVE OFFICERS OF MCF

The table below sets forth certain information concerning each of the directors and executive officers of MCF Corporation:

Name	Age	Position

D. Jonathan Merriman	46	Chairman of the Board of Directors and Chief Executive Officer
Gregory S. Curhan	45	Executive Vice President
Robert E. Ford	46	President and Chief Operating Officer
John D. Hiestand	38	Chief Financial Officer
Christopher L. Aguilar	44	General Counsel
Patrick H. Arbor	70	Director
Anthony B. Helfet	61	Director
Raymond J. Minehan	65	Director
Scott Potter	38	Director
Dennis G. Schmal	59	Director
Donald H. Sledge	66	Director
Ronald E. Spears	58	Director
Steven W. Town	46	Director

D. Jonathan Merriman has served as our Chairman and Chief Executive Officer from February 2002. Prior to that period, Mr. Merriman was President and CEO of Ratexchange Corporation, the predecessor company to MCF Corporation. Mr. Merriman and his team engineered the transition of Ratexchange, a software trading platform company, into a full-service institutional investment bank, MCF Corporation. From June 1998 to October 2000, Mr. Merriman was Managing Director and Head of the Equity Capital Markets Group and member of the Board of Directors at First Security Van Kasper. In this capacity, he oversaw the Research, Institutional Sales, Equity Trading, Syndicate and Derivatives Trading departments. From June 1997 to June 1998, Mr. Merriman served as Managing Director and Head of Capital Markets at The Seidler Companies in Los Angeles, where he also served on the firm’s Board of Directors. Before Seidler, Mr. Merriman was Director of Equities for Dabney/Resnick/Imperial, LLC. In 1989, Mr. Merriman co-founded the hedge fund company Curhan, Merriman Capital Management, Inc., which managed money for high net worth individuals and corporations. Before Curhan, Merriman Capital Management, Inc., he worked in the Risk Arbitrage Department at Bear Stearns & Co. as a trader. Prior to Bear Stearns, Mr. Merriman worked at Merrill Lynch as a financial analyst and as an institutional equity salesman. Mr. Merriman received his Bachelor of Arts in Psychology from Dartmouth College and completed coursework at New York University’s Graduate School of Business. Mr. Merriman has served on the Boards of several organizations and currently holds seats on the Board of Directors of MCF Corporation, and Leading Brands, Inc.

Gregory S. Curhan has served as our Executive Vice President from January 2002 to present and served as Chief Financial Officer from January 2002 to January 2004. Previously, he served as Chief Financial Officer of WorldRes.com from May 1999 through June 2001. Prior to joining WorldRes.com, Mr. Curhan served as Director of Global Technology Research Marketing and Managing Director Specialty Technology Institutional Equity Sales at Merrill Lynch & Co. from May 1998 to May 1999. Prior to joining Merrill Lynch, Mr. Curhan was a partner in the investment banking firm of Volpe Brown Whelan & Co., serving in various capacities including Internet research analyst and Director of Equities from May 1993 to May 1998. Mr. Curhan was a founder and principal of the investment advisor Curhan, Merriman Capital Management from July 1988 through December 1992. Prior to founding Curhan, Merriman, Mr. Curhan was a Vice President institutional equity sales for Montgomery Securities from June 1985 through June 1988. From August 1983 to May 1985, Mr. Curhan was a financial analyst in the investment banking group at Merrill Lynch. Mr. Curhan earned his Bachelor of Arts degree from Dartmouth College.

Robert E. Ford had served as President and Chief Operating Officer for MCF Corporation since February 2001. He brings 20 years of executive and operations experience to the Company. Prior to joining MCF Corporation from February 2000 to February 2001, Mr. Ford was a co-Founder and CEO of Metacat, Inc., a content management ASP that specialized in enabling supplier catalogs for Global 2000 private exchanges and eMarketplaces. From June 1996 to December 1999, he was President/COO and on the founding team of JobDirect.com, a leading resume and job matching service for university students, which was acquired by Korn Ferry International. Previously, Mr. Ford co-founded and managed an education content company from September 1994 to 1996. Prior to that, from May 1992 to

August 1994, he headed up a turnaround and merger as General Manager of a 65 year-old manufacturing and distribution company. Mr. Ford started his career as VP of Business Development at Lazar Enterprises, a technology-consulting firm he helped operate from June 1989 to February 1992. He earned his Masters in International Business and Law from the Fletcher School of Law and Diplomacy in 1989 at Tufts University and a BA with high distinction from Dartmouth College in 1982.

John D. Hiestand joined MCF Corporation as the Controller in January 2002 and became Chief Financial Officer in January 2004. From December 2000 to November 2001, he served as the Controller of the Metro-Switching Division at CIENA Corporation. Mr. Hiestand had come to CIENA through the merger with Cyras Systems, Inc., where he served as the Controller from March 2000 to December 2000. Prior to joining Cyras Systems, Inc., Mr. Hiestand served as a Senior Manager in the audit practice at KPMG LLP in San Francisco. Mr. Hiestand received a Bachelor of Arts in Business from California Polytechnic State University at San Luis Obispo in 1991, and holds the Certified Public Accountant (CPA) and Chartered Financial Analyst (CFA) designations.

Christopher L. Aguilar has served as General Counsel of MCF Corporation from March 2000 to present and serves as General Counsel and Chief Compliance Officer of Merriman Curhan Ford & Co. He brings 15 years of legal and regulatory experience to the Company. From August 1995 to March 2000, Mr. Aguilar was a partner at Bradley, Curley & Asiano, a San Francisco law firm, where he represented the interests of public and private corporations, small businesses and individuals in commercial litigation. Mr. Aguilar has also worked for the San Francisco City Attorney and Alameda County District Attorney’s offices. Mr. Aguilar received his juris doctorate degree from the University of California, Hastings College of the Law. He also attended Oxford University as an undergraduate and received his Bachelor of Arts degree from the Integral Program at St. Mary’s College of California where he was included in Who’s Who among American Colleges and Universities. Mr. Aguilar is presently an adjunct professor at University of California, Hastings College of the Law.

Patrick H. Arbor has served as a member of our Board of Director since February 2001 and has served as a member of the audit committee since April 2001. Mr. Arbor is currently Chairman of United Financial Holdings Inc., a bank holding company. Mr. Arbor has been a principal of the trading firm of Shatkin-Arbor & Co. from 1997 to the present time. He is a longtime member of the Chicago Board of Trade (CBOT), the world’s oldest derivatives exchange, serving as the organization’s Chairman from 1993 to 1999. During that period, Mr. Arbor also served on the Board of Directors of the National Futures Association. Prior to that, he served as Vice Chairman of the CBOT for three years and ten years as a Director. Mr. Arbor’s other exchange memberships include the Chicago Board Options Exchange, the Mid-America Commodity Exchange and the Chicago Stock Exchange. Mr. Arbor received his undergraduate degree in business and economics from Loyola University.

Anthony B. Helfet, a retired investment banker, has been a director since February 2004. Mr. Helfet was a Special Advisor to UBS Warburg from September 2001 through December 2001. From 1991 to August 31, 2001, Mr. Helfet was a Managing Director of Dillon, Read & Co. Inc. and its successor organization, UBS Warburg. Mr. Helfet was also a Managing Director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. Mr. Helfet received his A.B. degree from Columbia College in 1966 and his M.B.A. from the graduate school of business at Columbia University in 1972. From 1967 until 1970, Mr. Helfet served as an infantry officer in the United States Marine Corps and served in Vietnam in 1968 and 1969. Mr. Helfet serves on the Board of Directors of Layne Christensen Company and Alliance Imaging Inc.

Raymond J. Minehan has served as a member of our Board of Directors and as a member of our audit committee and compensation committee since August 2003. Since May 2005, Mr. Minehan has served as Chief Financial Officer for the Conservation and Liquidation Office of the State of California. From February 2002 to May 2005, Mr. Minehan was retired. From February 2001 to February 2002, Mr. Minehan served as the Chief Financial Officer at Memestreams, Inc., a startup company that was developing information management software. From January 1997 to August 2000, he served as the Chief Administrative Officer at Sutro & Co. where he was responsible for all administrative functions including finance, management information systems, telecommunications, operations, human resources and facilities. From 1989 to 1997, he served as chief financial officer at Hambrecht & Quist, Inc. From 1972 to 1989, Mr. Minehan served as a partner with Arthur Andersen LLP. Mr. Minehan served in the United States Air Force as a navigator assigned to the Strategic Air Command as B-52 navigator/electronic warfare officer. He attained the rank of Captain. Mr. Minehan received his Bachelor of Arts degree in Finance from Golden Gate University.

Scott Potter became a Director of MCF Corporation in August 2004. From February 2005 until the present, he has served as a Managing General Partner of San Francisco Equity Partners (SFEP), a private equity firm focused on expansion stage companies within the information technology, media, consumer, and service industries. Prior to founding SFEP in February 2005, Mr. Potter served as Director of LMS Capital, the venture capital arm  of London Merchant Securities plc (LON:LMSO) from January 2003 to February 2005, where Mr. Potter oversaw LMS’ North American Private Equity portfolio. Prior to joining LMS, Mr. Potter held the position of Senior Vice President, Field Operations at Inktomi Corporation from August 2002 to January 2003 where he had responsibility for Inktomi’s sales force, business development, consulting services, and field offices. From January 2000 to August 2002, Mr. Potter served as President and CEO of Quiver, Inc., an enterprise software company funded by some of the world’s leading Venture Capital firms. Under Mr. Potter’s leadership, Quiver became a leading company in the Information Management space, and ultimately was acquired by Inktomi in August of 2002. Prior to his tenure at Quiver, Mr. Potter was Executive Vice President in charge of business development and corporate development at Worldres, Inc., an online travel technology company. Mr. Potter’s career began as an attorney for one of Silicon Valley’s leading law firms, Venture Law Group. A frequent speaker at technology industry conferences and investor forums, Mr. Potter holds a BA in Industrial Psychology from the University of California at Berkeley and a JD Degree from UC Berkeley’s Boalt Hall School of Law. Mr. Potter currently serves as Chairman of The Guild, Inc. and serves on the board of directors of Method Products, Modviz, Penguin Computing, and Rave Motion Pictures.

Dennis G. Schmal has served as a member of our Board of Directors and as a member of our audit committee since August 2003. From February 1972 to April 1999, Mr. Schmal served as a partner in the audit practice at Arthur Andersen LLP. Mr. Schmal now performs a variety of consulting services for a number of companies. As a senior business advisor with special focus in finance, he has extensive knowledge of financial reporting and holds the CPA designation. Besides serving on the boards of two private companies, Mr. Schmal also serves on the Board of Directors for Varian Semiconductor Equipment Associates, Inc. (VSEA), a public company. Mr. Schmal attended California State University, Fresno where he received a Bachelor of Science in Business Administration- Finance and Accounting Option.

Donald H. Sledge has served as a member of our Board of Directors from September 1999 to present and Chairman of our Board of Directors from February 2000 to June 2001. He has served as a member of the compensation committee from April 2001 to present. He also served as Chief Executive Officer from February 2000 to October 2000. From September 1999 to February of 2000 he served as President, Chief Executive Officer and Chairman of our subsidiary Ratexchange I, Inc. From October 2000 to October 2003, Mr. Sledge was a general partner in Fremont Communications, a venture capital fund, based in San Francisco. From January 1996 to September 1999, Mr. Sledge was Vice Chairman and Chief Executive Officer of TeleHub Communications Corporation, a next generation ATM-based telecommunications company. From 1994 to 1995, Mr. Sledge served as President and Chief Operating Officer of WCT, a $160-million long distance telephone company that was one of Fortune Magazine’s 25 fastest growing public companies before it was acquired by Frontier Corporation. From 1993 to 1994, Mr. Sledge was head of operations for New T&T, a Hong Kong-based start-up. He was Chairman and Chief Executive Officer of New Zealand Telecom International from 1991 to 1993 and a member of the executive board of TCNZ, Mr. Sledge held various other senior positions with Telecom New Zealand from 1988 until 1993 as was instrumental in leading the IPO of the company. Mr. Sledge also served four years as president and Chief Executive Officer of Pacific Telesis International. Mr. Sledge is also an owner and Board Member of DataProse, a company providing direct mail and billing statement solutions. In addition, Mr.. Sledge serves on the Board of MobilePro (OTCBB:MOBL) and the Board of CasaByte, a private company providing quality of service testing for cellular networks. Mr. Sledge holds a Masters of Business Administration and Bachelor of Arts degree in industrial management from Texas Technological University.

Ronald E. Spears has served as a member of our Board of Directors from March 2000 to present and served as a member of the Audit Committee from April 2001 to August 2003. Since March 2002, Mr. Spears has served as President of AT&T’s Signature Client Group, the sales organization that serves AT&T’s largest 325 Global accounts. From October 1990 until joining AT&T in 2002, Mr. Spears served in a number of early stage ventures primarily involved in the development and sale of technology solutions to large corporate enterprises. During this time, he served as Chief Operating Officer of e.Spire Communications, an East Coast CLEC; Chief Executive Officer of CMGI Solutions, an Internet Professional Services firm; and Chief Executive Officer of Vaultus, a wireless software company. In these roles, he led several successful equity and debt offerings for these ventures. Mr. Spears also served in various capacities at MCI Communications from 1979 to 1990; his last position was President of MCI’s Midwest Division from 1984 to 1990. A pioneer of the competitive long distance industry, Mr. Spears began his career in telecommunications as a manager at AT&T Long Lines in 1978, following eight years as an officer in the United States Army. He is a graduate of the United States Military Academy at West Point, and also holds a Master’s Degree in Public Service from Western Kentucky University.

Steven W. Town has served as a member of our Board of Directors from October 2000 to present and has served as a member of the compensation committee since April 2001. Mr. Town has served as Co-Chief Executive Officer of the Amerex Natural Gas, Amerex Power and Amerex Bandwidth, Ltd. Mr. Town began his commodities career in 1987 in the retail futures industry prior to joining the Amerex Group of Companies. He began the Amerex futures and forwards brokerage group in natural gas in 1990, in Washington D.C., and moved this unit of Amerex to Houston in 1992. During Mr. Town’s tenure as Co-Chief Executive Officer, the Amerex companies have become the leading brokerage organizations in their respective industries. Amerex currently provides energy, power and bandwidth brokerage services to many of the energy companies. Mr. Town is a graduate of Oklahoma State University.

The Company has a standing audit committee whose members are Dennis G. Schmal, Raymond J. Minehan and Patrick H. Arbor.

There is no family relationship among any of the foregoing officers or between any of the foregoing executive officers and any Director of the Company.

The information set forth under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” is incorporated by reference to the Company’s definitive 2007 Proxy Statement.

Audit Committee Financial Expert

The board of directors has determined that Dennis G. Schmal and Raymond J. Minehan are “audit committee financial experts” and “independent” as defined under applicable SEC and American Stock Exchange rules. The board’s affirmative determination for Dennis G. Schmal was based, among other things, upon his 27 years at Arthur Andersen LLP, most of those years as a partner in the audit practice. The board’s affirmative determination for Raymond J. Minehan was based, among other things, upon his extensive experience as chief administrative officer of Sutro & Co. and, prior to that, as chief financial officer of Hambrecht & Quist, Inc. and, prior to that, as audit partner of Arthur Andersen LLP.

Financial Code of Ethics

The Company has adopted its “Finance Code of Professional Conduct”, a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and other finance organization employees. The finance code of ethics is publicly available on our website at www.merrimanco.com. If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer or Chief Financial Officer, we will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors, or the “Committee” in this Compensation Discussion and Analysis, is responsible for establishing, implementing and monitoring compliance with the Company’s compensation programs, policies and philosophy. The Committee monitors whether the compensation paid to the Company’s executive officers, Messrs. Merriman, Curhan, Ford, Hiestand and Aguilar, is fair, reasonable and competitive and is substantially tied to the performance of the Company. These individuals are referred to as the “named executive officers” here and elsewhere in this registration statement.

Compensation Objectives

The Company’s executive compensation program is designed to attract, retain and motivate talented individuals who will execute our business plan so that the Company can succeed.  Our program is simple in its design and easy to communicate to employees. An executive officer can earn substantial cash compensation above salary to the extent that the Company achieves performance goals consistent with its business plan. The Company does not automatically target compensation levels at a certain percentage of compensation paid by a peer group to comparable executives.

Compensation Committee Process

The first step the Committee takes each year in setting executive compensation is to discuss the short-term and long-term business objectives of the Company with the executive officers and the Board of Directors. The Committee defines measurable milestones and performance metrics to be used in the compensation program. The Committee identifies which elements of compensation that it will award to the executive officers and the amount of cash compensation that will be paid if the Company achieves its business plan for the upcoming year. The Committee generally meets during the fourth quarter of the year immediately prior to the beginning of the upcoming performance year to begin this process. Once the general terms and parameters have been established, the Committee solicits comments and suggested changes to proposed compensation levels from the Board of Directors.

Selected members of management assist the Committee where necessary and appropriate. For example, the Committee may request the Chief Financial Officer to model the financial objectives and milestones against established annual budgets to show the impact of annual cash incentives on each of the officer’s compensation. Members of management may also be requested to draft the proposed compensation plans under the Committee’s supervision. The Committee works closely with the Board of Directors and with management when finalizing compensation plans. The Committee, however, has ultimate decision making authority with respect to establishing and administrating the Company’s executive compensation programs.

The Committee historically had not engaged its own compensation consultant. Earlier this year, the Committee engaged the services of Compensia as its compensation consultant to assist it in reviewing the Company’s executive compensation plans for 2007. The compensation consultant has been retained to advise the Committee on how competitive the Company is with respect to executive officer pay levels (base salary, annual cash awards and equity compensation), the design of the annual cash incentive,  the design and timing of equity compensation grants and the process for reviewing executive compensation.

Elements of Executive Compensation

The Company’s executive compensation program consists of the following elements:

•

base salary

•

annual cash award

•

equity compensation (in the form of stock options and restricted stock)

•

post-termination compensation

The Company does not have any deferred compensation programs or retirement programs other than our 401(k) and Employee Stock Purchase Programs that are generally available to all employees. The Company enrolls all salaried employees in its health and life insurance programs.

Each of these elements of executive compensation is addressed separately below.

Base Salary

Base salary is provided in order to retain executives consistent with the Company’s industry and the geographic location when we do not improve financial performance. In 2005, base salary for our named executive officers listed in this filing was $150,000. In February 2006, the Committee determined that these salary levels were relatively low by San Francisco area standards after negotiations with the executive officers. As adjusted, base salaries for the named executive officers ranged between $225,000 and $250,000 for 2006. Base salaries paid to executive officers were fully deductible in 2006.

Annual Cash Award

Annual cash awards under our Executive and Management Bonus Plan (“EMB”) are designed to focus our named executive officers on the corporate level objectives designated by the Committee as part of the Company’s business plan for a particular year. For 2006, executive officers were eligible to receive an annual cash award based on the Company’s performance in three separate areas – overall revenue, incremental revenue growth over the prior year and profitability, as measured by the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA). This approach is intended to maximize shareholder value by growing revenues and growing earnings, with greater emphasis being given to earnings growth.

In February 2006, the Committee approved the 2006 EMB and the award opportunity under the EMB for each of the named executive officers. The award opportunity is expressed as a fixed percentage of the Company’s overall revenue, incremental revenue growth over the prior year and EBITDA. The Committee selected these percentages in order to provide an annual cash award opportunity that would be weighted 65% to EBITDA, 20% to incremental revenue growth and 15% for gross revenue if the Company were to have achieved its 2006 business plan. The actual cash award earned by each named executive officer for 2006 is computed by multiplying the fixed percentage set forth below by the Company’s actual financial results in each of the following areas:

Name	Percentage of Gross Revenue	Percentage of Incremental Revenue Growth	Percentage of EBITDA

D. Jonathan Merriman	0.124%	0.607%	5.373%
Gregory S. Curhan	0.099%	0.485%	4.298%
Robert E. Ford	0.075%	0.364%	3.22%
John D. Hiestand	0.037%	0.182%	1.612%
Christopher L. Aguilar	0.037%	0.182%	1.612%

If the Company had achieved its 2006 business plan with respect to each of these financial criteria, the named executive officers would have received most of their cash compensation through annual cash awards, as reflected in the following chart:

Name	Salary	Annual Cash Award upon Achieving 2006 Business Plan	Percentage of At Risk Compensation

D. Jonathan Merriman	$250,000	$500,000	67%
Gregory S. Curhan	$250,000	$400,000	62%
Robert E. Ford	$250,000	$300,000	55%
John D. Hiestand	$225,000	$150,000	40%
Christopher L. Aguilar	$225,000	$150,000	40%

Mr. Merriman, our Chief Executive Officer, and Mr. Curhan, our Executive Vice President, received a greater opportunity to earn an annual cash award than the other named executive officers due to their greater ability to affect the Company’ financial results.  EMB payments are made at the end of the annual performance period except of the portion of the annual incentive that’s based on gross revenue, which is payable monthly.

In 2006, the Company did not have positive EBITDA and, as a result, the executives’s bonus amounts were less than they were in 2005.  Annual cash incentives were paid only with respect to overall revenue and incremental revenue growth.  The reduced payments reflect how a change in corporate performance can impact executive compensation under our  pay for performance philosophy.  The amounts paid as annual cash awards to the named executive officers is reported in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Compensation

Equity compensation in the form of stock options and restricted stock under the stockholder-approved 1999 Stock Option Plan, 2000 Stock Option and Incentive Plan, 2001 Stock Option and Incentive Plan and 2003 Stock Option and Incentive Plan focus executive officers’ efforts on actions that they believe are required for the Company’s long-term success as reflected in increases to the Company’s stock price over the long-term.  In 2006, the Company did not grant any form of equity compensation to its named executive officers due to prior ownership levels and the annual cash award opportunity.  The Committee does consider equity to be an important element of executive compensation.  Except as noted below with respect to determining option exercise prices and the delegation of authority to award options, the Committee is reconsidering all aspects of its equity compensation program with the assistance of its consultant, including the amount and timing of equity awards to executive officers.

The Committee’s practice when granting stock options had been to use the closing price of the Company’s stock on the trading day immediately prior to the date of the grant as the exercise price.  Effective February 2007, the Committee determined to set the exercise price for stock options using the closing price of the Company’s common stock on the day of the grant.  The Company has not and does not time the grant of stock options around the disclosure of non-public information or back date stock options.

The Board of Directors has delegated its authority to grant equity awards to non-executive employees to the Chief Executive Officer, so long as an award to a non-executive officer does not exceed 17,857 shares (125,000 shares prior to the Company’s reverse stock split of 1 for 7 shares on November 15, 2006). The Chief Executive Officer will also consult with the other executive officers when determining the nature and size of equity awards to non-executive employees. The Chief Executive Officer is required to inform the Board on a quarterly basis of all awards he has made under this delegation authority.

On January 1, 2006, the Company began accounting for stock-based payments including its grants of stock options and grants of restricted stock in accordance with the requirements of FASB Statement 123(R).

Post-Termination Compensation

Three of the named executive officers, Messrs. Merriman, Curhan and Ford, were parties to employment agreements with the Company during 2006. The term of these agreements expired in January 2007.  The agreements were entered into to retain these individuals and to provide them with certain protections in the event that their employment was involuntarily terminated (other than for cause) or by them with good reason. In addition, the agreements set forth specified benefits (a cash payment and the acceleration of equity) to be paid or provided upon a change of control of the company. The Committee felt that it was appropriate to protect the equity interests of the executives in the event of a change in control and also, given the important role that they would play in any corporate transaction resulting in a change in control, to provide them with additional compensation should such a transaction occur.  The amount of benefits that each executive would potentially earn under these contracts upon a covered termination of employment and a change in control is described and quantified below under “Potential Payments upon Termination of Employment or Change in Control.”

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on such review and discussion, it recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee:
Steven W. Town (Chair)
Raymond J. Minehan
Dennis G. Schmal

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Chief Executive Officer, Chief Financial Officer, and our three most other highly compensated executive officers during the year ended December 31, 2006, whom we refer to as our named executive officers.

Name and principal position(a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)(1)	Option Awards ($) (e)(1)	Non-Equity Incentive Plan Compensation ($) (f)(2)	Total ($) (h)

D. Jonathan Merriman Chairman and Chief Executive Officer	2006	250,000	—	1,204	119,007	370,211
Gregory S. Curhan Executive Vice President	2006	250,000	—	683	95,047	345,730
Robert E. Ford President and Chief Operating Officer	2006	250,000	61,875	—	71,703	383,578
John D. Hiestand Chief Financial Officer	2006	225,000	75,092	678	35,588	336,358
Christopher L. Aguilar General Counsel	2006	225,000	68,833	—	35,588	329,421

——————

 (1)

The amounts included in columns (d) and (e) are the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 and consist entirely of amounts from awards granted prior to 2006.  The Company did not grant any stock options, restricted stock or other equity-based awards to the named executive officers in 2006.  The value of options reported in column (e) was calculated using the Black-Scholes model, with the following assumptions:  volatility, 81%; average expected term (years), 4.4; risk-free interest rate, 4.75%; and no dividend yield.  For further information, see the note to the financial statements included in the Company’s 10-K entitled “Fair Value and Assumptions Used to Calculate Fair Value under SFAS 123(R) and SFAS 123.” There were no forfeitures of stock options or other equity-based awards by the named executive officers in 2006.

(2)  The amounts included in column (f) are performance-based annual incentive awards earned by the named executive officers under the Company’s Executive and Management Bonus Program during 2006.  There were no discretionary bonuses awarded to the named executive officers in 2006.  These awards are more fully described under the “Grants of Plan-Based Awards” table.

Narrative to the Summary Compensation Table:

As of December 31, 2006, each of Messrs. Merriman, Curhan and Ford were parties to employment agreements with the Company.  These agreements expired on January 1, 2007.  Messrs. Hiestand and Aguilar do not have employment agreements with the Company.  The following is a summary of certain terms contained in the employment agreements with Messrs. Merriman, Curhan and Ford, as in effect on December 31, 2006.

Base Salary.  Each employment agreement provides the executive with a minimum amount of base salary, which cannot be decreased during the term of the agreement.

Bonus.  Under the agreements, each executive is entitled to receive an annual bonus based upon the performance of the Company.  The amount and terms of the bonus are approved by the Compensation Committee.  The annual bonus amount is a certain percentage of pre-defined corporate performance metrics.

Benefit Plans; Equity.  Each executive is entitled to participate in the Company’s benefit and equity plans on the same basis as other executive employees of the Company.  In addition, pursuant to Company policy, the Company provides Messrs. Merriman, Curhan and Ford with parking at the Company’s principal offices.

GRANTS OF PLAN-BASED AWARDS

The following table contains information about grants of plan-based awards under the Company’s 2006 Executive and Management Bonus Program (EMB).  No stock options or other equity-based awards were granted to the named executive officers in the fiscal year ended December 31, 2006.

Name(a)	Grant Date (b)	Estimated Payouts Under Non-Equity Incentive Plan Awards ($) (c)(1)

D. Jonathan Merriman	5/4/06	500,000
Gregory S. Curhan	5/4/06	400,000
Robert E. Ford	5/4/06	300,000
John D. Hiestand	5/4/06	150,000
Christopher L. Aguilar	5/4/06	150,000

——————

(1)

Represents amounts awarded under the EMB, which was approved by the Compensation Committee of the Board of Directors. The EMB is a performance-based bonus plan under which certain Company employees are eligible to earn annual cash payments based on achieving pre-established financial objectives.  For each executive officer, the actual bonus award is calculated by multiplying a fixed, set percentage by the amount of the Company’s revenue, revenue growth and profitability with respect to the fiscal year. The 2006 financial objectives for earning an award under the EMB are described in the Compensation Discussion and Analysis.  The amounts in this column represent amounts that would have been paid had the Company achieved its business plan for 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below sets forth the equity awards that were outstanding as of December 31, 2006.

Name(a)	OPTIONS AWARDS		Option Expiration Date (e)	STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Option Exercise Price ($/Sh) (d)		Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(2)

D. Jonathan Merriman	209,807	22.33	10/5/2010	—	—
	55,357	2.87	3/20/2012
	142,858	2.87	3/20/2012
	714,286	3.29	6/23/2013
	4,286	5.18	12/31/2011
	14,286	49.00	2/24/2010

Gregory S. Curhan	142,858	3.71	1/8/2012	—	—
	442,858	3.29	6/23/2013

Robert E. Ford	2,858	9.80	4/5/2011	32,143(3)	152,679
	21,429	14.35	4/5/2011
	21,429	28.00	4/5/2011
	14,286	2.38	9/19/2011
	39,286	11.55	7/16/2014
	57,143	2.59	1/1/2012
	38,611	4.55	1/1/2012
	71,429	3.29	6/23/2013
	42,857	2.38	9/19/2011
	1,785	5.18	12/31/2011

John D. Hiestand	3,572	1.47	7/25/2012	12,992(4)	61,712
	3,572	2.10	12/31/2012
	7,143	3.71	1/29/2012

Christopher L. Aguilar	2,571	15.33	12/29/2010	12,278(5)	58,321
	1,785	9.80	4/5/2011
	14,287	2.38	9/19/2011
	2,857	2.10	12/31/2012
	1,785	5.18	12/31/2011

——————

(1)

All stock options granted to the named executive officers were vested as of December 31, 2006. The exercise price for all stock options included in this table is equal to the closing price of the Company’s stock price on the day immediately before the grant date.

(2)

Amounts in this column have been calculated by multiplying the closing price of a share of the Company’s common stock on December 29, 2006, the last business day in the 2006 fiscal year, by the number of restricted shares that were unvested on such date.

(3)

Restricted shares vest in full on July 16, 2007.

(4)

10,715 of the restricted shares vested on January 1, 2007, 312 of the shares vested on February 15, 2007, 313 of the shares vest on May 15, 2007, 312 of the shares vest on each of August 15 and November 15, 2007, 313 of the shares vest on each of February 15 and May 15, 2008, 312 of the shares vest on August 15, 2008 and 90 of the shares vest on November 15, 2008.

(5)

10,715 of the restricted shares vested on January 1, 2007, 223 of the shares vest on each of February 15 and May 15, 2007, 224 of the shares vest on August 15, 2007, 223 of the shares vest on each of November 15, 2007 and February 15 and May 15, 2008 and 224 of the shares vest on August 15, 2008.

OPTIONS EXERCISED AND STOCK VESTED

The following table sets forth information about the vesting of stock awards during the fiscal year ended December 31, 2006.  The named executive officers did not exercise any stock options during 2006.

Name(a)	STOCK AWARDS
	Number of Shares Acquired on Vesting (#) (b)(1)	Value Realized on Vesting ($) (c)(1)

D. Jonathan Merriman	—	—

Gregory S. Curhan	—	—

Robert E. Ford	—	—

John D. Hiestand	19,107	101,512

Christopher L. Aguilar	15,179	80,551

——————

(1)

Column (b) reflects the number of shares of restricted stock that vested during 2006.  The amounts in Column (c) are calculated by multiplying the closing price of a share of the Company’s common stock on the day that the restricted stock vested by the number of shares that vested on such day.

Potential Payments upon Termination of Employment or Change in Control

As of December 31, 2006, each of Messrs. Merriman, Curhan and Ford were parties to employment agreements with the Company. These agreements expired on January 1, 2007. Under the agreements, each executive was entitled to receive certain payments upon a termination without cause or with good reason (as such terms are defined in the agreements) or in the event that there was a change of control of the Company. Non-renewal of the employment agreements did not trigger an obligation to pay severance benefits. The Compensation Committee is in negotiation with Messrs. Merriman, Curhan and Ford to renew these agreements. New employment agreements with our named executive officers will be disclosed promptly on a Form 8-K once finalized.

Termination of Employment

The following benefits would have been payable if the Company had terminated the employment of Messrs. Merriman, Curhan or Ford without cause or if the executives had terminated their employment with good reason on December 29, 2006 (the last business day of 2006):

•

twelve months continuation of base salary (six months in the case of Mr. Curhan)

•

earned but unpaid bonus and other benefits prior to termination and all other benefits and compensation

•

accelerated vesting of all previously unvested stock options

Mr. Ford would also be entitled to an additional payment equal to 50% of his base salary.

If the executive’s employment were terminated due to his death or disability, he would be entitled to receive earned but unpaid base salary and that portion of any annual bonus that previously had been approved by the Company but that was unpaid at the time of his death or disability, subject to his execution of a release of claims in favor of the Company.

The amounts reported in the table below assume that events triggering the post-termination compensation occurred on the last business day of the Company’s fiscal year (December 29, 2006).

Named Executive Officer(a)	Without Cause/ With Good Reason ($) (b)(1) (2)

D. Jonathan Merriman	255,348
Gregory S. Curhan	131,041
Robert E. Ford	383,827]

——————

(1)

Represents (a) base salary continuation payments during the severance period as described above, (b) Company-paid health, dental, vision and other insurance premiums during the severance period and, (c) for Mr. Ford, an additional payment equal to 50% of his annual base salary. Does not include the value associated with vested options.  Information about stock options that are vested as of December 31, 2006 is included in the “Outstanding Equity Awards At 2006 Fiscal Year-End” table.

(2)

Assumes that all earned benefits under the EMB and other compensatory plans, programs and arrangements were paid prior to year end.

Change in Control

The following benefits would be payable upon the occurrence of a change in control of the Company while the executive is employed by the Company during the term of the employment agreement or during the period that the executive is receiving salary continuation payments:

•

$1,000,000 for Mr. Merriman

•

$500,000 for Messrs. Curhan and Ford.

In addition, all unvested stock options granted to the named executive officer under the terms of the employment agreement would vest in full.  If these payments and benefits would cause the amounts to be subject to an excise tax under Section 4999 of the Internal Revenue Code, then the amounts will be reduced so that no excise tax is due.

The amounts reported in the table below assume that events triggering the change in control related compensation occurred on the last business day of the Company’s fiscal year (December 29, 2006) and that there is no required reduction under the employment agreements to avoid excise taxes under Section 4999 of the Code.

Named Executive Officer(a)	Without Cause/ With Good Reason ($) (b)

D. Jonathan Merriman	1,000,000
Gregory S. Curhan	500,000
Robert E. Ford	500,000

The amounts included in this table with respect to change in control would be in addition to any severance amounts Messrs. Merriman, Curhan or Ford may be entitled to under the terms of their employment agreements.

Restrictive Covenants

The employment agreements with Messrs. Merriman, Curhan and Ford all contain provisions regarding maintaining the confidentiality of Company information. In addition, Messrs. Merriman and Ford have agreed not to compete with us or solicit our employees or customers during the term of his employment and for one year thereafter and Mr. Curhan is subject to the same restrictions during his employment and for six months thereafter.

DIRECTOR COMPENSATION

The following table sets forth information about the compensation earned by non-management members of our Board of Directors during the fiscal year ended December 31, 2006. Mr. Merriman, our Chairman of the Board and Chief Executive Officer, did not receive any compensation for his service as a director.

Name(a)	Stock Awards ($) (b)(1)(2)	Total ($) (c)

Patrick H. Arbor	30,625	30,625
Anthony B. Helfet(3)	30,625	30,625
Raymond J. Minehan	30,625	30,625
Scott Potter	30,625	30,625
Dennis G. Schmal	30,625	30,625
Donald H. Sledge	30,625	30,625
Ronald E. Spears	30,625	30,625
Steven W. Town	30,625	30,625

——————

(1)

For the fiscal year 2006, directors did not receive any compensation in the form of cash fees, stock option awards, participation in non-equity incentive or pension plans, or any other form of compensation other than awards of stock. Under our director compensation program, each of our non-management directors was awarded 1,250 shares (split adjusted) of stock for each quarterly meeting attended. These shares were fully vested upon grant. In 2006, there were four quarterly meetings of the Board of Directors scheduled. Additional meetings (whether by phone or in person) were scheduled as necessary but no additional shares were awarded to the directors in connection with these meetings. The amounts in this column reflect the value of the shares of common stock awarded, calculated by multiplying the closing price of a share of our common stock on the applicable grant date by the number of shares awarded on such date. All grants were made on the day of the Board meeting.

(2)

As of December 31, 2006, the following directors had the following aggregate number of stock options outstanding: Mr. Arbor, 17,858; Mr. Helfet, 40,715; Mr. Sledge, 20,000; Mr. Spears, 42,858; and Mr. Town, 39,715.

(3)

Anthony B. Helfet, one of our directors, is also an non-management employee of the Company. As an employee, he received additional compensation that is not included in this table.

The Board of Directors annually reviews the Company’s director compensation program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2001, the Company renegotiated the severance terms included in its employment agreement with Donald Sledge, the former Chairman and CEO of the Company. Upon his leaving the Company in May 2001, the Company issued to Mr. Sledge a 7% convertible note, in an aggregate principal amount of $400,000, due May 2003. Interest was payable at the maturity of the two-year term. In May 2003, the Company and Mr. Sledge agreed to convert the principal and interest due at maturity into a fully amortizing note payable over five years using an effective interest rate of 4.0%. As of December 31, 2006, the remaining principal amount of the note payable was $138,571. Mr. Sledge is a member of our Board of Directors.

During the first quarter of 2007, the Company adopted the following policy governing related person transactions. Under this policy, all related person transactions are reviewed and approved in advance by our Audit Committee or other independent body of our Board of Directors. A related person transaction is defined as any transaction in which the Company or any subsidiary or affiliate is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•

Executive officers of the Company;

•

Members of the Board;

•

Beneficial holders of more than 5% of the Company’s securities;

•

Immediate family members of any of the foregoing persons; and

•

Any other persons whom the Board determines may be considered to be related persons as defined by the rules and regulations of the SEC

The Audit Committee or its Chair or other independent body of the Board, as the case may be, will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as it determines in good faith to be necessary. No member of the Audit Committee or the Board of Directors will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving such transactions, the Audit Committee or other independent body of the Board will obtain, or will direct management to obtain on its behalf, all information that it believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors deemed to be necessary prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the Audit Committee or other independent body of the Board. This approval authority may also be delegated to the Chair of the Audit Committee in some circumstances.

Our policies as described above are included in the Audit Committee Charter as approved by our Audit Committee and our Board of Directors.

INFORMATION ABOUT MEDPANEL

Corporate Overview

MedPanel, Inc. offers an online research platform providing clients across the globe greater strategic direction for investment decisions, product development, and marketing. MedPanel offers customized qualitative, quantitative and syndicated health care and medical research, and is best known for its in-depth, customized online focus groups. By leveraging its proprietary methodology and vast network of medical experts, MedPanel can provide fast, accurate, unbiased market data and information to clients in the biotechnology, pharmaceutical, medical device, and financial industries.

MedPanel began operations in 1999. MedPanel has a professional staff of 20 with expertise in management, business strategy, marketing strategy, market research, sales, medicine, statistics, and software development. Our corporate headquarters are located in Cambridge, Massachusetts.

Business Overview

MedPanel is a leading provider of online research tools to top biopharmaceutical, medical device, and financial services companies. At its core, the tools offer a cost-effective online research platform that provides clients with greater strategic direction for product development, marketing and investment decisions. The research process is significantly enhanced through the use of MedPanel’s global panel of physicians and medical experts. This panel is a major differentiating factor between MedPanel and other market research/consulting firms focused on the biopharmaceutical industry.

MedPanel’s qualitative, quantitative, and multi-client research products and services give its life science customers greater strategic insight over the development and commercialization of their products, and give investment professionals information needed to improve investment decisions.

We believe that MedPanel’s approach to delivering medical market intelligence is fast, efficient, and cost-effective. It bridges the information gap between clinicians and the market, bringing clinical insights to stakeholders in multiple sectors. Conducting research entirely online facilitates accurate and efficient data collection, in a full-service process that is transparent and self-documenting.

MedPanel’s proprietary methodology and vast network of medical experts, enables it to provide fast, accurate and unbiased market data and information to clients. Having focused its efforts on building a robust information technology platform and access to key physicians and other healthcare providers since inception, MedPanel has developed a set of solutions and relationships that have been well received by its customers.

Market Environment

MedPanel seeks to position itself at the convergence of online market research and healthcare consulting, including the related areas of research distribution and publishing.

We believe that online panels of experts are considered to be a reliable method of obtaining market intelligence, faster than traditional methods, more convenient over longer periods of study and significantly more cost efficient to implement. Growth and expansion of the internet and broadband connectivity has moved internet research into the mainstream. Studies conducted by the World Association of Opinion and Marketing Research Professionals (ESOMAR) conclude that on average, online access panels cost 50% less than face-to-face research and 38% less than telephone methods.

MCF believes that MedPanel – with existing businesses in online market research and analysis – is positioned to become a vendor of choice for the leading biopharmaceutical, financial services, and ancillary firms in the healthcare arena.

Products and Services

MedPanel’s product and service offerings arise from the intelligent application of its core technology and research platform. MedPanel’s staff guides clients in the development of highly targeted, customized quantitative and/or qualitative research instruments designed to address business issues important to the client. In addition, MedPanel has developed proprietary research products which it markets to multiple clients. These reports provide timely, consistent and cross-comparable data on a regular basis to subscribing clients.

Online Qualitative Research

MedPanel performs rapid, turn-key execution of detailed, in-depth online qualitative research among opinion-leading academic physicians, community-based practitioners, health professionals, payers and patient segments globally. MedPanel can convene online expert panels and clinical and scientific advisory boards for in-depth qualitative explorations quickly and efficiently.

Online Quantitative Research

MedPanel’s custom surveys are designed, programmed, and fielded online among statistically representative sample populations of physicians, researchers, patients and other relevant constituencies. All programming and analysis is conducted in-house, and quantitative surveys can be designed, programmed, and fielded in a matter of days.

Profiles

MedPanel’s Profiles products are proprietary, in-depth research studies marketed to multiple clients, which provide competitive analysis and evaluating disease-specific clinical and commercial opportunities for drug developers and medical sector investors.

Intelligence Reports

MedPanel’s Intelligence Reports are primary qualitative and quantitative ‘adhoc’ research that they conduct on behalf of financial clients and offer for resale after a designated time period.

Research and Development

MedPanel has not incurred expenditures during the years ended December 31, 2006 and 2005 that would be classified as research and development as defined by accounting principles generally accepted in the United States of America under Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs.

Client Contracts and Relationships

MedPanel’s customers include both major and emerging biopharmaceutical companies, financial services companies (i.e., hedge funds and mutual funds) and other firms serving the healthcare market, such as consulting and advertising agencies.

MedPanel markets its products throughout the life science industry, including many of the top biopharmaceutical and medical device companies.

Differentiation and Competition

MedPanel competes on multiple levels with a diverse group of organizations ranging from dedicated market research companies to independent consultants that utilize market research as part of their approach. The market is highly fragmented and barriers to entry for traditional phone-based or simple online survey tools are low; however, we believe that MedPanel has differentiated itself by building a platform consisting of both the physician panel and the software tools and methodology to capture the data. We believe MedPanel has built its reputation in the field of market research through delivery of on-time, accurate data and analysis. Through MedPanel’s specialization in the healthcare arena, they are also differentiated from larger companies that deliver high volume surveys to consumers across multiple industries.

Financial Information about Geographic Areas

MedPanel’s operations are located exclusively in the United States, but it recognizes revenue from customers located in the United States and Europe.

MedPanel currently has one reportable segment.

Employees

As of December 31, 2006, MedPanel employed 20 full-time individuals.

Properties

MedPanel’s corporate headquarters is located in Cambridge, Massachusetts under a lease that expires in May 2007. MedPanel leases its facilities and believes that its current facilities are adequate to meet its needs for the foreseeable future. MedPanel believes additional or alternative facilities can be leased to meet its future needs at commercially reasonable terms.

Legal Proceedings

In the normal course of business, MedPanel is at times subject to pending or threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management is not aware of any threatened or pending actions or proceedings that could have a material adverse effect on MedPanel’s business, financial condition or results of operations. As of December 31, 2006 and through the date of the filing of this prospectus/information statement, MedPanel has no threatened or pending legal actions or proceedings to report.

MARKET PRICE AND DIVIDENDS OF MEDPANEL COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

There is no established public trading market for MedPanel’s capital stock.

No cash dividends have ever been declared with respect to any class of MedPanel’s capital stock. Other than the protective provisions and dividend preferences of the MedPanel preferred stock, pursuant to MedPanel’s certificate of incorporation, there are no restrictions on the ability of MedPanel to pay dividends.

As of November 6, 2006 there were 146 holders of MedPanel capital stock, of which there were approximately 109 holders of its common stock, 16 holders of its Series A preferred stock, 13 holders of its Series B preferred stock and 9 holders of its Series C preferred stock. Each of the MedPanel Series A, Series B and Series C preferred stock is convertible into MedPanel common stock.

Upon the consummation of the transactions contemplated by the merger agreement, all shares of the capital stock and options to acquire capital stock of MedPanel will be cancelled in exchange for a right to receive a pro rata portion of the merger consideration distributed in accordance with the allocation and priority formula set forth in the merger agreement.

FINANCIAL STATEMENTS

Selected Financial Data of MedPanel

The selected financial data as of December 31, 2006 and 2005 and for the years then ended are derived from the audited financial statements of MedPanel, included in this prospectus/information statement. The selected financial data as of December 31, 2004, December 31, 2003 and December 31, 2002, and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 are derived from MedPanel’s unaudited financial statements not included or incorporated herein. The financial data should be read in conjunction with MedPanel’s financial statements and related notes appearing elsewhere in this prospectus/information statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Selected Operations Data:
Revenue from services	$5,010,708	$4,319,573	$3,971,765	$3,555,995	$2,732,510
Cost of services	(1,913,916)	(1,585,401)	(1,552,966)	(1,052,110)	(811,970)
Gross profit	3,096,792	2,734,172	2,418,799	2,503,885	1,920,540
Operating expenses:
Compensation and benefits	2,349,510	2,499,485	2,186,812	1,598,911	1,233,497
Professional services	277,869	93,303	125,491	104,748	80,725
Occupancy and equipment	152,839	151,975	143,536	88,566	62,870
Communications and technology	118,814	112,861	74,582	143,108	110,101
Depreciation and amortization	56,619	69,944	61,297	87,351	90,221
Travel and entertainment	148,886	149,020	181,609	126,742	95,790
Other operating expenses	170,420	172,916	181,688	131,217	113,222
Total operating expenses	3,274,957	3,249,504	2,955,015	2,280,644	1,786,427
Operating income (loss)	(178,165)	(515,332)	(536,217)	223,241	134,114)
Interest income	4,299	7,131	5,199	10,998	5,678
Interest expense	(20,271)	(3,971)	(4,604)	(2,918)	(1,332)
Income (loss) before income taxes	(194,137)	(512,172	(535,621	231,322	138,460)
Provision for income taxes	(111,250)	—	111,250	—	—	-
Net income (loss)	$(305,387)	$(512,172)	$(424,371)	$231,322	$138,460)

	As of December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data:
Cash and cash equivalents	566,411	575,248	226,637	807,518	611,044
Accounts receivables	1,042,480	854,045	1,018,094	469,289	563,667
Working capital	685,851	724,097	452,867	1,049,880	837,736
Total assets	1,772,443	1,801,629	1,656,930	1,517,810	1,394,691
Total stockholders’ equity	834,796	1,008,162	774,014	1,267,031	1,037,921

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of MedPanel’s financial condition and results of operations should be read in conjunction with the Financial Statements and related Notes included in the F2-pages to this prospectus/information statement.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported therein. The most significant of these areas involving difficult or complex judgments made by management with respect to the preparation of MedPanel’s financial statements include:

•

Revenue recognition

•

Stock-based compensation

•

Income taxes and tax contingencies

In each situation, management is required to make estimates about the effects of matters or future events that are inherently uncertain.

Revenue Recognition

Revenue from services is recognized on a proportional performance basis as services are provided. MedPanel typically enters into short-term fixed-price contracts for its biopharmaceutical company clients and fixed-term service agreements for its financial services clients. Revenue from fixed-price contracts is recognized under the percentage of completion method, measured by actual cost incurred to date versus an estimate of the remaining costs to complete each engagement. Revenue from fixed-term service agreements is recognized ratably over the life of the service agreement.

Stock-Based Compensation

On January 1, 2006, MedPanel adopted SFAS 123(R), “Shared-Based Payment,” which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors, including stock options and non-vested stock. Share-based compensation expense recognized in MedPanel’s statement of operations for the year ended December 31, 2006 includes compensation expense for share-based awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

MedPanel estimates the fair value of stock options granted using the Black-Scholes option pricing method. This option pricing model requires the input of highly subjective assumptions, including the option’s expected life. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. As a privately-held company, MedPanel had elected to measure the fair value of stock options using the minimum value method prior to the adoption of SFAS 123(R). The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Because share-based compensation expense is based on awards that are ultimately expected to vest, the expense may be reduced to account for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In MedPanel’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, MedPanel accounted for forfeitures as they occurred. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation.

Income Taxes and Tax Contingencies

MedPanel accounts for income taxes using the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases for operating profit and tax liability carryforward. MedPanel’s financial statements contain certain deferred tax assets and liabilities that result from temporary differences between book and tax accounting, as well as Federal net operating loss carryforwards.

SFAS No. 109 requires the establishment of a valuation allowance to reflect the likelihood of the realization of deferred tax assets. Significant management judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against the net deferred tax assets. MedPanel has concluded that it is more likely than not that our deferred tax assets as of December 31, 2006 will not be realized based on the scheduling of temporary differences and projected taxable income. The amount of the deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the actual amounts of future taxable income. Should MedPanel determine that they will be able to realize all or part of the deferred tax asset in the future, an adjustment to the deferred tax asset valuation allowance will be recorded in the period such determination is made.

New Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which supplements SFAS No. 109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. Interpretation No. 48 requires that the tax effects of a position be recognized only if it is “more-likely- than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statement to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal year beginning after December 15, 2006. MedPanel will adopt Interpretation No. 48 on January 1, 2007 and is currently assessing the potential impact on the financial statements.

Explanation of Key Financial Statement Captions

Revenue from Services

Revenue from services is recognized on a proportional performance basis as services are provided. MedPanel typically enters into short-term fixed-price contracts for its biopharmaceutical company clients and fixed-term service agreements for its financial services clients. Recognition of revenue from fixed-price contracts is measured by actual costs incurred to date versus an estimate of the remaining costs to complete each engagement. Recognition of revenue from fixed-term service agreements is measured ratably over the life of the service agreement.

Cost of Services

MedPanel’s direct costs associated with generating revenue principally consist of panelist honorarium, project editing, recruitment costs and moderation. Medical experts receive cash honoraria for participating in qualitative panels and quantitative surveys. MedPanel awards the honoraria to the panelists which are earned when they complete a study.

Compensation and Benefits

MedPanel employs sales people to support the sales and marketing of its traditional and Internet-based market research services. Sales professionals are compensated based upon the delivery of projects and recognition of revenue on those projects. Commissions are accrued based upon the delivery of completed projects to clients and paid quarterly. Project personnel have five distinct roles: project management, survey design, programming, data collection and analysis. MedPanel maintains project personnel in the United States, Europe, and Asia. Corporate personnel fill the roles of senior management, finance and human resources.

Professional Services

Professional services expense includes legal fees, accounting fees, consulting fees and recruiting fees. Many of these expenses, such as legal and accounting fees, are to a large extent fixed in nature.

Occupancy and Equipment

Occupancy and equipment includes rental costs for office facilities and equipment, as well as equipment, software and leasehold improvement expenses. These expenses are largely fixed in nature.

Communications and Technology

Communications and technology expense includes voice, data and Internet service fees, and data processing costs. While variable in nature, these tend to be more correlated to headcount than revenue.

Travel and Entertainment

Travel and entertainment expense results from business development activities across MedPanel’s various businesses.

Provision for Income Taxes

The provision for income taxes includes current and deferred income taxes. Furthermore, deferred tax assets are recognized for the expected realization of available net operating loss carryforwards. A valuation allowance is recorded when it is necessary to reduce a deferred tax asset to an amount that we expect to realize in the future. MedPanel continually reviews the adequacy of the valuation allowance and adjusts it based on whether or not their assessment indicates that it is more likely than not that these benefits will be realized.

Results of Operations

The following table sets forth certain financial data for the years ended December 31, 2006 and 2005. Operating results for any period are not necessarily indicative of results for any future period.

	Year Ended December 31,
	2006	2005

Revenue from services	$5,010,708	$4,319,573
Cost of services	(1,913,916)	(1,585,401)
Gross profit	3,096,792	2,734,172
Operating expenses:
Compensation and benefits	2,349,510	2,499,485
Professional services	277,869	93,303
Occupancy and equipment	152,839	151,975
Communication and technology	118,814	112,861
Depreciation and amortization	56,619	69,944
Travel and entertainment	148,886	149,020
Other operating expenses	170,420	172,916
Total operating expenses	3,274,957	3,249,504
Operating loss	(178,165)	(515,332)
Interest income	4,299	7,131
Interest expense	(20,271)	(3,971)
Loss before income taxes	(194,137)	(512,172)
Income tax expense	(111,250)	—
Net loss	$(305,387)	$(512,172)

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

Business Overview

MedPanel has seen growth in revenue in their traditional client base within the biopharmaceutical industry as well as significant growth within their financial services clients. Having launched the Financial Group in 2005, MedPanel experienced steady revenue growth during 2006 by expanding their client base through sales to first-time customers. In late 2005, MedPanel also made some adjustments to the national sales team which reduced overhead expense and resulted in increased revenue per sales representative. MedPanel also enhanced project management in both the qualitative and quantitative research offerings, which they believe has resulted in higher client satisfaction and thus repeat business.

Revenue from Services

Revenue from services increased by $691,000, or 16%, during 2006 as compared to 2005. This increase in revenue was principally driven by expanding sales to financial services clients, as well as repeat business from biopharmaceutical company clients.

Cost of Services

Cost of services increased by $329,000, or 21%, during 2006 as compared to 2005. The increase directly resulted from costs associated with achieving higher revenue levels during fiscal 2006. The rate of increase in expenses was slightly higher than the corresponding revenue growth rate due to acquisition cost of new clients. Cost of services is directly affected by overall revenue as well as changes in the pricing and mix of work performed and the cost components on each project (e.g. panelist incentives) from one period to another.

Compensation and Benefits

Compensation and benefits expense represents the majority of the operating expenses and includes salaries and wages, discretionary bonuses and stock-based compensation. Discretionary bonuses paid to sales and project management vary with revenue from services but includes other qualitative factors as well. Salaries, payroll taxes and employee benefits are relatively fixed in nature. Compensation and benefits expense decreased by $150,000, or 6%, during 2006 as compared to 2005, while revenue increased by 16% during this period. The lower compensation and benefits expense during fiscal 2006 resulted from consolidating key client accounts into fewer sales representatives.

MedPanel’s headcount has decreased from 22 at December 31, 2005 to 20 at December 31, 2006. During 2006 and 2005, no sales professional accounted for more than 10% of revenue.

The year ended December 31, 2006 represents MedPanel’s first fiscal period following adoption of SFAS 123(R), “Share-Based Payment,” which requires that they recognize compensation expense on the statement of operations for all share-based awards made to employees and directors during 2006 based on estimated fair values. MedPanel has adopted SFAS 123(R) using the prospective-transition method, and accordingly has not restated financial statements for prior periods to include the impact of SFAS 123(R). To determine the valuation of share-based awards under SFAS 123(R), MedPanel continues to use the Black-Scholes option pricing model that was utilized to determine the pro forma share-based compensation in prior periods. Stock-based compensation expense was $123,165 during 2006. Additional information regarding our adoption of SFAS 123(R) is set forth in the audited financial statements for the year ended December 31, 2006 included in this prospectus/information statement and in “Critical Accounting Policies and Estimates” below.

Professional Services

Professional services expense includes legal fees, accounting fees, consulting fees and recruiting fees. Many of these expenses, such as legal and accounting fees, are somewhat fixed in nature, however the increase of $185,000 or 198%, during 2006 as compared to 2005 resulted from the announced acquisition of MedPanel by MCF.

Occupancy and Equipment

Occupancy and equipment expense includes rental costs for office facilities and equipment, as well as equipment, software and leasehold improvement expenses. These expenses are largely fixed in nature. Occupancy and equipment expenses were effectively unchanged in 2006 as compared to 2005.

Communications and Technology

Communications and technology expense includes voice, data and Internet service fees, and data processing costs. While variable in nature, these tend to be more correlated to headcount than revenue. The increase of $6,000, or 5%, from 2005 to 2006 was due to upgrading workstations.

Depreciation and Amortization

Depreciation and amortization expense primarily relate to the depreciation of furniture, equipment and software costs. Depreciation and amortization is mostly fixed in nature. Depreciation and amortization decreased by 13,000, or 19%, during 2006 as compared to 2005 due to certain equipment and software fully depreciated during 2006.

Travel and Entertainment

Travel and entertainment expense results from business development activities across MedPanel’s various businesses. Travel and entertainment expenses were effectively unchanged in 2006 as compared to 2005.

Other Operating Expenses

Other operating expense includes professional liability and property insurance, printing and copying, business licenses and taxes, office supplies and other miscellaneous office expenses. Other operating expenses were effectively unchanged in 2006 as compared to 2005.

Provision for Income Taxes

During 2004, the Company established deferred tax assets in the amount of $111,250 based on estimated taxable income projected for 2006. MedPanel continually evaluates the realizability of its deferred tax assets based upon negative and positive evidence available. During 2006, MedPanel concluded that it is “more likely than not” that they will be not able to realize the benefit of the deferred tax assets in the future. As of December 31, 2006, MedPanel has recorded a full valuation allowance for the deferred tax assets, the significant component of which relates to net operating loss tax carryforwards. Therefore, the income tax expense during 2006 represents the expensing of the deferred tax assets.

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

Business Overview

During 2005, revenue from the traditional business of servicing the biopharmaceutical industry was below MedPanel’s forecast. This was offset by higher revenue growth within the Financial Group. The biopharmaceutical industry revenue growth was slower due to tighter budgets, multiple customer consolidations and several blockbuster drugs being pulled from the marketplace. During the second half of 2005, MedPanel was able to re-examine its cost structure and make the adjustments necessary to reduce costs while continuing to focus on revenue growth.

Revenue from Services

Revenue from services increased by $348,000, or 9%, during 2005 as compared to 2004. This increase in revenue was principally driven by MedPanel’s first full year of selling to the financial services industry.

Cost of Services

Cost of services increased by $32,000, or 2%, from 2004 to 2005. The increase directly resulted from costs associated with generating higher revenue during 2005. The rate of increase in expenses was greater than the corresponding revenue growth rate due to higher costs associated with the quantitative offering and international projects. Cost of services is directly affected by overall revenue as well as changes in the pricing and mix of work performed and the cost components on each project (e.g., panelist incentives) from one period to another.

Compensation and Benefits

Compensation and benefits expense represents the majority of the operating expenses and includes salaries and wages, discretionary bonuses and stock-based compensation. Discretionary bonuses paid to sales and project management vary with revenue from services but includes other qualitative factors as well. Salaries, payroll taxes and employee benefits are relatively fixed in nature. Compensation and benefits expense increased by $313,000, or 14%, during 2005 as compared to 2004. The higher compensation and benefits expense during fiscal 2005 resulted from building a national sales team with offices in California, New Jersey and Massachusetts.

MedPanel’s headcount has decreased from 22 at December 31, 2004 to 20 at December 31, 2005. During the year ended December 31, 2005 and 2004, no sales professional accounted for more than 10% of revenue.

Professional Services

Professional services expense includes legal fees, accounting fees, consulting fees and recruiting fees. Many of these expenses, such as legal and accounting fees, are to a large extent fixed in nature. The decrease of $32,000, or 26%, during 2005 as compared to 2004 was due to the lack of need for outside services.

Occupancy and Equipment

Occupancy and equipment expense includes rental costs for office facilities and equipment, as well as equipment, software and leasehold improvement expenses. These expenses are largely fixed in nature. Occupancy and equipment expenses increased by $8,000, or 6%, from 2004 to 2005 due primarily to certain leasehold improvements.

Communications and Technology

Communications and technology expense includes voice, data and Internet service fees, and data processing costs. While variable in nature, these tend to be more correlated to headcount than revenue. The increase of $38,000, or 51%, from 2004 to 2005 was due to continued investment into the platform as well as a new corporate web page to reflect MedPanel’s broader market which includes the financial services industry.

Depreciation and Amortization

Depreciation and amortization expense primarily relate to the depreciation of furniture, equipment and software costs. Depreciation and amortization is mostly fixed in nature. Depreciation and amortization was largely unchanged in 2005 as compared to 2004.

Travel and Entertainment

Travel and entertainment expense results from business development activities across MedPanel’s various businesses. The decrease of $33,000, or 18%, from 2004 to 2005 was attributed to reduced costs associated with travel fares.

Other Operating Expenses

Other operating expense includes professional liability and property insurance, printing and copying, business licenses and taxes, office supplies and other miscellaneous office expenses. The decrease of approximately $92,000, or 35%, in 2005 as compared to 2004 resulted from more diligent controls around office management.

Provision for Income Taxes

MedPanel did not record a provision for income taxes in 2005. During 2004, MedPanel recorded a $112,000 income tax benefit as a result of the reversal of the portion of the deferred tax asset valuation allowance related to estimated 2006 taxable income, since it became more likely than not that this portion of the underlying benefit would be realized in 2006.

The effective tax rate differs from the statutory rate primarily due to the existence and utilization of net operating loss carryforwards which have been offset by a valuation allowance resulting in a tax provision equal to the companies expected current expense for the year.

As of December 31, 2005 and 2004, MedPanel has recorded a valuation allowance on most of the deferred tax assets, the significant component of which relates to net operating loss tax carryforwards. Management continually evaluates the realizability of its deferred tax assets based upon negative and positive evidence available. Based on the evidence available at the time, MedPanel concluded that as of December 31, 2005 and 2004, it was “more likely than not” that they will be able to realize the benefit of $112,000 of the deferred tax assets in 2006.

Liquidity and Capital Resources

Historically, MedPanel has satisfied its liquidity needs through the issuance of equity securities and limited use of a revolving line of credit. As of December 31, 2006, current assets exceeded the value of current liabilities by approximately $686,000.

Cash and cash equivalents decreased by $9,000 during 2006. Cash provided by operating activities was approximately $328,000 which included the increase in deferred revenue.

Cash used in investing activities amounted to approximately $33,000 which represented the purchases of equipment and fixtures. Cash used in financing activities was approximately $304,000 which mostly related to net repayments on the various lines of credit.

MedPanel’s capital requirements depend on numerous factors, including but not limited to, market acceptance of its services, the resources allocated to the continuing development of the Internet panel, the marketing and selling of services and promotional activities. MedPanel believes that cash generated from its operations and the cash and working capital as of December 31, 2006 are sufficient to provide adequate funding for the next twelve months. However, MedPanel may require additional capital investment to fund its working capital if they incur future operating losses. MedPanel cannot be certain that additional debt or equity financing will be available when required or, if available, that they can secure it on terms satisfactory to them.

In order to continue to generate revenue, MedPanel must constantly develop new business, both for growth and to replace non-renewed projects. Although work for no one client constitutes more than 10% of the revenue, MedPanel has had to find significant amounts of replacement and additional revenue as client relationships and work for continuing clients change and will likely have to continue to do so in the future. MedPanel’s ability to generate revenue is dependent not only on execution of its business plan, but also on general market factors outside of their control. Many of MedPanel’s clients treat all or a portion of their market research expenditures as discretionary. As a result, as economic conditions decline in any of the markets, MedPanel’s ability to generate revenue is adversely impacted.

Line of Credit

MedPanel has a line of credit with a commercial bank that provides borrowing availability up to $300,000. The line of credit is secured by the assets of MedPanel and is due upon demand. The interest rate on amounts borrowed is payable monthly at one percentage point above the prime interest rate. Borrowings under this arrangement are due upon demand. As of December 31, 2006, borrowing under this line of credit was $0.

MedPanel also has lines of credit agreements with three commercial credit card companies. As of December 31, 2006, borrowing under these lines of credit was $14,423.

Off-Balance Sheet Arrangements

MedPanel was not a party to any off-balance sheet arrangements during the years ended December 31, 2006 and 2005. In particular, MedPanel does not have any interest in so-called limited purpose entities, which include special purpose entities and structured finance entities.

Contractual Cash Obligations

The Company leases its Cambridge corporate office under a noncancelable operating lease which expires in May 2007. Future minimum lease payments related to this office was $77,586 for 2007. Rent expense was $146,765 in both 2006 and 2005.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion about market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. MedPanel may be exposed to market risks related to changes in equity prices, interest rates and foreign currency exchange rates. MedPanel does not use derivative financial instruments for speculative, trading or any other purpose.

Equity Price Risk

MedPanel does not have any investments in equity securities. Accordingly, MedPanel is not exposed to fluctuations in prices of equity securities.

Interest Rate Risk

MedPanel’s exposure to market risk resulting from changes in interest rates relates primarily to its short-term debt obligations. The short term debt obligations bear interest at a variable rate tied to the prime rate. However, an immediate 10% increase or decrease in current interest rates would not have a material impact on interest expense or cash flows.

Foreign Currency Risk

MedPanel does not have any foreign currency denominated assets or liabilities or purchase commitments and has not entered into any foreign currency contracts. Accordingly, MedPanel is not exposed to fluctuations in foreign currency exchange rates.

Changes In and Disagreements with Accountants

Certain of the financial statements of MedPanel included in this prospectus/information statement have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as stated in their audit report appearing herein.

MedPanel engaged McGladrey & Pullen, LLP to audit their fiscal 2005 financial statements in October 2006. Since engaging McGladrey & Pullen, LLP through the date of this prospectus, there was no change in accountants for MedPanel, were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to McGladrey & Pullen, LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on MedPanel’s financial statements; and there were no reportable events as set forth in applicable
SEC regulations.

INFORMATION FOR MEDPANEL STOCKHOLDERS

“WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY”

The merger and the transactions contemplated in the merger agreement required the approval of a majority of the issued and outstanding shares of MedPanel capital stock entitled to vote thereon. The merger and the transactions contemplated by the merger agreement were approved on November 7, 2006 by action by written consent of the holders of a majority of the outstanding shares of capital stock of MedPanel entitled to vote thereon. Thus there will not be a meeting of the stockholders of MedPanel to approve the merger and the related transactions.

The merger with MedPanel and the transactions contemplated in the merger agreement do not require the approval of the stockholders of MCF. Thus there will not be a meeting of the stockholders of MCF to approve the merger and the related transactions.

APPRAISAL RIGHTS

MCF stockholders are not entitled to vote on the merger and do not have appraisal rights in connection with the merger or the issuance of MCF common stock pursuant to the merger. The merger agreement has already been adopted by the stockholders of MedPanel. However, holders of MedPanel shares who properly demand appraisal of their shares may be entitled to receive consideration for their shares in accordance with Subchapter IX, Section 262 of the Delaware General Corporation Law. Section 262 is attached as Annex B to this prospectus/information statement.

The following discussion includes the material provisions of the law pertaining to appraisal rights under the Delaware General Corporate Law. It is not a complete statement of Section 262 and is qualified in its entirety by the full text of Section 262, which is attached hereto. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of MedPanel capital stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of MedPanel capital stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of MedPanel capital stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is approved by written consent of the stockholders pursuant to Section 228, as in the case of the adoption of the merger agreement and approval of the merger by the MedPanel stockholders, the constituent corporation (or as applicable, the surviving corporation) must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available to them. The notification must be made within ten days of the effective time of the merger. Any stockholder entitled to appraisal rights may demand appraisal of their shares by written notice to the surviving corporation within 20 days of the mailing of the notice.

The disclosure contained herein shall constitute MedPanel’s notice of appraisal rights under Section 262, and the full text of Section 262 is attached hereto. Any holder of MedPanel capital stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and the full text of Section 262 carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Any MedPanel stockholder wishing to exercise appraisal rights must deliver to MedPanel a written demand for the appraisal of the stockholder’s shares as described above. Such stockholder must not have voted its shares of capital stock in favor of adoption of the merger agreement and approval of the mergers. A holder of shares of MedPanel capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Written demand for appraisal must reasonably inform MedPanel of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand within 20 days of the mailing of this notice will constitute a waiver of appraisal rights.

Only a holder of record of shares of MedPanel capital stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of MedPanel capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of MedPanel capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to MedPanel, Inc.,
44 Brattle Street, Cambridge, MA  02138 Attention:  Chief Executive Officer.

Within ten days after the effective time of the mergers, the company surviving the mergers (which will be an LLC in this case) or its successor in interest, which we refer to generally as the surviving corporation, must notify each holder of MedPanel capital stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the mergers that the mergers have become effective. Within
120 days after the effective time of the mergers, but not thereafter, the surviving corporation or any holder of MedPanel capital stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of MedPanel capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of MedPanel capital stock within the time prescribed in Section 262.

Within 120 days after the effective time of the mergers, any holder of MedPanel capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of MedPanel common stock not voted in favor of the adoption of the merger agreement and approval of the mergers and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of MedPanel capital stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the tendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of MedPanel common stock and MedPanel preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and MedPanel and MCF reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of MedPanel capital stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of MedPanel capital stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of MedPanel capital stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of MedPanel capital stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of MedPanel capital stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of MedPanel capital stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration such stockholder would have received if such stockholder had not demanded appraisal. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights.

NOTICE TO MEDPANEL STOCKHOLDERS

This prospectus/information statement serves as notice to MedPanel stockholders pursuant to Section 228(e) of the DGCL that on November 7, 2006, the holders of a majority of the outstanding shares of MedPanel capital stock, voting as a single class, took the following actions by written consent without a meeting:

•

adopted the merger agreement;

•

approved an  amendment to MedPanel’s certificate of incorporation pursuant to which the merger consideration will be distributed to the holders of MedPanel capital stock and options in accordance with the allocation and priority set forth in Section 2.7 of the merger agreement.

In addition, pursuant to the written consent, the consenting stockholders:

•

appointed William Febbo as the Stockholder Representative.

•

waived and released their appraisal rights and certain claims against MedPanel and its affiliates relating to ownership of MedPanel securities.

A copy of the form of the written consent and Certificate of Amendment to the Certificate of Incorporation is attached to this prospectus/information statement as Annex C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF MEDPANEL

The following table sets forth information with respect to the beneficial ownership of MedPanel’s common stock and preferred stock as of November 6, 2006 for:

•

each stockholder known by MedPanel’s to beneficially own more than 5% of MedPanel’s capital stock;

•

each of MedPanel’s directors and named executive officers; and

•

all of MedPanel’s directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 18,291,441 shares of common stock and 8,188,725 shares of preferred stock outstanding as of November 6, 2006. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of capital stock issuable upon the exercise of stock options and warrants that are immediately exercisable or exercisable within 60 days. The beneficial ownership information in the table does not give effect to the acceleration of vesting of certain options that would occur upon consummation of the merger. Each share of MedPanel’s preferred stock is convertible into one share of MedPanel common stock. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Rights to Acquire Shares of Common Stock with 60 Days of November 6, 2006	Percent of Total Common Stock	Number of Shares of Preferred Stock	Rights to Acquire Shares of Common Stock with 60 Days of November 6, 2006	Percent of Total Preferred Stock

William Febbo(2)	5,750,000	1,170,000	35.56%	—	—	—
Phillip Febbo(3)	5,275,000	—	28.84%	—	—	—
Al Febbo(4)	2,237,000	—	12.23%	522,584	—	6.40%
John Thompson(5)	533,000	—	2.91%	460,084	—	5.62%
Jane T. Philippi(6)	319,000	—	1.74%	315,792	—	3.86%
Arthur Hiller(7)	45,000	—	*	—	—	—
George Hackl(8)	95,000	—	*	234,375	—	2.86%
XR Ventures, LLC(9)	—	—	—	2,625,000	—	32.06%
Peter M. Wood(10)	—	—	—	616,334	—	7.53%
Ian H. Edgar(11)	1,547,109	—	8.46%	—	—	—
Howard Brick(12)	250,000	70,000	1.74%	—	—	—
Matthew Fearer(13)	—	150,000	*	—	—	—
Janet Kosloff(14)	—	325,000	1.75%	—	—	—
All Executive Officers and Directors as a Group	14,504,00	1,745,000	81.1%	1,845,295	—	22.53%

——————

*

Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock or preferred stock, as applicable.

(1)

Unless otherwise indicated, the address for each person or entity named below is c/o MedPanel, Inc., 44 Brattle Street, Cambridge, Massachusetts, 02139.

(2)

Consists of (a) 5,750,000 shares of common stock and (b) fully vested options to purchase 1,170,000 shares of common stock. Mr. William Febbo is President and Chief Executive Officer of MedPanel. He is also a member of the board of directors of MedPanel.

(3)

Consists of 5,275,000 shares of common stock. Mr. Phillip Febbo is a member of the board of directors of MedPanel.

(4)

Consists of (a) 107,000 shares of common stock and (b) 2,130,000 shares of common stock, 210,084 shares of Series A preferred stock and 312,500 shares of Series B preferred stock held by Febbo Family LLC.
Mr. Al Febbo is a member of the board of directors of MedPanel.

(5)

Consists of 533,000 shares of common stock, 12,584 shares of Series A preferred stock, 312,500 shares of Series B preferred stock and 135,000 shares of Series C preferred stock. Mr. Thompson is chairman of the board of directors of MedPanel.

(6)

Consists of 319,000 shares of common stock, 105,042 shares of Series A preferred stock, 125,040 shares of Series B preferred stock and 85,710 shares of Series C preferred stock. Ms. Philippi is a member of the board of directors and Secretary of MedPanel.

(7)

Consists of 45,000 shares of common stock. Mr. Hiller is a member of the board of directors of MedPanel.

(8)

Consists of (a) 95,000 shares of common stock and (b) 234,375 shares of Series B preferred stock held by Hackl Enterprises, LLC. Mr. Hackl is a member of the board of directors of MedPanel.

(9)

Consists of 1,875,000 shares of Series B preferred stock and 750,000 shares of Series C preferred stock. The address for this entity is 3100 44th St. S.W., Grandwille, MI 49418. Mary Chowning, the Chief Financial Officer of XR Ventures, LLC, voting and investment control over these securities. Ms. Chowning disclaims beneficial ownership of such securities.

(10)

Consists of 210,084 shares of Series A preferred stock, 156,250 shares of Series B preferred stock and 250,000 shares of Series C preferred stock.

(11)

Consists 1,547,109 shares of common stock.

(12)

Consists of (a) 250,000 shares of common stock and (b) fully vested options to purchase 70,000 shares of common stock. Mr. Brick is managing director of MedPanel financial group.

(13)

Consists of (a) fully vested options to purchase 133,332 shares of common stock and (b) unvested options to purchase 16,668 shares of common stock which will vest within 60 days of November 6, 2006. Mr. Fearer is Senior Vice President of Content Development for MedPanel.

(14)

Consists of (a) fully vested options to purchase 308,332 shares of common stock and (b) unvested options to purchase 16,668 shares of common stock which will vest within 60 days of November 6, 2006. Ms. Kosloff is Senior Vice President of Sales for MedPanel.

MEDPANEL’S MANAGEMENT PRIOR TO THE MERGER

The following is a list of MedPanel’s senior executive officers and directors and their respective ages as of November 6, 2006:

Name	Age	Position

William J. Febbo	37	President, Chief Executive Officer, Treasurer and Director
Howard Brick	45	Managing Director, Financial Group
Janet Kosloff	44	Senior Vice President, Sales
Matthew Fearer	40	Senior Vice President, Content Development
John Thompson	67	Director and Chairman of the Board
Philip Febbo	40	Director
Albert Febbo	67	Director
Jane Philippi	60	Director, Secretary
George Hackl	73	Director
Arthur Miller	52	Director

MEDPANEL MANAGEMENT – PERSONS TO BECOME DIRECTORS OF MCF

Name	Age	Position at MedPanel

William J. Febbo	37	President, Chief Executive Officer, Treasurer and Director

William Febbo is responsible for developing and overseeing the overall strategic direction of MedPanel, and ensuring that MedPanel meets its quarterly and annual goals. He has oversight of MedPanel's sales, marketing, technology, finance and content development organizations, as well as expanding MedPanel's vertical expansion and overseas activities. Bringing more than 15 years experience in operations, sales, finance and manufacturing to the leadership of MedPanel, Mr. Febbo has worked for three Fortune 500 companies, specializing in business development, merger and acquisition and global technology transfer in Europe, Central Asia and South America. He was also instrumental in completing mergers and acquisitions in multiple industries, as well as bringing several start-ups to profitability. Mr. Febbo has lived and worked in several countries, including Japan, Brazil, Argentina, China, Australia, the U.S., and many European countries. Currently, Mr. Febbo serves as Treasurer on the board of the United Nations of Greater Boston. Mr. Febbo received his Bachelor’s of Science in International Studies with a focus on Economics and Spanish from Dickinson College.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

MCF is subject to the informational requirements of the Exchange Act and therefore files reports, proxy and information statements and other information with the SEC. You can inspect many of such reports, proxy and information statements and other information on the SEC’s Internet website at http://www.sec.gov.

You can also inspect and copy such reports, proxy and information statements and other information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at: 1-800-SEC-0330. The common stock of MCF is listed on the American Stock Exchange.

This prospectus/information statement constitutes part of a registration statement on Form S-4 filed by MCF with the SEC under the Securities Act. This prospectus/information statement does not contain all of the information set forth in the registration statement. For further information with respect to MCF and its shares you should refer to the registration statement either at the SEC’s website or at the address set forth in the preceding paragraph. Statements in this prospectus/information statement concerning any document attached as an annex to this prospectus/information statement or filed as an exhibit to the registration statement are not necessarily complete, and, in each instance, you should refer to the copy of such document which has been attached as an annex to this prospectus/information statement or filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

The following documents listed below, that MCF has previously filed with the Securities and Exchange Commission, contain important additional information about MCF:

•

Annual Report on Form 10-K for the year ended December 31, 2006, filed February 15, 2007, file number 001-15831

•

Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K for the year ended December 31, 2006, filed March 26, 2007, file number 001-15831.

•

Current Report on Form 8-K filed November 30, 2006, file number 001-15831

•

Current Report on Form 8-K filed January 5, 2007, file number 001-15831

•

Current Report on Form 8-K filed January 8, 2007, file number 001-15831

•

Current Report on Form 8-K filed February 14, 2007, file number 001-15831

•

Notice of Annual Meeting and Proxy Statement filed March 30, 2006; file number 001-15831; and

•

Registration Statement on Form 8-A12B filed April 17, 2000 as amended by the Registrant’s Registration Statement on Form 8-A12B/A filed July 7, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock, file number 001-15831.

A copy of these filings will be provided at no cost to each person to whom a prospectus is delivered, upon request by writing or orally to Christopher Aguilar, General Counsel, at the following address: MCF Corporation, 600 California Street, 9th Floor, San Francisco, California 94108, telephone number (415) 248-5634. These filings may also be accessed on our web site, the address of which is www.merrimanco.com.

INDEX TO MCF CORPORATION’S

CONSOLIDATED FINANCIAL STATEMENTS

MCF Corporation’s Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F1-2

Consolidated Statements of Operations for the Three Years Ended December 31, 2006	F1-3

Consolidated Statements of Financial Condition as of December 31, 2006 and 2005	F1-4

Consolidated Statement of Stockholders’ Equity for the Three Years Ended December 31, 2006	F1-5

Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2006	F1-6

Notes to Consolidated Financial Statements	F1-8

F1-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
MCF Corporation and subsidiaries

We have audited the accompanying consolidated statements of financial condition of MCF Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial condition of MCF Corporation and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2007, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
February 12, 2007

F1-2

MCF CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2006	2005	2004
Revenue:
Commissions	$30,105,085	$26,992,427	$21,826,628
Principal transactions	(171,055)	1,366,938	2,788,120
Investment banking	21,190,786	14,816,814	13,728,556
Other	693,822	8,136	25,006
Total revenue	51,818,638	43,184,315	38,368,310
Operating expenses:
Compensation and benefits	42,840,431	31,659,488	26,765,265
Brokerage and clearing fees	2,614,513	2,312,616	2,383,831
Professional services	2,441,417	1,987,317	1,299,540
Occupancy and equipment	1,665,410	1,522,351	960,849
Communications and technology	2,969,872	1,918,693	1,404,702
Depreciation and amortization	645,129	490,165	162,318
Travel and entertainment	2,738,393	1,723,290	1,448,283
Other	2,400,765	3,298,852	1,770,136
Total operating expenses	58,315,930	44,912,772	36,194,924
Operating income (loss)	(6,497,292)	(1,728,457)	2,173,386
Gain (loss) on retirement of convertible note payable	(1,348,805)	—	—
Interest income	484,909	446,273	120,431
Interest expense	(535,014)	(76,103)	(169,787)
Income (loss) from continuing operations before income taxes	(7,896,202)	(1,358,287)	2,124,030
Income tax expense	—	(142,425)	(249,744)
Income (loss) from continuing operations	(7,896,202)	(1,500,712)	1,874,286
Loss from discontinued operations	(324,213)	(13,731)	—
Net income (loss)	$(8,220,415)	$(1,514,443)	$1,874,286
Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.79)	$(0.16)	$0.21
Loss from discontinued operations	$(0.03)	$—	$—
Net income (loss)	$(0.82)	$(0.16)	$0.21
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.79)	$(0.16)	$0.16
Loss from discontinued operations	$(0.03)	$—	$—
Net income (loss)	$(0.82)	$(0.16)	$0.16
Weighted average number of common shares:
Basic	9,989,265	9,500,748	8,368,293
Diluted	9,989,265	9,500,748	11,167,875

The accompanying notes are an integral part of these consolidated financial statements.

F1-3

MCF CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$13,746,590	$11,138,923
Securities owned:
Marketable, at fair value	7,492,914	8,627,543
Not readily marketable, at estimated fair value	1,489,142	1,065,743
Restricted cash	629,427	627,606
Due from clearing broker	551,831	973,138
Accounts receivable, net	2,715,271	2,073,195
Equipment and fixtures, net	1,586,630	1,378,235
Prepaid expenses and other assets	2,286,408	1,810,030
Total assets	$30,498,213	$27,694,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,121,623	$901,138
Commissions and bonus payable	7,711,805	4,735,892
Accrued expenses	2,285,670	2,201,499
Due to clearing and other brokers	11,114	118,798
Securities sold, not yet purchased	1,534,953	41,579
Capital lease obligation	1,292,378	883,993
Convertible notes payable, net	187,079	176,741
Notes payable	138,571	231,772
Total liabilities	14,283,193	9,291,412

Commitments and contingencies
Stockholders’ equity:
Convertible Preferred stock, Series A – $0.0001 par value; 2,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2006 and 2005, respectively; aggregate liquidation preference of $0	—	—
Convertible Preferred stock, Series B – $0.0001 par value; 12,500,000 shares authorized; 1,250,000 shares issued and 0 shares outstanding as of December 31, 2006 and 2005; aggregate liquidation preference of $0	—	—
Convertible Preferred stock, Series C – $0.0001 par value; 14,200,000 shares authorized; 1,685,714 shares issued and 0 shares outstanding as of December 31, 2006 and 2005; aggregate liquidation preference of $0	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized; 10,602,720 and 10,209,588 shares issued and outstanding as of December 31, 2006 and 2005, respectively	1,061	1,021
Additional paid-in capital	114,616,848	111,731,293
Deferred compensation	—	(3,146,839)
Accumulated deficit	(98,402,889)	(90,182,474)
Total stockholders’ equity	16,215,020	18,403,001
Total liabilities and stockholders’ equity	$30,498,213	$27,694,413

The accompanying notes are an integral part of these consolidated financial statements.

F1-4

MCF CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total

Balance at December 31, 2003	93,886	$9	7,993,096	$800	(11,429)	$(51,950)	$95,563,149	$(1,244,490)	$(89,006,308)	$5,261,210
Net income	—	—	—	—	—	—	—	—	1,874,286	1,874,286
Issuance of common stock	—	—	1,218,319	122	—	—	7,682,413	—	—	7,682,535
Issuance of restricted common stock	—	—	200,873	20	—	—	2,875,191	(2,875,191)	—	—
Issuance of treasury stock	—	—	—	—	11,429	51,950	311,703	—	(230,853)	132,800
Issuance of stock warrants	—	—	—	—	—	—	1,222,250	—	(1,212,399)	9,851
Conversion of preferred stock to common stock	(122,457)	(12)	122,457	12	—	—	—	—	—	—
Conversion of debt to common stock	—	—	272,201	27	—	—	449,973	—	—	450,000
Preferred stock dividend	28,571	3	—	—	—	—	92,754	—	(92,757)	—
Options with intrinsic value to employees	—	—	—	—	—	—	160,084	(139,250)	—	20,834
Amortization of deferred compensation	—	—	—	—	—	—	—	1,095,075	—	1,095,075
Tax benefits from employee stock option plans	—	—	—	—	—	—	207,259	—	—	207,259
Balance at December 31, 2004	—	$—	9,806,946	$981	—	$—	$108,564,776	$(3,163,876)	$(88,668,031)	$16,733,850
Net loss	—	—	—	—	—	—	—	—	(1,514,443)	(1,514,443)
Issuance of common stock	—	—	220,899	22	—	—	1,217,846	—	—	1,217,846
Issuance of restricted common stock	—	—	181,743	18	—	—	1,954,274	(1,954,292)	—	—
Options with intrinsic value to employees	—	—	—	—	—	—	(12,000)	12,000	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	1,959,329	—	1,959,329
Tax benefits from employee stock option plans	—	—	—	—	—	—	6,397	—	—	6,397
Balance at December 31, 2005	—	$—	10,209,588	$1,021	—	$—	$111,731,293	$(3,146,839)	$(90,182,474)	$18,403,001
Net loss	—	—	—	—	—	—	—	—	(8,220,415)	(8,220,415)
Issuance of common stock	—	—	247,808	25	—	—	713,062	—	—	713,087
Issuance of restricted common stock	—	—	52,465	6	—	—	(6)	—	—	—
Exercise of stock warrants	—	—	92,859	9	—	—	191,991	—	—	192,000
Removal of opening deferred stock compensation balance upon adoption of SFAS 123(R)	—	—	—	—	—	—	(3,146,839)	3,146,839		—
Amortization of stock-based compensation	—	—	—	—	—	—	3,836,781	—	—	3,836,781
Issuance of stock warrants	—	—	—	—	—	—	1,290,566	—	—	1,290,566
Balance at December 31, 2006	—	$—	10,602,720	$1,061	—	$—	$114,616,848	$—	$(98,402,889)	$16,215,020

The accompanying notes are an integral part of these consolidated financial statements.

F1-5

MCF CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$(8,220,415)	$(1,514,443)	$1,874,286
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	655,334	493,672	162,318
Common stock issued for services	—	—	215,800
Stock-based compensation	3,836,781	1,959,329	1,125,760
Tax benefits from employee stock option plans	—	6,397	207,259
Amortization of discounts on convertible notes payable	146,776	10,335	95,793
Amortization of debt issuance costs	35,757	—	23,340
Amortization of intangible asset	138,051	34,366	—
Loss on retirement of convertible note payable	1,348,805	—	—
Write-off of receivable from common stock issued to Ascend	—	556,493	—
Loss on disposal of equipment and fixtures	14,196	—	30,398
Provision for doubtful accounts	383,565	—	21,100
Common stock received for services	—	—	(461,933)
Unrealized (gain) loss on securities owned	2,172,407	(1,491,688)	29,571
Changes in operating assets and liabilities:
Marketable and non-marketable securities owned	(203,536)	(5,558,454)	(923,230)
Restricted cash	(1,821)	(2,606)	(125,000)
Due from clearing broker	421,307	(185,276)	(12,165)
Accounts receivable	(789,908)	(550,295)	(1,102,257)
Prepaid expenses and other assets	(786,306)	(474,907)	(596,998)
Accounts payable	220,485	468,387	252,036
Commissions and bonus payable	2,975,913	78,657	1,834,047
Accrued liabilities	84,171	956,932	1,813,339
Due to clearing and other brokers	(107,684)	19,593	(55,790)
Net cash provided by (used in) operating activities	2,323,878	(5,193,508)	4,407,674
Cash flows from investing activities:
Purchase of equipment and fixtures	(78,216)	(203,665)	(546,899)
Acquisition of Catalyst	(58,558)	(353,882)	—
Investment in MCF Navigator fund	(7,500,000)	—	—
Redemption from MCF Navigator fund	7,500,000	—	—
Proceeds from sale of equipment and fixtures	—	—	2,000
Net cash used in investing activities	(136,774)	(557,547)	(544,899)
Cash flows from financing activities:
Proceeds from the issuance of common stock	603,070	591,648	6,579,377
Proceeds from the exercise of stock options and warrants	302,017	126,220	1,020,158
Proceeds from convertible debenture and stock warrant	7,500,000	—	—
Repayment of convertible debenture	(7,500,000)	—	—
Debt service principal payments	(484,524)	(1,287,003)	(146,155)
Net cash provided by (used in) financing activities	420,563	(569,135)	7,453,380
Increase (decrease) in cash and cash equivalents	2,607,667	(6,320,190)	11,316,155
Cash and cash equivalents at beginning of year	11,138,923	17,459,113	6,142,958
Cash and cash equivalents at end of year	$13,746,590	$11,138,923	$17,459,113

The accompanying notes are an integral part of these consolidated financial statements.

F1-6

MCF CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

	Year ended December 31,
	2006	2005	2004
Supplementary disclosure of cash flow information:
Cash paid during the year:
Interest	$323,345	$99,442	$101,613
Income taxes	$18,800	$179,147	$311,928
Non-cash investing and financing activities:
Conversion of notes payable to common stock	$—	$—	$450,000
Issuance of restricted stock	$—	$1,954,292	$2,875,211
Issuance of treasury stock	$—	$—	$230,853
Stock warrants issued to investors	$—	$—	$1,212,399
Issuance / cancellation of stock options with intrinsic value	$—	$12,000	$139,250
Preferred stock dividends	$—	$—	$92,757
Purchase of equipment and fixtures with capital lease	$799,709	$625,445	$488,193
Conversion of preferred stock to common stock	$—	$—	$86
Acquisition of Catalyst	$—	$74,940	$—

The accompanying notes are an integral part of these consolidated financial statements.

F1-7

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

MCF Corporation is a financial services holding company that provides investment banking, equity research, institutional brokerage and asset management through its operating subsidiaries, Merriman Curhan Ford & Co. and MCF Asset Management, LLC. Merriman Curhan Ford & Co. is an investment bank and securities broker-dealer focused on fast growing companies and growth-oriented institutional investors. MCF Asset Management, LLC manages absolute return investment products for institutional and high-net worth clients. Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. and Securities Investor Protection Corporation.

MCF Corporation, also referred to as the Company, formerly Ratexchange Corporation, NetAmerica.com Corporation and Venture World, Ltd., is a Delaware corporation organized on May 6, 1987. In July 2000, the Company’s common stock was listed on the American Stock Exchange and currently trades under the symbol “MEM.” The Company’s corporate office is located in San Francisco, California.

Prior to 2002, the Company was engaged in the creation of liquid marketplaces for bandwidth and other telecommunications products, as well as providing trading strategies in the futures and derivatives markets. This prior business experienced significant net losses that resulted in an accumulated deficit of $87,731,000 as of December 31, 2001.

In December 2001, the Company acquired Instream Securities, Inc. and later changed the name of the entity to RTX Securities Corporation, then to Merriman Curhan Ford & Co. The Company formed MCF Asset Management, LLC in January 2004 and MCF Wealth Management, LLC in January 2005 as wholly owned subsidiaries. MCF Wealth Management, LLC is accounted for as discontinued operations in these consolidated financial statements.

2. Summary of Significant Accounting Policies

Principles of Consolidation

As of December 31, 2006, MCF Corporation wholly owned three U.S. subsidiaries that have been consolidated in the accompanying financial statements. The subsidiaries are Merriman Curhan Ford & Co., MCF Asset Management, LLC and MCF Wealth Management, LLC. All significant inter-company accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of ninety days or less to be cash equivalents.

Restricted Cash

Restricted cash includes cash deposited with our clearing broker and cash collateral for a stand-by letter of credit with a commercial bank.

Securities Owned

“Securities owned” and “Securities sold, but not yet purchased” in the consolidated statements of financial condition consist of financial instruments carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in the results of operations. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

F1-8

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

Fair values of the financial instruments are generally obtained from quoted market prices in active markets, broker or dealer price quotations, or alternative pricing sources with reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, have little or no price transparency, the Company values these instruments based on management’s estimates. The fair value of these securities is subject to a high degree of volatility and may be susceptible to significant fluctuation in the near term. Securities that contain resale restrictions are stated at a discount to the value of readily marketable securities. Stock warrants are carried at a discount to fair value as determined by using the Black-Scholes Option Pricing model due to illiquidity.

Equipment and Fixtures

Equipment and fixtures are reported at historical cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the life of the lease or the service lives of the improvements.

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. When assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Discontinued Operations and Assets Held For Sale

For those businesses where management has committed to a plan to divest, each business is valued at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. For businesses classified as discontinued operations, statement of operations results are reclassified from their historical presentation to discontinued operations in the consolidated statements of operations for all periods presented. The gains or losses associated with these divested businesses are recorded in income (loss) from discontinued operations in the consolidated statements of operations. Additionally, segment information does not include the results of businesses classified as discontinued operations.

Commissions and Principal Transactions Revenue

Commissions revenue includes revenue resulting from executing stock exchange-listed securities, over-the-counter securities and other transactions as agent for the Company’s clients. Principal transactions consist of a portion of dealer spreads attributed to the Company’s securities trading activities as principal in NASDAQ-listed and other securities, and include transactions derived from activities as a market-maker. Additionally, principal transactions include gains and losses resulting from market price fluctuations that occur while holding positions in trading security inventory.

Commissions revenue and related clearing expenses are recorded on a trade-date basis as security transactions occur. Principal transactions in regular-way trades are recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Company are recorded on a trade-date basis.

F1-9

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

Investment Banking Revenue

Investment banking revenue includes underwriting and private placement agency fees earned through the Company’s participation in public offerings and private placements of equity and convertible debt securities and fees earned as financial advisor in mergers and acquisitions and similar transactions. Underwriting revenue is earned in securities offerings in which the Company acts as an underwriter and includes management fees, selling concessions and underwriting fees. Management fees are recorded on the offering date, selling concessions on settlement date, and underwriting fees at the time the underwriting is completed and the related income is reasonably determinable. Syndicate expenses related to securities offerings in which the Company acts as underwriter or agent are deferred until the related revenue is recognized or we determine that it is more likely than not that the securities offerings will not ultimately be completed. Merger and acquisition fees and other advisory service revenue are generally earned and recognized only upon successful completion of the engagement. Underwriting revenue is presented net of related expenses. Unreimbursed expenses associated with private placement and advisory transactions are recorded as expenses as incurred.

As co-manager for registered equity underwriting transactions, management must estimate the Company’s share of transaction related expenses incurred by the lead manager in order to recognize revenue. Transaction related expenses are deducted from the underwriting fee and therefore reduces the revenue that is recognized as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which the Company receives the final settlement, typically 90 days following the closing of the transaction.

Share-Based Compensation Expense

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) 123(Revised 2004), “Share-Based Payment,” or SFAS 123(R), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards, made to employees and directors, including stock options, non-vested stock, and participation in the Company’s employee stock purchase plan. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107 relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective application transition method, as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective application transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $3,837,000.

Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed under SFAS 123, “Accounting for Stock-Based Compensation.” Share-based compensation expense of $1,959,000 for the year ended December 31, 2005 and $1,116,000 for the year ended December 31, 2004 was solely related to non-vested stock awards and stock options granted with intrinsic value that the Company had been recognizing in its consolidated statements of operations in accordance with the provisions set forth above. In accordance with the intrinsic value method, no share-based compensation expense was otherwise recognized in the Company’s consolidated statements of operations because the exercise price of nearly all of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date.

F1-10

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

SFAS 123(R) requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s consolidated statements of operations over the requisite service periods. Share-based compensation expense recognized in the Company’s consolidated statement of operations for the year ended December 31, 2006 includes compensation expense for share-based awards granted (i) prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123, and (ii) subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation expense for all share-based awards subsequent to December 31, 2005 is recognized using the straight-line single-option method. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense has been reduced to account for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

To calculate option-based compensation under SFAS 123(R), the Company used the Black-Scholes option pricing model, which it had previously used for valuation of option-based awards for its pro forma information required under SFAS 123 for periods prior to fiscal 2006. The Company’s determination of fair value of option-based awards on the date of grant using the Black-Scholes model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

No tax benefits were attributed to the share-based compensation expense because a valuation allowance was maintained for all net deferred tax assets.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss), less dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per share is calculated for the year ended December 31, 2004 by dividing net income less dividends on preferred stock, by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. Diluted loss per share is unchanged from basic loss per share for the years ended December 31, 2006 and 2005, because the addition of common shares that would be issued assuming exercise or conversion would be anti-dilutive.

Concentrations

Substantially all of the Company’s cash and cash equivalents are held at three major U.S. financial institutions. The majority of the Company’s cash equivalents consist of short-term marketable securities. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand.

F1-11

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

As of December 31, 2006, the Company owned 5,000,000 shares of Points International in its proprietary trading account with a fair market value of $3,200,000. The Company did not own any concentrated security positions as of December 31, 2005.

During 2006, no sales professional accounted for more than 10% of revenue, while one sales professional accounted for 12% of revenue in 2005 and 15% of revenue in 2004. During 2006 and 2005, no single customer accounted for more than 10% of revenue while one customer accounted for 10% of revenue during 2004.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include securities owned, cash deposited with the Company’s clearing organization, receivables, accounts payable, and other accrued expenses, approximate their fair values due to their short maturities. The fair value of the Company’s long-term notes payable is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

Segment Reporting

The Company organizes its operations into three operating segments for the purpose of making operating decisions and assessing performance. These operating segments are organized along operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and MCF Wealth Management, LLC. Accordingly, the Company operated in three reportable operating segments in the United States during 2006 and 2005. However, only Merriman Curhan Ford & Co. produced financial results that were material to the Company. As of December 31, 2006, MCF Wealth Management, LLC has been classified as held for sale and the results of operations for this subsidiary have been treated as discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ from those estimates.

Newly Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which supplements SFAS No. 109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. Interpretation No. 48 requires that the tax effects of a position be recognized only if it is “more-likely- than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statement to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company will adopt Interpretation No. 48 on January 1, 2007 and is currently assessing the potential impact on its financial statements.

F1-12

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies – (continued)

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The Company does not believe the adoption of this statement will have a material impact on its financial condition, results of operations or cash flows.

3. Securities Owned

The Company trades equity and debt securities for clients in a broker or dealer capacity. While trading activities are primarily generated by client order flow, the Company also takes selective proprietary positions based on expectations of future market movements and conditions. As of December 31, 2006 and 2005, fair value of marketable equity securities owned by the Company was approximately $7,493,000 and $8,628,000, respectively.

Securities owned that are not readily marketable consisted of notes receivable, convertible notes receivable, unregistered common stock and stock warrants. As of December 31, 2006 and 2005, the discounted fair value of the securities owned that are not readily marketable was approximately $1,118,000 and $1,066,000, respectively, based on management estimates.

4. Equipment and Fixtures

Equipment and fixtures consisted of the following:

	December 31,
	2006	2005

Computer equipment	$723,751	$597,470
Furniture and equipment	1,051,994	729,675
Software	151,821	151,821
Leasehold improvements	1,023,729	621,270
	2,951,295	2,100,236
Less accumulated depreciation	(1,364,665)	(722,001)
	$1,586,630	$1,378,235

Equipment and fixtures purchased with capital lease financing during 2006 and 2005 were $800,000 and $625,000, respectively.

5. Notes Payable, Convertible Notes Payable and Lines of Credit

Notes payable and convertible notes payable outstanding at December 31, 2006 and 2005 consisted of the following amounts, presented net of certain discounts:

	December 31,
	2006	2005

Convertible notes payable issued in 2003	$187,079	$176,741
Note payable issued to Donald Sledge	$138,571	$231,772

F1-13

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Notes Payable, Convertible Notes Payable and Lines of Credit – (continued)

Interest payable in connection with the notes described below is included with accrued liabilities balance in the statements of financial condition. As of December 31, 2006 and 2005, interest payable amounted to $29,000 and $2,000, respectively.

Convertible Notes Payable Issued in 2003

In April 2003, the Company completed a private placement financing that included convertible notes payable with aggregate principal of $1,000,000, due April 2008. The notes bear interest at 3% per annum payable quarterly on January 1, April 1, July 1 and October 1 beginning July 1, 2003. The notes can be converted to common stock at a rate of $1.40 per share. In connection with the private placement, the Company issued warrants to purchase 178,300 shares of common stock with an exercise price of $2.10 per share and a five-year term. The convertible notes were recorded in the statements of financial condition net of discounts resulting from the relative fair value of the stock warrants and beneficial conversion feature totaling $258,000. The discount is being amortized over the five-year term. In October 2003, notes payable with a face amount of $500,000 were converted under their original terms into 51,021 shares of common stock resulting in the accelerated amortization of discounts in the amount of $118,000. In December 2004, notes payable with a face amount of $300,000 were converted under their original terms into 30,613 shares of common stock resulting in the accelerated amortization of discounts in the amount of $50,000. Amortization of discounts during 2006 and 2005 was approximately $10,000. The remaining unamortized discount as of December 31, 2006 was $13,000.

Note Payable Held By Donald Sledge

During 2001, the Company renegotiated the severance terms included in its employment agreement with Donald Sledge, the former Chairman and CEO of the Company. Upon his leaving the Company in May 2001, the Company issued to Mr. Sledge a 7% convertible note, in an aggregate principal amount of $400,000, due May 2003. Interest was payable at the maturity of the two-year term. In May 2003, the Company and Mr. Sledge agreed to convert the principal and interest due at maturity into a fully amortizing note payable over five years using an effective interest rate of 4.0%. Mr. Sledge is a member of the Company’s Board of Directors.

Convertible Note Payable Issued in 2006

In March 2006, the Company completed a $7.5 million private placement of a variable rate secured convertible debenture with a detachable stock warrant. The issue was placed with Midsummer Investment, Ltd (“Midsummer”). The Company invested the proceeds in one of the proprietary funds managed by MCF Asset Management, LLC, a wholly owned subsidiary. The debenture bears interest at a variable rate based on the annual investment performance of the investment in the proprietary funds managed by MCF Asset Management, LLC. The maturity date of the note was December 31, 2010.

The debenture was convertible into the Company’s common stock at a conversion price of $9.87 per share, subject to certain anti-dilutive adjustments. Midsummer could have elected to convert the debenture into common stock of the Company at the conversion price at any time following the closing date. The Company could have redeemed all or part of the debenture after three years at 110% of the principal amount being redeemed. The Company could have elected to force conversion of the debenture into common stock if the Company’s common stock trades above $34.58 for 20 consecutive trading days. The debenture contained covenants that could have precluded the Company from issuing additional debt over a specified limit, entering into certain new liens on company assets, repurchasing stock or paying dividends when the debenture remains outstanding with balance of at least $2 million. The maturity date of the notes was December 31, 2010. Stock warrants to purchase 267,858 shares of common stock at $9.87 per share were also issued to the investor. The stock warrants have a six year term.

F1-14

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Notes Payable, Convertible Notes Payable and Lines of Credit – (continued)

The $7,500,000 raised in the transaction described above was accounted for under generally accepted accounting principles, primarily APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, EITF Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The Company accounted for this transaction as the issuance of convertible debt, an embedded derivative referred to as a participation interest obligation, and a detachable stock warrant. The $7,500,000 was allocated to the derivative using its fair value with the balance allocated to the debt and the stock warrant based on their relative fair value as determined by management. During the third quarter of 2006, the Company obtained an appraisal from a third party to support the fair market values used to allocate the proceeds. Management’s initial estimates were adjusted to the appraisal amounts.

The fair value of the stock warrant of $1,291,000 was recorded as a discount to the convertible debenture and an increase to additional paid-in capital. The fair value of the participation interest obligation of $2,276,000 was also treated as a discount to the convertible debenture and was based on a forecast of future cash flows to be paid to the lender discounted at a risk adjusted yield. The discount to the convertible debenture of $3,567,000 was amortized to interest expense using the level yield method over the term of the debenture.

In December 2006, the Company repaid the $7.5 million variable rate secured convertible note. The proceeds to repay the $7.5 million convertible note were provided by redemption from the MCF Navigator fund. Midsummer retained the stock warrant to purchase 267,858 shares of common stock. The Company recorded a loss on the repayment of the convertible note in the amount of $1,349,000 which consisted of $1,154,000 for the write-off of the unamortized discount related to the stock warrant and $195,000 for the write-off the unamortized debt issuance costs.

Line of Credit

The Company has a line of credit with a commercial bank that provides borrowing availability up to $3,000,000. The line of credit is secured by the assets of the Company and is due upon demand. The interest rate on amounts borrowed is payable monthly at the prime interest rate. As of December 31, 2006, there was no borrowing under this line of credit.

6. Stockholders’ Equity

Reverse Stock Split

At the Company’s annual meeting on May 5, 2006, stockholders approved a proposal to authorize the Board of Directors, in its discretion, to affect a one-for-seven reverse stock split at anytime prior to the 2008 annual meeting, without further action by stockholders. On August 4, 2006, the Company’s Board of Directors approved a one-for-seven reverse stock split of the Company’s common stock. The reverse stock split became effective at 11:59 pm, Eastern Time, on November 15, 2006. Pursuant to the reverse stock split, each seven shares of authorized and outstanding common stock was reclassified and combined into one share of new common stock.

The reverse stock split did not change the number of authorized shares or the par value per share of common stock or preferred stock designated by the Company’s Certificate of Incorporation. Currently, the Company has authorized 300,000,000 shares of common stock and 27,450,000 shares of preferred stock. All references to share and per share data for all periods presented have been retroactively adjusted to give effect to the one-for-seven reverse stock split.

F1-15

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Stockholders’ Equity – (continued)

Common Stock

In May 2005, the Company entered into a stock purchase agreement with Ascend Services Ltd., or Ascend. The Company issued 154,107 shares of its common stock and Ascend issued an unsecured promissory note payable to the Company in the amount of $1.5 million. The shares were initially held in escrow. Upon Ascend achieving specified milestones related to its credit standing, the 154,107 shares of common stock would be released from escrow in three installments of 51,369 shares each and provided to Ascend. Upon satisfaction of the conditions specified in the escrow agreement and simultaneous with the release of the related stock certificates, the related amount of the promissory note became effective and started accruing interest. The promissory note accrued interest at 10% per annum and matured on February 28, 2006.

Ascend was attempting to raise capital financing in order to enter the reinsurance business. In May 2005, the Company released the first installment of 51,369 shares of common stock to Ascend while the related promissory note with a face value of $500,000 became effective. In December 2005, the Company learned that Ascend had not been able to execute on their business plan and would not have the financial resources to repay the Company’s $500,000 note receivable at maturity. As a result, the Company recorded a charge to other operating expense in 2005 to write-off the $500,000 note receivable balance. The remaining 102,738 shares of common stock were returned to the Company from escrow in February 2006. In April 2006, the Company entered into a settlement agreement with Ascend. As a result, the Company reversed the $500,000 charge to write-off the note receivable balance upon the receipt of $500,000 in April 2006.

In August 2004, London Merchant Securities plc, or LMS, made a private investment of $6,000,000 in MCF Corporation. The Company issued 659,341 shares of common stock to LMS at $9.10 per share. The $9.10 value attributed to the 659,341 shares of common stock issued to LMS was based upon a negotiated discount to the fair market value of MCF Corporation’s quoted stock price over a specified time period. The discount was allowed in order induce LMS to purchase the unregistered shares in view of their lack of liquidity. LMS was also issued warrants to purchase an additional 197,803 shares of common stock at a price of $10.36 per share. The value attributed to the stock warrant was $1,212,399. The stock warrants are immediately exercisable from the issue date and have a four year exercise period. The Company registered these shares with the Securities and Exchange Commission in October 2004.

During 2004, investors of the Company’s convertible notes payable issued in 2001 and 2003 converted notes payable into 57,916 and 214,286 shares of common stock, respectively. Investors also converted shares of Series A preferred stock into 102,743 shares of common stock. Additionally, the Company issued 19,715 shares of its common stock to certain former holders of the Series A convertible preferred stock pursuant to anti-dilution provisions in the Certificate of Designation of the Series A preferred stock.

As of December 31, 2003, the Company held 11,429 shares of treasury stock with a basis of $363,661. During 2004, the 11,429 shares were issued out of treasury. The Company recorded a charge to accumulated deficit in the amount of $231,000 for the difference between the fair value of the 11,429 shares on the date of issuance and the basis in the treasury stock.

7. Acquisition and Disposition of Catalyst

In February 2005, the Company acquired Catalyst Financial Planning & Investment Management, Inc., or Catalyst, a registered investment advisor. The Company paid to the sole shareholder of Catalyst, or Catalyst Shareholder, $330,000 as initial consideration at the closing and placed into escrow 79,314 shares of common stock to be issued over the three year period following the closing date. The issuance of these shares was conditioned upon the Catalyst Shareholder being a full-time employee at the anniversary dates. The Catalyst Shareholder was entitled to additional consideration that would be payable in either cash or common stock at the Catalyst Shareholder’s option. The additional consideration would be based on a multiple of revenue growth at the end of the first three anniversary dates from the closing.

F1-16

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Acquisition and Disposition of Catalyst – (continued)

With the adoption of SFAS 123(R) in January 2006, the Company treated the 79,314 common shares as a non-vested stock grant that vests over three years, subject to performance conditions. The Company initially determined that the issuance of the common stock over the service period was probable and recorded an expense of $23,000 per month over the three year service period. At the first anniversary date in February 2006, the Company issued 26,438 shares of common stock from escrow and paid $59,000 to the Catalyst Shareholder for additional consideration that resulted from growth in the Catalyst revenue. The additional consideration was recorded as an increase in the intangible assets acquired.

In December 2006, the Company decided to sell Catalyst to an entity controlled by the Catalyst Shareholder. In January 2007, the Company sold Catalyst to the Mallory Acquisition Corp. for $282,000 and 79,314 shares of MCF Corporation common stock. An impairment loss was recognized in 2006 in the amount of $92,000, which is presented as “Other expenses” in the table below to reduce the carrying value of this business to its estimated fair value less costs to sell. During 2006, the Company recorded approximately $47,000 as stock-based compensation expense resulting from the 26,438 shares issued from escrow in February 2006.

As of December 31, 2006, Catalyst is being accounted for as held for sale in accordance with SFAS 144. As a result, the revenue and expenses of Catalyst and MCF Wealth Management, LLC for 2006 and 2005 have been reclassified and included in discontinued operations in the consolidated statements of operations.

The following revenue and expenses have been reclassified as discontinued operations for the years ended December 31, 2006 and 2005:

	2006	2005

Revenue	$865,808	$654,405
Operating expenses:
Compensation and benefits	736,536	462,720
Professional services	34,834	10,722
Occupancy and equipment	121,794	63,781
Communications and technology	15,410	11,094
Depreciation and amortization	56,137	37,873
Travel and entertainment	72,260	35,104
Other expenses	156,563	48,166
	1,193,534	669,460
Operating loss	(327,726)	(15,055)
Interest income, net	3,513	1,324
Net loss	$(324,213)	$(13,731)

The following assets and liabilities of operations held for sale have been included in the consolidated statements of financial condition as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$68,503	$164,118
Accounts receivable	11,155	374
Furniture and equipment	34,234	8,710
Intangible assets, net of accumulated amortization of $172,417	314,963	394,456
Prepaid expenses and other assets	24,024	27,128
	$452,879	$594,786
Liabilities:
Accounts payable	—	9,874
Commissions and bonus payable	8,368	11,652
Accrued liabilities	87,176	180,953
Capital leases	—	1,273
	$95,544	$203,752

F1-17

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Share-Based Compensation Expense

Stock Options

The 1999 Stock Option Plan, 2000 Stock Option and Incentive Plan, 2001 Stock Option and Incentive Plan, 2003 Stock Option and Incentive Plan, 2004 Non-Qualified Stock Option and Inducement Plan and 2006 Directors’ Stock Option and Incentive Plan, collectively the Option Plans, permit the Company to grant employees, outside directors, and consultants incentive stock options, nonqualified stock options or stock purchase rights to purchase shares of the Company’s common stock. The Option Plans do not permit the exercise of non-vested stock options, and therefore as of December 31, 2006 and 2005 there were no shares subject to repurchase.

As of December 31, 2006, there were 4,991,430 shares authorized for issuance under the Option Plans, and 612,858 shares authorized for issuance outside of the Option Plans. As of December 31, 2006, 370,004 shares were available for future option grants under the Option Plans. There were no shares available for future option grants outside of the Options Plans. Compensation expense for stock options during the year ended December 31, 2006 was $1,336,000.

The following table is a summary of the Company’s stock option activity for the three years ended December 31, 2006:

	2006		2005		2004
	Shares	Wtd-Avg Exercise Price	Shares	Wtd-Avg Exercise Price	Shares	Wtd-Avg Exercise Price

Outstanding at beginning of year	3,324,358	$6.24	3,078,001	$6.25	3,135,225	$6.15
Granted	398,538	6.27	460,538	8.77	265,366	11.59
Exercised	(52,819)	(2.08)	(33,938)	(2.77)	(122,825)	(3.64)
Canceled	(99,707)	(10.38)	(180,243)	(13.55)	(199,765)	(13.39)
Outstanding at end of year	3,570,370	$6.19	3,324,358	$6.24	3,078,001	$6.25
Exercisable at end of year	2,934,029	$6.00	2,677,958	$6.02	2,456,107	$6.13

The total intrinsic value of options exercised during the year ended December 31, 2006 was $296,000.

The following table summarizes information with respect to stock options outstanding at December 31, 2006, based on the Company’s closing stock price on December 29, 2006 of $4.75 per share:

	Options Outstanding at December 31, 2006				Vested Options at December 31, 2006
Range of Exercise Price	Number	Weighted Average Remaining Contractual Life Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted Average Exercise Price	Aggregate Intrinsic Value

$ 0.35 – $ 3.50	2,080,468	6.09	$2.95	$3,750,252	2,055,387	$2.95	$3,690,858
$ 3.51 – $ 7.00	513,183	7.19	$4.52	118,853	284,101	3.97	222,082
$ 7.01 – $14.00	681,051	8.17	$8.89	—	298,873	9.51	—
$14.01 – $28.00	256,381	3.85	$22.04	—	256,381	22.04	—
$28.01 – $49.00	39,287	3.15	$49.00	—	39,287	49.00	—
	3,570,370	6.45	$6.19	$3,869,105	2,934,029	$6.00	$3,912,940

As of December 31, 2006, total unrecognized compensation expense related to unvested stock options was $2,783,000. This amount is expected to be recognized as expense over a weighted-average period of 1.3 years.

F1-18

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Share-Based Compensation Expense – (continued)

Non-Vested Stock

At the date of grant, the recipients of non-vested stock have most of the rights of a stockholder other than voting rights, subject to certain restrictions on transferability and a risk of forfeiture. Non-vested shares typically vest over a two to four year period beginning on the date of grant. The fair value of non-vested stock is equal to the market value of the shares on the date of grant. The Company recognizes the compensation expense for non-vested stock on a straight-line basis over the requisite service period. Compensation expense for non-vested stock during the three years ended December 31, 2006 was $1,915,000, $, $1,885,000 and $1,023,000, respectively.

The following table is a summary of the Company’s non-vested stock activity, based on the Company’s closing stock price on December 29, 2006 of $4.75 per share:

	Non-Vested Stock Outstanding	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value

Balance as of December 31, 2003	335,679	$3.68
Granted	229,840	12.99
Vested	(45,692)	(4.27)
Canceled	(28,934)	(3.78)
Balance as of December 31, 2004	490,893	$7.38	$3,623,000
Granted	324,561	10.38
Vested	(91,240)	(5.74)
Canceled	(142,802)	(9.91)
Balance as of December 31, 2005	581,412	$7.84	$4,558,000
Granted	90,003	7.16
Vested	(327,900)	(4.19)
Canceled	(37,506)	(10.78)
Balance as of December 31, 2006	306,009	$10.04	$3,072,000

The total intrinsic value of non-vested stock which vested during the year ended December 31, 2006 was $1,374,000.

As of December 31, 2006, total unrecognized compensation expense related to non-vested stock was $1,578,000. This expense is expected to be recognized over a weighted-average period of 1.00 years.

Employee Stock Purchase Plan

The Company offers an Employee Stock Purchase Plan, or ESPP, to its employees. As of December 31, 2006, 364,304 shares have been authorized by the stockholders of the Company for issuance under the ESPP, of which 319,447 have been issued. Compensation expense for ESPP during the year ended December 31, 2006 was $539,000.

Under the ESPP, eligible employees may enroll in a 24-month offer period during certain open enrollment periods. New offer periods begin February 15 and August 15 of each year. Each offer period consists of four, six-month purchase periods during which employee payroll deductions are accumulated. These deduction amounts, which are subject to certain limitations, are accumulated, and, at the end of each purchase period, are used to purchase shares of common stock. The purchase price of the shares is 15% less than the fair market value on either the first day of an offer period or the last day of a purchase period, whichever is lower. If the fair market value on the purchase date is less than the fair market value on the first day of an offer period, then participants automatically commence a new 24-month offer period. The ESPP has a ten-year term.

F1-19

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Share-Based Compensation Expense – (continued)

As of December 31, 2006, unrecognized compensation expense related to the ESPP was $173,000. This amount is expected to be recognized as expense over a weighted-average period of 0.77 year.

Share-Based Compensation under SFAS 123(R) for 2006 and APB 25 for 2005 and 2004

On January 1, 2006, the Company adopted SFAS 123(R), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based payments awards made to the Company’s employees and directors including stock options, non-vested stock, and stock purchased under the Company’s ESPP.

Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB 25, as allowed under SFAS 123, “Accounting for Stock-Based Compensation.” Share-based compensation expense of $1,959,000 for the year ended December 31, 2005 was solely related to share-based awards resulting from non-vested stock awards and stock options granted with intrinsic value that the Company had been recognizing in its consolidated statements of operations in accordance with the provisions set forth above. In accordance with the intrinsic value method, no share-based compensation expense was otherwise recognized in the Company’s consolidated statements of operations because the exercise price of nearly all of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date.

Pro Forma Share-Based Compensation under SFAS 123 for Fiscal 2005 and 2004

If the Company had recognized compensation expense over the relevant service period under the fair value method consistent with the provisions of SFAS 123, “Accounting for Stock Based Compensation” as amended by SFAS 148, “Accounting for Stock Based Compensation-Transition and Disclosure,” with respect to stock options granted for the two years ended December 31, 2005, net income (loss) would have changed, resulting in pro forma net income (loss) and pro forma net income (loss) per share as presented below:

	2005	2004

Net income (loss), as reported	$(1,514,443)	$1,874,286
Add: Stock-based employee compensation expense included in the reported net income (loss)	74,812	93,078
Less: Stock-based employee compensation expense determined under fair value method for all awards	(1,897,647)	(1,838,982)
Pro forma net income (loss)	$(3,337,278)	$128,382
Net income (loss) per share, as reported:
Basic	$(0.16)	$0.22
Diluted	$(0.16)	$0.17
Net income (loss) per share, pro forma:
Basic	$(0.35)	$0.02
Diluted	$(0.35)	$0.01

The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years. The pro forma share based compensation expense for the twelve months ended December 31, 2005 has increased by $293,000 since it was initially disclosed in the Annual Report on Form 10-K for the year of 2005. The increase primarily relates to the accounting for the contingent shares issuable to the Catalyst Shareholder that is subject to performance conditions. The Company determined in 2005 that the issuance of the common stock over the service period is probable and should have disclosed $23,000 per month as pro forma expense from March to December 2005.

F1-20

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Share-Based Compensation Expense – (continued)

Fair Value and Assumptions Used to Calculate Fair Value under SFAS 123(R) and SFAS 123

The weighted average fair value of each stock option granted for 2006, 2005 and 2004 was $3.59, $5.55 and $6.58, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2005, 2004 and 2003:

	2006	2005	2004

Volatility	81%	94%	100%
Average expected term (years)	4.4	3.7	2.0
Risk-free interest rate	4.75%	3.85%	2.40%
Dividend yield	—	—	—

Assumptions for Option-Based Awards under SFAS 123(R)

Consistent with SFAS 123(R) and SAB 107, the Company considered the historical volatility of its stock price in determining its expected volatility, and, finding this to be reliable, determined that the historical volatility would result in the best estimate of expected volatility. Because the Company does not have any traded options or other traded financial instruments such as convertible debt, implied volatilities are not available.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company calculated the expected term using the lattice model with specific assumptions about the suboptimal exercise behavior, post-vesting termination rates and other relevant factors.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s employee stock options.

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and currently do not plan to declare dividends on our common stock.

As share-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures were estimated based on the Company’s historical experience.

Assumptions for Option-Based Awards under SFAS 123

Prior to the first quarter of fiscal 2006, the Company considered the historical volatility of its stock price in determining its expected volatility. The risk-free interest rate was based upon assumption of interest rates appropriate for the term of the Company’s employee stock options. The dividend yield assumption was based on the Company’s history and expectation of dividend payouts. Forfeitures prior to the first quarter of fiscal 2006 were accounted for as they occurred in accordance with APB No. 25.

Assumptions for Non-Vested Stock Awards under SFAS 123(R) and SFAS 123

The fair value of each non-vested stock award is estimated on the date of grant using the intrinsic value method. The weighted average fair value of the non-vested stock granted under the Company’s stock option plans for 2006, 2005 and 2004 was $7.16, $10.38 and $13.00 per share, respectively.

Assumptions for Employee Stock Purchase Plan Awards under SFAS 123(R)

The fair value is determined as of the grant date, using the graded vesting approach. Under the graded vesting approach, the 24-month ESPP offer period, which consists of four, six-month purchase periods, is treated for valuation purposes as four separate option tranches with individual lives of six, 12, 18 and 24 months, each commencing on the initial grant date. Each tranche is expensed straight-line over its individual life.

F1-21

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans

The Company has a 401(k) defined contribution plan. The 401(k) plan allows eligible employees to contribute up to 15% of their compensation, subject to a statutory prescribed annual limit. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) plan, none were made during 2006, 2005 and 2004.

10. Income Taxes

Income tax expense consisted of the following for the three years ended December 31, 2006:

	2006	2005	2004
Current:
Federal	$—	$—	$213,165
State	—	142,425	36,579
Total	$—	$142,425	$249,744

The following table reconciles the federal statutory rate to the effective tax rate of the provision for income taxes for the three years ended December 31, 2006:

	2006	2005	2004

Federal statutory income tax rate (benefit)	(34%)	(34%)	34%
State income taxes	(5)	3	2
Loss on retirement of convertible note payable	5	—	—
Permanent differences	13	10	6
Losses for which no benefit has been recognized	21	31	(30)
Effective tax rate	—%	10%	12%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2006 and 2005 are presented as follows:

	December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$20,834,803	$19,266,395
Stock options and warrants for services	12,771,213	11,741,067
Other	26,370	(20,759)
Total deferred tax assets	33,632,386	30,986,703
Valuation allowance	(33,632,386)	(30,986,703)
Net deferred tax assets	$—	$—

The net change in the valuation allowance for the year ended December 31, 2006 was an increase of $2,646,000. The Company has established a valuation allowance against that portion of deferred tax assets where management was not able to determine that it is more likely than not that the asset will be realized.

As of December 31, 2006, the Company had federal and state operating loss carryforwards of approximately $56,279,000 and $31,660,000, respectively. If not earlier utilized, the federal net operating loss carryforward will expire between 2019 and 2026 and the state loss carryforward will expire between 2006 and 2016.

Utilization of the net operating loss carry-forwards and credits is subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation will result in the expiration of a portion of net operating loss carryforwards before utilization.

F1-22

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Income Taxes – (continued)

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which supplements SFAS No. 109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. Interpretation No. 48 requires that the tax effects of a position be recognized only if it is “more-likely- than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statement to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. The Company will adopt Interpretation No. 48 on January 1, 2007 and is currently assessing the potential impact on its financial statements.

11. Earnings (Loss) per Share

The following is a reconciliation of the basic and diluted net income (loss) available to common stockholders and the number of shares used in the basic and diluted net income (loss) per common share computations for the periods presented:

	2006	2005	2004

Net income (loss)	$(8,220,415)	$(1,514,443)	$1,874,286
Preferred stock dividends	—	—	(92,757)
Net income (loss) available to common stockholders — basic and diluted	$(8,220,415)	$(1,514,443)	$1,781,529
Weighted-average number of common shares — basic	9,989,265	9,500,748	8,368,293
Assumed exercise or conversion of all potentially dilutive common shares outstanding	—	—	2,799,582
Weighted-average number of common shares — diluted	9,989,265	9,500,748	11,167,875
Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.79)	$(0.16)	$0.21
Loss from discontinued operations	(0.03)	—	—
Net income (loss)	$(0.82)	$(0.16)	$0.21
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.79)	$(0.16)	$0.16
Loss from discontinued operations	(0.03)	—	—
Net income (loss)	$(0.82)	$(0.16)	$0.16

Basic earnings (loss) per share is computed by dividing net income (loss), less dividends on preferred stock, by the weighted average number of common shares outstanding, excluding unvested restricted stock. Diluted earnings per share is calculated for 2004 by dividing net income, less dividends on preferred stock, by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding, including unvested restricted stock. Diluted loss per share is unchanged from basic loss per share for 2006 and 2005 because the addition of common shares that would be issued assuming exercise or conversion would be anti-dilutive.

Shares used in the diluted net income (loss) per share computation in the above table include the dilutive impact of the Company’s stock options and warrants. The impact of the Company’s stock options and warrants on shares used for the diluted earnings per share computation is calculated based on the average share price of the Company’s common stock for each period using the treasury stock method. Under the treasury stock method, the tax-effected proceeds that would be hypothetically received from the exercise of all stock options and warrants with exercise prices below the average share price of the Company’s common stock are assumed to be used to repurchase shares of the Company’s common stock. The dilutive impact of the Company’s stock options was calculated using an average price of the Company’s common stock of $6.41, $8.68 and $12.74 per share for 2006, 2005 and 2004, respectively.

F1-23

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Earnings (Loss) per Share – (continued)

The Company excludes all potentially dilutive securities from its diluted net income (loss) per share computation when their effect would be anti-dilutive. The following common stock equivalents were excluded from the earnings per share computation, as their inclusion would have been anti-dilutive:

	2006	2005	2004

Stock options and warrants excluded due to the exercise price exceeding the average fair value of the Company’s common stock during the period	1,397,022	1,150,239	769,351
Weighted average restricted stock, stock options and stock warrants, calculated using the treasury stock method, that were excluded due to the Company reporting a net loss during the period	1,833,389	2,450,587	—
Weighted average shares issuable upon conversion of the convertible notes payable	704,960	142,858	360,572
Weighted average shares issuable upon conversion of the convertible preferred stock	—	—	25,582
Weighted average shares contingently issuable	73,402	136,376	—
Total common stock equivalents excluded from diluted net income (loss) per share	4,008,773	3,880,060	1,155,505

12. Commitments and Contingencies

The following is a table summarizing significant commitments as of December 31, 2006, consisting of debt service payments related to convertible and non-convertible notes payable and future minimum lease payments under all non-cancelable operating leases and capital leases with initial or remaining terms in excess of one year.

	Notes Payable	Operating Leases	Capital Leases

2007	$106,775	$2,008,017	$647,858
2008	243,990	1,263,403	493,075
2009	—	832,568	273,834
2010	—	869,731	—
2011	—	709,898	—
Thereafter	—	—	—
Total commitments	$350,765	$5,683,617	$1,414,767

The Company leases its San Francisco corporate office under a noncancelable operating lease which expires in August 2011. Future annual minimum lease payments related to its various operating leases are included in the table above. Rent expense was approximately $1,043,000, $1,006,000 and $753,000 in 2006, 2005 and 2004, respectively.

Legal Proceedings

Thomas O’Shea v. Merriman Curhan Ford & Co.

In June 2006, Merriman Curhan Ford & Co. was served with a claim in NASD Arbitration by Mr. O’Shea. Mr. O’Shea is a former at-will employee of Merriman Curhan Ford & Co. and worked in the investment banking department. Mr. O’Shea resigned from Merriman Curhan Ford & Co. in July 2005. Mr. O’Shea alleges breach of an implied employment contract, quantum meruits, and unjust enrichment based on his allegations that he was to be paid more for his work. The matter is in the discovery stage and an arbitration hearing is scheduled for June 2007. The Company believes that it has meritorious defenses and intends to contest these claims vigorously. However, in the event that the Company did not prevail, based upon the facts known to date, the Company does not believe that the outcome will have a material effect on its financial position, financial results or cash flows.

F1-24

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitments and Contingencies – (continued)

Westerman v. Western Capital Financial Group — NASD Arbitration

In May 2005, Merriman Curhan Ford & Co. was served with a claim in NASD Arbitration by Ms. Westerman. The claim named Western Capital Financial Group as one of several defendants. Western Capital Financial Group is the predecessor name of Merriman Curhan Ford & Co., the California corporation. The Western Capital Financial Group name was effective from September June 26, 1986 to July 14, 1998. On May 1, 2006, the Company reached settlement with Claimant who accepted $8,500 to resolve the dispute. Merriman Curhan Ford & Co. has been dismissed from the arbitration and the matter is resolved.

In re Odimo Incorporated Securities Litigation

Merriman Curhan Ford & Co. was a defendant in a purported class action suit brought in connection with a registered offering involving Odimo Incorporated in which Merriman Curhan Ford & Co. served as co-manager for the company. The complaint, filed in the 17th Judicial Circuit Court for Broward County in Florida on September 30, 2005, alleged violations of federal securities laws against Odimo and certain of its officers as well as the company’s underwriters, including Merriman Curhan Ford & Co., based on alleged misstatements and omissions in the registration statement. Recently, similar cases were consolidated and lead plaintiff’s counsel was assigned. Thereafter, an amended complaint was filed and the underwriters, including Merriman Curhan Ford & Co., were not named as defendants. This matter is now resolved.

Other Matters

Additionally, from time to time, the Company is involved in ordinary routine litigation incidental to its business.

13. Financial Instruments, Off-Balance Sheet Arrangements and Credit Risk

Financial Instruments

The Company’s broker-dealer entity trades securities that are primarily traded in United States markets. As of December 31, 2006 and 2005, the Company had not entered into any transactions involving financial instruments, such as financial futures, forward contracts, options, swaps or derivatives that would expose the Company to significant related off-balance-sheet risk.

In addition, the Company, from time to time, has sold securities it does not currently own in anticipation of a decline in the fair value of that security (securities sold, not yet purchased). Securities sold, not yet purchased represent obligations of the Company to deliver the specified security at the contracted price and thereby create a liability to purchase the security in the market at prevailing prices. These transactions result in off-balance sheet risk as the Company’s ultimate obligation to purchase such securities may exceed the amount recognized in the consolidated statements of financial condition.

Market risk is primarily caused by movements in market prices of the Company’s trading and investment account securities. The Company’s trading securities and investments are also subject to interest rate volatility and possible illiquidity in markets in which the Company trades or invests. The Company seeks to control market risk through monitoring procedures. The Company’s principal transactions are primarily long and short equity transactions.

Off-Balance Sheet Arrangements

The Company was not a party to any off-balance sheet arrangements during the three years ended December 31, 2006. In particular, the Company does not have any interest in so-called limited purpose entities, which include special purpose entities and structured finance entities.

F1-25

MCF CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Financial Instruments, Off-Balance Sheet Arrangements and Credit Risk – (continued)

Credit Risk

The Company’s broker-dealer subsidiary functions as an introducing broker that places and executes customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers. Through indemnification provisions in agreements with clearing organizations, customer activities may expose the Company to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. The Company seeks to control the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

The Company is also exposed to credit risk as it relates to the collection of receivables from third parties, including lead managers in underwriting transactions and the Company’s corporate clients related to private placements of securities and financial advisory services.

14. Regulatory Requirements

Merriman Curhan Ford & Co. is a broker-dealer subject to Rule 15c3-1 of the Securities and Exchange Commission, which specifies uniform minimum net capital requirements, as defined, for their registrants. As of December 31, 2006, Merriman Curhan Ford & Co. had regulatory net capital, as defined, of $4,593,000, which exceeded the amount required by $3,150,000. Merriman Curhan Ford & Co. is exempt from Rules 15c3-3 and 17a 13 under the Securities Exchange Act of 1934 because it does not carry customer accounts, nor does it hold customer securities or cash.

15. Related Party Transactions

As described in Note 5, the Company issued a $400,000 convertible note payable during 2001 to the former Chairman and CEO of the Company in connection with severance terms included in his employment agreement. In May 2003, the Company and Mr. Sledge agreed to convert the principal and interest due at maturity into a five year fully amortizing note payable. As of December 31, 2006, the remaining principal amount of the note payable was $139,000. Mr. Sledge currently serves as a member of the Company’s Board of Directors.

From time to time, officers, directors, employees and/or certain large stockholders of the Company may invest in private placements which the Company arranges and for which the Company charges investment banking fees.

16. Acquisition of MedPanel, Inc.

On November 6, 2006, the Company signed a definitive agreement to acquire MedPanel, Inc., a privately-held company based in Cambridge, Massachusetts. MedPanel, Inc. is an online medical market intelligence firm that serves life sciences companies and health care investors through its proprietary methodologies and vast network of leading physicians, medical researchers, allied health professionals and other important health care constituencies. Under the terms of the merger agreement, the Company will pay $6.5 million in common stock for MedPanel, Inc. Additionally, the selling stockholders will be entitled to additional consideration on the third anniversary from the closing which is based upon MedPanel achieving specific revenue and profitability milestones. The payment of the incentive consideration will be 50% in cash and 50% in the Company’s common stock and may not exceed $11,455,000. The Company will register the $6.5 million of common stock for resale with the Securities and Exchange Commission prior to the closing of the transaction. The consummation of the acquisition is subject to the effectiveness of the registration statement with the Securities and Exchange Commission.

F1-26

INDEX TO MEDPANEL’S FINANCIAL STATEMENTS

MedPanel, Inc. Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F2-2

Statements of Operations for the Two Years Ended December 31, 2006 and 2005	F2-3

Statements of Financial Condition as of December 31, 2006 and 2005	F2-4

Statements of Stockholders’ Equity for the Two Years Ended December 31, 2006 and 2005	F2-5

Statements of Cash Flows for the Two Years Ended December 31, 2006 and 2005	F2-6

Notes to Financial Statements	F2-7

F2-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MedPanel, Inc.:

We have audited the statements of financial condition of MedPanel, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.”

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of MedPanel, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 6, 2007

F2-2

MEDPANEL, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005

Revenue from services	$5,010,708	$4,319,573
Cost of services	(1,913,916)	(1,585,401)
Gross profit	3,096,792	2,734,172
Operating expenses:
Compensation and benefits	2,349,510	2,499,485
Professional services	277,869	93,303
Occupancy and equipment	152,839	151,975
Communication and technology	118,814	112,861
Depreciation and amortization	56,619	69,944
Travel and entertainment	148,886	149,020
Other operating expenses	170,420	172,916
Total operating expenses	3,274,957	3,249,504
Operating loss	(178,165)	(515,332)
Interest income	4,299	7,131
Interest expense	(20,271)	(3,971)
Loss before income taxes	(194,137)	(512,172)
Provision for income taxes	(111,250)	—
Net loss	$(305,387)	$(512,172)

The accompanying notes are an integral part of these financial statements.

F2-3

MEDPANEL, INC.

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005

Assets:
Cash and cash equivalents	$566,411	$575,248
Accounts receivable	1,042,480	854,045
Prepaid expenses and other current assets	14,607	91,530
Total current assets	1,623,498	1,520,823
Equipment, fixtures and software, net	97,557	118,410
Deferred tax asset	—	111,250
Intangible assets	15,592	18,608
Other assets	35,796	35,797
TOTAL ASSETS	$1,772,443	$1,804,888
Current liabilities:
Accounts payable	$228,364	$227,117
Lines of credit	14,423	321,774
Accrued expenses	128,573	115,389
Deferred revenue	438,067	119,917
Other current liabilities	128,220	9,270
Total current liabilities	937,647	793,467
Commitments and Contingencies
Stockholders’ equity:
Convertible Preferred stock, Series A - $0.001 par value; 2,500,000 shares authorized; 2,319,327 shares issued and outstanding with an aggregate liquidation preference of $552,000 as of December 31, 2006 and 2005	2,319	2,319
Convertible Preferred stock, Series B - $0.001 par value; 5,000,000 shares authorized; 4,390,625 shares issued as of December 31, 2006 and 2005, and 4,078,125 and 4,390,625 shares outstanding with an aggregate liquidation preference of $1,305,000 and $1,389,000 as of December 31, 2006 and 2005, respectively	4,391	4,391
Convertible Preferred stock, Series C - $0.001 par value; 3,000,000 shares authorized; 1,791,273 shares issued and outstanding with an aggregate liquidation preference of $716,509 as of December 31, 2006 and 2005	1,791	1,791
Common stock, $.001 par value, 33,000,000 shares authorized; 18,271,079 and 17,878,747 shares issued and 17,821,441 and 17,429,109 shares outstanding as of December 31, 2006 and 2005, respectively	18,271	17,879
Additional paid-in capital	2,894,087	2,803,396
Treasury stock - $0.001 par value; 449,638 shares of common stock as of December 31, 2006 and 2005 and 312,500 shares of Series B convertible preferred stock as of December 31, 2006	(131,171)	(31,171)
Notes receivable	—	(137,679)
Accumulated deficit	(1,954,892)	(1,649,505)
Total stockholders’ equity	834,796	1,011,421
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,772,443	$1,804,888

The accompanying notes are an integral part of these financial statements.

F2-4

MEDPANEL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible Preferred Stock						Common Stock		Treasury Stock		Additional Paid-in Capital	Notes Receivable	Accumulated Deficit	Total
	Series A		Series B		Series C
	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amount	Shares	Amount

Balance, December 31, 2004	2,319,327	$2,319	4,390,625	$4,391	—	$—	17,112,109	$17,562	449,638	$(31,171)	$2,028,746	$(110,500)	$(1,137,333)	$774,014
Issuance of common stock	—	—	—	—	—	—	316,000	316	—	—	62,884	(21,000)	—	42,200
Issuance of preferred stock	—	—	—	—	1,791,273	1,791	—	—	—	—	702,289	—	—	704,080
Exercise of stock options	—	—	—	—	—	—	1,000	1	—	—	39	—	—	40
Interest on note receivable	—	—	—	—	—	—	—	—	—	—	9,438	(6,179)	—	3,259
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(512,172)	(512,172)
Balance, December 31, 2005	2,319,327	2,319	4,390,625	4,391	1,791,273	1,791	17,429,109	17,879	449,638	(31,171)	2,803,396	(137,679)	(1,649,505)	1,011,421
Issuance of common stock to Board of Directors	—	—	—	—	—	—	254,000	254	—	—	50,039	—	—	50,293
Vesting of restricted stock	—	—	—	—	—	—	105,000	105	—	—	20,895	—	—	21,000
Cancellation of note receivables	—	—	—	—	—	—	—	—	—	—	—	21,000	—	21,000
Exercise of stock options	—	—	—	—	—	—	33,332	33	—	—	3,300	—	—	3,333
Interest on note receivable	—	—	—	—	—	—	—	—	—	—	4,420	(2,156)	—	2,264
Repurchase of preferred stock	—	—	(312,500)	—	—	—	—	—	312,500	(100,000)	(18,835)	118,835	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	30,872	—	—	30,872
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(305,387)	(305,387)
Balance, December 31, 2006	2,319,327	$2,319	4,078,125	$4,391	1,791,273	$1,791	17,821,441	$18,271	762,138	$(131,171)	$2,894,087	$—	$(1,954,892)	$834,796

The accompanying notes are an integral part of these financial statements.

F2-5

MEDPANEL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(305,387)	$(512,172)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	56,619	69,944
Stock-based compensation	123,165	—
Deferred tax expense	111,250	—
(Increase) decrease in assets:
Accounts receivable	(186,170)	164,049
Prepaid expenses and other current assets	76,923	(10,832)
(Decrease) increase in liabilities:
Accounts payable	1,247	(110,066)
Accrued expenses	13,184	(134,935)
Deferred revenue	318,150	(58,333)
Other current liabilities	118,950	(48,373)
Other liabilities	—	(13,610)
Net cash provided by (used in) operating activities	327,931	(654,328)
Cash flows from investing activities:
Purchases of equipment, fixtures and software	(32,750)	(19,250)
Net cash used in investing activities	(32,750)	(19,250)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	147,200
Proceeds from issuance of preferred stock	—	599,080
Proceeds from stock option exercises	3,333	40
Borrowing on lines of credit	142,444	471,621
Repayment on lines of credit	(449,795)	(195,752)
Net cash provided by (used in) financing activities	(304,018)	1,022,189
Net increase (decrease) in cash and cash equivalents	(8,837)	348,611
Cash and cash equivalents at beginning of year	575,248	226,637
Cash and cash equivalents at end of year	$566,411	$575,248

Supplementary disclosure of cash flow information:
Cash paid during the year:
Interest	$20,078	$2,119
Non-cash investing and financing activities:
Vesting of common stock issued for notes receivable	$—	$21,000
Repurchase of Series B convertible preferred stock	$100,000	—
Interest earned on notes receivable issued to exercise stock options	$2,156	$6,179

The accompanying notes are an integral part of these financial statements.

F2-6

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS

1. Description of Business

MedPanel, Inc. is an online medical market intelligence firm. MedPanel, or the Company, serves life sciences companies and health care investors through its proprietary methodologies and vast network of leading physicians, medical researchers, allied health professionals and other important health care constituencies. MedPanel is a privately-held Delaware corporation organized on November 5, 1999. The Company’s corporate office is located in Cambridge, Massachusetts.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid instruments with a remaining maturity of three months or less at date of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. To the extent deemed necessary, the Company maintains an allowance for estimated losses resulting from the inability of clients to make required payments. The collectibility of outstanding client invoices is continually assessed. In estimating the allowance, the Company considers factors such as historical collections, a client’s current creditworthiness, age of the receivable balance both individually and in the aggregate and general economic conditions that may affect a client’s ability to pay. As of December 31, 2006 and 2005, no allowance for doubtful accounts was required based on the Company’s assessment of collectibility of the accounts receivable.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of accounts receivable and unbilled receivables. Credit losses are provided for in the financial statements and are monitored by management to ensure that they are consistent with management’s expectations. Credit risk is limited with respect to accounts receivable by the Company’s large client base. For the years ended December 31, 2006 and 2005, no single client accounted for more than 10% of the Company’s revenue.

The Company maintains cash on deposit at financial institutions that, at times, exceeds federally insured limits. The Company has not experienced credit losses on these deposits. Management of the Company monitors the creditworthiness of financial institutions with which it does business.

Equipment, Fixtures and Software

Equipment, fixtures and software are recorded at historical cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed using the straight-line method over useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the life of the lease or the service lives of the improvements.

F2-7

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

2. Summary of Significant Accounting Policies – (continued)

The Company follows the provisions of Statement of Position (“SOP”) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, issued by the American Institute of Certified Public Accountants, which addresses the accounting for the costs of computer software developed or obtained for internal use and identifies the characteristics of internal use software. Costs that satisfy the capitalization criteria prescribed in SOP 98-1 amounted to $290,210 as of December 31, 2006. Amortization expense related to these costs amounted to $12,672 and $16,454 for the years ended December 31, 2006 and 2005, respectively.

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. When assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, accounts payable, lines of credit, and accrued expenses, approximate their fair values due to their short maturities.

Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company treats the capitalized costs related to its trademarks as intangible assets with indefinite lives. Intangible assets with indefinite lives are reviewed for impairment annually or whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. The Company does not amortize intangible assets with indefinite lives.

Post-Employment Payments

The Company has entered into an employment agreement with its President and Chief Executive Officer that obligates the Company to make payments for up to one year under terms and circumstances set forth in the agreement. In part, the payments are in consideration for obligations of the executive not to divulge confidential information after termination of his employment, and in part, the payments relate to other relationships between the parties. The Company accounts for its obligations under this agreement in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits, an Amendment of FASB Statements No. 5 and 43.

Revenue Recognition

Revenue from services is recognized on a proportional performance basis as services are provided. MedPanel typically enters into short-term fixed-price contracts for its biopharmaceutical company clients and fixed-term service agreements for its financial services clients. Recognition of revenue from fixed-price contracts is measured by actual costs incurred to date versus an estimate of the remaining costs to complete each engagement. Recognition of revenue from fixed-term service agreements is measured ratably over the life of the service agreement.

Cost of Services

The Company’s direct costs associated with providing services principally consist of panelist incentives, which represent cash and non-cash incentives awarded to individuals who participate as panelists or complete surveys.

F2-8

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

2. Summary of Significant Accounting Policies – (continued)

Advertising Expenses

Advertising costs are expensed as incurred and are included in other operating expenses in the accompanying statement of operations. Such expenses amounted to $29,704 and $9,748 for the years ended December 31, 2006 and 2005, respectively.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) 123(R), “Share-Based Payment,” which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors, including stock options and non-vested stock. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 107 relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

As a non-public company that used the minimum-value method to account for share-based payments prior to the adoption of 123(R), MedPanel is required to use the prospective-transition method. Under the prospective-transition method, MedPanel has continued to account for non-vested equity awards outstanding at the date of adoption of 123(R) using the intrinsic-value method under APB Opinion No. 25 which is the same manner as they had been accounted for prior to adoption. All awards granted, modified or settled after the date of adoption have been accounted for using the measurement, recognition and attribution provisions of 123(R).

Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed under SFAS 123, “Accounting for Stock-Based Compensation.” In accordance with the intrinsic value method, no share-based compensation expense was recognized in the Company’s statements of operations because the exercise price of all of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date.

SFAS 123(R) requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Company’s statements of operations over the requisite service periods. Share-based compensation expense recognized in the Company’s statement of operations for the year ended December 31, 2006 includes compensation expense for share-based awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation expense for all share-based awards subsequent to December 31, 2005 is recognized using the straight-line single-option method.

Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense maybe reduced to account for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

F2-9

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

2. Significant Accounting Policies – (continued)

To calculate option-based compensation under SFAS 123(R), the Company used the Black-Scholes option pricing model, which it had previously used for valuation of option-based awards for its pro forma information required under SFAS 123 for periods prior to fiscal 2006. The Company’s determination of fair value of option-based awards on the date of grant using the Black-Scholes model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to the Company’s actual and projected employee stock option exercise behaviors. As a privately-held company, MedPanel has elected to measure the fair value of stock options using the minimum value method. No tax benefits were attributed to the share-based compensation expense because a valuation allowance was maintained for all net deferred tax assets.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which supplements SFAS No. 109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. Interpretation No. 48 requires that the tax effects of a position be recognized only if it is “more-likely- than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statement to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company will adopt Interpretation No. 48 on January 1, 2007 and is currently assessing the potential impact on the Company’s financial statements.

3. Equipment, Fixtures and Software

As of December 31, 2006 and 2005, equipment, fixtures and software consisted of the following:

	2006	2005
Software	$332,513	$305,156
Furniture and equipment	101,526	100,862
Computer equipment	87,252	82,523
Leasehold improvements	3,471	3,471
	524,762	492,012
Accumulated depreciation and amortization	(427,205)	(373,602)
	$97,557	$118,410

Depreciation and amortization expense on equipment, fixtures and software amounted to $53,603 and $69,944 for the years ended December 31, 2006 and 2005, respectively.

F2-10

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

4. Lines of Credit

The Company has a line of credit with a commercial bank that provides borrowing availability up to $300,000. The line of credit is secured by the assets of the Company and is due upon demand. The interest rate on amounts borrowed is payable monthly at one percentage point above the prime interest rate. Borrowings under this arrangement are due upon demand. As of December 31, 2006 and 2005, borrowing under this line of credit was $0 and $300,000, respectively.

The Company also has lines of credit agreements with three commercial credit card companies. As of December 31, 2006 and 2005, borrowing under these lines of credit was $14,423 and $21,744, respectively.

5. Stockholders’ Equity

Convertible Preferred Stock

In March 2000, the Company raised approximately $552,000, net of offering costs, by issuing 2,319,327 shares of Series A convertible preferred stock at a purchase price of $0.24 per share. From January 2001 through December 2002, the Company raised approximately $1,389,000, net of offering costs, by issuing 4,390,625 shares of Series B convertible preferred stock at a purchase price of $0.32 per share. In May 2005, the Company raised approximately $704,000, net of offering costs, by issuing 1,791,273 shares of Series C convertible preferred stock at a purchase price of $0.40 per share.

Each share of preferred stock may be converted at the option of the holder into the Company’s common stock at a ratio of 1:1. Each share of preferred stock would automatically be converted into shares of common stock upon the closing of a registered public offering of the Company’s common stock resulting in net proceeds of more than $10 million. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the convertible preferred stock shall be entitled to receive an amount per share equal to the issue price plus all dividends accrued but unpaid with respect to each share. The holders of the convertible preferred stock shall be entitled to receive dividends when, if and as declared by the Board of Directors at the rate of 6.0% per annum on the issue price. Dividends on the convertible preferred stock are non-cumulative. The holders of each share of convertible preferred stock have full voting rights and powers equal to those of the holders of common stock.

In December 2002, the President and Chief Executive Officer borrowed $100,000 from the Company and used the proceeds to purchase 312,500 shares of Series B convertible preferred stock. The note receivable accrued interest at 4% per annum and was to mature in December 2007. Interest from this note has been accounted for as an increase to additional paid-in capital. In November 2006, the President and Chief Executive Officer surrendered the 312,500 shares of Series B convertible preferred stock in full satisfaction of the $100,000 promissory note and the forgiveness and cancellation of all accrued and unpaid interest, which has been accounted for as a decrease to additional paid-in capital. The 312,500 shares of Series B convertible preferred stock with a basis of $100,000 were placed in treasury.

Common Stock

During 2006, the Company issued 254,000 shares of common stock to the members of its Board of Directors for services rendered. The value of the common shares amounting to $50,293 has been included in compensation and benefits expense as stock-based compensation. Additionally, 33,332 shares of common stock were issued in connection with the exercising of stock options.

During 2005, the Company issued 316,000 shares of common stock to several investors for $0.10 per share. Additionally, 1,000 shares of common stock were issued in connection with the exercising of a stock option.

For common stock issued from the exercise of a stock option, the Company has the right and option to repurchase all or any portion of this common stock when the holder attempts to sell the common stock to a third party.

F2-11

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

Treasury Stock

In May 2001, the Company purchased 240,000 shares of common stock from one of the original investors. As of December 31, 2005, these shares remain in treasury with a basis of approximately $23,000. In April 2000, an employee exercised a stock option to purchase 1,286,747 shares of common stock that was unvested at the time of exercise. In November 2001, the employee terminated employment with the Company, at which time the Company repurchased 209,638 shares that were still unvested. These shares remain in treasury with a basis of approximately $8,000.

As noted above, the 312,500 shares of Series B convertible preferred stock repurchased during 2006 have been placed in treasury with a basis of $100,000.

6. Stock-Based Compensation

Stock Options

The 2001 Management Stock Incentive Plan and 2001 Participating Physician Stock Incentive Plan, collectively the Option Plans, permit the Company to grant employees, outside directors, and consultants incentive stock options, nonqualified stock options or stock purchase rights to purchase shares of the Company’s common stock.

As of December 31, 2006, there were 5,128,500 shares authorized for issuance under the Option Plans. As of December 31, 2006, 262,000 shares were available for future option grants under the Option Plans. Compensation expense for stock options during the year ended December 31, 2006 was $30,872.

The following table is a summary of the Company’s stock option activity for the two years ended December 31, 2006:

	Options Outstanding	Weighted Average Exercise Price
Balance as of December 31, 2004	2,782,900	$0.079
Granted	775,000	0.200
Exercised	(526,000)	(0.200)
Canceled	(100,000)	(0.200)
Balance as of December 31, 2005	2,931,900	$0.085
Exercisable as of December 31, 2005	2,316,683	$0.070

Balance as of December 31, 2005	2,931,900	$0.085
Granted	1,037,295	0.200
Exercised	(33,332)	(0.100)
Canceled	(225,000)	(0.103)
Balance as of December 31, 2006	3,710,863	$0.116
Exercisable as of December 31, 2006	3,075,232	$0.066

The total intrinsic value of options exercised during the year ended December 31, 2006 was $3,333.

F2-12

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

6. Stock-Based Compensation – (continued)

The following table summarizes information with respect to stock options outstanding at December 31, 2006:

Options Outstanding at December 31, 2006				Vested Options at December 31, 2006
Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted Average Exercise Price	Aggregate Intrinsic Value

621,400	4.44	$0.04	99,424	576,400	$0.04	92,224
1,300,500	5.25	$0.06	182,070	1,300,500	$0.06	182,070
291,668	7.79	$0.10	29,167	291,668	$0.10	29,167
1,497,295	9.54	$0.20	—	906,664	$0.20	—
3,710,863	7.05	$0.12	310,661	3,075,232	$0.07	303,461

As of December 31, 2006, total unrecognized compensation expense related to unvested stock options was $10,604. This amount is expected to be recognized as expense over a weighted-average period of 2.1 years. A change in control of the Company due to acquisition would cause the vesting of these stock options to accelerate and would result in this amount being charged to stock-based compensation expense.

The Option Plans permit the exercise of non-vested stock options. During 2005, the Company granted employees stock options to purchase 525,000 shares with an exercise price of $0.20 per share. The stock options were immediately exercised using the proceeds from recourse loans provided by the Company. The stock options vest 20% annually over five years. The shares and related notes receivable are to be recognized in the financial statements as the shares vest. The Company recorded the issuance of 105,000 common shares in December 2005 and the issuance of the corresponding note receivable in the amount of $21,000, upon 20% vesting of the stock options. In November 2006, the Company forgave the full amount of the notes receivable. The Company recorded the write-off of the notes receivable as a $21,000 charge to stock-based compensation. In December 2006, the Company recorded $21,000 as stock-based compensation expense upon further vesting of the stock option to purchase 105,000 shares. Compensation expense in the amount of $63,000 for the remaining stock option to purchase 315,000 shares of common stock will be charged to stock-based compensation expense as they vest.

Share-Based Compensation under SFAS 123(R) for Fiscal 2006 and APB 25 for Fiscal 2005

On January 1, 2006, the Company adopted SFAS 123(R), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based payments awards made to the Company’s employees and directors including stock options and non-vested stock.

Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB 25, as allowed under SFAS 123, “Accounting for Stock-Based Compensation.” In accordance with the intrinsic value method, no share-based compensation expense was recognized in the Company’s statements of operations because the exercise price of all of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date.

F2-13

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

6. Stock-Based Compensation – (continued)

Pro Forma Share-Based Compensation under SFAS 123 for Fiscal 2005

If the Company had recognized compensation expense over the relevant service period under the fair value method consistent with the provisions of SFAS 123, “Accounting for Stock Based Compensation” as amended by SFAS 148, “Accounting for Stock Based Compensation-Transition and Disclosure,” with respect to stock options granted prior to December 31, 2005, net loss for the years ended December 31, 2006 and 2005 would have changed, resulting in pro forma net loss as presented below:

	2006	2005

Net loss, as reported	$(305,387)	$(512,172)
Add: Stock-based employee compensation expense included in the reported net loss	30,872	—
Less: Stock-based employee compensation expense determined under fair value method for all awards	(38,929)	(10,050)

Pro forma net loss	$(313,444)	$(522,222)

Fair Value and Assumptions Used to Calculate Fair Value under SFAS 123(R) and SFAS 123

The weighted average fair value of each stock option granted for the years ended December 31, 2006 and 2005 was $0.03 and $0.03, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Pricing Model, with the following assumptions for the years ended December 31, 2006 and 2005:

	2006	2005
Volatility	0%	0%
Expected life (years)	4.0	4.0
Risk-free interest rate	4.80%	3.94%
Expected dividend yield	0%	0%

Share-based compensation expense subsequent to the adoption of SFAS 123(R) is recognized in the statement of operations based on awards ultimately expected to vest and may be reduced for estimated forfeitures. Forfeitures were estimated based on the Company’s historical experience and consideration of the planned acquisition of MedPanel by MCF Corporation. During 2006, the Company estimated zero forfeitures for the stock options that were granted in 2006 because the Option Plans allow for accelerated vesting upon the change in control of more than 50% of the Company’s outstanding common stock.

Prior to the first quarter of fiscal 2006, the Company elected to measure the fair value of stock options using the minimum value method. Forfeitures prior to the first quarter of fiscal 2006 were accounted for as they occurred in accordance with APB No. 25.

7. Employee Benefit Plan

The Company has a 401(k) defined contribution plan. The 401(k) plan allows eligible employees to contribute the lesser of their compensation or the statutory prescribed annual limit of $15,000 in 2006 and $14,000 in 2005. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) plan, none were made during 2006 and 2005.

F2-14

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

8. Income Taxes

Income tax expense consisted of the following for the years ended December 31, 2006 and 2005:

	2006	2005

Current	$111,250	$—

Deferred:
Federal	89,296	178,445
State	(24,165)	40,707
	65,131	219,152
Valuation allowance	(65,131)	(219,152)
Total	$111,250	$—

The following is a reconciliation of the tax derived by applying the U.S. federal statutory rate of 35% to the loss before income taxes and comparing that to the recorded income tax expense for the years ended December 31, 2006 and 2005:

	2006	2005

Federal statutory income tax benefit	$(67,948)	$(179,260)
Permanent differences	4,773	4,618
Federal depreciation and amortization	3,761	4,270
Other provision adjustments	78,374	(16,955)
Losses for which no benefit has been recognized	92,290	187,327
Income tax expense	$111,250	$—

The effective tax rate of the Company differs from the 35% statutory U.S. federal income tax rate due to state taxes, credits generated against tax, valuation allowances provided for on the Company’s tax benefits associated with the Company’s net operating loss carryforwards and other provision adjustments.

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2006 and 2005 are presented as follows:

	2006	2005

Deferred tax assets:
Net operating loss carryforwards	$681,390	$754,491
Research and development credits	3,697	3,697
Accrued rent	1,870	3,454
Depreciation and amortization	(3,899)	(8,681)
Other	24,856	1,073
Total deferred tax assets	707,914	754,034
Valuation allowance	(707,914)	(642,784)
Net deferred tax assets	$—	$111,250

Since it is more likely than not that the deferred tax assets will not be fully realized, a valuation allowance has been recognized at December 31, 2006 and 2005 to reduce the deferred tax assets. Management continually evaluates the realizability of its deferred tax assets based upon negative and positive evidence available.

F2-15

MEDPANEL, INC.

NOTES TO FINANCIAL STATEMENTS – CONTINUED

8. Income Taxes – (continued)

As of December 31, 2006, the Company has available for future periods federal and state tax net operating loss carryforwards of approximately $1,660,000 and $1,030,000, respectively, and federal research and development credits of approximately $4,000. The Federal net operating loss carryforwards expire beginning in 2020. State net operating loss carryforwards expire $500,000 in 2009 and $530,000 in 2010. The federal research and development credits begin to expire in 2020. The Company did not pay any income taxes during 2006 and 2005.

Under the Internal Revenue Code, certain substantial changes in the Company’s ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years to offset future taxable income and tax liabilities.

9. Commitments and Contingencies

The Company leases its Cambridge corporate office under a noncancelable operating lease which expires in May 2007. Future minimum lease payments related to this office are $77,586 for 2007. Rent expense was $146,765 in both 2006 and 2005.

10. Legal Proceedings

In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management is not aware of any threatened or pending actions or proceedings that could have a material adverse effect on the Company’s business, financial condition or results of operations. As of December 31, 2006 and 2005, the Company has no threatened or pending legal actions or proceedings to report.

11. Acquisition by MCF Corporation

On November 7, 2006, the Company signed a definitive agreement to be acquired by MCF Corporation, a publicly-held financial services holding company based in San Francisco, California. MCF Corporation provides investment research, capital markets services, corporate and venture services, investment banking, asset management and wealth management through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC, and MCF Wealth Management, LLC. Under the terms of the merger agreement, MCF Corporation will pay $6.5 million in common stock for MedPanel, Inc. Additionally, the Company’s selling stockholders will be entitled to additional consideration on the third anniversary from the closing which is based upon MedPanel achieving specific revenue and profitability milestones. The payment of the incentive consideration, which will be capped at $11,455,000, will be 50% in cash and 50% in MCF Corporation’s common stock. MCF Corporation will register the $6.5 million of common stock for resale with the Securities and Exchange Commission prior to the closing of the transaction. The consummation of the acquisition is subject to the effectiveness of the registration statement with the Securities and Exchange Commission.

F2-16

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

MCF CORPORATION

MEDPANEL ACQUISITION I CORP.

PANEL INTELLIGENCE LLC

MEDPANEL, INC.

and

WILLIAM FEBBO

November 6, 2006

TABLE OF CONTENTS

1.	DEFINITIONS.			1
	1.1	Certain Defined Terms		1
	1.2	Other Terms		4
	1.3	“Knowledge”		5

2.	THE MERGERS.			5
	2.1	The Mergers		6
		2.1.1	First Merger	6
		2.1.2	Second Merger	6
	2.2	The Effective Times		6
		2.2.1	First Merger	6
		2.2.2	Second Merger	6
	2.3	The Closing		6
	2.4	Effect of the Mergers		6
	2.5	Certificate of Incorporation and Bylaws; Directors and Officers		7
	2.6	Effect on Capital Stock		7
		2.6.1	Preferred Stock	7
		2.6.2	Common Stock	7
		2.6.3	Treasury Stock; Etc	7
		2.6.4	Options	7
		2.6.5	Capital Stock of Merger Sub One	7
		2.6.6	Capital Stock of Surviving Corporation	7
	2.7	Merger Consideration		7
		2.7.1	Initial Consideration Amount	7
			(a) Balance Sheet Escrow	7
			(b) Indemnity Escrow	8
			(c) Escrow Agreement	8
		2.7.2	Incentive Consideration Amount	8
		2.7.3	Change of Control	8
		2.7.4	Allocation and Priority	9
		2.7.5	Fractional Shares	9
	2.8	Balance Sheet Escrow Adjustment		10
		2.8.1	Projected Net Working Capital and Net Cash	10
		2.8.2	Initial Balance Sheet.	10
		2.8.3	Final Resolution of Unresolved Disputes	10
		2.8.4	Balance Sheet Escrow Adjustment	10
		2.8.5	Balance Sheet Escrow Release Date	11
		2.8.6	Stockholder Representative	11
	2.9	Exchange of Certificates		11
		2.9.1	Schedule of Company Stockholders	11
		2.9.2	Parent to Provide Common Stock	11
		2.9.3	Exchange Procedures	11
		2.9.4	Distributions With Respect to Unexchanged Shares	12
		2.9.5	Transfers of Ownership	12
		2.9.6	Required Withholding	12
		2.9.7	No Liability	12
		2.9.8	Restriction on Transfer of Parent Company Stock	12
		2.9.9	Termination of Exchange Fund	12
	2.10	No Further Ownership Rights in Company Capital Stock		12
	2.11	Lost, Stolen or Destroyed Certificates		13
	2.12	Tax Consequences		13

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY			13
	3.1	Organization and Qualifications		13

i

	3.2	Subsidiaries		13
	3.3	Equity of the Company; Beneficial Ownership		13
	3.4	Due Issuance; No Liens		13
	3.5	Authority		13
		3.5.1	Authority	14
		3.5.2	No Conflict	14
	3.6	Consents		14
	3.7	Real Property; Personal Property; Title; Inventory		14
		3.7.1	Owned Real Property	14
		3.7.2	Leased Real Property	14
		3.7.3	Personal Property	14
		3.7.4	Inventory	14
		3.7.5	Adequacy of Assets	14
	3.8	Financial Statements		15
	3.9	Taxes		15
	3.10	Accounts Payable; Accounts Receivable		16
	3.11	Absence of Certain Changes		16
	3.12	Distributions to Shareholders		17
	3.13	Intellectual Property		18
	3.14	Contracts		19
	3.15	Enforceability of Contracts		20
	3.16	Litigation		20
	3.17	Compliance with Laws		21
	3.18	Warranty or Other Claims		21
	3.19	Finder’s Fee		21
	3.20	Permits		21
	3.21	Corporate Records		21
	3.22	Transactions with Interested Person		21
	3.23	Employee Benefit Programs		21
	3.24	Directors, Officers, Employees and Consultants		21
		3.24.1	Employee Labor Matters	22
		3.24.2	Employees and Contracts	22
		3.24.3	Compensation	22
		3.24.4	Disputes	22
		3.24.5	Unions	22
	3.25	Operation of Business		22
	3.26	Customers and Suppliers		22
	3.27	Insurance		22
	3.28	Powers of Attorney; Stockholder Agreements		23
	3.29	Solvency		23
	3.30	Foreign Corrupt Practices Act		23
	3.31	Bank Accounts		23
	3.32	Investments		24

4.	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS			24
	4.1	Organization		24
	4.2	Authority of the Parent and Merger Subs		24
	4.3	No Conflict		24
	4.4	Due Authorization; Valid Issuance		24
	4.5	SEC Reports		24
	4.6	Reorganization		24
	4.7	Change of Control		25

5.	CERTAIN AGREEMENTS			25
	5.1	Publicity; Confidentiality		25
		5.1.1	Publicity	25

		5.1.2	Confidentiality	25
	5.2	Exclusive Dealing		25
	5.3	Operations		26
	5.4	Requisite Stockholder Approval		26
	5.5	Form S-4 Registration Statement; Exchange Listing		26
		5.5.1	Form S-4 Registration Statement	26
		5.5.2	Exchange Listing	27
	5.6	Access		27
	5.7	Company Options		27
	5.8	Treatment as Reorganization		27
	5.9	Cooperation		27
	5.10	Schedule Updates		27
	5.11	Board Seat		28
	5.12	Director and Officer Liability and Indemnification		28
	5.13	Treatment of the Transaction as a “Reorganization” for Federal Income Tax Purposes		28

6.	CONDITIONS.			28
	6.1	Conditions to the Obligations of the Parent and Merger Subs		28
		6.1.1	Representations, Warranties and Covenants	28
		6.1.2	Consents	28
		6.1.3	Audited 2005 Financials	29
		6.1.4	Legal Opinion of Company Counsel	29
		6.1.5	Employees	29
		6.1.6	Lien Releases	29
		6.1.7	Good Standing Certificates	29
		6.1.8	Officer’s Certificates	29
		6.1.9	Loans to Stockholders	29
		6.1.10	Material Adverse Change	29
		6.1.11	FIRPTA Certificate	29
		6.1.12	Requisite Stockholder Approval	29
		6.1.13	Form S-4	29
	6.2	Conditions to Obligations of the Company		29
		6.2.1	Representations, Warranties and Covenants	29
		6.2.2	Consents	30
		6.2.3	Good Standing Certificate	30
		6.2.4	Officer’s Certificates	30
		6.2.5	Requisite Stockholder Approval	30
		6.2.6	Form S-4	30
		6.2.7	American Stock Exchange Listing	30
		6.2.8	Material Adverse Change	30

7.	TERMINATION OF AGREEMENT			30
	7.1	Right to Terminate Agreement		30
	7.2	Effect of Termination		31
	7.3	Termination Fee		31

8.	POST-CLOSING AGREEMENTS			31
	8.1	Non-competition; Nonsolicitation		31

9.	INDEMNIFICATION			31
	9.1	Indemnification by the Company and Principal Stockholder		31
		9.1.1	Losses by Parent Indemnified Parties	31
		9.1.2	Limitation on Indemnification Obligation	32
		9.1.3	Right of Set-Off	32
	9.2	Indemnification by the Parent and Merger Subs.		32
		9.2.1	Losses by the Company and Principal Stockholder	32

		9.2.2	Limitation on Indemnification Obligation	33
	9.3	Notice; Defense of Claims		33
	9.4.	Survival of Representations, Warranties and Covenants		34
	9.5	Tax Treatment		34
	9.6	Consequential Damages		34
	9.7	Payment Adjustments for Insurance Proceeds		34
	9.8	Limitation of Remedies		34

10.	APPOINTMENT OF STOCKHOLDER REPRESENTATIVE			34
	10.1	Authority		34
	10.2	Liability		35
	10.3	Replacement of the Stockholder Representative		35
	10.4	Actions of the Stockholder Representative; Liability of the Stockholder Representative		35
	10.5	Expenses of the Stockholder Representative		36

11.	MISCELLANEOUS			36
	11.1	Fees and Expenses		36
	11.2	Governing Law; Jurisdiction; Venue		36
	11.3	Notices		36
	11.4	Entire Agreement		37
	11.5	Assignability; Binding Effect		37
	11.6	Captions and Gender		38
	11.7	Execution in Counterparts		38
	11.8	Amendments; Waivers		38
	11.9	No Third Party Beneficiaries		38
	11.10	Remedies; Severability		38

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of November 6, 2006 (this “Agreement”) by and among MCF Corporation, a Delaware corporation (the “Parent”), MedPanel Acquisition I Corp., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub One”), Panel Intelligence LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Parent (“Merger Sub Two” and, together with Merger Sub One, the “Merger Subs”), MedPanel, Inc., a Delaware corporation (the “Company”), and William Febbo (“Febbo”, “Principal Stockholder” or “Stockholder Representative”).

R E C I T A L S

WHEREAS, it is proposed that Merger Sub One will merge with and into the Company and each outstanding share of common stock of the Company will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, followed by the merger  of the Company, as the surviving corporation of such first merger, with and into Merger Sub Two, with Merger Sub Two as the surviving entity, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors or managers of Parent, Merger Subs and the Company have duly approved this Agreement and the transactions contemplated hereby, and the board of directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of managers of Merger Sub Two and Parent, acting as the sole member of Merger Sub Two, has approved the Second Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the requirements of the Limited Liability Company Act of the State of Delaware (the “LLC Act”) and the certificate of formation and limited liability company agreement of Merger Sub Two;

WHEREAS, for federal income tax purposes, the parties intend that the Merger and the Second Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Subs to enter into this Agreement, certain employees of the Company have entered into employment agreements with the Company (the “Designated Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parent, Merger Subs and Company hereby agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the terms below shall have the following respective meanings:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Business” means the business of the Company, including its business of providing market intelligence and communications for the pharmaceutical, biomedical and medical device industries.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are required or authorized by law to be closed.

1

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Parent to a third party; (b) the consolidation, merger or other business combination of the Parent with or into any other entity, immediately following which the prior stockholders of the Parent fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; and (c) the consummation of a tender offer or similar transaction, or series of such related transactions, and immediately following which any Person or group has acquired more than fifty percent (50%) of the voting equity of the Parent.

“Change of Control Stock Price” means, with respect to a Change of Control, the arithmetical average of the closing prices for the Parent Common Stock as reported by the American Stock Exchange during the ten (10) Trading Day period immediately prior to the date on which such Change of Control is publicly announced.

“Commission” means the Securities Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Option Plans” means the Company’s (i) 2000 Stock Incentive Plan, (ii) 2001 Management Stock Option and Grant Plan, (iii) 2001 Participating Physician Stock Option and Grant Plan and (iv) any other compensatory option plans or contracts of the Company, including option plans or contracts assumed by the Company pursuant to a merger or acquisition and any contracts with respect to Company restricted stock.

“Deemed Distribution Amount” means, (a) with respect to the Initial Consideration Amount, the sum of the Initial Consideration Amount available for distribution pursuant to Section 2.7.4(e) – (h) plus the aggregate amount of the exercise price of all Options which are eligible to receive a payment pursuant to Section 5.7(ii) hereof and with respect to which the per-share exercise price is less than or equal to the amount distributable per share of such Outstanding Common Stock from the Initial Consideration Amount (the “Initial In The Money Options”), and
(b) with respect to the Incentive Consideration Amount, the sum of the Incentive Consideration Amount available for distribution pursuant to Section 2.7.4(e) – (h) plus the aggregate amount of the exercise price of all Options which are eligible to receive a payment pursuant to Section 5.7(ii) hereof (i) which were not included in the calculation described in clause (a) hereof and (ii) with respect to which the per-share exercise price is less than or equal to the amount distributable per share of such Outstanding Common Stock from the sum of the Initial Consideration Amount and the Incentive Consideration Amount (the “Incentive In The Money Options”).

“Delaware Corporation Law” means the Delaware General Corporation Law.

“GAAP” means generally accepted accounting principles, consistently applied.

“Incentive In The Money Options” has the meaning ascribed to such term in the definition of “Deemed Distribution Amount”.

“Initial In The Money Options” has the meaning ascribed to such term in the definition of “Deemed Distribution Amount”.

“Liens” means any liens, mortgages, pledges, conditional sale agreement, security agreement, encumbrance or other charge.

“Material Adverse Change” means, with respect to a Person, a material adverse change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change:  (a) any adverse change, event, development or effect arising from or relating to:  (i) United States or foreign general business or economic conditions, or the industries in which such Person is engaged in business, (ii) changes in any law, regulation, rule, ordinance, policy, mandate, guideline or other requirement of any governmental authority, (iii) national or international political or social conditions, including pandemics and any military conflicts or acts of terrorism anywhere in the world, (iv) the general public awareness of the Transactions or the execution of this Agreement or announcement thereof (including any changes in the relationships between the Company, on the one hand, and any of its customers, suppliers, vendors or other contracting parties, on the other hand, resulting from such public awareness or announcement), (v) in the case of the Company, actions taken by Parent and/or its Affiliates prior to the Closing, whether or not required hereunder, that the Company demonstrates as directly contributing to such Material Adverse Change, (vi) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (vii) changes in GAAP, or (b) any adverse change in or effect on the business of such Person that is cured

2

in all material respects before the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 7 hereof.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company.

“Net Cash” means (i) the Company’s cash accounts less (ii) all credit card accounts, including, without limitation, the Company’s accounts with American Express, Fleet Line of Credit and Fleet Visa (but specifically excluding the Fleet equipment loan).

“Net Working Capital” means (i) the Company’s current assets less (ii) the Company’s current liabilities as of the Closing Date and after giving effect to expenses incurred in connection with the Business and/or the Transactions (including, without limitation, all fees and costs related to legal, accounting and financial advisory services), in each such case as determined in accordance with GAAP.

“Options” means any options to purchase shares of Common Stock or any other securities of the Company outstanding under any of the Company Option Plans.

“Outstanding Capital Stock” means the Outstanding Common Stock, Outstanding Preferred Stock and/or Outstanding Options.

“Parent Common Stock” means the Parent’s common stock, par value $0.0001 per share.

“Parent Stock Price” means, as of any date, the arithmetical average of the closing prices for the Parent Common Stock as reported by the American Stock Exchange during the twenty (20) Trading Days immediately preceding (but not including) such date.

“Party” or “Parties” means the Parent, Merger Subs, the Company, the Principal Stockholder and/or the Stockholder Representative.

“Permits” means certificates, licenses, authorizations and permits issued by federal, state, foreign or local regulatory authorities, including, without limitation, self-regulatory organizations.

“Permitted Liens” means (i) statutory liens for current Taxes, assessments or other governmental charges or lienable services not yet due and payable, (ii) mechanics’, carriers’, workers’, and repairers’ liens arising or incurred in the ordinary course of business that are not material, and (iii) any and all liens and encumbrances arising from zoning, entitlement and other land use and environmental laws, ordinances and regulations by any governmental authority.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, governmental authority or other entity.

“Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Liquidation Preference” means $0.238, plus any unpaid dividends that have accrued until the Closing Date with respect to each share of Series A Preferred Stock.

“Series B Liquidation Preference” means $0.32, plus any unpaid dividends that have accrued through the Closing Date with respect to each share of Series B Preferred Stock.

“Series C Liquidation Preference” means $0.40, plus any unpaid dividends that have accrued until the Closing Date with respect to each share of Series C Preferred Stock.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock.

“Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock.

“Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock.

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“Stockholder” means a holder of shares of Outstanding Capital Stock.

“Subsidiary” means, with respect to the Company, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether, in the case of a corporation, stock of any other class or classes of such corporation shall or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by the Company and/or one or more of its Affiliates.

“Trading Day” means any day on which the Parent Common Stock is purchased and sold on the American Stock Exchange (or, if the Parent Common Stock is not then listed for trading on such market, on the principal securities market on which Parent Common Stock is then purchased and sold).

“Transaction Documents” means, collectively, this Agreement and all other agreements, documents and other instruments executed and delivered by or on behalf of the Parties in connection with or as contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

1.2 Other Terms. The following additional terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

“50% Cash Portion Amount”	Section 9.1.2
“Agreement”	Preamble
“Authorized Action”	Section 10.4
“Balance Sheet Escrow Adjustment”	Section 2.8.4
“Balance Sheet Escrow Amount”	Section 2.7.1(a)
“Balance Sheet Escrow Release Date”	Section 2.8.5
“Base Balance Sheet”	Section 3.8(a)
“Certificates”	Section 2.9.3
“Change of Control Amount”	Section 2.7.3
“Change of Control Payment Date”	Section 2.7.3
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Closing Date Balance Sheet”	Section 2.8.1
“Code”	Recitals
“Company”	Preamble
“Company Breach”	Section 7.1(c)
“Company Indemnified Party”	Section 9.2.1
“Company Losses”	Section 9.2.1
“Company Stockholders’ Meeting”	Section 5.4
“Consideration Amount”	Section 2.7.4
“Contract”	Section 3.14(a)
“Contractors”	Section 3.24.2
“Customers”	Section 3.26
“Debt”	Section 3.8(b)
“Delaware Certificate of Merger”	Section 2.2.1
“Delaware Secretary of State”	Section 2.2.1
“Designated Employment Agreements”	Recitals
“Determination Date”	Section 2.8.2
“Dispute Notice”	Section 2.8.2
“Effective Time”	Section 2.2.1
“Employee Programs”	Section 3.23
“Employee Benefit Plan”	Section 3.23
“ERISA”	Section 3.23
“Escrow Agent”	Section 2.7.1(c)
“Escrow Agreement”	Section 2.7.1(c)

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Term	Section

“Exchange Fund”	Section 2.9.2
“First Merger”	Section 2.1.1
“Febbo”	Preamble
“Financial Statements”	Section 3.8(a)
“Form S-4”	Section 5.5.1
“Incentive Consideration Amount”	Section 2.7.2
“Incentive Consideration Payment Date”	Section 2.7.2
“Indemnity Escrow Amount”	Section 2.7.1(b)
“Independent Accounting Firm”	Section 2.8.3
“Initial Balance Sheet”	Section 2.8.2
“Initial Consideration Amount”	Section 2.7.1
“Initial Consideration Distribution Schedule”	Section 2.9.1
“Intellectual Property Rights”	Section 3.13(a)
“Investments”	Section 3.32
“Last Balance Sheet”	Section 3.8(a)
“Leased Real Property”	Section 3.7.2
“Leases”	Section 3.7.2
“LLC Act”	Recitals
“Mergers”	Section 2.1.2
“Merger Sub One”	Preamble
“Merger Sub Two”	Preamble
“Merger Subs”	Preamble
“Negotiation Period”	Section 2.8.3
“Net Working Capital Projection”	Section 2.8.1
“Outstanding Common Stock”	Section 2.6.2
“Outstanding Options”	Section 2.6.4
“Outstanding Preferred Stock”	Section 2.6.1
“Parent”	Preamble
“Parent Breach”	Section 7.1(d)
“Parent Cap”	Section 9.2.2
“Parent Indemnified Party	Section 9.1.1
“Parent Losses”	Section 9.1.1
“Personal Property”	Section 3.7.3
“Principal Stockholder”	Preamble
“Proposal”	Section 5.2
“Requisite Stockholder Approval”	Section 5.4
“SEC Documents”	Section 4.5
“Second Certificate of Merger”	Section 2.2.2
“Second Effective Time”	Section 2.2.2
“Second Merger”	Section 2.1.2
“Stockholder Cap”	Section 9.1.2
“Stockholder Representative”	Section 10.1
“Suppliers”	Section 3.26
“Surviving Company”	Section 2.1.2
“Surviving Corporation”	Section 2.1.1
“Taxes”	Section 3.9(a)

1.3 “Knowledge”. As used herein, the phrases “the Company’s Knowledge”, “Knowledge of the Company”, or “the Knowledge of the Principal Stockholder” (or words of similar import) shall mean the actual knowledge of any of the Principal Stockholder, Howard Brick, Matt Fearer, Janet Kosloff and/or Yee Moy.

2. THE MERGERS.

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2.1 The Mergers.

2.1.1 First Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Corporation Law, at the Effective Time, Merger Sub One shall be merged with and into the Company (the “First Merger”), the separate corporate existence of Merger Sub One shall thereupon cease and the Company shall continue as the surviving corporation of the First Merger. The Company, as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “Surviving Corporation”.

2.1.2 Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Corporation Law and the LLC Act, at the Second Effective Time, (a) the Surviving Corporation will be merged with and into Merger Sub Two (the “Second Merger” and, together with the First Merger, the “Mergers”) and (b) the separate existence of the Surviving Corporation will cease and Merger Sub Two will continue its corporate existence under the LLC Act as the surviving limited liability company in the Second Merger. Merger Sub Two, as the surviving entity of the Second Merger, is sometimes hereinafter referred to as the “Surviving Company”.

2.2 The Effective Times.

2.2.1 First Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parent, Merger Sub One and Company shall cause the First Merger to be consummated under Delaware Corporation Law by filing a certificate of merger in customary form and substance (the “Delaware Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Corporation Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by the Parties and specified in the Delaware Certificate of Merger, being referred to herein as the “Effective Time”).

2.2.2 Second Merger. Subject to the provisions of this Agreement, Merger Sub Two will cause a second certificate of merger (the “Second Certificate of Merger”) to be executed and, immediately after the Effective Time, filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the LLC Act and Section 264 of the Delaware Corporation Law. The Second Merger will become effective when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (provided that it is not filed prior to the Closing Date) or at such other subsequent date or time as the Parent and the Stockholders Representative may agree and specify in the Second Certificate of Merger in accordance with the Delaware Corporation Law and the LLC Act (the date and time the Second Merger becomes effective, the “Second Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Mazzeo Song LLP, 708 Third Avenue, New York, New York 10017, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of all of the conditions set forth in Section 6, or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”). The consummation of the Second Merger will take place immediately after the Effective Time.

2.4 Effect of the Mergers. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, and Section 259 of the Delaware Corporation Law, and all of the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub One shall become the debts, liabilities and duties of the Surviving Corporation. The Second Merger will have the effects set forth in this Agreement and in Section 259 of the Delaware Corporation Law and Section 18-209 of the LLC Act. At the Second Effective Time, the Certificate of Formation and Limited Liability Company Agreement of Merger Sub Two shall, subject to Section 5.13, be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the LLC Act. The initial managers of the Surviving Company shall be the initial directors of the Surviving Corporation, in each case until their successors are elected and qualified, and the initial officers of the Surviving Company shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected and qualified.

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2.5 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company shall, subject to Section 5.13, be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub One as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the Delaware Corporation Law. The initial directors of the Surviving Corporation shall be the directors of Merger Sub One immediately prior to the Effective Time, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the Persons set forth on Schedule 2.5, in each case until their successors are duly elected and qualified.

2.6 Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, after giving effect to Section 5.7 hereof by virtue of the Merger and without any action on the part of the Parent, Merger Subs, Company, or the holders of any of the following securities, the following shall occur:

2.6.1 Preferred Stock. Each share of each series of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Preferred Stock owned by the Company, or by any direct or indirect wholly-owned Subsidiary of the Company) (collectively, the “Outstanding Preferred Stock”) shall be canceled and extinguished and automatically converted into and represent the right to receive the consideration for such series of Outstanding Preferred Stock as provided in Section 2.7.

2.6.2 Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Company, or by any direct or indirect wholly-owned Subsidiary of the Company) (collectively, the “Outstanding Common Stock”) shall be canceled and extinguished and automatically converted into and represent the right to receive the consideration for Outstanding Common Stock as provided in Section 2.7.

2.6.3 Treasury Stock; Etc. Each share of Common Stock and Preferred Stock owned by the Company, or by any direct or indirect wholly-owned Subsidiary of the Company, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

2.6.4 Options. Each Option issued and outstanding immediately prior to the Effective Time (collectively, the “Outstanding Options”) shall be treated in accordance with Section 5.7.

2.6.5 Capital Stock of Merger Sub One. Each share of common stock, par value $0.001 per share, of Merger Sub One that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub One shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

2.6.6 Capital Stock of Surviving Corporation. The sole outstanding share of common stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be converted into 100% of the membership interests of the Surviving Company. The certificate evidencing ownership of such share of common stock of the Surviving Corporation shall thereafter be cancelled.

2.7 Merger Consideration. The consideration payable for the Outstanding Capital Stock cancelled and extinguished pursuant to Section 2.6, after giving effect to the terms of Section 5.7 hereof, shall be as set forth in this Section 2.7. The offer, sale and issuance of Parent Common Stock to be issued in the First Merger and on the Incentive Consideration Payment Date or Change of Control Payment Date pursuant to this Section 2.7 shall be registered under the Securities Act on Form S-4 in accordance with Section 5.5.1 of this Agreement.

2.7.1 Initial Consideration Amount. A number of shares of Parent Common Stock equal to (i) $6,500,000 divided by (ii) $0.60 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) (the “Initial Consideration Amount”) shall be paid with respect to the Outstanding Capital Stock. The Initial Consideration Amount shall be payable promptly after the Effective Time, subject to the following escrows and the requirements of Sections 2.9 and 2.11:

(a) Balance Sheet Escrow. A portion of the Initial Consideration Amount equal to (i) $200,000 divided by (ii) $0.60 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) (the “Balance Sheet Escrow Amount”) will be deposited into escrow with the Escrow Agent promptly after the Effective Time. The Balance Sheet Escrow Amount will be used solely and for no

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purpose other than to satisfy any obligations of the Company pursuant to Section 2.8, and will be released promptly after the Balance Sheet Escrow Release Date in accordance with the Escrow Agreement, subject to any Balance Sheet Escrow Adjustment pursuant to Section 2.8.4.

(b) Indemnity Escrow. A portion of the Initial Consideration Amount equal to (i) $450,000 divided by (ii) $0.60 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) (the “Indemnity Escrow Amount”) will be deposited into escrow with the Escrow Agent promptly after the Effective Time. Subject to any set-offs pursuant to Section 9.1.3, the Indemnity Escrow Amount will be released promptly after the 18 month anniversary of the Closing Date in accordance with the Escrow Agreement.

(c) Escrow Agreement. Prior to the Closing Date, Parent, the Stockholder Representative and Wells Fargo Bank, National Association (or such other agent as may be mutually satisfactory to Parent and Stockholder Representative, the “Escrow Agent”) shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), to be effective upon consummation of the First Merger, pursuant to which, both the Balance Sheet Escrow Amount and the Indemnity Escrow Amount will be deposited into escrow with the Escrow Agent promptly after the Effective Time.

2.7.2 Incentive Consideration Amount. In addition to the Initial Consideration Amount, an earn-out calculated in accordance with Exhibit B (the “Incentive Consideration Amount”) shall be paid with respect to the Outstanding Preferred Stock and Outstanding Common Stock, provided in no event will the Incentive Consideration Amount exceed $11,455,000. The Incentive Consideration Amount shall be payable promptly following the determination of the Incentive Consideration Amount in accordance with Exhibit B (the “Incentive Consideration Payment Date”). The Incentive Consideration Amount shall be paid 50% in cash and 50% in Parent Common Stock, where the total number of shares of Parent Common Stock to be issued shall equal (x) 50% of the Incentive Consideration Amount divided by (y) the Parent Stock Price as of the third (3rd) anniversary of the Closing Date (provided, however, that in no event will the Parent Stock Price be lower than $0.75 or greater than $4.25 (subject in either such case to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events)). Promptly after the determination of the Incentive Consideration Amount, the Stockholder Representative shall deliver to the Parent a schedule setting forth the name and address of each Person that is to receive any of the Incentive Consideration Amount, along with the number of shares of the Incentive Consideration Amount issuable to each such Person.

2.7.3 Change of Control. Notwithstanding anything to the contrary contained in Section 2.7.2, in the event that a Change of Control occurs prior to the Incentive Consideration Payment Date, a change of control payment of $7,080,000 (the “Change of Control Amount”) shall be payable with respect to the Outstanding Capital Stock in lieu of any Incentive Consideration Amount. The Change of Control Amount shall be paid 50% in cash and 50% in Parent Common Stock, where the total number of shares of Parent Common Stock to be issued shall equal (x) $3,540,000 divided by (y) the Change of Control Stock Price (provided, however, that in no event will the Parent Stock Price be lower than $0.75 or greater than $4.25 (subject in either such case to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events)). If a Change of Control results in the shares of Parent Common Stock being converted or exchanged into cash and/or the securities and/or other property of another entity, the term portion of the Change of Control Amount payable in Parent Common Stock will instead be paid in such shares of the securities and/or cash or other property as would have been issuable or payable with respect to or in exchange for the number of shares of Parent Common Stock which would have been issued had shares of Parent Common Stock constituting the Change of Control Amount been issued immediately prior to the consummation of such Change of Control. The Change of Control Amount shall be payable on the date on which such Change of Control is consummated (the “Change of Control Payment Date”), and the payment of the applicable Change of Control Amount shall be in full satisfaction of the obligation under Section 2.7.2 to pay any Incentive Consideration Amount. Promptly after a Change of Control is announced, the Stockholder Representative shall deliver to the Parent a schedule setting forth the name and address of each Person that is to receive any of the Change of Control Amount, along with the number of shares of the Change of Control Amount issuable to each such Person.

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2.7.4 Allocation and Priority. The Initial Consideration Amount and the Incentive Consideration Amount (or the Change of Control Amount, if applicable) (collectively, the “Consideration Amount”) shall be allocated to the Outstanding Capital Stock in the amounts and priority as set forth below:

(a) first, an amount equal to the Balance Sheet Escrow Amount and the Indemnity Escrow Amount will be deposited into escrow with the Escrow Agent (it being understood that, upon the release of the balance of the Balance Sheet Escrow Amount and/or the Indemnity Escrow Amount from escrow, such balance shall be added back to the Consideration Amount and shall be distributed together with the rest of the Consideration Amount in accordance with this Section 2.7.4);

(b) second, the remainder of the Consideration Amount shall be allocated to each share of Outstanding Preferred Stock on a pari passu basis until an amount equal to the Series A Liquidation Preference has been allocated to each share of outstanding Series A Preferred Stock;

(c) third, the remainder of the Consideration Amount shall be allocated to each share of outstanding Series B and Series C Preferred Stock on a pari passu basis until an amount, when added to the amount previously allocated to the Series B and Series C Preferred Stock, equal to the Series B Liquidation Preference has been allocated to each share of outstanding Series B and Series C Preferred Stock;

(d) fourth, the remainder of the Consideration Amount shall be allocated to each share of outstanding Series C Preferred Stock until an amount, when added to the amount previously allocated to the Series C Preferred Stock, equal to the Series C Liquidation Preference has been allocated to each share of outstanding Series C Preferred Stock;

(e) fifth, the remainder of the Consideration Amount shall be allocated (ratably in such proportion as though the Deemed Distribution Amount were being distributed) to each share of Outstanding Common Stock until an amount equal to the Series A Liquidation Preference has been allocated to each share of Outstanding Common Stock;

(f) sixth, the remainder of the Consideration Amount shall be allocated (ratably in such proportion as though the Deemed Distribution Amount were being distributed) to each share of Outstanding Common Stock and outstanding Series A Preferred Stock on a pari passu basis until an amount, when added to the amounts allocated to each such share in the preceding paragraphs, equal to the Series B Liquidation Preference has been allocated to each share of Outstanding Common Stock and outstanding Series A Preferred Stock;

(g) seventh, the remainder of the Consideration Amount shall be allocated (ratably in such proportion as though the Deemed Distribution Amount were being distributed) to each share of Outstanding Common Stock, outstanding Series A Preferred Stock and outstanding Series B Preferred Stock on a pari passu basis until an amount, when added to the amounts allocated to each such share in the preceding paragraphs, equal to the Series C Liquidation Preference has been allocated to each share of Outstanding Common Stock, outstanding Series A Preferred Stock and outstanding Series B Preferred Stock; and

(h) finally, the remainder of the Consideration Amount shall be allocated (ratably in such proportion as though the Deemed Distribution Amount were being distributed) to each share of Outstanding Preferred Stock and Outstanding Common Stock on a pari passu basis until the Consideration Amount has been exhausted.

Irrespective of when the foregoing allocations are made, the value of the Parent Common Stock being allocated hereunder shall be deemed to be the product of (i) the number of shares of Parent Common Stock so allocated multiplied by (ii) (x) $0.60 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) if the Parent Common Stock being allocated is part of the Initial Consideration Amount, (y) the Parent Stock Price as of January 1, 2010 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) if the Parent Common Stock being allocated is part of the Incentive Consideration Amount, and (z) the Change of Control Stock Price if the Parent Common Stock being allocated is part of the Change of Control Amount.

2.7.5 Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. The number of shares of Parent Common Stock issuable to each holder of record of Outstanding Capital Stock shall be rounded up to the nearest whole number of shares.

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2.8 Balance Sheet Escrow Adjustment.

2.8.1 Projected Net Working Capital and Net Cash. The Parties acknowledge and agree that (i) the Company has projected that the Net Working Capital as of the Closing Date will be between $850,000 and $1,250,000 (the “Net Working Capital Projection”) and the Net Cash as of the Closing Date will be $400,000, and (ii) to the extent that the actual Net Working Capital as reflected in the Balance Sheet as of the Closing Date (as agreed to by the Parties or otherwise finally determined in accordance with this Section 2.8, the “Closing Date Balance Sheet”) is above or below the Net Working Capital Projection, adjustments to the Balance Sheet Escrow Amount shall be made in accordance with Section 2.8.4.

2.8.2 Initial Balance Sheet. Within sixty (60) days following the Closing Date (the “Determination Date”), the Surviving Company shall prepare and deliver to both the Parent and the Stockholder Representative a balance sheet of the Company setting forth the Net Working Capital as of the close of business on the Closing Date (the “Initial Balance Sheet”). The Stockholder Representative shall have thirty (30) days from the Determination Date to review the Initial Balance Sheet and to notify the Parent in writing of any good faith dispute with the calculation of the Net Working Capital set forth in the Initial Balance Sheet (including without limitation the calculation, inclusion or exclusion of any asset or liability), which notice shall set forth in reasonable detail the basis for such dispute (the “Dispute Notice”). In the event that the Stockholder Representative does not notify the Parent of a dispute within such 30-day period (or agrees in writing with the Initial Balance Sheet within such 30-day period), the Initial Balance Sheet shall be the Closing Date Balance Sheet. In the event that the Stockholder Representative shall submit a Dispute Notice on or before the last day of such 30-day period, the Parent and the Stockholder Representative and their respective accountants shall negotiate in good faith to resolve such dispute as promptly as possible. Until such time as any such dispute is finally resolved, each of the Parent and the Stockholder Representative shall provide the other Party and any independent auditors of such other Party with access at all reasonable times to the properties, books, records, work papers (including those of the parties’ respective accountants, subject to customary limitations) and personnel of the other for purposes of preparing and reviewing the Initial Balance Sheet, and for the matters contemplated by this Section 2.8.

2.8.3 Final Resolution of Unresolved Disputes. If the Parent and the Stockholder Representative and their respective accountants are unable to resolve any dispute raised in a timely delivered Dispute Notice within
15 days of the Stockholder Representative’s delivery of such Dispute Notice (the “Negotiation Period”), such dispute shall be resolved by a nationally recognized accounting firm which has not performed services for Parent, Merger Subs or the Company within the immediately preceding five (5) years, selected by the Parent within three (3) Business Days of the expiration of the foregoing 15-day period, and reasonably satisfactory to the Stockholder Representative (the “Independent Accounting Firm”). The Independent Accounting Firm shall commence its assignment within three (3) Business Days of its selection, shall make its determination as promptly as practicable, and such determination shall be final and binding on the Parties. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine the final Closing Date Balance Sheet in a manner consistent with this Agreement. The Independent Accounting Firm shall make its determination based solely on presentations by Parent and the Stockholders Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). If the Parent has not designated an accounting firm that is reasonably satisfactory to the Stockholder Representative to act as the Independent Accounting Firm within three (3) Business Days of the end of the Negotiation Period, the Stockholder Representative and the Parent shall each, within five (5) Business Days of the end of the Negotiation Period, submit to their respective accountants the name of an accounting firm which does not at the time provide services to the Principal Stockholder, the Parent or any of their Affiliates, and the Independent Accounting Firm shall be selected from these two firms by the respective accountants of the Parties within three (3) Business Days of the submission of names by the Parent and Principal Stockholder. If the Parent or the Stockholder Representative shall fail to submit the name of an accounting firm prior to the end of such five
(5) Business Day period, then the accounting firm named by the other Party shall automatically become the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm to the Party whose calculations with respect to the Initial Balance Sheet are most at variance with the Closing Date Balance Sheet as determined by the Independent Accounting Firm.

2.8.4 Balance Sheet Escrow Adjustment. In the event that the Net Working Capital as set forth in the Closing Date Balance Sheet is below the Net Working Capital Projection (i.e., less than $850,000), then a

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portion of the Balance Sheet Escrow Amount, equal to (i) the amount of such deficiency (capped at $200,000) divided by (ii) $0.60 (subject to proportional adjustment for stock splits, reverse stock splits, stock dividends and similar events) shall be returned to the Parent and the remainder of the Balance Sheet Escrow Amount shall be distributed as part of the Initial Consideration Amount in accordance with Section 2.7.4. In the event that the Net Working Capital as set forth in the Closing Date Balance Sheet is above the Net Working Capital Projection (i.e., more than $1,250,000), then the Balance Sheet Escrow Amount shall be deemed to include, in addition to the full amount of the shares of Parent Common Stock held in escrow pursuant to Section 2.7.1(a), an amount of cash equal to the amount of such excess; provided, however, that (x) the Surviving Company (and not the Parent) shall be solely responsible for paying such cash and (y) the Surviving Company’s obligation to pay such cash shall in no event exceed an amount which, immediately after giving effect to the payment of such amount, would result in the Surviving Company having less than $400,000 of Net Cash (it being understood that (I) any such excess amount will be paid to the Stockholder Representative, on behalf of all holders of Outstanding Preferred Stock and Outstanding Common Stock, and (II) to the extent that such excess cannot be paid immediately because of the limitation set forth in subsection (y) hereof, no further payments with respect to such excess amount shall be paid by the Surviving Company). The adjustments to the Balance Sheet Escrow Amount contemplated in this Section 2.8.4 is referred to in this Agreement as the “Balance Sheet Escrow Adjustment”.

2.8.5 Balance Sheet Escrow Release Date. The Balance Sheet Escrow Amount, as adjusted pursuant to this Section 2.8, shall be released in accordance with Section 2.9 promptly after the date (the “Balance Sheet Escrow Release Date”) on which the Closing Date Balance Sheet is finally determined in accordance with Section 2.8.

2.8.6 Stockholder Representative. In any dealings with the stockholders of the Company regarding any matter arising or related to this Agreement, including, without limitation, with respect to the Balance Sheet Escrow Adjustment, if any, and the indemnification obligations under Section 9 hereof, the Parent shall be entitled to rely on its communications with the Stockholder Representative on behalf of the Company’s stockholders; and any notice required to be given by the Parent in connection with or under this Agreement shall be deemed given to the Company’s stockholders if given to the Stockholder Representative.

2.9 Exchange of Certificates.

2.9.1 Schedule of Company Stockholders. Prior to the Effective Time, the Stockholder Representative shall deliver to the Parent a schedule setting forth (i) the name and address of each Person that is to receive any of the Initial Consideration Amount, (ii) the number of shares of each class and series of Outstanding Common Stock and Outstanding Preferred Stock held by such Person immediately prior to the Effective Time, and (iii) the number of shares of the Initial Consideration Amount (other than the Balance Sheet Escrow Amount and Indemnity Escrow Amount) allocable to the Outstanding Common Stock and Outstanding Preferred Stock so held by each such Person (the “Initial Consideration Distribution Schedule”).

2.9.2 Parent to Provide Common Stock. Promptly after the Effective Time, the Parent shall cause to be exchanged in accordance with this Section 2.9, the shares of Parent Common Stock for Outstanding Capital Stock in accordance with the Initial Consideration Distribution Schedule. In addition, the Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for the cash payments contemplated in Sections 2.7, 2.8.4 and 2.9.4. Any cash and Parent Common Stock deliverable to holders of Outstanding Capital Stock shall hereinafter be referred to as the “Exchange Fund”.

2.9.3 Exchange Procedures. Promptly following the Second Effective Time, Parent shall cause its transfer agent to mail to each Person set forth on the Initial Consideration Distribution Schedule, the number of shares of Parent Common Stock issuable to each such Person upon surrender of the certificate or certificates (the “Certificates”), which immediately prior to the Effective Time, represented the Outstanding Common Stock and Outstanding Preferred Stock held by such Person as reflected in the Initial Consideration Distribution Schedule. Upon surrender of Certificates for cancellation to the Parent or to an agent appointed by the Parent, the holders of such Certificates shall be entitled to receive in exchange therefor cash and Parent Common Stock as contemplated in Sections 2.7, 2.8.4 and 2.9.4. At the election of the Parent, shares of Parent Common Stock may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable law or regulation. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash amounts payable upon the surrender of such Certificates pursuant to this

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Section 2.9. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive cash and Parent Common Stock as contemplated in Sections 2.7, 2.8.4 and 2.9.4.

2.9.4 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Parent shall cause to be delivered to the holder thereof, without interest promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor in accordance with the Initial Consideration Distribution Schedule and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock.

2.9.5 Transfers of Ownership. In the event that a transfer of ownership of shares of Common Stock is not registered in the stock transfer books or ledger of the Company, or if shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

2.9.6 Required Withholding. Each of the Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Outstanding Preferred Stock and Outstanding Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9.7 No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Parent, the Surviving Company or any other Party shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar legal requirements.

2.9.8 Restriction on Transfer of Parent Company Stock. All Parent Common Stock issued pursuant to Section 2.7 shall be shares that have been registered under the Securities Act; provided, however, all such shares shall be subject to a lock-up through the one-year anniversary of the Closing Date. As such, all certificates representing Parent Common Stock issued pursuant to Section 2.7 and issued prior to the one-year anniversary of the Closing Date shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED TO ANY PERSON PRIOR TO__, 200__ [INSERT ONE YEAR ANNIVERSARY OF CLOSING DATE]

2.9.9 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one (1) year after the earlier of (i) the Incentive Consideration Payment Date and
(ii) the Change of Control Payment Date shall, at the request of the Surviving Company, be delivered to the Surviving Company or otherwise according to the instruction of the Surviving Company, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.9 shall after such delivery to Surviving Company look only to the Surviving Company for the cash and shares of Parent Common Stock pursuant to Section 2.7, and any dividends or other distributions pursuant to Section 2.9.4 with respect to the shares of Common Stock formerly represented thereby.

2.10 No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, none of the Company Capital Stock shall be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a certificate theretofore representing any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive cash and shares of Parent Common Stock

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pursuant to Sections 2.7, 2.8.4 and Section 2.9.4 in accordance with the provisions of Section 2.9. All cash paid and shares of Parent Common Stock issued upon the surrender for exchange of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Company of any Company Capital Stock. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Company shall cause to be issued in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash and shares of Parent Common Stock as may be required pursuant to Sections 2.7, 2.8.4 and Section 2.9.4; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Company or its transfer agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Tax Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and shall not take income tax positions inconsistent with such qualification.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company, hereby represents and warrants to the Parent and Merger Subs as follows:

3.1 Organization and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Except as set forth on Schedule 3.1, the copies of the Company’s Certificate of Incorporation, as amended to date, certified by the Secretary of State of the State of Delaware, and by-laws, as amended to date, certified by the Company’s Secretary, and heretofore delivered to the Parent, are complete and correct, and no amendments thereto are pending. The Company is qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.1 and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction, except such jurisdictions where the failure to be so qualified could not, in the aggregate, reasonably expected to have a Material Adverse Effect.

3.2 Subsidiaries. The Company has no Subsidiaries and does not own any securities issued by any other business organization or governmental authority, except U.S. government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. The Company does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

3.3 Equity of the Company; Beneficial Ownership. The authorized capital stock of the Company consists solely of 33,000,000 shares of Common Stock and 10,500,000 shares of Preferred Stock, of which 2,500,000 are Series A Preferred Stock, 5,000,000 are Series B Preferred Stock and 3,000,000 are Series C Preferred Stock. Of such authorized shares of capital stock, 18,291,441 shares of Common Stock, 2,319,327 shares of Series A Preferred Stock, 4,078,125 shares of Series B Preferred Stock and 1,791,273 shares of Series C Preferred Stock are issued and outstanding. Except as set forth on Schedule 3.3, there are no outstanding subscriptions, options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company’s capital stock has been issued in violation of any federal or state law. Schedule 3.3 correctly lists each of the stockholders of the Company and accurately describes the number of shares of capital stock of the Company beneficially owned by such Stockholder.

3.4 Due Issuance; No Liens. Except as set forth on Schedule 3.4, all of the outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company.

3.5 Authority.

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3.5.1 Authority. Each of the Company and Principal Stockholder has the full legal right, authority and power to enter into this Agreement and each other Transaction Document to be executed and delivered by such Party and to perform its obligations hereunder and thereunder, and, in the case of Principal Stockholder, is fully competent to do so. The execution, delivery and due performance by the Company and Principal Stockholder of this Agreement and each Transaction Document to be executed and delivered by such Party has been duly authorized by all necessary action and no other action on the part of such Party is required in connection therewith, other than the Requisite Stockholder Approval. This Agreement and each Transaction Document to be executed and delivered by the Company or by Principal Stockholder constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company and Principal Stockholder, as the case may be, enforceable against each such Party in accordance with their respective terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the enforcement of creditors’ rights generally and to general principles of equity and public policy.

3.5.2 No Conflict. The execution, delivery and performance by the Company and Principal Stockholder of this Agreement and the other Transaction Documents:

(a) does not and will not violate any provision of its Certificate of Incorporation or bylaws;

(b) does not and will not violate any laws of the United States, or of any state or other jurisdiction applicable to the Company; and

(c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, Permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which it is bound or affected, or result in the creation or imposition of any Lien on any of property of the Company, except where the same would not have a Material Adverse Effect.

3.6 Consents. Except as set forth on Schedule 3.6, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents does not and will not require the Company to obtain any approval, Permit, consent or waiver of, or make any filing with, any governmental entity or other Person.

3.7 Real Property; Personal Property; Title; Inventory.

3.7.1 Owned Real Property. The Company owns no real property.

3.7.2 Leased Real Property. All of the real property leased by the Company as tenant or lessee is identified on Schedule 3.7.2 (collectively, the “Leased Real Property”). All of the leases of any of the Leased Real Property (collectively, the “Leases”) are as described on Schedule 3.7.2. The copy of each Lease heretofore delivered or furnished by the Company to the Parent are complete, accurate, true and correct copies of such Lease. The information set forth on Schedule 3.7.2 with respect to each Lease is complete and accurate in all material respects. The Company has a valid and existing leasehold interest in, and enjoys peaceful and undisturbed possession in all material respects of the Leased Real Property, free and clear of all encumbrances that would materially affect the Company’s use of the Leased Real Property for the Business as presently conducted.

3.7.3 Personal Property. Except as specifically disclosed on Schedule 3.7.3, the Company has good and marketable title to all personal property owned by it and used in the conduct of the Business (the “Personal Property”). No item of Personal Property or other asset of the Company (including without limitation the Company’s accounts receivable) is subject to any Liens except as specifically disclosed on Schedule 3.7.3. Except as set forth in Schedule 3.7.3, all property on the premises of the Company (other than property that may be deemed to constitute fixtures) is Personal Property and, to the extent material, is reflected in the Base Balance Sheet.

3.7.4 Inventory. The Company has no inventory of products sold in the ordinary course of business to its customers.

3.7.5 Adequacy of Assets. The Company owns or leases all tangible assets necessary to enable the Company (i) to conduct its Business after the Closing in a manner substantially equivalent to the manner in which it is being conducted by the Company on the date of this Agreement and in compliance with all laws and legal

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requirements and (ii) to perform all obligations, duties and liabilities by which it may be bound. All tangible assets of the Company are (i) in good operating condition and repair, reasonable wear and tear excepted;
(ii) suitable and adequate for continued use in the manner in which they are presently being used (subject to normal computer hardware and software obsolescence); (iii) adequate to meet all present requirements of the Business; and (iv) free of material defects (latent and patent).

3.8 Financial Statements.

(a) The Company has previously delivered to the Parent the following financial statements (the “Financial Statements”) (copies of which are included on Schedule 3.8(a)): (i) unaudited consolidated balance sheet of the Company for the fiscal year ended December 31, 2005 (the “Base Balance Sheet”) and statements of income, retained earnings and cash flows for the year then ended prepared in accordance with GAAP, including footnotes thereto, and (ii) unaudited consolidated balance sheet of the Company as of September 30, 2006 (the “Last Balance Sheet”) and statements of income, retained earnings and cash flows for the nine-month period then ended prepared in accordance with GAAP except as may otherwise be indicated on such financial statements or in the notes thereto or, to the extent they may exclude footnotes or be condensed. The Financial Statements (i) are accurate and complete in all material respects; (ii) present fairly and accurately in all material respects the financial condition of the Company as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows of the Company for the periods covered thereby; and (iii) have been certified by the chief financial officer of the Company.

(b) As of the date hereof, the Company has no Debt other than Debt that is described on Schedule 3.8(b). For purposes hereof, “Debt” means, as to the Company at any time: (a) all indebtedness, liabilities and obligations of the Company for borrowed money; (b) all indebtedness, liabilities and obligations of the Company to pay the deferred purchase price of property or services, except trade accounts payable of the Company arising in the ordinary course of business that are not more than thirty (30) days past due; (c) all capital lease obligations of the Company; (d) all indebtedness, liabilities and obligations of others guaranteed by the Company; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by the Company, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by the Company or are non recourse to the Company; (f) all reimbursement obligations of the Company (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of the Company to redeem or retire shares of capital stock of the Company.

3.9 Taxes.

(a) Except as disclosed on Schedule 3.9, the Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, “Taxes”), required to be paid by it through the date hereof whether disputed or not.

(b) The Company has in accordance with applicable law filed all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth in all material respects the amount of any Taxes relating to the applicable period, except for returns which are subject to dispute or extension, for which the Company has established adequate reserves in accordance with GAAP, all of which are listed on Schedule 3.9(b). The Company has delivered to the Parent copies of all such federal, state, local and foreign income tax returns which are correct in all material respects, and of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to said returns.

(c) Neither the Internal Revenue Service nor any other governmental authority has ever asserted, is now asserting or, to the Company’s knowledge, threatening to assert against the Company any deficiency or claim for Taxes which are currently unpaid and past due. The Company has not received notice of any claim made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the

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assets of the Company that arose in connection with any failure (or alleged failure) by the Company, to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Code.

(d) There has not been any audit of any Tax return filed by the Company, no audit of any Tax return of the Company is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

(e) The Company has never been (and has never had any liability for unpaid Taxes because it once was), a member of an “affiliated group” (as defined in Section 1504(a) of the Code). The Company has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. The Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore neither the Parent nor Surviving Company is not, by virtue of the Merger, acquiring from the Company an interest in any entity. The Company has never made an election under Section 341(f) of the Code.

(f) The Company is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

(g) The Company is not a party to or bound by any Tax indemnity agreement, Tax allocation or sharing agreement or similar contract. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(h) The Company has treated itself as owner of its assets for Tax purposes. None of the Company’s  assets (i) is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or
(iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i) For purposes of this Agreement, all references to Sections of the Code shall include any applicable predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

3.10 Accounts Payable; Accounts Receivable.

(a) All accounts payable of the Company arose in bona fide arm’s-length transactions in the ordinary course of business and no material account payable is delinquent by more than thirty (30) days in its payment. Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course. As of the date hereof, the Company has no account payable that is owed to any of its directors, officers, employees, shareholders or partners or any Person which is affiliated with any of its directors, officers, or to its knowledge, employees, shareholders or partners, except as set forth on Schedule 3.10(a).

(b) All of the Company’s accounts receivable arose in bona fide arm’s-length transactions in the ordinary course of business and are valid and enforceable claims, are not subject to any set-off or counterclaim, are a true and correct statement of the account for services actually performed for such account debtor and, except as set forth on Schedule 3.10(b), are fully collectible within ninety (90) days (provided that if Parent offsets the amount of any receivable not collected within such 90 day period against the Balance Sheet Escrow Amount or Indemnity Escrow Amount, and such amount is subsequently collected, then such collected amount shall be added to the Indemnity Escrow Amount). Since the date of the Base Balance Sheet, the Company has collected the Company’s accounts receivable in the ordinary course of business. Except as set forth on Schedule 3.10(b), as of the date hereof, to the Company’s knowledge, none of the Company’s accounts receivable is owed from any Person which is affiliated with the Company or any of its directors, officers, employees, shareholders or partners.

3.11 Absence of Certain Changes. Except as disclosed on Schedule 3.11, since the date of the Last Balance Sheet until the date hereof there has not been:

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(a) any change in the assets, liabilities, condition (financial or otherwise), Business or operations of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to result in a Material Adverse Effect;

(b) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others, any other contingent or fixed obligations or liabilities except in the ordinary course of business or any cancellation of any material Debt or claim owing to, or waiver of any material right of, the Company;

(c) any Lien placed on any of the Company’s assets which remains in existence on the date hereof or will remain on the Closing Date;

(d) any obligation or liability of any nature incurred by the Company, whether accrued, absolute, contingent or otherwise, asserted or to the Company’s Knowledge unasserted (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the Company’s business since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), other than obligations and liabilities incurred in the ordinary course of business (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

(e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business or any purchase of any capital asset costing more than $10,000;

(f) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to result in, a Material Adverse Effect;

(g) any material change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors (including without limitation any change in commission arrangements) other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

(h) any change with respect to the officers or management of the Company;

(i) any payment or discharge of a material Lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

(j) to the Company’s knowledge, any material change in the Company’s business relationship with its Customers, Suppliers, independent contractors or others having business relationships with the Company in connection with the Business;

(k) any obligation or liability incurred by the Company to any of its officers, directors, shareholders, partners or employees, or any loans or advances made by the Company to any of its officers, directors, shareholders, partners or employees, except normal compensation and expense allowances payable to officers or employees;

(l) any change in accounting methods or practices, payment practices, credit practices or collection policies used by the Company;

(m) any prepayment of loans from any shareholders, partners, officers or directors or any change in the Company’s borrowing arrangements with any of the foregoing;

(n) any other transaction entered into by the Company having a value individually in excess of $10,000, other than transactions in the ordinary course of business; or

(o) any agreement or written understanding that contemplates or provides that the Company will or intends to take any of the actions specified in paragraphs (a) through (n) above.

3.12 Distributions to Shareholders. Since the date of the Last Balance Sheet, (i) the Company has not sold, disposed of or otherwise transferred any asset or property of the Company to any of its stockholders and (ii) there

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has not been any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock or interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a list of all Intellectual Property Rights owned by and registered in the name of the Company or of which the Company is the licensor or licensee (other than with respect to “off-the-shelf” software which is generally commercially available and open source software which may be subject to one or another “general public” licenses). For purposes of this Agreement, “Intellectual Property Rights” means all intellectual property rights, including all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, registered copyrights, copyright applications, computer programs and other computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), inventions, designs, samples, specifications, schematics, trade secrets, proprietary processes and formulae, and development tools, promotional materials, databases, customer lists, supplier, vendor and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

(b) The Company (i) has exclusive ownership of, free and clear of claims or rights or any other Person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or (ii) possesses licenses or other rights to use, all Intellectual Property Rights necessary for the conduct of its business as presently conducted (other than with respect to “off-the-shelf” software which is generally commercially available and open source software which may be subject to one or another “general public” licenses). All Intellectual Property Rights that are used or incorporated into the Company’s services, products or services or products actively under development and which are proprietary to the Company were developed by or for the Company by the current or former employees, consultants or independent contractors of the Company or its predecessors in interest or purchased by the Company or its predecessors in interest and are owned exclusively by the Company, free and clear of claims and rights of any other Person. All of the rights of the Company in the Intellectual Property Rights are freely transferable.

(c) To the Company’s Knowledge, the business of the Company as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Company do not infringe or conflict with any patent, trademark, copyright, trade secret rights of any third parties or any other Intellectual Property Rights of any third parties. The Company has not received written notice from any third party asserting that any Intellectual Property Rights owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company and, to the Company’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened).

(d) No claim is pending or, to the Company’s knowledge, threatened against the Company nor has the Company received any written notice or other written claim from any Person asserting that any of the Company’s present or contemplated activities infringe or may infringe in any material respect any Intellectual Property Rights of such Person and the Company is not aware of any infringement by any other Person of any material rights of the Company under any Intellectual Property Rights.

(e) All licenses or other agreements under which the Company is granted Intellectual Property Rights (excluding licenses to use “off-the-shelf” software utilized in the Company’s internal operations and which is generally commercially available) are listed on Schedule 3.13(e). All such licenses or other agreements are in full force and effect and all rights of the Company thereunder are freely assignable and, to the Company’s knowledge, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Parent and the Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the Intellectual Property Rights purported to be conferred thereby.

(f) All licenses or other agreements under which the Company has granted Intellectual Property Rights to others (including all end-user agreements) are listed on Schedule 3.13(f). All of such licenses or other agreements are in full force and effect and all rights of the Company thereunder are freely assignable to a successor by merger to the Company and, to the Company’s knowledge, there is no material default by any

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party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to the Parent.

(g) The Company has taken all steps required in accordance with commercially reasonable business practice to establish and preserve its ownership in its owned Intellectual Property Rights and to keep confidential all material technical information developed by or belonging to the Company which qualify as trade secrets that have not been patented has not been patented or copyrighted. To the Company’s Knowledge, the Company is not making unlawful use of any Intellectual Property Rights of any other Person, including, without limitation, any former employer of any past or present employees of the Company. Neither the Company nor, to the Company’s knowledge, any of its employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any Intellectual Property Rights of such employers, which materially interfere or conflict with the performance of such employee’s or consultant’s duties for the Company or result in any former employers of such employees and consultants having any rights in, or claims on, the Company’s Intellectual Property Rights. To the Company’s knowledge, the activities of the Company’s employees and consultants do not violate any agreements or arrangements which any such employees have with former employers. Except as set forth on Schedule 3.13(g), each current or former employee, independent contractor or consultant of the Company has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company (copies of which have been provided to the Parent), and the Company has not received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions. Each employee listed on Schedule 3.13(g) has executed a noncompetition agreement, copies of which have been provided to the Parent. Without limiting any of the foregoing and except as otherwise expressly disclosed on Schedule 3.13(g):  (i) the Company has taken reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property Rights; and (ii) the Company has no reason to believe that any Person (including, without limitation, any former employee or consultant of the Company) has unauthorized possession of any of its Intellectual Property Rights, or any part thereof, or that any Person has obtained unauthorized access to any of its Intellectual Property Rights.

3.14 Contracts.

(a) Except for contracts, commitments, plans, agreements and licenses described on Schedule 3.14 (true and complete copies of which have been delivered to the Parent) (each a “Contract”), the Company is not a party to or subject to:

(i) any plan or contract providing for bonuses, options, securities purchases, deferred compensation, retirement payments or profit sharing;

(ii) any employment contract or contract for services;

(iii) any contract or agreement for the purchase of any materials or equipment except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $30,000 in the aggregate;

(iv) any contract or agreement for the sale or lease of its products;

(v) any contract or agreement for its services;

(vi) any contract with any sales agent or reseller of products or services of the Company pursuant to which the Company has sold during the past twelve (12) months, or reasonably expects to sell during the next twelve (12) months, at least $10,000.00 of its services;

(vii) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any Person;

(viii) any contract or agreement for the purchase of any fixed asset for a price in excess of $10,000 whether or not such purchase is in the ordinary course of business;

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(ix) any license agreement (as licensor or licensee) other than license agreements with respect to “off-the-shelf” software and the agreements executed by the Company as licensee or licensor which are listed on Schedules 3.13(e) or (f), respectively;

(x) any partnership, joint venture or cooperative agreements or any agreement involving a sharing of profits;

(xi) any contracts under which the Company has acquired or will acquire ownership of, or license to, intangible property, other than the license agreements listed on Schedules 3.13(e) or (f), respectively;

(xii) any contract or other arrangement under which the Company is obligated to make royalty payments or sales commission payments out of revenues generated from sales of any products or services of the Company;

(xiii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money;

(xiv) any contract or agreement with any officer, employee, director or shareholder of the Company or with any persons or organizations controlled by or affiliated with any of them;

(xv) any advertising arrangement not terminable without payment or penalty on thirty (30) days or less notice;

(xvi) any power of attorney, proxy or similar instrument;

(xvii) any contract or agreement related to the acquisition of a business or the equity of any other entity;

(xviii) any contract to indemnify any Person or to share in or contribute to the liability of any Person, other than the Company’s Certificate of Incorporation, Bylaws and standard form services agreement;

(xix) any contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions; and

(xx) any other contract or agreement involving more than $10,000 which by its terms does not terminate or is not terminable without penalty by the Company or any successor or assign within thirty (30) days after the date hereof.

(b) Each Contract is currently valid and in full force and effect, is enforceable by the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium, or similar federal or state laws effecting the enforcement of creditors rights generally. The Company is not in default under any Contracts and has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default. The Company has not waived any of its rights under any Contract.

3.15 Enforceability of Contracts,  All Contracts are in full force and effect, the Company has not violated any terms thereof in any material respect and the Company does not know of any violation of the terms thereof by any party. No claim has been made by any party to any Contract that any other party is in default thereunder and the Company has not received notice that any Contract is being or will be terminated or will expire, other than pursuant to the express terms thereof, within the current or immediately following fiscal year. There are no oral agreements to which the Company is a party or, to the Company’s Knowledge, any course of conduct which in any way restrict, enlarge or conflict with any of the rights, liabilities, duties and obligations of any of the parties under any of the Contracts. Each Contract shall remain in full force and effect after the Closing, and the consummation of the Transactions shall not result in a default under or termination of any Contract or give rise to a penalty fee or other right or obligation (including without limitation preemptive or “tag along” rights).

3.16 Litigation. Except as set forth on Schedule 3.16, there is no currently pending or, to the Company’s Knowledge, threatened litigation and governmental or administrative proceedings, investigations or inquiries to which the Company is a party or otherwise affects the Business or any of the Company’s assets.

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3.17 Compliance with Laws. Except as set forth on Schedule 3.17, the Company is in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated or proposed by any federal, state, municipal or other governmental authority which apply to the Company or the conduct of the Business as presently conducted. The Company has not received written notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

3.18 Warranty or Other Claims. There are no warranties, warranty policies or service agreements of the Company, other than as provided pursuant to statute. There are (i) no pending or, to the Company’s Knowledge, threatened warranty or other similar claims or (ii) to the Company’s Knowledge, any facts upon which a material claim of such nature could be based, against the Company. There are no pending or, to the Company’s Knowledge, threatened claims against the Company for renegotiation or price redetermination of any business transaction as to which a contract or agreement is currently in force, that could result in a claim against any of the Company’s assets, and, to the Company’s Knowledge, there are no facts upon which any such claim could be based.

3.19 Finder’s Fee. Except as set forth on Schedule 3.19, neither the Company nor any of its stockholders has incurred or will become liable for any broker’s commission or finder’s fee relating to or in connection with any of the Transactions. None of the Parent, Merger Subs, Surviving Corporation and Surviving Company will become liable for any such broker’s commission or finder’s fee, including, without limitation, the commissions and fees set forth on Schedule 3.19.

3.20 Permits. Schedule 3.20 lists, to the Company’s Knowledge, all Permits required in order for the Company to conduct its Business as presently conducted. The Company has obtained all Permits listed on Schedule 3.20, which are valid and in full force and effect, and to the Company’s Knowledge, the Company is operating in all material respects in compliance therewith. Except as disclosed on Schedule 3.20, all such Permits will remain in full force and effect upon Closing, and, to the Company’s Knowledge, no additional Permits will be required in order for the Surviving Company to conduct the Business as conducted immediately prior to the Closing.

3.21 Corporate Records. The record books of the Company accurately record all corporate actions taken by its shareholders, as applicable, and board of directors and committees thereof. The Company has made available for inspection and copying by the Parent complete and correct copies of all such record books.

3.22 Transactions with Interested Person. Except as set forth on Schedule 3.22, neither the Company, Principal Stockholder, nor any officer or director of the Company or, to the Company’s knowledge, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis more than a five percent (5%) equity interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

3.23 Employee Benefit Programs. Except as disclosed on Schedule 3.23, the Company has never maintained an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (an “Employee Benefit Plan”), and the Company has no liabilities or obligations under ERISA. Except as set forth on Schedule 3.23, the Company has not maintained any stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements (collectively with the Employee Benefit Plans, the “Employee Programs”). True and correct copies of all Employee Programs have been provided to the Parent. In addition, neither the Company nor any Affiliate (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits. For purposes of this Section 3.23, an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents or beneficiaries. For purposes of this Section 3.23, an entity is an “Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

3.24 Directors, Officers, Employees and Consultants.

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3.24.1 Employee Labor Matters. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof and has not received notice from any employee that the Company is delinquent with respect to amounts required to be reimbursed to such employees. Except as set forth in Schedule 3.24.1, upon termination of the employment of any of said employees, neither the Company, Surviving Company nor Parent will by reason of the consummation of the Transactions be liable to any of said employees for so-called “severance pay” or any other payments. The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Company is responsible for and has properly accrued or paid or will have accrued or paid in accordance with all applicable laws and the current policies of the Company all amounts due to its employees for vacation, sick leave or other accrued obligations due to its employees for service through the Closing Date.

3.24.2 Employees and Contracts. Except as set forth in Schedule 3.24.2, no employee of the Company has been granted the right to continued employment by the Company, Surviving Company or Parent, or to any material compensation arising as a result of the termination of employment with the Company. The Company has no knowledge that any officer, director, employee or consultant of the Company (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with the Company, nor does the Company have a present intention to terminate the employment or engagement of any Contractor.

3.24.3 Compensation. Schedule 3.24.3 sets forth a complete and accurate list of all (i) employees of the Company, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation accrued but unpaid through the current fiscal year), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for the Company related to the Business on a regular or recurrent basis including individuals who are classified as “consultants” or “independent contractors.” Schedule 3.24.3 also sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the consummation of the Transactions) any present or former employee of the Company or other Person since the date of the Last Balance Sheet; (ii) increases in any employee’s wage or salary outside the ordinary course of business since the date of the Last Balance Sheet; or (iii) increases or changes in any other benefits or insurance provided to any employees outside the ordinary course of business since the date of the Last Balance Sheet. No employee of the Company is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

3.24.4 Disputes. There are no claims, disputes or controversies pending or, to the Company’s knowledge, threatened involving any employee or group of employees. The Company has not suffered or sustained any work stoppage and no such work stoppage is threatened.

3.24.5 Unions. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to the Company’s knowledge, threatened with respect to the Company.

3.25 Operation of Business. Except as set forth on Schedule 3.25, since the date of the Base Balance Sheet, the Company has conducted its business in all material respects only in the ordinary course.

3.26 Customers and Suppliers. Schedule 3.26 sets forth each of the Company’s current customers accounting for at least 1% of revenue (the “Customers”), and representatives and vendors, each accounting for $10,000 of expenses during the current fiscal year, as of the date hereof (whether pursuant to a commission, royalty or other arrangement) (the “Suppliers”). The Company has no reseller of its services. The relationships of the Company with its Customers and Suppliers are good commercial working relationships. Except as set forth on Schedule 3.26, no Customer or Supplier of the Company has by a writing canceled, materially modified, or otherwise terminated its relationship with the Company or decreased materially its usage or purchase or supply of the services or products of the Company, nor does any Customer or Supplier have, to the Company’s knowledge, any plan or intention to do any of the foregoing.

3.27 Insurance. The physical properties and assets used in connection with the Business are insured to the extent disclosed on Schedule 3.27 and all insurance policies and arrangements of the Company are also disclosed on Schedule 3.27. The Company has delivered to the Parent true, correct and complete copies of such insurance

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policies. Said insurance policies and arrangements are binding and in full force and effect, all premiums with respect thereto are currently paid in accordance with their terms, and the Company is in compliance in all material respects with the terms thereof. Said insurance is in commercially reasonable amounts and coverage for the Company’s assets and is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party. To the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any such insurance policy. The Company has not received any notice of cancellation or non-renewal of any such insurance policy. The consummation of the Transactions will not cause a breach, termination, modification, or acceleration of any such insurance policy. There is no claim under any such insurance policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. The Company has not received any notice of, nor does the Company have any knowledge of any facts that might result in, a material increase in the premium for any such insurance policy.

3.28 Powers of Attorney; Stockholder Agreements. The Company has not granted any power of attorney which is presently outstanding. Other than the Agreements set forth on Schedule 3.4 and 3.14(xiv) or any proxy granted to the Company or members of the Board of Directors no Stockholder of the Company is a party to any agreement with respect to the disposition or voting of any of the Common Stock or that relates to the governance or management of the Company.

3.29 Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its Debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

3.30 Foreign Corrupt Practices Act.

(a) The Company and its agents and representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment to:  (i) any Person who is an official, officer, agent, employee or representative of any governmental authority or of any existing or prospective customer (whether or not government owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b) The Company has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c) Each transaction to which the Company is party is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls which, to the Company’s Knowledge, are reasonably adequate to insure that the Company maintains no off-the-books accounts.

3.31 Bank Accounts. Schedule 3.31 accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the balance in such account as of the date of this Agreement; and

(e) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

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3.32 Investments. Schedule 3.32 sets forth an accurate and complete list of all certificates of deposit, debt and equity securities and other investments owned, beneficially or of record, by the Company (collectively, the “Investments”). The Company has good and marketable title to all of the Investments. The Investments are
(i) properly valued at the lower of cost or market; (ii) readily marketable; and (iii) fully paid and not subject to assessment or other claims upon the holder thereof.

4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS.

4.1 Organization. Each of the Parent and Merger Sub One is a Delaware corporation and Merger Sub Two is a Delaware limited liability company; all of the foregoing are duly formed, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted or proposed to be conducted.

4.2 Authority of the Parent and Merger Subs. The Parent and Merger Subs each has full authority and power to enter into this Agreement and the other Transaction Documents to be executed and delivered by such Party and to perform its obligations hereunder and thereunder. The execution, delivery and due performance by each of the Parent and Merger Subs of this Agreement and each such other Transaction Document have been duly authorized by all necessary action of such Party (and no further action by the Board of Directors, managers or stockholders or members of such party is required) and does not and will not require the Parent or Merger Subs to obtain any approval, Permit, consent or waiver of, or make any filing with, any governmental authority or other Person. This Agreement and each Transaction Document to be executed and delivered by any of the Parent or Merger Subs constitutes, or when executed and delivered will constitute, valid and binding obligations of the Parent, Merger Sub One or Merger Sub Two, as the case may be, enforceable against each such Party in accordance with their respective terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the enforcement of creditors’ rights generally.

4.3 No Conflict. The execution, delivery and performance by the Parent and Merger Subs of this Agreement and the other Transaction Documents (a) does not and will not violate any provision of the Certificate of Incorporation, formation, or bylaws, limited liability company agreement of any of the Parent or Merger Subs and (b) does not and will not violate any laws of the United States or of any state or other jurisdiction applicable to the Parent or Merger Subs or any material contract of the Parent.

4.4 Due Authorization; Valid Issuance. All shares of Parent Common Stock to be issued at the Closing or issuable under Section 2.7 are duly authorized and reserved for issuance pursuant to this Agreement, and when issued will be validly issued, fully paid and nonassessable, free and clear of any Liens and will be offered, delivered and sold in compliance with all registration or qualification requirements of applicable federal and state securities laws (or an applicable exemption therefrom).

4.5 SEC Reports. The Parent has filed with the Commission all reports, schedules, registration statements and definitive proxy statements that the Parent was required to file with the Commission on or after December 31, 2005 (collectively, the “SEC Documents”). Each SEC Documents, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Reorganization. None of Parent, Merger Sub One, Merger Sub Two or any of their subsidiaries, Affiliates or representatives have taken any action that would prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code. Parent directly owns shares and interests of Merger Subs, and will at all times through the Closing Date directly own shares and interests of Merger Subs, such that Parent is and at all times through the Closing Date will be in “control” of Merger Subs. For these purposes “control” has the meaning provided in Section 368(c) of the Code. There is not, and as of the Closing Date will not be, any intercorporate indebtedness between (i) Parent or Merger Subs and (ii) the Company, that was issued or acquired or will be settled at a discount. Neither Parent nor Merger Subs is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code and neither Parent nor Merger Subs will be an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of

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the Code as of the Closing Date. Merger Sub Two is, and will be at all times through the Second Effective Time, properly treated for U.S. federal income tax purposes as an entity whose separate existence from Parent is disregarded. Merger Subs have each been organized specifically in connection with the transactions provided for in this Agreement and neither has, or will on or prior to the Closing Date, engage in any activities other than those reasonably required to consummate the transactions provided for in this Agreement.

4.7 Change of Control. As of the date hereof, Parent is not engaging in any negotiations with respect to a transaction that, if consummated, would result in a Change of Control.

5. CERTAIN AGREEMENTS

5.1 Publicity; Confidentiality.

5.1.1 Publicity. Except as set forth in the succeeding sentence, no press release, publicity, disclosure or notice to any Person concerning any of the Transactions shall be issued, given, made or otherwise disseminated by any Party or any of their respective Affiliates at any time (whether prior to, at or after the Closing) without the prior written consent of the non-disclosing Parties, which consent shall not be unreasonably withheld.

5.1.2 Confidentiality. Each of the Parties, its Affiliates and officers, directors, employees, agents and representatives shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, any confidential matters relating to the other Parties, including, without limitation, trade secrets, source code, know-how, customer lists, operational methods, marketing plans or strategies, financial performance, product development techniques or plans, technical processes and designs and design projects relating thereto; provided that, to the extent that such confidential information becomes public knowledge through no action or omission constituting a breach of this Section 5.1.2, disclosure of such information shall not violate the terms of this provision.

5.2 Exclusive Dealing. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company, Principal Stockholder and their Affiliates will not, and the Company will ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate any inquiries or the making of, any offer or Proposal which constitutes or is reasonably likely to lead to any Proposal, or (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Company or the Business to, any Person (other than the Parent or any of its Affiliates) relating to any Proposal whether made before or after the date of this Agreement. Notwithstanding the foregoing, prior to the time on which the Requisite Stockholder Approval is obtained, the Company, Principal Stockholder and the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the business, properties or assets of the Company to any Person, including furnishing non-public information pursuant to an executed non-disclosure agreement, and may engage in discussion and negotiations with such Person concerning a Proposal only if such Person has submitted an unsolicited bona fide Proposal that the Company’s Board of Directors determines in good faith, after consultation with its financial advisors, is or is reasonably likely to result in, a transaction that, if consummated, would be more favorable to the Stockholders than the Transaction form a financial point of view, taking into account all of the terms and conditions of such Proposal and of this Agreement, and to be reasonably capable of being consummated on the terms and conditions so proposed. Neither the Company nor the Principal Stockholder may withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to this Agreement or the Transactions, and neither the Company nor the Principal Stockholder shall (or cause or permit any of their Affiliates, or any of their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents, to) approve or recommend, or propose to approve or recommend any Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Proposal. The Company and Principal Stockholder each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Proposal. Notwithstanding the immediately preceding sentence, the Board of Directors of the Company may at any time prior to obtaining the Requisite Stockholder Approval decline to make, withdraw, modify or change a recommendation that the shareholders of the Company vote to approve this Agreement to the extent that the Board of Directors determines in good faith, after consultation with legal counsel, that making such recommendation or the failure to so withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable laws (which declinations, withdrawal, modification or change shall not constitute a breach of this Agreement); provided that (i) the Board of Directors shall immediately notify Parent of its

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determination to so decline, withdraw, modify or change its recommendation (including the reasoning therefor) and (ii) such declination, withdrawal, modification or change shall not relieve the Company of its obligations under Section 5.4. The Company and Principal Stockholder each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.2. At any time prior to the earlier of the Closing and the termination of this Agreement, the Company shall notify the Parent as promptly as practicable, and in any event not later than the next Business Day, of any credible inquiries, expressions of interest, requests for information, Proposals or offers received by such Party or any of its Affiliates relating to a Proposal indicating, in connection with such notice, the name of the Person indicating such inquiry, expression of interest or request and the material terms and conditions thereof. As used in this Agreement, “Proposal” means (i) any proposal for a merger, consolidation or other business combination concerning the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any part of the assets or capital stock of the Company, and (iii) any proposal or offer with respect to any recapitalization or restructuring concerning the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing.

5.3 Operations. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall conduct its Business in the ordinary course, consistent with past practices. Without limiting the foregoing, the Company shall (i) pay its Debts and Taxes when due, in each case subject to good faith disputes over such Debts or Taxes, (ii) pay or perform all material obligations when due and (iii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with its Customers and Suppliers.

5.4 Requisite Stockholder Approval. The Company shall promptly after the date hereof take all necessary action in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and by-laws to obtain the written consent of its Stockholders required thereunder for the adoption of this Agreement and the approval of the Mergers (the “Requisite Stockholder Approval”) by written consent in lieu of a meeting. If (a) the Requisite Stockholder Approval is not obtained on or prior to November 15, 2006, and (b) Parent has not terminated this Agreement pursuant to Section 7.1(e), the Company shall as promptly as practicable thereafter establish a record date for, call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Corporation Law; provided that (x) nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Common Stock necessary to conduct business at the Company Stockholders’ Meeting or from obtaining the Requisite Stockholder Vote by written consent in lieu of a meeting, and (b) from and after the date on which the Company gives such notice of the Company Stockholders’ Meeting, Parent shall not terminate this Agreement pursuant to Section 7.1(e) unless the Company has been unable to obtain the Requisite Stockholder Approval within thirty (30) days of the date of such notice. The Company may solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Corporation Law, and shall use commercially reasonable efforts to secure the Requisite Stockholder Approval.

5.5 Form S-4 Registration Statement; Exchange Listing.

5.5.1 Form S-4 Registration Statement. As promptly as practicable after the execution of this Agreement, and in any event, within 30 Business Days of the date hereof, the Company and Parent shall prepare, and Parent shall file with the Commission a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be further amended or supplemented from time to time, the “Form S-4”). Each of the Company and Parent shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Parent and Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 will be made by the Parent. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors, or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4, so that such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by applicable law or the Commission, disseminated to the Company’s stockholders. The Parties shall notify each other promptly of the time when the

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Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the Commission or the staff of the Commission for amendments or supplements to the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the Commission or staff of the Commission, on the other hand, with respect to the Form S-4 or the Merger and (ii) all orders of the Commission relating to the Form S-4.

5.5.2 Exchange Listing. Parent agrees to authorize for listing on the American Stock Exchange (i) prior to the Closing, the shares of Parent Common Stock issuable in respect of the Initial Consideration Amount, and (ii) as soon as reasonably practicable after determination of shares of Parent Common Stock issuable in respect of the Incentive Consideration Amount or the Change of Control amount, as applicable, the shares of Parent Common Stock so issuable.

5.6 Access. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall afford the Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable the Parent to obtain all information concerning the Business, including (to the extent permitted by applicable law) the status of product development efforts, properties, results of operations and personnel of the Company, as the Parent may reasonably request; provided, however, that no information or knowledge obtained by the Parent in any investigation conducted pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Subs to consummate the Transactions contemplated by this Agreement or the remedies available to the Parties hereunder; provided further that if Parent becomes aware of any information that constitutes a breach of or material inaccuracy in any representation or warranty of the Company, Parent shall promptly notify the Company of such information.

5.7 Company Options. No Options shall be assumed and/or substituted by the Parent. The Company shall take such action as shall be required:  (i) to cause the vesting of any unvested Options granted under any Company Option Plans to be accelerated in full effective immediately prior to the Effective Time; and (ii) to effectuate the cancellation, immediately prior to the Effective Time, of each Option outstanding immediately prior to the Effective Time (without regard to the exercise price of such Options) in exchange for the right to receive a payment equal to (a) the number of shares of Common Stock represented by such Option, multiplied by (b) the excess of (A) the amount distributable in respect of each share of Common Stock pursuant to Section 2.7.4 (e) – (h) hereof (assuming the exercise of all (I) Initial In The Money Options, in the case of the Initial Consideration Amount, and (II) Initial In The Money Options and Incentive In The Money Options, in the case of the Incentive Consideration Amount), over (B) the exercise price for the share of Common Stock represented by such Option (less the amount of applicable withholding Taxes), whereupon such Option shall no longer represent the right to purchase Common Stock, any other equity security or any other consideration of the Company, Merger Subs, Parent, Surviving Corporation, Surviving Company or any other Person (it being understood that the actual amount of such payment will be calculated based on the sum of the Deemed Distribution Amount and the Incentive Consideration Amount).

5.8 Treatment as Reorganization. None of the Parent, Merger Sub Two or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or for a reasonable period following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

5.9 Cooperation. From the date hereof until the earlier of the Closing or the termination of this Agreement, each of the Parties shall use its commercially reasonable best efforts to satisfy in full all conditions required to be satisfied by such Party prior to the Closing.

5.10 Schedule Updates. Between the date of this Agreement and the Closing Date, the Company may notify Parent in writing if the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition reported in such written notice require any change in the Company’s Schedules if such

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Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Parent a supplement to the Company’s Schedules specifying such change. Parent shall be entitled to reject any of the Company’s supplemental disclosures made pursuant to this Section 5.10 in asserting that the condition to Closing set forth in Section 6.1.1 has not been satisfied. If Parent fails to reject the supplemental disclosure in the Schedules in writing within ten (10) Business Days following Parent’s receipt thereof, or if Parent elects to close despite such supplemental disclosures, the supplemental disclosures shall be deemed accepted by Parent, the condition to Closing set forth in Section 6.1.1 shall be deemed satisfied and the disclosure relative to Company’s representations and warranties shall be deemed modified and supplemented as indicated in such notice for purposes of Section 9 hereof.

5.11 Board Seat. The Parent shall use its best efforts to cause Febbo to be elected to the Parent’s board of directors. In furtherance of the foregoing, Parent shall use its best efforts to cause (i) its board of directors, at its first regularly board meeting following the Closing, to nominate Febbo for election as a director (at which time, Febbo would begin to serve as director), and (ii) the election of Febbo as a director at each annual stockholder meeting of the Parent. The obligations of the Parent in this Section 5.11 shall cease at such time that Febbo’s employment with the Surviving Company or Parent (if applicable) is terminated (other than a termination of Febbo’s employment without Cause or a resignation by Febbo for Good Reason (each, as defined in Febbo’s Designated Employment Agreement) on or prior to the Incentive Consideration Payment Date, in which event Parent’s obligations under this Section 5.11 shall cease as of the Incentive Consideration Payment Date).

5.12 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, (i) the Surviving Company shall maintain provisions in its governance documents that are comparable to the provisions contained in the Company’s certificate of incorporation and bylaws in effect as of the date hereof that relate to exculpation or indemnification of former officers, directors or managers (unless required by law), it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under the law of its jurisdiction of formation or incorporation, and (ii) the Surviving Company shall maintain insurance for the Company’s officers and directors, covering director and officer liability for actions taken by or omitted to be taken by the officers and directors of the Company in their capacity as such prior to or at the Closing, and such coverage shall be comparable to the coverage provided to the officers and directors of Parent.

5.13 Treatment of the Transaction as a “Reorganization” for Federal Income Tax Purposes. Parent, Merger Subs and the Company shall not take, and shall not permit any of their subsidiaries (including, in the case of Parent, Merger Sub One and Merger Sub Two), Affiliates, representatives or any “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code. Parent, Merger Sub One, Merger Sub Two (if applicable) and the Company shall file, and shall ensure that their subsidiaries (including, in the case of Parent, Merger Sub Two), Affiliates and representatives file, their income tax returns on a basis consistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

6. CONDITIONS.

6.1 Conditions to the Obligations of the Parent and Merger Subs. The obligation of the Parent and Merger Subs to consummate the Transactions are subject to the satisfaction (or waiver by the Parent in its sole and absolute discretion), prior to or at the Closing, of the following conditions precedent:

6.1.1 Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of the Closing Date (or, to the extent such representation or warranty speaks only as of an earlier date, it shall be true and correct in all material respects as of such earlier date); and (ii) the Company and Principal Stockholder shall have performed (or caused to be performed), in all material respects, each of the covenants and obligations in this Agreement or any of the other Transaction Documents required to be performed by such Parties as of the Closing Date.

6.1.2 Consents. The Company shall have delivered to the Parent copies of all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Except as set forth on Schedule 6.1.2, the Company shall have received all required and material Permits, authorizations, waivers and consents necessary for the consummation of the Transactions and the operation by

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the Surviving Company of the Business after the Closing Date from all Persons, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders, licensors and contract parties, required in connection with the Transactions.

6.1.3 Audited 2005 Financials. The Company shall have delivered an audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2005 and statements of income, retained earnings and cash flows for the year then ended prepared in accordance with GAAP, including footnotes thereto, and such financial statements shall not be materially different in any adverse manner from the Financial Statements previously delivered for the same period.

6.1.4 Legal Opinion of Company Counsel. The Parent shall have received from counsel for the Company an opinion dated as of the Closing Date, in the form attached hereto as Exhibit C.

6.1.5 Employees. The Designated Employment Agreements shall be in full force and effect and each of the employees party thereto shall continue to be employed by the Company on the terms thereof. In addition, the employees who are identified on Schedule 3.24.3 shall have accepted offers of employment with the Surviving Company and shall have executed and delivered to the Surviving Company an Employee Confidentiality Agreement.

6.1.6 Lien Releases. The Company shall have obtained from all of its secured creditors and other lien holders the full release of all Liens (other than Permitted Liens) on any of its assets and the Company shall have delivered copies of such releases to the Parent.

6.1.7 Good Standing Certificates. The Company shall have delivered to the Parent certificates issued by
(i) the Secretary of State of the State of Delaware certifying that the Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation as to such foreign qualification that such entity is so qualified and in good standing.

6.1.8 Officer’s Certificates.

(a) The Chief Executive Officer of Company shall have delivered to the Parent a certificate, dated the Closing Date, certifying that the conditions specified in this Section 6.1 have been satisfied.

(b) The Secretary of the Company shall have delivered to the Parent a certificate, dated the Closing Date, certifying (i) true and complete copies of, the Company’s Certificate of Incorporation and By-laws, as amended through the Closing Date, and (ii) true and correct copy of the minutes or written consents of the Company’s board of directors and stockholders authorizing the Transactions.

6.1.9 Loans to Stockholders. All principal and accrued interest outstanding on loans from the Company to its stockholders shall have been satisfied or such loans otherwise cancelled.

6.1.10 Material Adverse Change. No event or set of circumstances shall have occurred or exist that has had or could reasonably be expected to result in a Material Adverse Change of the Company.

6.1.11 FIRPTA Certificate. The Company shall have delivered to the Parent a properly executed statement in a form reasonably acceptable to the Parent for purposes of satisfying the Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.1.12 Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

6.1.13 Form S-4. The Form S-4 shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and no Commission proceeding for that purpose shall have been initiated by the Commission.

6.2 Conditions to Obligations of the Company. Company’s obligation to consummate the Transactions is subject to the fulfillment (or waiver by the Stockholder Representative in its sole and absolute discretion), prior to or at the Closing, of the following conditions precedent:

6.2.1 Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Parent and Merger Subs in this Agreement shall be true and correct in all material respects as of the Closing

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Date (or, to the extent such representation or warranty speaks as of an earlier date, it shall be true and correct in all material respects as of such earlier date); and (ii) the Parent and Merger Subs shall have performed, in all material respects, each of the covenants and obligations in this Agreement required to be performed by them as of the Closing Date.

6.2.2 Consents. The Parent and Merger Subs shall have delivered to the Company copies of all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Parent and Merger Subs in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Except as set forth on Schedule 6.2.2, the Parent and Merger Subs shall have received all required and material Permits, authorizations, waivers and consents necessary for the consummation of the Transactions from all Persons, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders, licensors and contract parties, required in connection with the Transactions.

6.2.3 Good Standing Certificate. The Merger Subs shall have delivered to the Company certificates issued by the Secretary of State of the State of Delaware certifying that the Merger Subs have legal existence and are in good standing.

6.2.4 Officer’s Certificates.

(a) The President of the Parent shall have delivered to the Company a certificate, dated the Closing Date, certifying that the conditions specified in this Section 6.2 have been satisfied.

(b) The Secretary of Merger Sub One and Merger Sub Two shall have delivered to the Company a certificate, dated the Closing Date, certifying (i) true and complete copies of, each of the Merger Subs’ certificate of incorporation or formation, by-laws or limited liability company agreement, as amended through the Closing Date, and (ii) true and correct copy of the minutes or written consents of each of the Merger Subs’ board of directors or managers and sole stockholder or member authorizing the Transactions.

6.2.5 Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

6.2.6 Form S-4. The Form S-4 shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and no Commission proceeding for that purpose shall have been initiated by the Commission.

6.2.7 American Stock Exchange Listing. If required, the shares of Parent Common Stock issuable under Section 2.7 shall have been approved for listing on the American Stock Exchange.

6.2.8 Material Adverse Change. No event or circumstance shall have occurred or exist that has had or could be reasonably likely to have a Material Adverse Change of the Parent.

7. TERMINATION OF AGREEMENT.

7.1 Right to Terminate Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of the Company and Parent;

(b) by the Company or the Parent, if the Closing has not occurred on or prior to 180 days from the date of this Agreement; provided, however, that neither the Company nor the Parent shall be entitled to terminate this Agreement pursuant to this Section 7.1(b) if such Party’s failure to fulfill any of its obligations in any material respect under this Agreement has prevented the consummation of the Transactions;

(c) by the Parent, upon any material breach of any representation, warranty or covenant on the part of the Company or Principal Stockholder set forth in this Agreement, or if any representation or warranty of the Company or Principal Stockholder shall have become materially untrue; in either case, such that the conditions set forth in Section 6.1 would not be satisfied (a “Company Breach”); provided, however, that if such Company Breach is not a willful and intentional breach and is curable by the Company or Principal Stockholder through exercise of all reasonable efforts and for so long as such Parties continue to exercise such reasonable efforts, the Parent may not terminate this Agreement under this Section 7.1(c) for a period of thirty (30) days after giving written notice of such Company Breach to the Company; and provided

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further, that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1;

(d) by the Company, upon any material breach of any representation, warranty or covenant on the part of the Parent or Merger Subs set forth in this Agreement, or if any representation or warranty of the Parent or Merger Subs shall have become materially untrue; in either case, such that the conditions set forth in Section 6.2 would not be satisfied (a “Parent Breach”); provided, however, that if such Parent Breach is not a willful and intentional breach and is curable by the Parent or Merger Subs through exercise of all reasonable efforts and for so long as such Parties continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(d) for a period of thirty (30) days after giving written notice of such Parent Breach to the Parent; and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1; or

(e) by the Parent if the Requisite Stockholder Approval has not been obtained by 9:00 a.m. Pacific time, November 7, 2006.

7.2 Effect of Termination. Each Party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an exclusive election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 7.3, 8.1, 9 and 11.1 will survive.

7.3 Termination Fee. The Company shall (a) pay to Parent a fee equal to $1,000,000 and (b) reimburse Parent for all of its transaction expenses incurred in connection herewith (including all legal, accounting, financial advisory, appraisal, filing and registration fees and costs), by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within one Business Day after demand by the Parent, in the event that this Agreement is terminated (i) by the Company other than in accordance with Sections 7.1(a), (b) or (d); (ii) by the Parent in accordance with Section 7.1(c) due to the Company, the Company’s board of directors, the Principal Stockholder or the stockholders of the Company holding a majority of the Company’s voting stock, approving, or entering into an agreement to effectuate, a Proposal; or (iii) by the Parent in accordance with Section 7.1(b) or (c) due to the Company’s willful, intentional and material breach of its obligations under Section 5.4 after written notice from Parent identifying the circumstances constituting the breach, unless such breach is cured to Parent’s reasonable satisfaction within ten (10) Business Days of such notice.

8. POST-CLOSING AGREEMENTS.

8.1 Non-competition; Nonsolicitation.

(a) Principal Stockholder agrees that for a period of: three (3) years following the Closing Date, he will not, without the prior written consent of the Surviving Company, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any Person which develops, markets or sells products, or performs services anywhere in the world which are competitive with or similar to the products or services of the Company immediately prior to the Closing.

(b) Principal Stockholder agrees that for a period of three (3) years following the Closing Date, he will refrain from (i) directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave the employment of the Parent, Surviving Company or any of their Affiliates, and (ii) soliciting or encouraging any customer or supplier of the Parent, Surviving Company or any of their Affiliates, to terminate or otherwise modify adversely its business relationship with the Parent, Surviving Company or any of their Affiliates.

9. INDEMNIFICATION.

9.1 Indemnification by the Company and Principal Stockholder.

9.1.1 Losses by Parent Indemnified Parties. Subject to the limitations set forth in this Section 9, the Company shall prior to the Closing Date, and the Stockholders shall severally and not jointly, indemnify and hold the Parent, Merger Subs, Surviving Corporation, Surviving Company, their Affiliates and their officers, directors, managers, members, stockholders, employees, agents and representatives (individually a “Parent Indemnified Party” and collectively the “Parent Indemnified Parties”) harmless from and against any

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damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of any of the following matters (collectively, the “Parent Losses”):

(a) any fraud or intentional misrepresentation by the Company, Principal Stockholder, Stockholder Representative or any of the Company’s officers and directors;

(b) any breach of any representation, warranty or covenant of the Company, or any covenant of the Principal Stockholder, under this Agreement (including the schedules hereto) or in any Transaction Document or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants; or

(c) any exercise of appraisal rights, dissenters rights or similar rights by any stockholders or option holder of the Company, or any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Stockholders.

9.1.2 Limitation on Indemnification Obligation. Notwithstanding anything herein to the contrary, the Company and the Stockholders shall not be required to indemnify the Parent Indemnified Parties with respect to any claim for indemnification pursuant to Section 9.1.1 unless and until the aggregate amount of all Parent Losses exceeds $45,000; provided, however, that (i) once such threshold is exceeded, the Company and the Stockholders shall, subject to clause (ii) hereof, be liable for the entire amount of such Parent Losses, (ii) the aggregate liability of the Company and the Stockholders for all Parent Losses shall not exceed, and the sole recourse for all indemnification claims for Parent Losses shall be limited to the right of set off for such claims from, (x) the Balance Sheet Escrow Amount (but solely with respect to claims arising under Section 2.8 hereof), (y) until the 18-month anniversary of the Effective Time, the Indemnity Escrow Amount (after which time the Parent shall have no right of recovery against such amount) and (z) the 50% Cash Portion Amount ((x), (y) and (z) collectively the “Stockholder Cap”), and (iii) the limitations described in the preceding clauses (i) and (ii) shall not apply to Parent Losses resulting from matters described in paragraphs (a) and (c) of Section 9.1.1 or from breaches of the representations and warranties contained in Sections 3.1, 3.3 and 3.5, for which the Company’s and Stockholders’ maximum aggregate liability when combined with Parent Losses subject to the Stockholder Cap shall be the Consideration Amount received by or payable to the Stockholders pursuant to this Agreement. As used herein, “50% Cash Portion Amount” means fifty percent (50%) of (x) the cash portion of the Incentive Consideration Amount or (y) if applicable, the cash portion of the Change of Control Amount.

9.1.3 Right of Set-Off. So long as the Balance Sheet Escrow Amount, Indemnity Escrow Amount and any cash portion of the Incentive Consideration Amount (or, if applicable, the cash portion of the Change of Control Amount) shall remain unpaid and outstanding, the Parent and the Surviving Company shall have the right, in its sole discretion, to satisfy any claim it or any other Parent Indemnified Party may have under Section 9.1.1 by setting off such claim against such consideration, in which case the then unpaid consideration shall be reduced by the amount of such claim, provided any set-off to the Balance Sheet Escrow Amount shall be limited to the Balance Sheet Escrow Adjustment.

9.2 Indemnification by the Parent and Merger Subs.

9.2.1 Losses by the Company and Principal Stockholder. The Parent and Merger Subs agree, jointly and severally, to indemnify and hold the Stockholders (individually a “Company Indemnified Party” and collectively the “Company Indemnified Parties”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of any of the following matters (collectively, the “Company Losses”):

(a) any fraud or intentional misrepresentation by the Parent or Merger Subs or any of their respective officers or directors; or

(b) any breach of any representation, warranty or covenant of the Parent or Merger Subs under this Agreement (including the schedules hereto) or in any Transaction Document or by reason of any claim,

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action or proceeding asserted or instituted, growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

9.2.2 Limitation on Indemnification Obligation. Notwithstanding anything herein to the contrary, the Parent and Merger Subs shall not be required to indemnify the Company Indemnified Parties with respect to any claim for indemnification pursuant to Section 9.2.1 unless and until the aggregate amount of all Company Losses exceeds $45,000; provided, however, that (i) once such threshold is exceeded, the Parent and Merger Subs shall, subject to clause (ii), be liable for the entire amount of such Company Losses, (ii) the aggregate liability of the Parent and Merger Subs under Section 9.2.1 shall not exceed the sum of (1) $450,000 and (2) the 50% Cash Portion Amount; provided, however, such indemnification obligation shall (x) be limited to an aggregate of $450,000 during the first 18 months following the Effective Time, and (y) be limited to an aggregate amount equal to the 50% Cash Portion Amount after such 18 month period (provided the payment of any indemnification obligations for Company Losses arising after such 18 month period shall be made if, as and when the 50% Cash Portion Amount is paid to the Stockholders) (the “Parent Cap”), and (iii) the limitations described in the preceding clauses (i) and (ii) shall not apply to Company Losses resulting from matters described in paragraph (a) of Section 9.2.1 or breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.4, for which Parent and Merger Subs’ maximum aggregate when combined with Company Losses subject to the Parent Cap liability shall be the Consideration Amount received by or payable to the Stockholders pursuant to this Agreement.

9.3 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder as set forth in Sections 9.1.2, 9.2.2 and 9.4. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party as reasonably promptly as practicable after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it as long as the indemnifying party is conducting a good faith and reasonably diligent defense. In such an event, the indemnifying party will not settle the subject claim without the prior written consent of the indemnified party, which consent will not be unreasonably withheld unless, pursuant to or as a result of such compromise or settlement, (A) injunctive relief or specific performance would be imposed against the indemnified party, or (B) the indemnified party is not released from all liability arising from such indemnification claim. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel. In such an event, the indemnifying party will still have all of its obligations hereunder provided that the indemnified party will not settle the subject claim without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld. If (a) the indemnifying party fails to give notice that it disputes an indemnification claim within such 30-day period, it shall be deemed to have elected not to conduct the defense of the subject claim or (b) the indemnifying party does not conduct the defense in good faith, and in such event the indemnified party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith and the indemnifying party will be liable for all reasonable costs, expenses, settlement amounts or other Parent Losses or Company Losses, as applicable, paid or incurred in connection therewith; provided, however, that no such compromise or settlement shall be effected without the prior written consent (which shall not be unreasonably withheld or delayed) of the indemnifying party if, pursuant to or as a result of such compromise or settlement, (A) injunctive relief or specific performance would be imposed against the indemnifying party, or (B) if the indemnifying party is also named as a party to such claim, such compromise or settlement does not expressly and unconditionally release the indemnifying party from all liabilities and obligations to the third party claimant (without limitation of the indemnified party’s rights against the indemnifying party hereunder) with respect to such claim, without prejudice. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such

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information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

9.4. Survival of Representations, Warranties and Covenants. All claims for indemnification under Sections 9.1 or 9.2 with respect to breaches of any representations and warranties contained herein must be asserted on or prior to the last day of the respective survival periods set forth in this Section 9.4, and all lawsuits with respect to such claims must be brought within the proper periods as specified by the applicable statutes of limitations. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties hereto and the completion of the Transactions, but only to the extent specified below:

(a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Sections 3 and 4 shall survive until the earlier to occur of (i) the Incentive Consideration Payment Date and (ii) the Change of Control Payment Date (it being understood that except as provided in Sections 9.1.2 and 9.2.2, none of Parent, Merger Subs or the Company shall have any right of recovery for a breach of such representations and warranties);

(b) the representations and warranties contained in Sections 3.9 and 3.24 shall survive until 60 days after the expiration of any statutes of limitations applicable to the particular Tax or particular provision of ERISA at issue;

(c) the representations and warranties contained in Sections 3.1, 3.3, 3.5, 4.1, 4.2, 4.3 and 4.4 shall survive without limitation; and

(d) all agreements and covenants contained in this Agreement that by their terms survive the Closing shall survive in accordance with their respective terms, unless earlier satisfied or waived.

9.5 Tax Treatment.. The Parties agree to treat any indemnity payment made pursuant to Sections 9.1 or 9.2 as an adjustment to the Consideration Amount for all Tax purposes.

9.6 Consequential Damages. None of the stockholders of the Company or Parent and Merger Subs shall have liability for indemnification hereunder for indirect, special, consequential damages or lost profits.

9.7 Payment Adjustments for Insurance Proceeds; Tax Benefits. Any indemnity payment made by a Party pursuant to this Section 9 in respect of any claim shall be net of (a) an amount equal to (x) any insurance proceeds realized by and paid to the party being indemnified minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or other chargebacks, and (b) any tax benefits or savings actually realized by an indemnified party on account of such Losses.

9.8 Limitation of Remedies. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Parties hereby agree that any and all claims or causes of action that may arise under this Agreement shall be brought against the other only pursuant to the terms and conditions of this Section 9, which indemnification shall be the sole and exclusive right and remedy of the Parent Indemnified Parties and Company Indemnified Parties with respect to the subject matter of this Agreement, other than claims for specific performance, injunction or other equitable relief, and any claims made under Section 7.3

10. APPOINTMENT OF STOCKHOLDER REPRESENTATIVE.

10.1 Authority.

(a) The Stockholders of the Company, by their approval of this Agreement and/or their tender pursuant to Section 2.7 of certificates for Company Capital Stock, will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (a) the Balance Sheet Escrow Adjustment and indemnifications provisions of Section 9, (b) the Escrow Agreement, (c) the appointment of Mr. Febbo as the Stockholders’ true and lawful agent, proxy and attorney-in-fact (the “Stockholder Representative”) and (d) the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders Representation under this Agreement and the other Transaction Documents, including, without limitation, the exercise of the power to: (i) authorize delivery to Parent of Parent Common Stock held in escrow in respect of the Balance Sheet Escrow Amount or the

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Indemnity Escrow Amount in satisfaction of indemnity claims by Parent or any other Parent Indemnified Party (as defined herein) pursuant to Section 9 and/or the Escrow Agreement; (ii) arbitrate, resolve, settle, negotiate or compromise any claim for indemnity made pursuant to Section 9; (iii) waive any right of any or all of the Stockholders following the Transactions with respect to matters set forth in this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement; (iv) give and receive all notices required to be given under this Agreement and the Escrow Agreement; and (v) take all actions necessary in the sole judgment of the Stockholder Representative for the accomplishment of the foregoing. The Stockholder Representative will have unlimited authority and power to act on behalf or the stockholders with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement and the disposition, and all rights or obligations arising under the Escrow Agreement so long as all stockholders are treated in the same manner, subject to and in accordance with Section 2.7.4 hereof and the Company’s Certificate of Incorporation.

(b) Each Stockholder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Stockholder Representative may lawfully do or cause to be done by virtue hereof. Each Stockholder agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, or bankruptcy of such Stockholder. Each Stockholder acknowledges and agrees that upon execution of this Agreement, any delivery by the Stockholder Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Stockholder Representative or any decisions made by the Stockholder Representative pursuant to this Section 10, such Stockholder shall be bound by such documents or decision as fully as if such Stockholder had executed and delivered such documents or made such decisions.

10.2 Liability. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder. The Stockholder Representative shall not be liable to any Stockholder for any action taken or omitted by him or any agent employed by him hereunder or under any other Transaction Document, or in connection therewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. Each Stockholder agrees to indemnify the Stockholder Representative, ratably in accordance with his, or her its pro rata share of the Initial Consideration, Incentive Consideration Amount and the Change of Control Consideration Amount, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Stockholder Representative in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Stockholder shall be liable for any of the foregoing to the extent they arise from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable to any of the Stockholders for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Stockholder to whom payment was due, but not made, shall be to recover from other Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

10.3 Replacement of the Stockholder Representative. Upon the death, disability, withdrawal, removal or incapacity of the initial Stockholder Representative appointed pursuant to Section 10.1 above, Stockholders holding a majority in interest of the Outstanding Capital Stock immediately prior to the Effective Time, voting together as a single class, shall appoint a new Stockholder Representative.

10.4 Actions of the Stockholder Representative; Liability of the Stockholder Representative. Each Stockholder agrees that Parent shall be entitled to rely on any action taken by the Stockholder Representative, on behalf of the Stockholders, pursuant to Section 10.1 above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Stockholder as fully as if such Stockholder had taken such Authorized Action. Parent agrees that the Stockholder Representative shall have no liability to Parent for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or

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willful misconduct. In addition, the Stockholders hereby release and discharge Parent, the Company and each of their respective Affiliates from and against any liability arising out of or in connection with the Stockholder Representative’s failure to distribute any amounts received by the Stockholder Representative on the Stockholders’ behalf to the Stockholders.

10.5 Expenses of the Stockholder Representative. The Stockholder Representative shall be entitled to be reimbursed for all out-of-pocket costs and expenses incurred by the Stockholder Representative in connection with actions taken pursuant to the terms of this Agreement and the Escrow Agreement, at the Stockholder Representative’s option, from (or establish a reserve for such expenses or contingencies as the Stockholder Representative may deem appropriate from) any of: (i) at the time of release of the Balance Sheet Escrow Amount, all or any portion of those shares may be (a) held by or for the benefit of the Stockholder Representative and (b) at such time as such shares may be sold free of any lock-up, at the request of the Stockholder Representative, sold by the Escrow Agent and the proceeds paid to or at the direction of the Stockholder Representative, in either case, pro rata in proportion to the Stockholders’ respective percentage interests in the Parent Common Stock payable to the Stockholder Representative on behalf of the Stockholders pursuant to Sections 2.8.4(ii)(I) and 2.8.5, (ii) at the time of payment of the Incentive Consideration Amount or Change of Control Amount, as applicable, deducted ratably from the cash portion thereof payable at such time and delivered to the Stockholder Representative, or (iii) if shares of Parent Common Stock are available for distribution to the Stockholder Representative or the Stockholders pursuant to the Escrow Agreement, at the request of the Stockholder Representative, a portion of those shares will be sold by the Escrow Agent and the proceeds paid to or at the direction of the Stockholder Representative, in either case, pro rata in proportion to the Stockholders’ respective percentage interests in the Parent Common Stock held in escrow pursuant to the Escrow Agreement. Parent acknowledges and agrees that until such time as the Parent Common Stock issued pursuant hereto may be sold pursuant to the Form S-4 and the lock-up contemplated by Section 2.9.8 shall have expired, Parent shall advance to the Stockholder Representative funds to cover all such out-of-pocket costs and expenses contemplated hereby (in an aggregate amount not to exceed $15,000), at which time all such funds advanced by Parent to the Stockholder Representative shall be promptly reimbursed by the Stockholder Representative. Subject to the preceding sentence, if at any time the amounts held by the Stockholder Representative as a reserve, together with the amounts then available to the Stockholder Representative pursuant to Sections 10.5(i)-(iii), are insufficient to satisfy the out-of-pocket costs and expenses paid or payable by the Stockholder Representative, the Stockholders shall advance or reimburse the Stockholders  Representative for the amount of such expenses, pro rata in proportion the number of shares of Outstanding Capital Stock held by them immediately prior to the Closing.

11. MISCELLANEOUS.

11.1 Fees and Expenses. Except as otherwise provided in Section 7.3, each of the Parties will bear its own expenses in connection with the negotiation and the consummation of the Transactions, and no expenses of the Company, Principal Stockholder or any of their Affiliates relating in any way to the negotiation and preparation of this Agreement or the Transactions, including without limitation legal, accounting or other professional expenses, shall be charged to or paid by the Parent, Merger Subs or the Surviving Company. Notwithstanding the foregoing, the fees and expenses of the Stockholders of the Company arising in connection with the negotiation and consummation of the Transactions may be paid by the Company if and to the extent that the Company satisfies its obligations as to Net Working Capital and Net Cash under Section 2.8 as of the Effective Time.

11.2 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any Transactions and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11.3 Notices. Any notice, demand or request required or permitted to be given by the Parties pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by

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verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

TO PARENT OR MERGER SUB:

MCF Corporation
600 California Street
9th Floor
San Francisco, CA 94108
Attn: General Counsel
Tel: (415) 248-5600
Fax: (415) 248-5690

With a copy (which shall not
constitute notice) to:

Mazzeo Song LLP
708 Third Avenue
19th Floor
New York, NY 10017
Attn: David S. Song
Tel: (212) 599-0700
Fax: (212) 599-8400

TO THE COMPANY OR PRINCIPAL STOCKHOLDER:

c/o MedPanel, Inc.
44 Brattle Street
Suite 4
Cambridge, MA 02138
Attn: William Febbo
Tel: (617) 661-8080
Fax: (617) 661-8089

With a copy (which shall not
constitute notice) to:

McDermott Will & Emery LLP
28 State Street
Boston, MA  02109
Attn: Mark B. Stein
Tel: (617) 535-4048
Fax: (617) 535-3800

or, in each case, at such other address as may be specified in writing to the other Parties.

11.4 Entire Agreement. This Agreement, the schedules and exhibits referred to herein and the other Transaction Documents reflect the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all previous written or oral negotiations, commitments and writings with respect to such subject matter, including, without limitation, the term sheet dated as of September 27, 2006.

11.5 Assignability; Binding Effect. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, provided that the Parent and Merger Subs may assign this Agreement to any Affiliate of the Parent that is a wholly owned direct or indirect subsidiary of the Parent, or to any lender to the Parent as security for obligations to such lender. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

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11.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a Party shall be deemed to include the feminine or neuter pronoun, as the context may require.

11.7 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts and may executed in the form of facsimile signatures, each of which shall be deemed an original, but all of which shall constitute one and the same document.

11.8 Amendments; Waivers. This Agreement may not be amended or modified except as set forth in writing and duly and validly executed by the Parties. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

11.9 No Third Party Beneficiaries. No provision of this Agreement or any other Transaction Document is intended to create any right of, or obligation to, any third party other than the Parties, except to the extent specifically provided in Section 9 with respect to the Parent Indemnified Parties.

11.10 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement (including, without limitation, Sections 5.1, 5.2 and 8.1) by any Person subject hereto will result in irreparable injury to the other Parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other Parties may enforce their respective rights by actions for specific performance and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date set forth above.

MCF CORPORATION

By:
Name:
Title:

MEDPANEL ACQUISITION I CORP.

By:
Name:
Title:

PANEL INTELLIGENCE, LLC

By:
Name:
Title:

MEDPANEL, INC.

By:
Name:
Title:

PRINCIPAL STOCKHOLDER AND STOCKHOLDER REPRESENTATIVE:

William Febbo

Exhibit A

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of                       200    (this “Escrow Agreement”), is entered into by and among MCF Corporation (“MCF”), Mr. William Febbo (the “Stockholder Representative”) and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).

WHEREAS, MCF, Stockholder Representative, MedPanel, Inc. (“MedPanel”) and certain other parties entered into a Agreement and Plan of Merger, dated November     , 2006 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, MCF and Stockholder Representative have agreed to enter into this Escrow Agreement with the Escrow Agent;

WHEREAS, pursuant to the Merger Agreement, MCF has agreed to deliver to the Escrow Agent a certain number of its shares of common stock (“MCF Common Stock”), which shares are to be held, released and/or returned by the Escrow Agent in accordance with this Escrow Agreement; and

WHEREAS, the Escrow Agent is willing to accept appointment as Escrow Agent only for the expressed duties outlined herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Escrow Shares. Upon receipt, the Escrow Agent shall acknowledge receipt of (i) a certificate representing an aggregate of [                     ] shares of MCF Common Stock (the “Balance Sheet Escrow Shares”) and (ii) a certificate representing an aggregate of [                     ] shares of MCF Common Stock (the “Indemnity Escrow Shares” and, collectively with the Balance Sheet Escrow Shares, the “Escrow Shares”). The Escrow Agent shall retain the Escrow Shares in escrow and shall release and/or return the Escrow Shares in accordance with the terms of this Escrow Agreement.

2. Rights with Respect to Escrow Shares. None of the Escrow Shares shall be subject to any liens or charges by MCF, Stockholder Representative or the Escrow Agent, or judgments or creditors’ claims against MCF, Stockholder Representative or the Escrow Agent, until released and/or returned as hereinafter provided. MCF and Stockholder Representative each understands and agrees that neither it nor any other party (including any of the former stockholders of MedPanel) shall be entitled to any Escrow Shares, and no such shares shall become any of its property, except as released and/or returned pursuant to Section 3. The Escrow Agent will not use the information provided to it by MCF or Stockholder Representative for any purpose other than to fulfill its obligations as Escrow Agent, and shall treat all such information as confidential.

3. Release and/or Return of Escrow Shares.

(a) Balance Sheet Escrow Shares. Promptly after the date on which the Closing Date Balance Sheet (as defined in the Merger Agreement) is finally determined in accordance with the Merger Agreement, MCF and Stockholder Representative shall deliver a written notice to the Escrow Agent signed by both MCF and Stockholder Representative setting forth (i) the number of Balance Sheet Escrow Shares that is to be returned to MCF (if any), (ii) subject to (a)(i) the number of Balance Sheet Escrow Shares as the Stockholder Representative may require to be transferred to the Stockholder Representative and held as a reserve for expenses or sold in accordance with Section 10.5 of the Merger Agreement, and (iii) the name and address of each person that is to receive any portion of the balance of the Balance Sheet Escrow Shares, along with the number of Balance Sheet Escrow Shares that each such person is to receive (the “Balance Sheet Escrow Release Notice”). Promptly upon receipt of the Balance Sheet Escrow Release Notice, the Escrow Agent shall (x) direct                      , the transfer for MCF common stock, to prepare certificates for each such person that is to receive Balance Sheet Escrow Shares and mail such certificates to the address of such person as set forth in the Balance Sheet Escrow Release Notice or the Stockholder Representative, as applicable, and (y) the original certificates representing all of the Balance Sheet Escrow Shares not distributed in accordance with Section 3(a)(x) shall be cancelled and returned to MCF.

(b) Indemnity Escrow Shares. On the 18 month anniversary of the Closing Date (as defined in the Merger Agreement), MCF and Stockholder Representative shall deliver a written notice to the Escrow Agent signed by

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both MCF and Stockholder Representative setting forth (i) the number of Indemnity Escrow Shares that is to be returned to MCF (if any), (ii) subject to (a)(i) the number of Indemnity Escrow Shares as the Stockholder Representative may require to be transferred to the Stockholder Representative and held as a reserve for expenses or sold in accordance with Section 10.5 of the Merger Agreement and (iii) the name and address of each person that is to receive any Indemnity Escrow Shares, along with the number of Indemnity Escrow Shares that each such person is to receive (the “Indemnity Escrow Release Notice”). Promptly upon receipt of the Indemnity Escrow Release Notice, the Escrow Agent shall (x) direct                      , the transfer for MCF common stock, to prepare certificates for each such person that is to receive Indemnity Escrow Shares and mail such certificates to the address of such person as set forth in the Indemnity Escrow Release Notice or the Stockholder Representative, as applicable, and (y) the original certificate representing all of the Indemnity Escrow Shares not distributed in accordance with Section 3(b)(x) shall be cancelled and returned to MCF.

(c) Failure to Deliver Release Notice. In the event that MCF and Stockholder Representative fail to deliver a release notice as contemplated in Sections 3(a) or 3(b), the Escrow Agent shall continue to hold the Escrow Shares in accordance with this Escrow Agreement until such notice is delivered, subject to the right of Escrow Agent to resign as escrow agent under Section 17.

4. Term of Escrow. This Escrow Agreement shall terminate upon the earliest of (i) the date on which all Escrow Shares have been released and/or returned in accordance with Section 3, (ii) the date on which the Escrow Agent receives a written notice signed by MCF and Stockholder Representative (x) stating that they wish to terminate this Escrow Agreement, and (y) specifying where the certificates representing the remaining Escrow Shares should be delivered, and (iii) the date the Escrow Agent institutes an interpleader action in accordance with Section 17.

5. Duty and Liability of the Escrow Agent.

(a) The sole duty of the Escrow Agent shall be to receive the Escrow Shares and hold them subject to release and/or return, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether MCF or Stockholder Representative is complying with the requirements of this Escrow Agreement, the Merger Agreement or applicable law in delivering the Escrow Shares to the Escrow Agent. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or the Escrow Agent may have knowledge thereof, and the Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement. The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any agreement between MCF, Stockholder Representative or MedPanel. The Escrow Agent shall have no duty or responsibility to ensure, monitor or enforce compliance by the Stockholder Representative with subsections (x) and (y) of Sections 3(a) and 3(b) hereof.

(b) The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Escrow Agreement. Concurrent with the execution of this Escrow Agreement, MCF shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit A to this Escrow Agreement. All notices to be signed by the Stockholder Representative shall be signed by Mr. William Febbo; provided, however, in the event that Mr. Febbo is removed or replaced as the Stockholder Representative pursuant to the Merger Agreement, this Escrow Agreement shall be amended so that such replacement Stockholder Representative is party to this Escrow Agent, after which, the Escrow Agent shall be entitled to conclusively rely on the signature of such replacement Stockholder Representative.

(c) The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss.

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(d) The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Escrow Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Escrow Agreement against the Escrow Agent.

(e) In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. In the event that any controversy should arise with respect to this Escrow Agreement the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties.

(f) In no event shall the Escrow Agent be liable, directly or indirectly, for any special, indirect or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(g) The parties agree that the Escrow Agent has no role in the preparation of the Merger Agreement, has not reviewed any such agreement or any of the other documents contemplated thereby (other than this Escrow Agreement) and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Merger Agreement or the issuance, offering or sale of the Escrow Shares.

6. Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by MCF. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from MCF.

7. Taxes; Interest; Penalties. MCF and Stockholder Representative (in such Stockholder Representative’s capacity as the Stockholder Representative on behalf of the Stockholders (as defined in the Merger Agreement)) agrees to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to any activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall be determined by a court of competent jurisdiction to have been caused by the Escrow Agent’s gross negligence or willful misconduct. The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

8. Notices. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission to the facsimile number/email address given below, and telephonic confirmation of receipt is obtained promptly after completion of

3

transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to MCF:

MCF Corporation
600 California Street
9th Floor
San Francisco, CA 94108
Attn: General Counsel
Tel: (415) 248-5600
Fax:

(415) 248-5690

If to Stockholder Representative:

c/o Panel Intelligence, LLC
44 Brattle Street
Suite 4
Cambridge, MA 02138
Attn:NWilliam Febbo
Tel: (617) 661-8080
Fax:

(617) 661-8089

If to Escrow Agent:
Wells Fargo Bank N.A.
707 Wilshire Blvd., 17th Floor
Los Angeles, CA 90017
Attn: Kyle Lim
Tel: (213) 614-3493
Fax:

(213) 614-3355

Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

9. Indemnification of Escrow Agent: MCF and Stockholder Representative (in such Stockholder Representative’s capacity as the Stockholder Representative on behalf of the Stockholders (as defined in the Merger Agreement)) hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such action, claim or proceeding is determined by a court of competent jurisdiction to be the result of the willful misconduct of the Escrow Agent. The terms of this Section shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

10. Successors and Assigns. Except as otherwise provided in this Escrow Agreement, no party hereto shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act.

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11. Governing Law; Jurisdiction. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

12. Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

13. Amendments; Waivers. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement. MCF and Stockholder Representative agree that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Merger Agreement.

14. Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

15. Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

16. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

17. Resignation. The Escrow Agent may resign upon 30 days advance written notice to the parties hereto. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Escrow Shares with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.

MCF:

MCF CORPORATION

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

William Febbo

Wells Fargo Bank, National Association, as Escrow Agent

By:
Its:
Date:

6

EXHIBIT A
CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of MCF Corporation and are authorized to initiate and approve transactions of all types with respect to this Escrow Agreement on behalf of MCF Corporation

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

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EXHIBIT B

Escrow Agent Fees

8

Exhibit B

CALCULATION OF INCENTIVE CONSIDERATION AMOUNT

1. Definitions and Construction.

(a) Except as otherwise defined in this Exhibit B, capitalized terms used in this Exhibit B that are not defined shall have the meanings given to such terms in the Agreement.

(b) “Cumulative Revenue” means, with respect to a specified period of time, the gross revenue recognized or earned by the Surviving Company during such period of time, calculated in accordance with GAAP.

(c) “Cumulative EBITDA” means for any period, an amount equal to the sum of (a) the aggregate net income (or loss) of the Surviving Company during such period determined in accordance with GAAP but excluding therefrom all extraordinary items of income or loss plus (b) all amounts deducted in the computation thereof on account of (i) interest, (ii) income taxes, (iii) depreciation, (iv) amortization, and (v) non-cash compensation expenses.

(d) In calculating Cumulative Revenue and Cumulative EBITDA, the following methodologies shall be used:  The Surviving Company will not be allocated a cost of capital charge. The Surviving Company will be allocated corporate or overhead charges when such charges represent pass-through charges for services that the Surviving Company would otherwise have purchased to support its own operations. In addition to the pass-through of charges for services directly consumed by the Surviving Company, the Surviving Company may be allocated a portion of expenses (not to include corporate overhead, NASD or SEC compliance, tax reporting or planning, or audit-related charges, or amortization or depreciation of capitalized expenditures) incurred by Parent in order to provide the Surviving Company with services reasonably necessary for the Surviving Company’s projected growth, in each case the extent mutually agreed in good faith by Parent and the Stockholder Representative. The mechanism and level for corporate or overhead charges will be determined collaboratively with input from the Parent, Surviving Company and the Stockholder Representative with the intention to maintain cost neutrality for the Surviving Company with respect to currently anticipated expenses. Parent, the Stockholder Representative and the Surviving Company shall further collaboratively determine the appropriate methodologies to ensure that Cumulative Revenue reasonably takes into account and recognizes revenue from the sale or other provision or use by Parent and its Affiliates of the services and products of the Surviving Company.

2. Incentive Consideration Amount. The Incentive Consideration Amount shall be the product of (i) the percentage set forth on Schedule I, Part A, to this Exhibit B that corresponds to the Cumulative Revenue and Cumulative EBITDA reflected in the Final Income Statement for the three-year period commencing January 1, 2007 (the “Incentive Payment Period”) times (ii) the Cumulative Revenue reflected in the Final Income Statement for the Incentive Payment Period. The Final Income Statement shall be determined in accordance with Sections 3 and 4 of this Exhibit B. Notwithstanding the foregoing, in the event that (a) Cumulative Revenue for the Incentive Payment Period is less than $20 million, or (b) Cumulative EBITDA for the Incentive Payment Period is less than $1.5 million, then in such event no Incentive Consideration Amount shall be payable under the Agreement.

3. Initial Income Statement. On or prior to February 28, 2010 (the “Earn-Out Determination Date”), the Surviving Company shall prepare and deliver to both the Parent and the Stockholder Representative a statement of income of the Surviving Company setting forth the Cumulative Revenue and Cumulative EBITDA for the Incentive Payment Period (the “Initial Income Statement”). The Stockholder Representative shall have thirty (30) days from the Earn-Out Determination Date (or 30 days from the date on which the Initial Income Statement is delivered to the Stockholder Representative, if the Initial Income Statement is for any reason not delivered within 30 days of the Earn-Out Determination Date) to review the Initial Income Statement and to notify the Parent in writing of any good faith dispute with the calculation of Cumulative Revenue and/or Cumulative EBITDA set forth in the Initial Income Statement (including without limitation reasonably detailed supporting calculations), which notice shall set forth in reasonable detail the basis for such dispute (the “Dispute Notice”). In the event that the Stockholder Representative does not notify the Parent of a dispute within such 30-day period (or agrees in writing with the Initial Income Statement within such 30-day period), the Initial Income Statement shall be final and the basis on which the Incentive Consideration Amount will be determined (the “Final Income Statement”). In the event that the Stockholder Representative shall submit a Dispute Notice on or before the last day of such 30-day period, the

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Parent, Surviving Company and the Stockholder Representative and their respective accountants shall negotiate in good faith to resolve such dispute as promptly as possible. Until such time as any such dispute is finally resolved, each of the Parent, Surviving Company and the Stockholder Representative shall provide the other Party and any independent auditors of such other Party with access at all reasonable times to the properties, books, records, work papers (including those of the parties’ respective accountants, subject to customary limitations) and personnel of the other for purposes of preparing and reviewing the Initial Income Statement, and for the matters contemplated by this Exhibit B.

4. Dispute Resolution. If the Parent, Surviving Company and the Stockholder Representative and their respective accountants are unable to resolve any dispute raised in a timely delivered Dispute Notice within 15 days of the Stockholder Representative’s delivery of such Dispute Notice (the “Negotiation Period”), such dispute shall be resolved by a nationally recognized accounting firm which has not performed services for Parent, Surviving Company or the Stockholder Representative within the immediately preceding five (5) years, selected by the Parent within three (3) Business Days of the expiration of the foregoing 15-day period, and reasonably satisfactory to the Stockholder Representative (the “Independent Accounting Firm”). The Independent Accounting Firm shall commence its assignment within three (3) Business Days of its selection, shall make its determination as promptly as practicable, and such determination shall be final and binding on the Parties. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine the Final Income Statement in a manner consistent with this Exhibit B. The Independent Accounting Firm shall make its determination with reference to the guidelines and procedures set forth in this Exhibit B (i.e., not on the basis of an independent review). If the Parent has not designated an accounting firm that is reasonably satisfactory to the Stockholder Representative to act as the Independent Accounting Firm within three (3) Business Days of the end of the Negotiation Period, the Stockholder Representative and the Parent shall each, within five (5) Business Days of the end of the Negotiation Period, submit to their respective accountants the name of an accounting firm which does not at the time provide services to the Parent, Stockholder Representative or any of their Affiliates, and the Independent Accounting Firm shall be selected from these two firms by the respective accountants of the Parties within three (3) Business Days of the submission of names by the Parent and Stockholder Representative. If the Parent or the Stockholder Representative shall fail to submit the name of an accounting firm prior to the end of such five (5) Business Day period, then the accounting firm named by the other Party shall automatically become the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm to the Party whose calculations with respect to the Initial Income Statement are most at variance with the Final Income Statement as determined by the Independent Accounting Firm.

5. Annual Budget, Working Capital; Operations.

(a) The parties intend that, during the Incentive Payment Period, the Surviving Company will have working capital in amounts consistent with the then applicable Annual Operating Budget.

(b) “Annual Operating Budget” means, for any year, during the Incentive Payment Period, the operating budget of the Surviving Company for such year as determined by the Parent and Stockholder Representative in accordance with Section 5(c) below, provided that the annual budget for the remainder of 2006 and all of 2007 shall be as set forth on the P&L Projection. In the event that the Parent and Stockholder Representative are unable to agree upon an Annual Operating Budget for an upcoming year in accordance with Section 5(c) below, the Annual Operating Budget for the then current year shall be the Annual Operating Budget for such upcoming year until the Parent and Stockholder Representative adopt a new Annual Operating Budget.

(c) On or before September 30 of each fiscal year beginning in 2007, the Stockholder Representative shall prepare a proposed operating budget for the following year. The Parent shall review the proposed operating budget and recommend revisions to the proposed operating budget (if any) to the Stockholder Representative by November 15 of such year. If revisions are requested by the Parent, the Stockholder Representative shall revise the proposed operating budget as the Stockholder Representative deems appropriate based on the revisions proposed by the Parent, and the Stockholder Representative shall submit a revised proposed operating budget to the Parent by December 1 of such year, after which the Stockholder Representative and Parent shall cooperate in good faith to finalize the proposed operating budget. In determining the Annual Operating Budget, the Parent and Stockholder Representative agree that such budget shall be prepared in a manner consistent with manner in which the projected P&L set forth on Schedule II hereto was prepared (the “P&L Projection”); provided that for the avoidance of doubt, the Annual Operating Budget may vary from the P&L Projection if the actual financial results of the Surviving Company vary from the P&L Projection.

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(d) The parties intend that the Surviving Company be operated so as to maintain and expand profitability and to achieve the Incentive Payment Amount during the period from the Effective Time through the Incentive Payment Date. Until the Incentive Payment Date, Parent (i) shall facilitate the Surviving Company’s maintenance of separate books and records so as to render a determination of Cumulative Revenue and Cumulative EBITDA practicable, (ii) will permit the Surviving Company, for so long as the Principal Stockholder continues as chief executive officer of the Surviving Company, to operate in a manner consistent with the manner in which the Company was operated prior to the Closing (subject to the Annual Operating Budget and applicable law), and (iii) for so long as the Principal Stockholder is chief executive officer of the Surviving Company, will not require the Surviving Company to move its corporate headquarters outside of the Boston metro area of the Commonwealth of Massachusetts. Not in limitation of the foregoing, material changes in the operation of the Surviving Company that the Stockholder Representative or Parent may deem appropriate, including changes in personnel, will be subject to mutual agreement of the Principal Stockholder and Parent. In the event that the Principal Stockholder shall for any reason cease to serve as chief executive officer of the Surviving Company, then the Stockholder Representative may, at its election upon written notice to Parent, appoint a representative (the “Representative”) who shall be entitled, from the date of his or her appointment through the final determination of the Incentive Payment Amount to request such information from Parent as shall be reasonably necessary to determine Parent’s compliance with the terms of this Exhibit B.

(e) Neither Parent nor Stockholder Representative (the “Breaching Party”) shall be deemed to be in breach of this Exhibit B unless (i) the party alleging such breach (the “Non-Breaching Party”) notifies the Breaching Party in writing, describing in reasonable detail the basis of such alleged breach, and (ii) the Breaching Party fails to cure such breach within 30 days of obtaining such notice. Notwithstanding the foregoing, if after receiving a notice of breach, the Breaching Party disputes that it has breached any of its obligations under this Exhibit B, such dispute shall be resolved in accordance with Section 11.2 of the Agreement.

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Schedule I to Exhibit B

Part A

The matrix below sets forth the percentage to be used to determine the Incentive Consideration Amount at each of the specified tiers of Cumulative Revenue and Cumulative EBITDA.  If the actual Cumulative Revenue and/or Cumulative EBITDA is greater than one tier but less than the next tier, the percentage to be used will be the percentage applicable to the lower tier.  To illustrate, if Cumulative Revenue is $41,000,000 and Cumulative EBITDA is $3,500,000, then the applicable percentage would be 23.02%.

	Cumulative Revenue
Cumulative EBITDA		20,000,000	22,500,000	25,000,000	27,500,000	30,000,000	32,500,000	35,000,000	37,500,000	40,000,000	42,500,000	45,000,000
	1,500,000	1.05%	1.85%	2.44%	3.73%	6.33%	9.55%	10.98%	11.72%	12.38%	12.99%	13.56%
	1,800,000	1.88%	3.00%	4.80%	5.88%	8.43%	11.61%	13.00%	13.61%	14.16%	14.66%	15.13%
	2,100,000	2.97%	4.05%	7.16%	8.02%	10.53%	13.67%	15.03%	15.50%	15.93%	16.33%	16.71%
	2,400,000	3.98%	5.10%	8.57%	10.17%	12.63%	15.73%	17.05%	17.39%	17.70%	18.00%	18.28%
	2,700,000	5.00%	6.20%	9.43%	12.00%	14.14%	17.79%	19.08%	19.28%	19.47%	19.66%	19.86%
	3,000,000	6.01%	7.30%	10.29%	13.09%	15.43%	19.85%	21.10%	21.17%	21.24%	21.33%	21.43%
	3,300,000	7.03%	8.40%	11.14%	14.18%	16.71%	21.90%	23.13%	23.06%	23.02%	23.00%	23.01%
	3,600,000	8.05%	9.50%	12.21%	15.27%	18.00%	23.84%	25.15%	24.95%	24.79%	24.67%	24.58%

Part B

The matrix below sets forth the actual Incentive Consideration Amount that would be payable at the specified tiers.

	Cumulative Revenue
Cumulative EBITDA		20,000,000	22,500,000	25,000,000	27,500,000	30,000,000	32,500,000	35,000,000	37,500,000	40,000,000	42,500,000	45,000,000
	1,500,000	$210,000	$416,250	$609,375	$1,025,000	$1,900,000	$3,103,125	$3,842,500	$4,393,750	$4,953,750	$5,522,500	$6,100,000
	1,800,000	$376,000	$675,000	$1,200,000	$1,615,625	$2,530,000	$3,772,500	$4,551,250	$5,102,500	$5,662,500	$6,231,250	$6,808,750
	2,100,000	$594,000	$911,250	$1,790,625	$2,206,250	$3,160,000	$4,441,875	$5,260,000	$5,811,250	$6,371,250	$6,940,000	$7,517,500
	2,400,000	$796,000	$1,147,500	$2,142,857	$2,796,875	$3,790,000	$5,111,250	$5,968,750	$6,520,000	$7,080,000	$7,648,750	$8,226,250
	2,700,000	$1,000,000	$1,395,000	$2,357,143	$3,300,000	$4,242,857	$5,780,625	$6,677,500	$7,228,750	$7,788,750	$8,357,500	$8,935,000
	3,000,000	$1,202,000	$1,642,500	$2,571,429	$3,600,000	$4,628,571	$6,450,000	$7,386,250	$7,937,500	$8,497,500	$9,066,250	$9,643,750
	3,300,000	$1,406,000	$1,890,000	$2,785,714	$3,900,000	$5,014,286	$7,117,500	$8,095,000	$8,646,250	$9,206,250	$9,775,000	$10,352,500
	3,600,000	$1,610,000	$2,137,500	$3,000,000	$4,200,000	$5,400,000	$7,747,500	$8,803,750	$9,355,000	$9,915,000	$10,483,750	$11,061,250

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Schedule II to Exhibit B

MedPanel P&L Projections	0	2007	2008	2009
	(proj. 2006)

Revenues
Financial
New MCF Generated Revenues	0	1,500,000	3,600,000	3,939,000
Renewal MCF Generated Revenues	0	0	1,050,000	3,255,000
Total MCF Generated Revenues – Financial	0	1,500,000	4,650,000	7,194,000
Total MP Generated Revenues – Financial	1,200,000	1,500,000	1,650,000	1,815,000
Total Financial Revenues	1,200,000	3,000,000	6,300,000	9,009,000
Total Bio/Pharma Revenues	4,100,000	5,330,000	7,195,500	10,073,700
Total Revenues	5,369,400	8,330,000	13,495,500	19,082,700
Cost of Sales	(1,944,341)	(3,165,400)	(5,128,290)	(7,251,426)
Gross Margin	3,425,059	5,164,600	8,367,210	11,831,274
Expenses
Compensation
Executive
Febbo Salary	165,000	181,500	199,650	219,615
Brick Salary	150,000	157,500	165,375	173,644
MCF MedPanel Marketing Directors (2) Base	—	150,000	150,000	150,000
MCF MedPanel Marketing Directors (2) Bonus	—	30,000	36,000	43,200
Sales Base Compensation – Pharma	497,006	700,000	850,000	900,000
Sales Incentive Compensation – Pharma	123,750	159,900	244,647	342,506
Sales Base Compensation – Financial	130,000	300,000	400,000	550,000
Sales Incentive Compensation – Financial	60,000	150,000	315,000	450,450
Other	924,243	2,070,304	3,198,620	4,519,650
Total Compensation (Pre-bonus)	2,049,999	3,899,204	5,559,292	7,349,065
Other – Overhead Expenses
Insurance	109,115	136,730	157,240	180,825
Marketing	91,430	120,250	156,325	203,223
Office Expense	65,116	66,000	79,200	95,040
Professional Fees	52,978	52,800	58,080	63,888
Rent	146,922	216,000	340,000	340,000
Technical Expense	91,516	99,000	108,900	119,790
Training	8,750	17,850	18,743	19,680
Travel and Entertainment	127,724	148,400	207,760	290,864
Total Other	693,551	857,030	1,126,248	1,313,930
MCF Sales Commissions	—	225,000	412,500	556,650
Total Pre-Bonus Operating Expenses	2,743,550	4,981,234	7,098,040	9,219,645
Pre-Bonus EBITDA	681,509	183,366	1,269,170	2,611,629
Febbo Bonus	58,473	151,500	258,275	278,910
Brick Bonus	40,000	151,500	258,275	278,910
Pre-Profit-Share-Pool EBITDA	583,036	(119,634)	752,620	2,053,809
Profit Share Pool		—	75,262	205,381
EBITDA	583,036	(119,634)	677,358	1,848,428
Net Interest Income (Expense)	(186)	(2,261)	(2,943)	(11,706)
Depreciation	(37,915)	(25,274)	(32,835)	(39,759)
Amortization	(24,429)	(19,618)	(21,803)	(23,220)
Total IDA	(62,530)	(47,153)	(57,581)	(74,685)
Pre-Tax Net Income	520,506	(166,787)	619,777	1,773,743
NOL			(454,922)
Taxable Income	520,506	(166,787)	164,855	1,773,743
Total TAXES	(6,245)	—	(57,699)	(620,810)
Net Income	514,261	(166,787)	562,078	1,152,933

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Exhibit C

[FORM OF OPINION TO BE DELIVERED BY COUNSEL TO COMPANY]

MCF Corporation
600 California Street
9th Floor
San Francisco, CA 94108
Attn: General Counsel

MedPanel Acquisition Corp.
c/o MCF Corporation
600 California Street
9th Floor
San Francisco, CA 94108
Attn: General Counsel

Re: Merger Agreement, dated as of, 2006, by and among MCF Corporation, MedPanel Acquisition Corp. and MedPanel, Inc.

[Capitalized terms used in this form of opinion shall have the meanings given to them in the Merger Agreement]

1.

MedPanel, Inc., a Delaware corporation (the “Company”), is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.

The Company has the corporate power and authority under the Delaware General Corporation Law to own and hold its properties and to carry on its business as currently conducted.

3.

The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the respective Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby.

4.

The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the respective Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

5.

The Company has duly executed and delivered the respective Transaction Documents to which it is a party. The Transaction Documents to which the Company is a party are valid and binding legal obligations of the Company, enforceable against it in accordance with their terms.

6.

The Transaction Documents to which the Principal Stockholder is a party are valid and binding legal obligations of the Principal Stockholder, enforceable against him in accordance with their respective terms.

7.

Neither the execution, delivery and performance of the Transaction Documents by the Company or the Principal Stockholder nor the consummation of the transactions contemplated thereby will: (i) violate or be in conflict with any provision of the certificate of incorporation or bylaws of the Company; (ii) violate any applicable U.S. federal or Massachusetts state statute, rule, regulation, the Delaware General Corporation Law, or any other order or restriction of any federal or state governmental entity or agency thereof specifically naming the Company, (iii) result in the breach of, or constitute a default under, or require any consent under, any of the Contracts set forth on Schedule I hereto; or (iv) require the consent or approval of, or any filing or registration with, any governmental authority other than (x) the filing of the Delaware Certificate of Merger, and (y) those which have been obtained.

8.

In addition, we advise you that to our knowledge, except as set forth in the Transaction Documents or the schedules thereto, there is no action, suit, or proceeding, or governmental inquiry or investigation pending or threatened against the Company which questions the validity of the Transaction Documents or the right of the Company to enter into the Transaction Documents or to consummate the transactions contemplated thereby. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company nor have we undertaken any further inquiry whatsoever.

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ANNEX B

SECTION 262

OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no

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record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of

3

holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX C

FORM OF MEDPANEL STOCKHOLDER WRITTEN CONSENT

MEDPANEL, INC.

Written Consent of the Stockholders
In Lieu of a Meeting

The undersigned, constituting at least a majority of the outstanding shares of the capital stock, par value $.001 per share, of MedPanel, Inc., a Delaware corporation (the “Corporation”) entitled to vote thereon pursuant to Section 228 and Section 242 of the Delaware General Corporation Law, hereby consent, approve and adopt the following resolutions as if duly adopted at a meeting of the stockholders of the Corporation, and agree that this Consent shall be filed with the records of the meetings of the stockholders and that each such resolution may be certified by the Secretary or any other officer of the Corporation as being in all respects duly adopted:

Merger Documents

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of November 6, 2006 by and among, MCF Corporation., a Delaware corporation (“Parent”), MedPanel Acquisition I Corp. (the “Merger Sub One”), a Delaware corporation, Panel Intelligence, LLC, a Delaware limited liability company (the “Merger Sub Two”) and William Febbo (the “Principal Stockholder” or “Stockholder Representative”), and the Corporation, (the “Merger Agreement”, and together with all agreements, documents, instruments and certificates which are schedules or exhibits thereto or contemplated thereby, the “Merger Documents”), Merger Sub I will be merged with and into the Corporation (“First Merger”), and immediately thereafter the Corporation will be merged with and into Merger Sub Two (“Second Merger”, and together with First Merger, the “Mergers”);

WHEREAS, pursuant to the Merger Agreement at the effective time of the First Merger (i) each issued and outstanding share of the Corporation’s capital stock shall be cancelled and thereafter represent the right to receive the merger consideration set forth therein and (ii) each issued and outstanding option to acquire share of the Corporation’s common stock shall be cancelled and exchanged into the right to receive the merger consideration set forth therein;

WHEREAS, the Board of Directors of the Corporation has determined that the Mergers are advisable and in the best interests of the Corporation and its stockholders, has approved the Merger Documents and the transactions contemplated thereby and recommends that the stockholders of the Corporation adopt the Merger Documents and approve the Mergers and the other transactions contemplated thereby.

NOW, THEREFORE, BE IT

RESOLVED: That the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement attached hereto as Exhibit A, and all the other Merger Documents, be, and the same hereby are, approved and adopted.

Stockholder Representative

WHEREAS, pursuant to the Merger Documents , the Stockholders Representative has been appointed as agent on behalf of the holders of the Corporation’s capital stock with respect to the matters set forth in the Merger Documents.

NOW, THEREFORE, BE IT

RESOLVED: That the holders of the Corporation’s capital stock approve, pursuant to the Merger Documents, William Febbo as Stockholder Representative, to perform such duties and have such rights as set forth in the Merger Documents.

1

Second Amendment to Third Amended and Restated Certificate of Incorporation

WHEREAS, pursuant to the Corporation’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the First Merger will constitute a liquidation, dissolution or winding up of the Corporation for purposes of Section B(3)(b) of Article IV thereof; and

WHEREAS, the undersigned holders of the Corporation’s capital stock desire to amend Section B(3)(b) of Article IV thereof to provide that upon the consummation of the First Mergers the proceeds of the First Merger shall be distributed to the holders of the Corporation’s capital stock and options to acquire capital stock in accordance with Section 2.7 of the Merger Agreement.

NOW, THEREFORE, BE IT

RESOLVED: That the Second Amendment to Third Amended and Restated Certificate of Incorporation of the Corporation, attached hereto as Exhibit B and presented to and reviewed and approved by the Board of Directors (the “Certificate of Amendment”), which amends and restates Section B(3)(b) of Article IV thereof in its entirety be, and hereby is, authorized and approved.

Waivers and Releases

WHEREAS, pursuant to Section 262 of the Delaware General Corporation Law (“Section 262”), the stockholders of the Corporation are entitled to appraisal rights in connection with the consummation of First Merger; and

WHEREAS, the undersigned holders of the Corporation’s capital stock desire to waive and release certain claims that they may have against the Corporation or its officers, directors, employees, affiliates or agents, effective as of the consummation of First Merger.

NOW, THEREFORE, BE IT

RESOLVED: That the undersigned holders of the Corporation’s capital stock hereby irrevocably waive their appraisal rights under Section 262 in connection with First Merger; and

FURTHER RESOLVED: That, effective as of the consummation of First Merger, the undersigned holders of the Corporation’s capital stock do hereby release and forever discharge the Corporation and its officers, directors, employees, affiliates and agents from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, contracts, agreements, promises, liability, claims, demands, damages, attorneys’ fees or expense, of any nature whatsoever, known or unknown, fixed or contingent, arising out of or related to the ownership of securities of the Corporation by the undersigned holders or by reason of the undersigned holders’ status as holders of the capital stock of the Corporation (other than actions, causes of action, in law or in equity, suits, contracts, agreements, promises, liability, claims, demands, damages, attorneys’ fees or expenses to the extent they arise pursuant to or in connection with the Merger Documents and the Mergers). This release and discharge in no way limits the rights of the holders of the Corporation’s capital stock to indemnification under the Corporation’s Third Amended and Restated Certificate of Incorporation, By-laws and the Merger Documents.

General Authority and Ratification

RESOLVED: That the Chief Executive Officer, President, Treasurer and Secretary (the “Authorized Officers”) of the Corporation be, and each of them hereby is, authorized and directed, on behalf and in the name of the Corporation, to prepare or cause to be prepared and to execute, deliver, verify, acknowledge, file or record any documents, instruments, certificates, statements, papers, or any amendments thereto, as may be deemed necessary or advisable in order to effectuate the transactions contemplated by the Merger Documents, and to take such further steps and do all such further acts or things as shall be necessary or desirable to carry out the transactions contemplated by the foregoing resolutions; and

FURTHER RESOLVED: That any actions taken by any of the Authorized Officers of the Corporation or any of them taken prior to the adoption of these resolutions, which would have been within the authority conferred hereby if done after the date these resolutions are adopted, are hereby ratified and approved.

Dated: November 7, 2006

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* * *

Exhibit A

Agreement and Plan of Merger

See Annex A

Exhibit B

Agreement and Plan of Merger

SECOND CERTIFICATE OF AMENDMENT
TO
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDPANEL, INC.

* * * * * *

MedPanel, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law:

1. Article IV Section B (3)(b) is hereby amended and restated to read in its entirety as follows:

“A consolidation or merger of the Corporation with or into any other Corporation or entity, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or a transaction or series of related transactions in which more than 50% of the voting power or 50% of the capital stock of the Corporation is disposed of (other than in an initial public offering as a result of which the Convertible Preferred Stock is automatically converted to Common Stock pursuant to Section 4(b) below), shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided, however, that any such event shall not be treated as a liquidation, dissolution or winding up of the Corporation if the holders of at least 50% of the then outstanding shares of Convertible Preferred Stock so elect, in which event, as part of such merger, consolidation, sale or reorganization, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation, sale or reorganization, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Convertible Preferred Stock would have been entitled to upon such merger, consolidation, sale or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection 3(b) with respect to the rights and interests of each holder of the Convertible Preferred Stock after such merger, consolidation, sale or reorganization to the end that the provisions of this subsection 3(b) (including any adjustment of the applicable Conversion Price then in effect for, and the number of shares issuable upon conversion of, the Convertible Preferred Stock) shall thereafter be applicable, as nearly equivalent as may be practicable.

Notwithstanding the foregoing provisions of this subsection 3(b), upon the consummation of the First Merger pursuant to and as defined in that certain Agreement and Plan of Merger dated November 6, 2006, by and among the Corporation, MCF Corporation., a Delaware corporation, MedPanel Acquisition I Corp., a Delaware corporation, Panel Intelligence LLC, a Delaware limited liability company and William Febbo (the “Merger Agreement”), the merger consideration at any time available for distribution to the stockholders of the Corporation in connection therewith, shall be distributed subject to and in accordance with the terms of the Merger Agreement and pursuant to Section 2.7 thereof.

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The Corporation shall give each holder of record of Convertible Preferred Stock written notice of an impending transaction described in this subsection 3(b) not later than 15 days prior to the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction. The such notice shall describe the material terms and conditions of the impending transaction and the provisions of this subsection 3(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than five days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the voting power of the capital stock of the Corporation entitled to such notice or similar right to receive notice.”

2. Every other Section and provision in the Third Amended and Restated Certificate of Incorporation remains in full force and effect.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The registrant’s bylaws provide for indemnification (to the fullest extent permitted by law) of directors, officers and other agents of the registrant against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of the registrant.

Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation shall have the power, and in some cases with respect to present or former directors of officers is required, to indemnify directors, officers, employees or agents of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Document

2.1

Agreement and Plan of Merger dated November 6, 2006, by and among MCF Corporation,
MedPanel Acquisition I Corp., Panel Intelligence, LLC, MedPanel, Inc. and William Febbo
(included as Annex A to the prospectus / information statement included in this registration statement).*

3.1	Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.1 to MCF’s Registration Statement on Form S-1 (Reg. No. 333-37004)).

3.2	Amended and Restated Bylaws, as amended. (incorporated by reference to Exhibit 10.3 to MCF’s Registration Statement on Form S-1 (Reg. No. 333-53316)).

5.1	Opinion of Fish & Richardson P.C. regarding legality of securities being registered. †

8.1	Opinion of McDermott Will & Emery LLP Regarding Tax Matters†

10.1	Employment Agreement dated November 6, 2006 between MCF Corporation and William Febbo†

10.2	Employment Agreement dated November 6, 2006 between MCF Corporation and Howard Brick†

21.1	Subsidiaries of MCF Corporation (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the year ended December 31, 2006 (Reg. No. 001-15831))

23.1	Consent of Fish & Richardson P.C. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for MCF Corporation.

23.4	Consent of McGladrey & Pullen, LLP, independent auditors for MedPanel, Inc.

23.5	Consent of Financial Strategies Consulting Group, LLC experts in financial valuation and appraisal matters.

Exhibit Number	Description of Document

23.6	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1)†

24.1	Power of Attorney†

——————

*

All exhibits and schedules will be provided supplementally to the Securities and Exchange Commission upon request of the Commission.

†

Previously filed.

(b) Financial Statements Schedule

None.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

•

to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

•

that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 4 to Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on April 10, 2007.

MCF CORPORATION
By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. JONATHAN MERRIMAN	Chairman of the Board and Chief Executive Officer	April 10, 2007
D. Jonathan Merriman

/s/ JOHN D. HIESTAND	Chief Financial Officer and Principal Accounting Officer	April 10, 2007
John D. Hiestand

/s/ PATRICK H. ARBOR*	Director	April 10, 2007
Patrick H. Arbor

/s/ RAYMOND J. MINEHAN*	Director	April 10, 2007
Raymond J. Minehan

/s/ SCOTT POTTER*	Director	April 10, 2007
Scott Potter

/s/ DENNIS G. SCHMAL*	Director	April 10, 2007
Dennis G. Schmal

/s/ JOHN D. HIESTAND	Attorney-in-fact	April 10, 2007
John D. Hiestand

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